As filed with the Securities and Exchange Commission on October 13, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3728 (Primary Standard Industrial Classification Code Number)	39-5113483 (I.R.S. Employer Identification Number)
1332 Blue Hills Avenue Bloomfield, CT 06002 Telephone: (860) 243-7100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Perhamus President and Chief Executive Officer 1332 Blue Hills Avenue Bloomfield, CT 06002 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Shane Tintle Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

F-1

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion. Dated October 13, 2026

PROSPECTUS

13,351,964 Shares

Class A Common Stock

The selling stockholders (the “Holders”) of Arxis, Inc. (“Arxis”, “we,” or the “Company”) listed on page 106 may offer and resell up to 13,351,964 shares of Arxis Class A common stock, par value $0.01 (“Class A common stock”) under this prospectus. The Holders acquired these shares from us pursuant to an Agreement and Plan of Merger dated May 29, 2026 (“Purchase Agreement”) by and among the Company, Orion Merger Sub, Inc., Omnetics Connector Corporation (“Omnetics”) and Gary Jacobs, solely in his capacity as shareholder representative, in connection with our acquisition of Omnetics. Certain Holders have entered into a lock-up agreement with the Company, and as of the date of this prospectus, 4,422,677 shares are available for sale hereunder, with the remainder of the shares of Class A common stock to become available for sale by May 15, 2028. The Holders (which term as used herein includes their respective donees, transferees, assignees or other successors in interest) may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the shares by the Holders.

The Company's Class A common stock began trading on the Nasdaq Global Select Market (“Nasdaq”) on April 16, 2026 under the symbol “ARXS.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated , 2026

In connection with our initial public offering, we entered into a Reorganization (as defined below). In this prospectus, unless otherwise indicated or the context otherwise requires, “Arxis,” the “Company,” “we,” “us” and similar terms refer to Arxis, Inc. and its consolidated subsidiaries, inclusive of the Arxis Businesses.

We and the Holders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you.

The Holders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of any securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

Basis of Presentation of Financial Information

Arxis, Inc. Condensed Consolidated Financial Statements

In April 2026, we completed our Reorganization and initial public offering. This prospectus includes the unaudited condensed consolidated financial statements of Arxis, Inc. (the "Arxis Condensed Consolidated Financial Statements") as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). These condensed consolidated financial statements reflect the consolidated financial position and results of operations of Arxis, Inc. and its subsidiaries following the Reorganization and our initial public offering. Because the Reorganization occurred in April 2026, the results of operations for the six months ended June 30, 2026 reflect a combination of periods prior to and following the Reorganization, and the results of operations for the three and six months ended June 30, 2025 predate the Reorganization in their entirety. As a result, these periods may not be comparable, and

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per share data is meaningful only for the period following the Reorganization and our initial public offering. See “Note 1. Organization and Nature of Operations” and “Note 16. Net Income (Loss) Per Share” to the unaudited Arxis Condensed Consolidated Financial Statements included elsewhere in this prospectus.

The Businesses of Arxis

This prospectus includes the historical combined financial statements of the Arxis Businesses (the “Arxis Combined Financial Statements”, and together with the Arxis Condensed Consolidated Financial Statements, the "Arxis Financial Statements") as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). The Arxis Combined Financial Statements have been prepared to reflect the combination of Arcline Engineered Polymer Topco L.P. (“IPS”) and Hawkeye TopCo L.P. (“Quantic”) and, from and after the contribution of the equity interests of Arcline Engineered Polymer Topco L.P., Hawkeye TopCo L.P., Connector TopCo, L.P. (“Connector” or “Qnnect”) and Ovation TopCo, L.P. (“Ovation”) to a newly-formed limited partnership series-entity (the “Arxis Businesses Transaction”) that occurred on September 30, 2024, Connector and Ovation (collectively, the “Arxis Businesses” or the “Pre-IPO Entities”) using the financial statements of such Arxis Businesses as they were historically managed and operated. Because these periods predate the Reorganization, the Arxis Combined Financial Statements are not necessarily indicative of the consolidated financial position, results of operations and cash flows of Arxis, Inc. following the Reorganization and our initial public offering, or of what the financial position, results of operations and cash flows of the Arxis Businesses would have been had they been managed and operated as one consolidated entity during the periods presented. For additional information, see “Note 1. Organization and Nature of Operations” to the Arxis Combined Financial Statements included elsewhere in this prospectus. In accordance with Rule 405 of Regulation C, each of IPS, Quantic and Connector is a predecessor to Arxis, Inc.

Connector

This prospectus includes Connector’s historical consolidated financial statements for the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023 prepared in conformity with GAAP. In accordance with Rule 405 of Regulation C, Connector is a predecessor to Arxis, Inc.

Trademarks

We own various trademark registrations and applications, and unregistered trademarks. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Market and Industry Data

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

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Prospectus Summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Arxis Financial Statements, including the notes thereto, included elsewhere in this prospectus, before deciding whether to purchase our Class A common stock.

Overview

We are a leading designer and manufacturer of proprietary, mission-critical electronic and mechanical components engineered for cutting-edge performance in extreme environments. Leveraging significant intellectual property (“IP”) and world-class engineering capabilities, we design and deliver innovative solutions that address some of our customers’ most complex performance needs.

Arxis is the result of a deliberate and disciplined strategy executed by our sponsor, Arcline, and the Arxis management team to create a purpose-built, cohesive business through targeted acquisitions with similar product and end market characteristics. Since 2019, we have acquired and integrated 37 complementary companies, each meticulously selected for its strategic alignment with our business model and IP-led, designed-in component portfolios. We set out to build the leading supplier of high-reliability, highly engineered components providing mission critical functionality to defense and space systems, commercial aerospace platforms, life-saving medical devices and advanced industrial technologies. Our strategy was to create a differentiated platform – one that did not previously exist in the market – by unifying a set of specialized businesses into a single, integrated solutions provider.

At our core, we are a business of engineers. Our custom, IP-rich components are developed through engineer-to-engineer collaboration with our customers, and we believe our products set the industry standard for highly engineered solutions designed to operate dependably in high-cost-of-failure applications. Our product portfolio is built upon a multitude of foundational proprietary technologies from which we have developed thousands of unique products that are designed into leading platforms. Given the extensibility of our foundational proprietary technologies, we are able to serve a diverse mix of blue-chip customers including major aerospace and defense original equipment manufacturers (“OEMs”) and Tier 1 and Tier 2 suppliers, and leading OEMs and their suppliers in other high-value sectors. A selection of our product set and the end market applications we serve are highlighted below:

Our recurring revenue profile is underpinned by our “layer cake” business model, where each “layer” of the “cake” represents a unique part, customer and platform combination. The Arxis revenue “layer cake” includes more than 11,000 “layers” that our business units have won over decades. Our engineers and technical salesforce continue to drive volume growth with the addition of new “layers” through the development of custom products for mission-critical applications on new and existing platforms, working alongside our customers sometimes years prior to initial platform launch to solve challenging engineering problems. These products are often designed into platforms that can remain in production for over 20 years. Post-production, these platforms can remain in service for over 40 years in some cases, which creates additional aftermarket revenue opportunities as platforms go through technology modernization cycles and as parts wear out. This combination of build-rate driven growth and aftermarket demand has created a highly recurring and growing revenue base with what we believe is a unique degree of visibility. An illustration of our “layer cake” revenue model is included below, highlighting how “layers” of yearly new business wins compound on top of a stable revenue base from existing platform revenue:

Engineered to underpin our unique business model, our proprietary business system – Arxis EDGE (Empower Data-Driven Growth and Execution) – is the foundation of our sustained significant revenue growth and drives daily execution. Arxis EDGE leverages real-time analytics, insights and communication across the organization to enhance individual decision-making processes, drive team-based selling and accountability, increase cross-selling opportunities across our business units and support our commercial strategy. The Arxis EDGE business system aligns incentives across our engineers, technical salespeople and product managers who regularly form teams to identify, cultivate and book new business, adding new “layers” to our “cake” and fueling profitable growth. Included below is an illustration of how the Arxis EDGE business system uses real-time analytics to accelerate growth:

We operate our business through a decentralized organizational structure that enables significant growth and efficient and agile operations across our scaled organization of approximately 6,800 employees as of September 30, 2026.

We operate in two reportable segments: Electronic Components (approximately 43% and 44% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively) and Mechanical Components (approximately 57% and 56% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively). Both segments focus on proprietary, mission-critical, engineered components with outsized value-to-cost ratios, benefit from the same secular growth trends and share a decentralized operating structure unified by Arxis EDGE. The segments are distinct in terms of the product categories they offer: Our Electronic Components segment provides specialized, highly engineered electronic components and interconnect solutions, including connectors, cable assemblies, microelectronic packaging, radio frequency ("RF") and microwave products, power products, sensors, capacitors and resistors. Our Mechanical Components segment provides precision and self-lubricating bearings, seals, springs, gaskets and ducting, and radar absorbing materials.

Our Class B common stock and convertible common stock, which are held solely by investment funds affiliated with Arcline Investment Management, L.P. ("Arcline" or our "Sponsor"), represent 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). As a result, our Sponsor controls nearly all voting power in the Company and, under Nasdaq corporate governance standards, we are considered a “controlled company.” Consequently, we intend to rely on exemptions from certain corporate governance requirements. See “Management—Controlled Company Status.” In addition, this concentrated voting power may result in decision-making that is not aligned with the interests of public shareholders, and may pose governance risks such as conflicts of interest, limited shareholder influence over key decisions, governance risks, shareholder protection concerns and potential misalignment between our Sponsor’s strategic interests and those of our public stockholders. See “Risk Factors—Risks Related to the Reorganization—Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.”

Our Industries

Our products are used in mission-critical applications across the aerospace and defense, medical technology and specialized industrial industries. With approximately 46% and 47% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively, generated from Defense and Space programs, we expect to benefit from sustained demand driven by heightened national security priorities, evolving geopolitical dynamics and ongoing technology modernization cycles. In addition, approximately 23% of our revenue was derived from Commercial Aerospace markets for both the six months ended June 30, 2026 and for the year ended December 31, 2025, where we believe we are well positioned to benefit from increasing global air traffic and higher aircraft production and delivery rates. The medical technology and specialized industrial sectors we serve are also underpinned by secular growth drivers, including growth in minimally invasive and robotic surgeries, increasing demand for high-performance computing and advanced processing capabilities and greater complexity in industrial automation and robotics.

Our Competitive Strengths

Our leading position as a premier, trusted supplier of highly engineered components is underpinned by our highly differentiated capabilities, business model and portfolio composition. Although we face significant competition in our industries, we believe these strengths create a defensible market position and will enable us to profitably grow and drive our continued success. See “Business—Competitive Environment.”

Premier Supplier of Proprietary, Highly Engineered Components Enabling Cutting-Edge Performance in Extreme Environments

We are a trusted supplier of custom, proprietary, highly engineered components enabling cutting-edge performance in extreme environments. Our engineering excellence and extensive foundational proprietary technologies serve as the backbone of our competitive advantage. Customers choose Arxis because we provide custom solutions to their most complex design challenges and performance requirements. Our products’ exceptional functional performance enables us to both win new platform positions and protect our leading market position over time.

Our IP, in-house research and development capabilities and engineering expertise represent decades of knowledge and investment that we believe differentiates us from our competitors. Due to the stringent regulatory, certification and technical requirements across our core end markets, the qualification process for new products is rigorous and costly. These steep costs and extensive lead times drive significant barriers to switching suppliers, resulting in strong incumbency positions on existing platforms.

Engineer-Led Commercial Model Driving Deep Customer Intimacy Early in the Design Process

Through our engineer-to-engineer commercial model, our teams become directly embedded with our customers in the initial stages of product development, allowing us to develop future revenue streams and build our “layer cake.” Our close engagement establishes us on each platform, deepens customer intimacy, enables sole provider status and provides an opportunity to expand content as customer requirements evolve. We remain in constant dialogue with new and existing customers to support new business opportunities. By leveraging Arxis EDGE, we are able to unlock new wins methodically through proactive team-based selling, focusing on the highest-value opportunities and motivating cross-selling across business units, customers and platforms.

Designed-in Positions Provide Multi-Decade Visibility and Stability

We are typically the sole provider of our products, which are designed-in for the life of the platforms they serve, creating long-term embedded positions across defense, commercial aerospace, medical technology and specialized industrial markets. The high cost of switching suppliers, combined with the IP-rich nature of our designs and their proven reliability, makes replacement often highly impractical for customers once our components are qualified and integrated.

This designed-in status provides exceptional revenue visibility and stability, with the majority of our installed base tied to platforms that have operational lives exceeding 40 years. These platforms are supported by well-defined refresh and technological upgrade cycles, ensuring that we remain a trusted supplier throughout a platform’s lifecycle. We provide support across the full platform lifecycle – enhancing performance, extending platform life and enabling adoption of next-generation technologies – which positions us for long-term growth and resilience in evolving markets.

Highly Diversified Customer and Platform Base in High-Barrier-to-Entry Markets

We operate in high-barrier-to-entry markets where performance, reliability and trust are paramount. We have strategically built a diversified business designed to ensure there is no single point of failure and to enhance resilience across market cycles. Our diverse exposure across customers, platforms and products also broadens our opportunity set and creates actionable cross-selling opportunities across our portfolio.

Arxis EDGE, Our Proprietary Data-Driven Business System, Empowers Performance and Accelerates Growth

Our operations are built around a philosophy that encourages local autonomy across our business units and empowers our managers to act independently and with an entrepreneurial spirit. Our decentralized organization is unified through a proprietary business system called Arxis EDGE. This system empowers our proactive, team-based sales approach to drive new and attractive business onto our platform. Arxis EDGE aligns engineers, technical sales teams and product managers to function as a cohesive unit, proactively seeking out and cultivating new opportunities. The system aligns incentives across roles, ensuring that every team member is motivated to secure new business, fueling profitable growth for Arxis. We have a track record of successful cross-selling across business units, customers and platforms with significant runway ahead given the strength of Arxis EDGE and the unique diversity of our portfolio.

Robust Financial Profile, Including Resilient Revenue Growth, Compelling Margins and Strong Free Cash Flow Generation

We have consistently delivered strong revenue growth, attractive Adjusted EBITDA margins and robust cash flow. A significant portion of our revenue is anchored to long-duration platforms, many of which will be in production for over 20 years and in service for decades longer, providing exceptional revenue visibility and stability. Our organic growth algorithm – which is foundational to our commercial approach and financial profile – focuses on volume increases, strategically expanding price and efficiently managing costs. We maintain a culture of operational excellence across our organization through implementation of lean processes to ensure we are continually improving.

Proven, Disciplined and Scalable M&A Strategy

We have a long-standing track record of executing and integrating both tuck-in and transformational acquisitions, with 37 acquisitions completed since 2019. Our disciplined M&A approach is rooted in a value creation playbook that emphasizes commercial synergies, cultural alignment and strategic fit with the goal of driving significant revenue and EBITDA growth in the acquired companies. Our repeatable integration playbook preserves the unique strengths of each acquired business while unifying performance standards. Each acquisition is also integrated into our Arxis EDGE business system, which drives attractive cross-selling opportunities and contributes to our sustained growth and long-term value creation.

Each acquisition is carefully selected to align with our core business model: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. Our decentralized structure allows us to integrate new businesses without disrupting local autonomy, preserving the entrepreneurial spirit that drives performance across our organization. We maintain a high bar for strategic fit and near-term accretion, striving for every transaction to contribute meaningfully to our long-term growth and margin profile.

Experienced Management Team with Track Record of Value Creation

Our executive team brings decades of experience across the aerospace, defense, medical technology and specialized industrial sectors. We have a proven track record of driving growth, operational excellence and strategic transformation. Our culture emphasizes accountability, collaboration and empowerment, and aligns incentives towards value creation from the CEO through to our business units. Arxis’ leadership team cultivates a culture of performance and strategic foresight that we believe positions the Company for continued success.

Ongoing Relationship with and Support from Arcline

Our ownership structure includes investment funds affiliated with Arcline as the sole beneficial owner of our Class B common stock. As our original founder, we expect Arcline and its principals and affiliates will remain our close partners and will continue to be long-term investors well beyond the completion of this offering. Since its founding in 2018, Arcline has developed a proven track record of building institutional compounders through deep partnerships with management teams and a focus on sustainable value creation. Our multi-class share structure is designed to help preserve Arxis’ strategic autonomy, long-term focus and ability to execute on our mission while simultaneously benefitting from Arcline’s capabilities.

We view Arcline’s continued partnership as a key strength that complements Arxis’ established growth strategy. In addition to providing strategic support, Arcline contributes valuable insight to our M&A approach through its experience in sourcing, diligence and transaction execution. This partnership enhances our repeatable M&A playbook and supports our ability to sustain compounding growth. With Arcline’s support and deep industry expertise, we believe we are uniquely positioned to deliver enduring value for all shareholders, while remaining agile, resilient and focused on our long-term mission.

Our Growth Strategies

Drive Significant Growth Through Our “Layer Cake” Business Model

Our proprietary, mission-critical and highly engineered components are designed into a diverse set of blue-chip, multi-decade platforms, including every major commercial and military aircraft in operation today. This diverse platform exposure provides a stable, recurring revenue base with significant visibility from decades-long platform build rates and aftermarket upgrades and replacement cycles. Our significant volume growth is driven by our “layer cake” business model whereby new platform wins create new “layers” and generate sustainable growth as platform production growth rates ramp up to highly recurring build rates, undergo technology upgrade cycles and generate aftermarket replacement demand. Our engineers and technical salesforce are constantly developing new “layers” by working with customers to solve some of their most challenging engineering problems and capturing positions on new platforms with decades-long lifecycles.

Strategic pricing represents an additional lever we employ to support our growth objectives. We compete based on exceptional functional performance, which we aim to deliver across end markets and platforms at an outsized value-to-cost ratio. This role as a critical and value-added partner allows us to exercise commercial discipline when not only pursuing new business but also when delivering on long-term revenue streams. Our adaptable commercial approach allows us to adjust pricing as platform needs evolve, aligning with our customers’ priorities while supporting stable and sustainable growth. Our proprietary Arxis EDGE business system uses real-time analytics across thousands of business units and brands and empowers us with the information we need to make real-time, informed commercial decisions.

Capitalize on Differentiated Engineering Capabilities to Capture Content on Next-Gen Platforms

We believe our hard-earned reputation for delivering best-in-class, highly engineered solutions to our customers is a key differentiator in our ability to continue to win content on new, high-growth platforms. As aerospace, defense and advanced industrial systems continue to evolve, platforms are becoming increasingly sophisticated and performance-driven, requiring specialized components capable of operating reliably in demanding environments. As one example, the modern battlefield is becoming heavily infused with autonomous systems, AI-powered platforms, cutting-edge sensors and robust communications – each demanding highly specialized components capable of operating reliably under extreme conditions.

We believe Arxis is uniquely positioned to support these evolving requirements through our platform-agnostic solutions, which provide critical functionality across a wide spectrum of high-end applications. Our specialized capabilities enable us to capture both electronic and mechanical product content on next-generation systems, delivering reliable, high-performance solutions that meet the demands of increasingly integrated and mission-critical environments.

Deploy a Systematic Approach to New Wins and Cross-Selling Through Arxis EDGE

We believe our decentralized business unit structure enables our scaled organization to act with a high degree of efficiency and agility as business unit leaders are empowered to independently make decisions to respond to customer needs. This structure prioritizes local autonomy at the business unit level while our proprietary Arxis EDGE business system aligns interests and incentivizes collaboration across the entire organization. Arxis EDGE leverages real-time data and analytics to drive new business and accelerate growth. Our unique team-based sales approach systematically incentivizes our technical commercial organization from across business units to prioritize the highest value opportunities, ensuring resources are concentrated where value creation is greatest. Our engineers and technical salesforce are eligible to receive incentive compensation based on new business wins. This model drives significant growth through disciplined cross-selling across segments, business units, platforms and customers. The embedded positions we have on our customers’ critical platforms create a strong foundation for content expansion, enabling us to “land and expand” with specific customers and platforms.

Leverage Operational Excellence to Drive Margin Expansion and Cash Flow Improvements

We focus on operational excellence, implementing lean initiatives that enhance efficiency, expand margins and strengthen cash flows. We are highly focused on driving consistency of execution across our global operations, ensuring best practices are embedded across the entire Arxis platform. As we scale, we apply proven practices across both legacy operations and new acquisitions to accelerate profitability. Our culture of continuous improvement and data-driven decision-making provides a durable foundation for sustained margin expansion.

Cost management is one of the three core levers that drives our growth algorithm. Our dedication to operational rigor provides significant runway for additional Adjusted EBITDA margin and cash flow improvement.

Continue to Pursue Our Disciplined Approach to Accretive M&A

Executing M&A is in our DNA and is a core tenet of our long-term growth strategy. We maintain a robust pipeline of M&A opportunities focused on businesses with product offerings and business models consistent with our core playbook: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. Our end markets are highly fragmented with many attractive opportunities for continued acquisitions. We follow a well-defined, proven integration playbook that is light touch and has historically resulted in strong, quantifiable value creation.

About Our Sponsor

Founded in 2018, Arcline is a private investment firm with over $35 billion in assets under management. Arcline seeks to build the next generation of Industrial Compounders – market-leading, mission-critical industrial platforms designed to consistently compound earnings over decades.

Reorganization

Immediately prior to the completion of our initial public offering, we entered into a reorganization, pursuant to which our wholly owned merger subsidiaries merged with and into the Arxis Businesses, with the Arxis Businesses surviving. Thereafter, the Arxis Businesses became wholly owned by us. As a result of the Reorganization, the Company is subject to U.S. federal and state corporate income taxes on a consolidated basis. In addition, concurrently with such mergers, we entered into the amended and restated advisory and consulting services agreement with Arcline Arxis Advisory I, L.P. (as described in “Certain Relationships and Related-Party Transactions”), pursuant to which we issued one share of convertible common stock to Arcline Arxis Advisory I, L.P. Concurrently with the issuance of such share of convertible common stock, we entered into the Convertible-Related Tax Receivable Agreement (the “Convertible-Related Tax Receivable Agreement”) as described below under “—Convertible-Related Tax Receivable Agreement.” We refer to the transactions described in this paragraph, collectively, as the “Reorganization.”

In connection with the Reorganization, we have incurred, and expect to continue to incur, significant transaction costs. Although we believe that such costs and the combination of the Arxis Businesses under Arxis, Inc. will be value accretive, we may not realize the anticipated benefits from the Reorganization and this offering. See “Risk Factors—Risks Related to the Reorganization.”

Convertible-Related Tax Receivable Agreement

In connection with the Reorganization, Arxis entered into a Convertible-Related Tax Receivable Agreement with Arcline Arxis Advisory I, L.P. whereby we will pay to Arcline Arxis Advisory I, L.P. 85% of the cash tax savings we realize with respect to the compensation deduction resulting from the transfer of the convertible common stock in respect of the services to be provided under the amended and restated advisory and consulting services agreement. As of June 30, 2026, the Company accrued $13.3 million related to its obligations under the TRA within Other long-term liabilities. While payments under the Convertible-Related Tax Receivable Agreement may reduce cash that would otherwise be available for other uses and for the benefit of all stockholders, because such payments are not expected to be substantial, we do not anticipate that such payments will materially affect our liquidity or our ability to meet these obligations. Actual tax benefits realized by Arxis may differ from tax benefits calculated under the Convertible-Related Tax Receivable Agreement as a result of the use of certain assumptions in the Convertible-Related Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. See “Certain Relationships and Related-Party Transactions.” See also “Risk Factors—Risks Related to Our Class A Common Stock and This Offering” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The Omnetics Merger

On August 17, 2026, we completed our acquisition of Omnetics, a designer and manufacturer of proprietary high-reliability Micro-D-Sub and Nano-D-Sub connectors and interconnect assemblies used in defense and space, commercial aerospace and medical applications, pursuant to an Agreement and Plan of Merger dated May 29, 2026. Omnetics operates within our Electronic Components segment. The aggregate merger consideration was based on an agreed enterprise value of $770.0 million, subject to customary closing adjustments. At closing, we issued 13,351,964 shares of our Class A common stock to the Holders as merger consideration.

In connection with the closing, we agreed with the Holders to register the resale of these shares. This prospectus is being filed to satisfy that obligation. The Holders also entered into a Lock-Up Agreement with us at closing, as described under “—The Offering” below and “Shares Eligible for Future Sale—Lock-Up Agreements.”

Summary Risk Factors

Our business and Class A common stock are subject to many risks, as more fully described in the “Risk Factors” section immediately following this “Prospectus Summary” section. These risks include, among others:

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Our business is concentrated on the aerospace and defense industries;
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Our growth could suffer if the markets into which we sell our products and services decline or do not grow as anticipated;
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We are subject to certain unique business risks as a result of supplying products to companies contracting with the U.S. government;
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We face significant competition;
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Our industry is subject to rapid change;
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Cost overruns could subject us to losses;
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Our business depends on the availability and pricing of certain components and raw materials from suppliers;
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Inflation could adversely affect our results of operations;
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Our products may not operate as intended;
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We have a decentralized organizational structure;
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Our indebtedness and the restrictive covenants under the agreements governing our indebtedness could adversely affect our financial condition;
•
We previously identified a material weakness in our internal control over financial reporting. If we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements may be adversely affected;
•
We are subject to extensive governmental regulation;
•
Our business may be adversely affected if we were to lose our government or industry approvals, if more stringent government regulations were enacted or if industry oversight were to increase;
•
Contracting in the defense industry is subject to significant regulation;
•
Product liability lawsuits and product recalls could cause us to incur substantial liabilities and to limit the commercial potential of our products;
•
We may be unable to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights on which our business depends;
•
We may be subject to claims for alleged infringement, misappropriation or other violation of others’ intellectual property and proprietary rights, and we may incur significant costs in our efforts to successfully avoid, manage, defend and litigate intellectual property matters;
•
We may not realize the anticipated benefits from the Reorganization;
•
We have incurred, and expect to continue to incur, significant transaction costs in connection with the Reorganization;
•
We incur significant costs and devote substantial management time as a result of operating as a public company; and
•
Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

Company and Corporate Information

Arxis, Inc. was formed as a Delaware corporation on October 3, 2025. Prior to the Reorganization, each of the Arxis Businesses were held directly by investment funds affiliated with our Sponsor. With respect to the Arxis Businesses, IPS was acquired by our Sponsor in July 2019, Quantic was formed by our Sponsor in January 2021 in connection with its acquisition of TRM Microwave, Qnnect was formed by our Sponsor in July 2022 in connection with its acquisition of Custom Interconnects LLC and Kaman was acquired by our Sponsor in April 2024.

Our principal executive office is located at 1332 Blue Hills Avenue, Bloomfield, CT 06002 and our telephone number is (860) 243-7100. Our website is www.arxis.com. The reference to our website is an inactive textual reference only and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

The Offering

Class A common stock offered by the Holders	13,351,964 shares, which may be offered from time to time by the Holders.
Terms of the potential offering	Each Holder will determine when, how and if such Holder will dispose of the Class A common stock registered for resale under this prospectus.
Voting rights

We have four authorized series of common stock: Class A common stock, which is entitled to one vote per share on all matters on which our stockholders generally are entitled to vote; Class B common stock, which is entitled to twenty votes per share on all matters on which our stockholders generally are entitled to vote; Class C common stock, which is not entitled to vote on any matter on which our stockholders generally are entitled to vote, in each case, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law, and convertible common stock, which will be entitled to vote as described in “Description of Capital Stock—Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.” Holders of our common stock vote together as a single class on all matters on which our stockholders generally are entitled to vote, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law. See “Description of Capital Stock—Common Stock—Voting Rights.”

Concentration of voting power

Our Class B common stock and convertible common stock, which are held solely by investment funds affiliated with our Sponsor, represent 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). As such, our Sponsor controls nearly all voting power in the Company and, under Nasdaq corporate governance standards, we are considered a “controlled company.” Consequently, we rely on exemptions from certain corporate governance requirements. See “Management—Controlled Company Status.” In addition, this concentrated voting power may result in decision-making that is not aligned with the interests of public shareholders, and may pose governance risks such as conflicts of interest, limited shareholder influence over key decisions, governance risks, shareholder protection concerns and potential misalignment between our Sponsor’s strategic interests and those of our public stockholders. See “Risk Factors—Risks Related to the Reorganization— Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.”

Conversion rights

Our Class A common stock is not convertible into any other securities. Our Class B common stock is convertible into Class A common stock on a one-for-one basis at the option of the holder and will automatically convert into Class A common stock on a one-for-one basis upon the earliest to occur of (i) any transfer (other than a permitted transfer described in our amended and restated certificate of incorporation) of such share of Class B common stock, (ii) such share of Class B common stock being held by a person other than a permitted transferee described in our amended and restated certificate of incorporation, (iii) the approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, voting separately as a class and (iv) on the first business day after the date on which (x) outstanding shares of Class B common stock constitute less than 10% of the aggregate number of outstanding shares of common stock and (y) the Sponsor (and its permitted transferees) cease to beneficially own a number of shares of Class B common stock that is greater than or equal to 35% of the number of shares of Class B common stock issued or to be issued to the Sponsor or transferred or to be transferred to the Sponsor in respect of the shares of Class B common stock held by the Funds immediately after the closing of our IPO. Our Class C common stock will automatically convert into Class A common stock on a one-for-one basis upon the earliest to occur of (i) the date on which no shares of Class B common stock are outstanding and (ii) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock entitled to vote thereon, voting separately as a class. See “Description of Capital Stock—Common Stock—Conversion, Exchange and Transferability.” Our convertible common stock will be convertible into a number of shares of our Class B common stock (or Class A common stock if no Class B common stock is outstanding at the time of such conversion) representing the product of (i) 1.25% of the Company’s fully diluted capital stock (including Class B or Class A common stock issuable upon such conversion) outstanding at the time of conversion multiplied by (ii) (A) two times (B) the value of one minus the quotient obtained by dividing (x) the initial public offering price per share (the “IPO Price”) in our initial public offering ("IPO") by (y) the stock price per Class A common stock at the time of conversion, subject to certain adjustments. The convertible common stock will be convertible at the holder’s option from the fifth anniversary of the completion of our IPO (April 17, 2031) and until the tenth anniversary of the completion of our IPO (April 17, 2036); provided that prior to conversion, the price of our Class A common stock must equal at least two-times the IPO Price. The convertible common stock also provides for, upon the occurrence of certain change of control events affecting the Company, an automatic conversion into Class B common stock (or Class A common stock if no Class B common stock is outstanding at the time of such conversion), provided that the change of control event occurs after the third anniversary of the completion of our IPO and the consideration payable in the change of control event is at least two-times the IPO Price. See “Description of Capital Stock—Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.”

Limitations on stockholder action

Special meetings of our stockholders may be called only by our board of directors, the chairperson of our board of directors, our Chief Executive Officer and the holders of a majority of the then-outstanding shares of Class B common stock. No other person has the power to call a special meeting.

Prior to the date (if any) on which our Sponsor, the Funds (as defined below) and their respective permitted transferees cease to beneficially own shares of capital stock representing a majority of the total voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any stockholders meeting may be taken by written consent without a meeting. However, following such date, any action required or permitted to be taken at any stockholders meeting may not be taken by written consent without a meeting.

Lock-up for certain stockholders

Certain Holders have entered into a lock-up agreement with the Company (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, subject to certain exceptions, certain Holders in this offering are subject to certain lock-up restrictions that will be released in three equal tranches with the last release on May 15, 2028. 8,929,287 shares of Class A common stock are subject to lock-up restrictions as of the time of this offering. Our other shares of Class A common stock may be sold in the market, including by persons affiliated with our Sponsor, subject to volume limitations applicable to affiliates.

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock by the Holders

Risk factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page 13 of this prospectus.

Convertible Common Stock

In connection with the Reorganization, we issued to Arcline Arxis Advisory I, L.P. one share of convertible common stock which is convertible into Class B common stock. See “Description of Capital Stock—Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.”

Convertible-Related Tax Receivable Agreement

In connection with the Reorganization, Arxis entered into a Convertible-Related Tax Receivable Agreement with Arcline Arxis Advisory I, L.P. whereby we will pay to Arcline Arxis Advisory I, L.P. 85% of the cash tax savings we realize with respect to the compensation deduction resulting from the transfer of the convertible common stock in respect of the services to be provided under the amended and restated advisory and consulting services agreement. As of June 30, 2026, the Company accrued $13.3 million related to its obligations under the TRA within Other long-term liabilities. While payments under the Convertible-Related Tax Receivable Agreement may reduce cash that would otherwise be available for other uses and for the benefit of all stockholders, because such payments are not expected to be substantial, we do not anticipate that such payments will materially affect our liquidity or our ability to meet these obligations. See “Certain Relationships and Related-Party Transactions.” See also “Risk Factors—Risks Related to Our Class A Common Stock and This Offering” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Nasdaq ticker symbol	“ARXS”

The number of shares of Class A common stock, Class B common stock, Class C common stock and convertible common stock that will be outstanding after this offering is based on 90,045,099 shares of Class A common stock, 340,676,783 shares of Class B common stock, no shares of Class C common stock and one share of convertible common stock expected to be outstanding immediately prior to the completion of this offering and excludes:

•
2,674,549 shares of Class A common stock issuable upon vesting of unvested restricted stock units outstanding as of September 30, 2026;
•
43,165,103 shares of Class A common stock reserved for future issuance under the Arxis, Inc. Omnibus Incentive Plan, as well as any shares of our Class A common stock that become available pursuant to provisions in the Omnibus Incentive Plan that automatically increase the share reserve under the Omnibus Incentive Plan;
•
340,676,783 shares of Class A common stock issuable upon exchange of Class B common stock; and
•
any shares of Class B common stock reserved for conversion of the convertible common stock.

Unless otherwise indicated, all information contained in this prospectus assumes no conversion of convertible common stock, which is convertible into Class B common stock (or Class A common stock if no shares of Class B common stock are outstanding at the time of such conversion).

Financial Information

The following summary combined and other financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Arxis Condensed Consolidated Financial Statements and the Arxis Combined Financial Statements, including the notes thereto, included elsewhere in this prospectus. The historical summary financial information is derived from the Arxis Financial Statements included elsewhere in this prospectus.

The periods prior to the Reorganization that are included in the Arxis Financial Statements may not be indicative of our combined financial position, results of operations and cash flows in the future or if the Arxis Businesses had been managed and operated as one consolidated entity.

	Historical
	Six Months Ended June 30,			Year Ended December 31,
	2026		2025	2025	2024	2023
(in thousands, except share and per share amounts)
Consolidated and Combined Statements of Operations Data:
Revenue	$959,586		$780,523	$1,591,020	$742,992	$424,495
Cost of revenue	462,142		419,998	836,304	411,853	230,478
Gross profit	497,444		360,525	754,716	331,139	194,017
Selling, general and administrative expenses	281,950		149,204	339,081	156,143	88,227
Amortization of intangible assets	72,307		68,263	138,937	72,405	51,469
Operating income	143,187		143,058	276,698	102,591	54,321
Interest expense, net	83,385		125,616	220,316	161,052	124,496
Other income, net	(7,796)		(4,818)	(5,932)	(5,461)	(845)
Net income (loss) before income taxes	67,598		22,260	62,314	(53,000)	(69,330)
Income tax expense (benefit)	19,198		55,840	16,325	2,472	(9,412)
Net income (loss)	$48,400		$(33,580)	$45,989	$(55,472)	$(59,918)
Net loss per common share, basic and diluted	$(0.01	)(1)	NA	NA	NA	NA

Other financial information:
Net income (loss)	$48,400		$(33,580)	$45,989	$(55,472)	$(59,918)
Adjusted EBITDA(2)	$386,693		$287,799	$571,304	$243,999	$125,178
Net income (loss) margin	5.0%		(4.3)%	2.9%	(7.5)%	(14.1)%
Adjusted EBITDA Margin(2)	40.3%		36.9%	35.9%	32.8%	29.5%
Net cash provided by (used in) operating activities	$174,354		$68,605	$251,196	$70,946	$(7,919)
Free Cash Flow(3)	$152,064		$47,210	$208,771	$42,057	$(20,421)
Free Cash Flow Conversion(3)	314.2%		140.6%	454.0%	75.8%	NM

	Historical
(in thousands)	June 30, 2026	December 31, 2025
Consolidated and Combined Balance Sheet Data:
Total current assets	$1,235,323	$907,681
Total assets	7,006,652	6,596,434
Total current liabilities	236,982	287,161
Total liabilities	2,539,094	3,472,376
Total stockholders’ and members’ equity	4,467,558	3,124,058

NA – Not Applicable

NM – Not Meaningful

(1)
Represents net loss per common share, basic and diluted, for the three months ended June 30, 2026, which represents the period which the Company had common stock outstanding. Net loss for the three months ended June 30, 2026 was $(4,909) thousand. See "Note 1. Organization and Nature of Operations" and "Note 16. Net Income (Loss) Per Share" in our unaudited Arxis Condensed Consolidated Financial Statements included elsewhere in this prospectus.

(2)
To provide investors with additional information regarding our financial results, we have disclosed here and elsewhere in this prospectus Adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss), adjusted for: (i) interest expense, net; (ii) income tax expense (benefit); (iii) depreciation and amortization; (iv) acquisition and integration costs; (v) restructuring costs; (vi) transaction and other deal related expenses; (vii) share-based compensation expense; (viii) refinancing costs; and (ix) other non- recurring adjustments. In addition, we have disclosed here and elsewhere in this prospectus Adjusted EBITDA Margin, a non-GAAP financial measure that we calculate as Adjusted EBITDA divided by revenue. For additional information regarding our use and the limitations of Adjusted EBITDA and Adjusted EBITDA Margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Information.” The following table reconciles Net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin for the periods presented:

	Historical
	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
(in thousands, except for percentages)
Net income (loss)	$48,400	$(33,580)	$45,989	$(55,472)	$(59,918)
Adjusted for:
Interest expense, net	83,385	125,616	220,316	161,052	124,496
Income tax expense (benefit)	19,198	55,840	16,325	2,472	(9,412)
Depreciation and amortization	103,556	98,093	200,111	96,303	65,324
Acquisition and integration costs(a)	1,437	19,963	23,313	25,788	2,900
Restructuring costs(b)	270	2,475	3,772	14,108	1,402
Transaction and other deal related expenses(c)	9,044	4,955	12,695	3,054	643
Share-based compensation expense(d)	109,591	4,536	27,259	406	—
Refinancing costs(e)	—	—	—	335	190
Other non-recurring adjustments(f)	11,812	9,901	21,524	(4,047)	(447)
Adjusted EBITDA	$386,693	$287,799	$571,304	$243,999	$125,178
Adjusted EBITDA Margin	40.3%	36.9%	35.9%	32.8%	29.5%

(a)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs, rebranding, system implementation costs, and employee expenses related to acquisitions. This also includes amortization expenses of inventory step-up recorded in connection with purchase accounting of acquired businesses.
(b)
Represents severance, facility consolidation/closure costs, and other charges associated with restructuring programs.
(c)
Represents third-party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.
(d)
Represents the compensation expense under our share-based plans and deferred compensation plans. Includes $7.5 million for employer taxes related to vested RSUs for the six months ended June 30, 2026.
(e)
Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.
(f)
Represents other income and expense adjustments that are non-recurring, non-operational, or not reflective of core performance, such as loss on disposal of assets, commercial commitments or legal settlements, income from transition services agreements and non-operational pension impacts. Includes $13.3 million of expense related to the Convertible-Related Tax Receivable Agreement for the six months ended June 30, 2026.
(3)
To provide investors with additional information regarding our financial results, we have disclosed here and elsewhere in this prospectus Free Cash Flow, a non-GAAP financial measure that we calculate as Net cash provided by (used in) operating activities less Capital expenditures. In addition, we have disclosed here and elsewhere in this prospectus Free Cash Flow Conversion, a non-GAAP financial measure that we calculate as Free Cash Flow divided by Net income (loss). For additional information regarding our use and the limitations of Free Cash Flow and Free Cash Flow Conversion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Information.” The following table reconciles net cash provided by (used in) operating activities to Free Cash Flow and Free Cash Flow Conversion for the periods presented:

	Historical
	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
(in thousands, except for percentages)
Net cash provided by (used in) operating activities	$174,354	$68,605	$251,196	$70,946	$(7,919)
Adjusted for:
Capital expenditures	(22,290)	(21,395)	(42,425)	(28,889)	(12,502)
Free Cash Flow	$152,064	$47,210	$208,771	$42,057	$(20,421)
Free Cash Flow Conversion	314.2%	140.6%	454.0%	75.8%	NM

Risk Factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the Arxis Financial Statements and the notes thereto included elsewhere in this prospectus, before deciding to invest in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks actually occurs, our business, results of operations, financial condition and prospects would likely suffer. In such case, the trading price of our Class A common stock could decline and you may lose all or part of your investment.

Risks Related to Our Industry and Business

Our business is concentrated on the aerospace and defense industries.

Our business is concentrated on the aerospace and defense industries. As a result, our business, prospects, results of operations and financial condition are closely tied to the overall health and trends in these industries. A prolonged period of significant disruption in the aerospace or defense industry, such as those which occurred during the COVID-19 pandemic, during the great recession and following the September 11 terrorist attacks and international conflicts, or general sustained economic slowdown driven by fuel price volatility, supply chain constraints, macroeconomic conditions or other factors, could disproportionately affect our business, results of operations and financial condition compared to companies that are more diversified in the industries they serve.

Our business may be adversely affected by a decline in the U.S. and foreign government defense budgets and changes in spending and budgetary priorities and the contracting policies of the U.S. and foreign governments.

We generate a significant portion of our revenue from suppliers and contractors for the U.S. government, particularly the Department of War ("DoW"), also known as the Department of Defense, and suppliers and contractors for foreign governments. As a result, changes in U.S. and foreign government defense budgets, including reduction in government spending, political pressure to reduce military spending, geopolitical uncertainty, government spending caps, delays in governmental budget processes and delays in the release of funds by governments could adversely affect the demand for our products and our results of operations. In particular, in recent years, the U.S. government has been unable to complete its budget process before the end of its fiscal year, resulting in both governmental shutdowns and continuing resolutions providing only enough funds for U.S. government agencies to continue operating at prior-year levels. Prolonged budgetary uncertainty, government shutdowns, continuing resolutions and debt ceiling constraints could delay contract awards, limit new starts, defer funding releases and increase pricing and program execution risk. In addition, changes in the U.S. and foreign governments’ spending priorities and contracting policies, such as a shift in expenditures away from programs that we support and delays in the award of contracts, could adversely affect the demand for our products and our results of operations.

Our commercial business could be negatively impacted by weakness or disruptions in the commercial aerospace market.

We design and manufacture aircraft components and parts and provide related services. As a result, our business is directly affected by declines and disruptions in the commercial aerospace market. Such declines or disruptions could occur for various reasons that cannot be predicted, including general economic conditions that reduce business and consumer spending, national and international events (such as wars, conflicts and geopolitical instability), pandemics and epidemics (such as the COVID-19 pandemic), higher fuel prices, increased security concerns (such as terrorist acts and international conflicts) and trade policies (such as the effects of tariffs and trade restrictions). A substantial reduction in airline traffic could result in large losses and financial difficulties for the airline industry and cause carriers to park or retire a portion of their fleets and reduce workforces and flights. During periods of reduced airline profitability, some airlines may delay or reduce purchases of airplanes and spare parts, delay refurbishments and delay or reduce discretionary spending and capital expenditures. In such circumstances, demand for our products and services and the value of our inventory could be adversely affected.

Our growth could suffer if the markets into which we sell our products and services decline or do not grow as anticipated.

Our growth depends on the performance and conditions of the markets into which we sell our products and services, including the defense, commercial aerospace, space, medical technology and specialized industrial markets. These markets and thus demand for our products and services are affected by factors that impact our customers’ demand for our products and services and the end user’s capital spending budgets, including many factors beyond our control such as the U.S. and global economy, product and economic cycles, government funding policies and other public policy and government budget dynamics. Any decline or lower than expected growth in our served markets could diminish demand for our products and services and negatively impact our customers’ and potential customers’ ability to pay for our products and services, including their ability to secure financing, which would adversely affect our business, results of operations and financial condition.

We generally do not have guaranteed future sales of our products and must forecast customer demand to manage our inventory.

We do not generally have long-term contracts with our customers and, therefore, do not have guaranteed future sales. To ensure adequate inventory supply, we must forecast future order volumes based on customers’ historic purchasing patterns and discussions with customers as to their anticipated future requirements. Our ability to accurately forecast demand could be negatively affected by various factors, including competition, change in customer demand, changes in industry and market conditions or regulatory changes. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and reduced selling prices and gross margins. Conversely, if we underestimate customer demand, we may not be able to deliver required products in a timely fashion, which could damage our reputation and customer relationships. In addition, if we experience a significant increase in demand, additional supplies of raw materials and component parts or additional manufacturing capacity may not be available when required on terms that are acceptable to us, if at all, or suppliers may not be able to allocate sufficient capacity in order to meet our increased requirements, which could adversely affect our business, prospects, results of operations and financial condition.

We are subject to certain unique business risks as a result of supplying products to companies contracting with the U.S. government.

A meaningful portion of our revenue is derived from customers contracting with the U.S. government. In addition, a limited portion of our revenue is derived from contracts with the U.S. government. Companies engaged in supplying defense-related equipment and services to U.S. government agencies, whether through direct contracts with the U.S. government or as a subcontractor to customers contracting with the U.S. government, are subject to business risks specific to the defense industry. For example:

•
The U.S. government can terminate existing contracts at its convenience and without significant notice. If contracts are terminated by the U.S. government for convenience, we and our customers that contract with the U.S. government, as applicable, would only be able to recover costs incurred or committed, settlement expenses and profit on the work completed prior to termination.
•
The U.S. government may seek to review our costs and the costs of our customers that contract with the U.S. government to determine whether pricing is “fair and reasonable.” We and our customers are periodically subject to pricing reviews, and government buying agencies that purchase our and our customers’ products are periodically subject to audits by the DoW with respect to prices paid for such products. As a result of these audits, we and our customers could be asked to enter into an arrangement whereby prices would be based on cost, plus a nominal fee, the DoW could seek to pursue alternative sources of supply or the U.S. government could take other adverse actions, including payment withholds or contract termination, with respect to our and our customers’ contracts.
•
For contracts for which the price is based on cost, the U.S. government may review our costs and those of our customers that contract with the U.S. government and our and our customers’ performance and, based on the results of such audits, the U.S. government may adjust contract-related costs and fees. In addition, under U.S. government purchasing regulations, some costs, including most financing costs, amortization of intangible assets, portions of research and development costs, and certain market expenses may not be subject to reimbursement.

•
If a government inquiry or investigation uncovers improper or illegal activities, we could be subject to civil or criminal penalties or administrative sanctions, including contract termination, fines, forfeiture of fees, suspension of payment and suspension or debarment from doing business with U.S. government agencies.
•
U.S. government purchasing regulations contain a number of operational requirements that apply to entities engaged in government contracting. Failure to comply with such government contracting requirements could result in civil and criminal penalties and suspension or debarment from doing business with U.S. government agencies.
•
The U.S. government could revoke required security clearances, which would impair our ability to supply products to U.S. government agencies and our customers that supply products to U.S. government agencies.

We also supply products to foreign governments and companies contracting with foreign governments, which present risks similar to those described above. These risks associated with supplying products to governments and government contractors could be amplified by political factors and the then-current political environment. The occurrence of any of the foregoing events could reduce our revenue from, or the profitability of, certain of our supply arrangements with agencies and buying organizations of the U.S. government and our customers that are contractors or subcontractors for such agencies and buying organizations, and could damage our reputation.

Our customers’ inability to obtain financing for their purchases from us and/or their inability to obtain financing to maintain their business could have a material adverse effect on our business.

Some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products, or otherwise meet their payment obligations to us, could adversely impact our financial condition and results of operations.

We depend on certain key personnel and may be unable to attract and retain qualified and skilled employees.

We require highly skilled and technical personnel with background and experience in and knowledge of our industry and products. We believe that our future success is highly dependent on the talents and contributions of our senior management team and other key employees across engineering, manufacturing and sales. We must be able to attract, develop, motivate and retain highly qualified and skilled employees. There is substantial competition for skilled personnel in our industry, and we could be adversely affected by a shortage of skilled employees. To attract and retain key personnel, we incur significant costs. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. In particular, we intend to compensate our employees, in part, using stock-based compensation, the effectiveness of which is influenced by our stock price, which could fluctuate due to various factors, including those beyond our control and unrelated to our performance. The loss of qualified employees—or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business—could adversely impact our operations and growth.

Labor-related matters, including labor disputes, could adversely affect our operations and increase our costs.

A small number of our employees in the U.S. are represented by unions and some of our employees outside of the U.S. are represented by workers’ councils. Although we believe that our relations with our employees are satisfactory, we may not be able to negotiate a satisfactory renewal of collective bargaining agreements, satisfy unions and workers’ councils or maintain stable employee relations. We may become subject to work stoppages and experience increases in our labor costs, which could disrupt our operations and result in increased costs and an inability to complete our customers’ orders in a timely fashion.

We face significant competition.

We operate in a highly competitive global industry. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large public corporations to small, privately held entities. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and price. Furthermore, many of our competitors may be able to use their substantially greater resources and economies of scale to develop competing products and technologies, manufacture in high volumes more efficiently, divert sales from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. Small business competitors may be able to offer more cost-competitive solutions due to their lower overhead costs, and take advantage of small business incentive and set aside programs for which we are ineligible. Foreign competitors may also be able to offer more cost-competitive solutions as compared to our products and services. The markets for our products and services are expanding, and competition is intensifying as additional competitors enter such markets and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may need to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

Our industry is subject to rapid change, which could reduce demand for our products if we are unable to adapt to technological and industry changes.

Our industry is characterized by rapid changes, including technological changes, frequent new product introductions and enhancements and evolving industry standards, all of which could make our products and services obsolete or non-competitive. Our future success depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements, while meeting or exceeding industry standards and customer specifications. However, we may not be able to do so successfully, if at all, or on a timely, cost-effective or repeatable basis. A failure to adapt to technological and industry changes to keep ahead of our competitors could result in the loss of customers and market share.

We may encounter difficulties managing our growth.

As we grow, our business becomes increasingly complex. We may encounter difficulties in managing our growth and the associated demands on our operational, product, engineering, sales and marketing, risk management, compliance and finance and accounting resources, which could disrupt our operations and make it difficult to execute our business strategy. We believe that to effectively manage and capitalize on our growth, we must continue to expand our facilities, engineering capabilities and financial, operating and administrative systems and controls and continue to manage headcount, capital and processes efficiently. Our growth could strain our resources, cause operating difficulties, make it difficult to recruit and retain qualified employees and preserve our company culture, and divert our management’s attention from day-to-day activities in order to manage our growth. If we do not successfully manage our growth, the quality of our products and services, our reputation and our results of operations may suffer.

Negative publicity could damage our brand reputation.

To continue to be successful, we must continue to preserve, grow and capitalize on the value of our brand in the marketplace. Reputational value is based in large part on perceptions of subjective qualities. As our products are often mission-critical components, even an isolated incident, such as a high-profile product failure or product recall, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity, governmental investigations or litigation. In particular, product quality issues could negatively impact customer confidence in our brands and our products. Any negative publicity could damage our brand and lead to a material adverse effect on our business, financial position and results of operations.

We have in the past and may in the future acquire other businesses and products.

Acquisitions have been part of our growth strategy. We expect to continue to evaluate potential strategic acquisitions of complementary businesses and products. We may not be able to find suitable acquisition candidates, and we may not be able to negotiate and complete such acquisitions on favorable terms, if at all. The pursuit of potential acquisitions may divert the attention of management and cause us to incur additional expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Acquisitions may also require regulatory approvals that are costly or time-consuming to obtain, and any difficulties or delays in complying with such regulatory requirements would hinder our strategic objectives. Consistent with the Reorganization, we may evaluate potential strategic acquisitions, asset sales or dispositions, including with our Sponsor. These transactions may present conflicts of interest between us and our Sponsor. In addition, our Sponsor has certain consent rights over certain acquisitions and dispositions, which our Sponsor may withhold for any reason. See “Certain Relationships and Related-Party Transactions — Stockholders Agreement.” We may be unable to obtain our Sponsor’s consent required for transactions that may be beneficial to us. In addition, our Sponsor provides us with certain buy-side and sell-side advisory services, which may also create conflicts of interest between us and our Sponsor. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” If we do complete acquisitions, the acquired businesses may not perform in accordance with expectations, our judgments concerning the value, strengths and weaknesses of such businesses may prove incorrect and we may not achieve our anticipated synergies or benefits associated with such acquisitions. We may also lose certain pre-existing business relationships as a result of new acquisitions, and acquisitions we complete could be viewed negatively by our customers, shareholders and the market. In addition, acquisitions may result in unforeseen operating difficulties and expenditures, such as difficulties integrating businesses, personnel, operations and financial and other controls and systems; assumption of unknown liabilities, known contingent liabilities that become realized, or known liabilities that prove greater than anticipated or covered by any indemnity from former owners or representations and warranty insurance; difficulties retaining the customers or employees of any acquired business; incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill; entry into a new market or business line in which we have no prior experience and in which we may not successfully compete; and integration of an acquired company, which may disrupt ongoing operations and require management resources that would otherwise be used in developing our existing business.

On August 17, 2026, we completed our acquisition of Omnetics. We may not realize the anticipated benefits of the Omnetics Merger, and sales of shares by the holders of shares of our Class A common stock who received such shares as consideration in the Omnetics Merger could adversely affect the market price of our Class A common stock.

We have in the past and may in the future divest certain products or businesses.

We have divested and may in the future divest certain assets or businesses that no longer fit with our strategic direction or growth targets. In connection with such divestitures, we have entered, and may in the future enter, into sale agreements that include provisions under which we have agreed, or may agree, to indemnify, and have agreed, or may agree, to be indemnified by, third parties against breaches of representations and warranties or covenants, certain liabilities that may arise in connection with business activities of the divested businesses, and other specified matters. Additionally, in connection with certain divestitures, we have assigned, or may assign, specified long-term contracts to the acquirer of the divested businesses, together with the liabilities and performance obligations under such contracts.

Divestitures involve significant risks and uncertainties, including an inability to find potential buyers on favorable terms, an inability to obtain any required regulatory approvals, failure to effectively transfer liabilities, contracts, facilities and employees to buyers, the possibility that we will become subject to third-party claims arising out of such divestiture, challenges in identifying and separating the IP, systems and data to be divested from the IP, systems and data that we wish to retain, an inability to reduce fixed costs previously associated with the divested assets or business, challenges in collecting the proceeds from any divestiture, disruption of our ongoing business and distraction of management, loss of key employees who leave us as a result of a divestiture and loss of customers that prefer to contract with a larger organization with more expansive offerings. Because divestitures are inherently risky, our transactions may not be successful and may, in some cases, harm our operating results or financial condition.

As it relates to certain divestitures we have completed, disputes have arisen or may continue to arise between us and the acquirer subsequent to the completion of the divestiture transaction. Such disputes have included, or may in the future, include breaches of representations and warranties or covenants, amounts payable to or from the buyer, as well as claims regarding assignment of contracts, assumption of liabilities, and sale and transition service agreements, among other matters. The outcome of such disputes typically involves negotiations between us and an acquirer, but could also lead to litigation between the parties and the ultimate claims made by the parties against each other could be material.

There are difficult issues to navigate in the development and use of artificial intelligence, which may result in reputational harm or liability or otherwise adversely affect our business, and failure to introduce new and innovative products that have artificial intelligence capabilities could put us at a competitive disadvantage.

We use artificial intelligence, generative artificial intelligence, machine learning and similar tools and technologies (collectively, “AI”) in connection with our business, including in certain of our products and services, and may seek to expand such use of AI in the future. As with many innovations, AI presents risks, challenges and unintended consequences that could affect our business. For example, AI algorithms and training methodologies may be flawed, and, similarly, the content, analyses or recommendations that AI systems assist in producing may be, or may be perceived to be, deficient, inaccurate, biased, unethical or otherwise flawed. These deficiencies, and other failures of AI systems, could subject us to competitive harm, regulatory action, legal liability and brand or reputational harm.

Additionally, the use of generative artificial intelligence, a relatively new and emerging technology in the early stages of commercial use, exposes us to additional risks. For example, generative artificial intelligence has been known to produce false or “hallucinatory” inferences or output, and certain generative artificial intelligence uses machine learning and predictive analytics, which can create inaccurate, incomplete or misleading content, unintended biases and other discriminatory or unexpected results, errors or inadequacies, any of which may not be easily detectable by us or any of our related service providers.

Further, incorporating AI could give rise to litigation risk and risk of non-compliance and unknown cost of compliance, as AI and similar technologies and automated decision-making are an emerging area for which the legal and regulatory landscape is not fully developed and is changing rapidly. It is possible that new laws and regulations will be adopted in the U.S. and in non-U.S. jurisdictions, or that existing laws and regulations may be interpreted, in ways that would affect the operation of our products and services and the way in which we use AI and similar technologies. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. Moreover, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations. Leveraging AI capabilities to potentially improve internal functions and operations presents further risks and challenges. If any of our employees, contractors, consultants, vendors or other service providers use any third-party AI-powered software in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure or incorporation of our confidential information into publicly available training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect and enforce our IP or confidential information, harming our competitive position and business. Similarly, the use of AI to support business operations carries inherent risks related to data privacy and cybersecurity, such as intended, unintended or inadvertent transmission of proprietary, sensitive or export-controlled information. Further, any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our IP rights in, or ability to commercialize or use, any such content. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the AI tools used in our business, or if we experience cybersecurity incidents in connection with our use or any third party’s use of AI, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party IP, data privacy, cybersecurity, publicity, contractual or other rights. In addition, our competitors may be faster or more successful than we are in incorporating AI and other disruptive technology into their offerings, which could impair our ability to compete successfully.

We use, or may in the future use, third-party AI technologies, including third-party software and infrastructure, which may become integral to our operations. We cannot control the availability or pricing of such third-party AI technologies, especially in a highly competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If any such third-party AI technologies become incompatible with our products or services or unavailable for use, or if the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our solutions may become less appealing to our customers and our business will be harmed. In addition, to the extent any third-party AI technologies are used as a hosted service, any disruption, outage or loss of information through such hosted services could disrupt our operations or solutions, damage our reputation, cause a loss of confidence in our solutions or result in legal claims or proceedings, for which we may be unable to recover damages from the affected provider.

Risks Related to Our Operations

Cost overruns could subject us to losses.

We must meet stringent customer specifications and requirements, which could result in us having to spend more to design or manufacture products than we expect. Because many of our contracts involve advanced designs and innovative technologies, we may experience unforeseen technological difficulties and cost overruns. These risks are heightened in a high inflationary environment. These risks are also heightened for new programs that often require ramp-up costs, such as non-recurring costs for tooling, first article testing, finalizing engineering specifications and hiring new employees, and often involve a greater volume of scrap, higher costs due to inefficiencies, delays in production and learning curves. If we are unable to control the costs we incur in performing under the contract, then our reputation and results of operations could be adversely affected.

Our business depends on the availability and pricing of certain components and raw materials from suppliers.

Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our products. Increases in the costs of raw materials or component parts, and reduced availability of such raw materials or component parts, could adversely affect our business, results of operations and financial condition. Supply sources could be interrupted from time to time, including by events such as the destruction of our suppliers’ facilities or their distribution infrastructure or a work stoppage or strike by our suppliers’ employees. If supply sources are interrupted, it is not certain that supplies could be resumed, whether in part or in whole, within a reasonable time frame and at an acceptable cost, or at all. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive process to obtain requisite certifications could prevent efficient and timely replacement of a supplier, raw material or component part. Certain of our products depend on specialty materials and rare and precious metals, which may experience constraints in supply that postpone delivery or increase the costs of our products. Changes to tariff and import and export regulations in the U.S. and abroad may negatively impact the availability and pricing of raw materials and component parts. This risk is heightened by our use of sole source suppliers. We have experienced and expect to continue to experience supply shortages or increases in costs for raw materials and component parts. In addition, because we strive to limit the volume of raw materials and component parts on hand, we may be more susceptible to changes in the price and availability of raw materials and component parts. As a result, the cost to manufacture our products could be significantly greater than we expect, which could limit the demand for our products and, if we are unable to pass along such increased costs to our customers, reduce our gross margins. Additionally, counterfeit parts in our supply chain have been and continue to be a concern, since any counterfeit part can lower product quality, which may affect our reputation and the reliability of our products.

Inflation could adversely affect our results of operations.

Although historically our operations have not been materially affected by inflation and we have been successful in adjusting prices to our customers to reflect changes in our material and labor costs, the rate of current inflation and resulting pressures on our costs and pricing could adversely impact our business and financial results. Inflation adversely affects us by increasing our operating costs, including our materials, freight and labor costs, which are already under pressure due to supply chain constraints. Russia’s invasion of Ukraine, and prolonged conflict there, as well as the conflict in the Middle East and other geopolitical conflicts may result in increased inflation, escalating energy and commodity prices and increasing costs of materials. We may be unable to raise the sales prices of our products at or above the rate of inflation, particularly due to competitive conditions in the market for our products and services, which could reduce our profit margins and have a material adverse effect on our results of operations.

Tariffs and changes in trade policies could increase our cost of sales.

In 2025, the U.S. announced significant changes to its trade policies, including the imposition of significant tariffs on various products from other countries. Additional and different tariffs may be announced and implemented in the future by the U.S. and other countries. In particular, tariffs on steel and aluminum have increased our costs. While any steel and aluminum we use in our products is produced primarily in North America, the tariffs provide domestic steel and aluminum producers the flexibility to increase their prices, at least to a level where their products would still be priced below foreign competitors once the tariffs are taken into account. These tariffs could have an adverse impact on our results of operations, which include, but are not limited to, products we sell that include steel and aluminum, and if we are unable to pass such price increases through to our customers, it would likely increase our cost of sales and, as a result, decrease our gross margins. In response to U.S. tariffs, a number of other countries have threatened to and have imposed tariffs on U.S. imports, which could increase the price of our products in these countries and may result in our customers looking to alternative sources for our products. This could result in decreased sales, which could have a negative impact on our results of operations and financial condition.

Our operations and those of our suppliers and customers may be adversely affected by natural disasters, pandemics and other catastrophic events.

We, our suppliers and our customers are exposed to risks associated with natural disasters, fire, power shortages or other catastrophic events, which could damage or disrupt our operations and supply chain and those of our suppliers and customers. In the event of a natural disaster, we, our suppliers and our customers may be unable to continue our and their operations and may endure system interruptions, delays in fulfilling orders, breaches of data security and loss of critical data. In particular, some of our manufacturing facilities are located in earthquake-prone, flood-prone and wildfire-prone regions, which make them susceptible to such natural disasters. In addition, we, our suppliers and our customers are exposed to risks associated with public health crises, such as pandemics and epidemics, which could result in manufacturing and operational disruptions, reduced demand for our products and negative impacts on our industry and the markets we serve. Further, acts of terrorism, labor activism or unrest and other geopolitical unrest could cause disruptions in our operations and those of our suppliers and customers. We maintain business continuity insurance coverage at levels that we believe are appropriate for our business, but there can be no assurance that the amounts of insurance will be sufficient to satisfy any damages and losses associated with such events.

Our products may not operate as intended.

We design, manufacture, service and sell complex and sophisticated aerospace, medical technology and specialized industrial products. These products are manufactured according to detailed specifications and are subject to strict approval or certification requirements. Technical, mechanical and other failures have occurred in the past, and may occur in the future, whether as a result of manufacturing or design defects, operational processes or production issues. Our products could also fail as a result of cyber-attacks, such as those that seize control and result in misuse or unintended use of our products, or other intentional acts. As many of our products are mission-critical components, the failure of one of our products could lead to catastrophic consequences for the end products in which our products are component parts such as plane crashes. If our products do not operate as intended, we could be subject to product liability claims, product recalls, regulatory directives, warranty claims, service, repair and maintenance costs, damages and fines and other liabilities and our reputation could be adversely affected.

We may be unable to renew our leases.

We have made significant capital expenditures to ensure our leased facilities are suitable for our purposes as well as to meet requirements that we are subject to and obtain facility security clearances. However, at the end of the lease term and during any renewal period for a facility, we may be unable to renew the lease on commercially reasonable terms, or at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could materially impact our ability to meet certain contractual schedule commitments or require us to incur significant costs to increase production at other facilities. In addition, relocating facilities could subject us to construction and other costs and risks, including significant capital expenditures, an inability to retain qualified personnel and a decrease in production and performance at the new facilities compared to the existing facilities. Additionally, we may have to seek qualification of any new facilities in order to meet customer or contractual requirements and to obtain facility security clearances for the new facility in order to continue to perform on classified contracts. Further, we may not be able to secure a replacement facility in a location that is as commercially viable as that of the lease we are unable to renew, due to contracts that may require us to have facilities in certain locations.

We could continue to incur significant costs under our leases if we close or scale down facilities.

Many of our facilities are located on leased premises subject to non-cancellable leases. Typically, our leases have initial terms ranging from five to ten years, with options to renew for specified periods of time. If we close or stop fully utilizing a facility, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term, even though we do not derive any revenue from such leased property.

We have a decentralized organizational structure, under which our business units operate with significant autonomy.

We operate through a decentralized organizational structure in which our business units have significant operational and managerial autonomy. This structure is intended to enhance agility, accountability and customer focus across our diverse portfolio of products and businesses. However, the autonomy of our business units also presents risks associated with inconsistent execution of enterprise policies and controls. Because our business units are responsible for their own operational performance, compliance and risk management, variations in management practices or local decision-making could result in inconsistent application of our corporate standards and procedures. This may affect areas such as contract compliance, ethics and business conduct, intellectual property policies and procedures, cybersecurity and data privacy, export and import controls, anti-corruption, environmental, health and safety and product quality. As we operate in highly regulated industries and act as a U.S. government contractor or subcontractor, a failure by any business unit to comply with applicable laws, regulations or contract requirements could subject us to administrative, civil or criminal proceedings, monetary penalties, loss of contract awards, suspension or debarment and reputational harm. Our decentralized model also increases the complexity of implementing company-wide initiatives, integrating acquisitions and maintaining consistent oversight across multiple operating environments. Communication gaps or delays in escalation between business unit leadership and corporate management could impair our ability to identify and respond promptly to emerging risks or operational issues. Our decentralized organizational structure may result in compliance challenges and may heighten many of the risk factors described in this “Risk Factors” section, including those related to cybersecurity and data protection, supply chain management, product quality and safety, internal controls over financial reporting and the retention and development of key personnel. In addition, our operations may be disrupted and we may be subject to additional risks as a result of any effort we undertake to align policies and procedures across our business units. Any such issues could adversely affect our business, financial condition, results of operations and reputation.

Disruptions to the various information technology systems upon which our operations and our products and services rely could harm our business, reduce our revenue, increase our expenses, damage our reputation and adversely impact our performance.

We rely on software, hardware, communication networks, cloud services and other information technology systems, including those of third parties, to process, transmit, store and protect electronic information. A significant portion of the communications between our personnel, customers, suppliers and vendors depends on such information technology systems, and we heavily rely on access to such information technology systems for our operations. Additionally, we rely on third-party service providers to execute certain business processes and maintain certain information technology systems and infrastructure. Any of these information technology systems may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Additionally, such upgrades or replacements may not improve our productivity to the levels anticipated and may subject us to inherent costs and risks associated with implementing, replacing and updating these systems, including potential disruption of our internal control structure, substantial capital expenditures, demands on management time and other risks of delays or difficulties in transitioning to new systems or of integrating new systems into other existing systems.

Any disruption to these information technology systems, whether as the result of computer or telecommunications issues (including operational failures, server malfunctions, software bugs, errors or defects, or software or hardware failures), natural disasters, severe weather, power outages, telecommunication failures, personnel misconduct or error, localized conditions or events, or circumstances of broader geographic impact, could materially adversely affect our business by disrupting normal operations. This could impede our sales, disrupt or prevent manufacturing or other critical functions, result in loss or corruption of critical data or harm our customers, and the financial costs we could incur to respond to these disruptions could be significant and may be difficult to anticipate or measure. Moreover, such a disruption could cause reputational and financial harm or cause our customers to seek to terminate their contracts, delay or withhold payment or make claims against us. If any disruption to any information technology system on which we rely occurs, regardless of whether the disruption originates from our systems or those of our partners or suppliers, the market perception of the effectiveness of our products or services could be harmed. Any of the foregoing could subject us to liability to our customers, suppliers, business partners or any affected individual, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations.

Cyberattacks, security incidents or other unauthorized access to our or our service providers’ information technology systems or sensitive or proprietary information, or any perceived compromise thereof, could have an adverse effect on our business and operations.

We have in the past been, and may in the future be, impacted by security incidents, including attacks from bad actors intended to circumvent our security capabilities. We are susceptible to compromises of our information technology systems and data, including those arising from process, coding or human errors. Cyberattacks, data breaches, data losses and other security incidents can result from, among other things, inadequate personnel, inadequate or failed internal control processes and systems or external events or actors that interrupt normal business operations and may include disruptions, failures, service outages, unauthorized access or misuse, software bugs, server malfunctions, software and hardware failure, defective software or hardware updates, malware and ransomware, social engineering and phishing attacks, theft of IP, trade secrets or other corporate assets, denial-of-service attacks, hacking by common hackers, criminal groups, nation-state organizations or social activist organizations, misconduct, fraud, error and other events that could have a serious impact on us. These risks may be further increased as a portion of our employees work from home. We may not have the resources or technical sophistication to anticipate, prevent or detect rapidly evolving types of cyberattacks and other security risks. Attacks may be targeted at us, our customers, suppliers, vendors or other service providers or others who have entrusted us with information, and such parties have faced and may continue to face cyberattacks, compromises or other security incidents from a variety of sources. A successful attack or other incident that results in an interruption of service or that compromises our or our service providers’ information technology systems or data could have a significant negative effect on our operations, reputation, financial resources and the value of our IP. We cannot assure you that any of our efforts to manage this risk will be effective in protecting us from such attacks.

Because of the frequently changing attack techniques, along with increased volume, persistence and sophistication, we may be adversely impacted by such attacks or other security incidents. Because such techniques change frequently, including through enhancements by the use of AI, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement sufficient control measures to defend against these techniques. It is virtually impossible for us to entirely eliminate the risk of such attacks, compromises, interruptions in service or other security incidents affecting our information technology systems or data, or those of our service providers.

Once a cyberattack or security incident is identified, we may be unable to remediate or otherwise respond to such an incident in a timely manner. While we have policies and procedures in place, including system monitoring and data back-up processes to prevent or mitigate the effects of these potential incidents, such incidents and other disruptions to information technology systems could interfere with our operations. Any failure to maintain, or disruption to, our information technology systems, whether as a result of cyberattacks or otherwise, could damage our reputation, subject us to legal claims and proceedings or remedial actions, create risks of violations of data privacy and cybersecurity laws, rules and regulations and cause us to incur substantial additional costs. Existing or emerging threats may have an adverse impact on our information technology systems and, further, technological enhancements to prevent business interruptions could require increased spending. Furthermore, cyberattacks and security incidents pose a risk to confidential data and IP, which could result in damage to our competitiveness and reputation. The costs, potential monetary damages and operational consequences of responding to cyberattacks and security incidents and implementing remediation measures may not be covered by any insurance that we may carry from time to time. We cannot predict the degree of any impact that increased monitoring, assessing or reporting of cybersecurity matters would have on operations, financial conditions and results.

We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection, information security and cybersecurity across different markets where we conduct our business.

We are required to comply with stringent, complex and evolving laws, rules, regulations and standards in many jurisdictions, as well as contractual obligations, relating to data privacy and cybersecurity. Ensuring compliance with such requirements may increase operating costs, impact our data processing practices and policies and the development of new products or services, and reduce operational efficiency, any of which could adversely affect our business and operations.

In the U.S., there are numerous federal, state and local data privacy and cybersecurity laws, rules, and regulations governing the collection, sharing, use, retention, disclosure, security, transfer, storage and other processing of personal information, including federal and state data privacy and cybersecurity laws, data breach notification laws and data disposal laws. These include the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act, and similar state privacy laws. At the international level, we are subject to the General Data Protection Regulation (the “GDPR”) and its equivalent in the United Kingdom (the “U.K. GDPR”). Implementing mechanisms to endeavor to ensure compliance with the GDPR and the U.K. GDPR may be onerous and expose businesses to divergent parallel regimes that may be subject to potentially different interpretations and enforcement actions for certain violations and related uncertainty.

We are also subject to the DoW Cybersecurity Maturity Model Certification (“CMMC”) program, which mandates assessments, including in certain cases by third parties, for companies working with the DoW in order to verify such companies’ adherence to specific cybersecurity standards. Such compliance program is currently being phased in and expected to be completed by November 2028. To the extent we are unable to achieve certification in advance of contract awards, or we fail to achieve or maintain certification at the level required for a particular contract award, we will be unable to bid on such contract awards or follow-on awards for existing work with the DoW, which could materially adversely impact our revenue, profitability and cash flows. Additionally, our subcontractors, and certain of our vendors, may also need to comply with CMMC requirements. We may be negatively impacted if our subcontractors or vendors are not compliant with CMMC requirements. The obligations imposed on us under the CMMC may be different from, or in addition to those otherwise required by the data privacy and cybersecurity laws, rules and regulations to which we are subject. The costs to obtain and maintain CMMC certification are significant and may increase, which could materially adversely affect our business, results of operations, prospects and financial condition. Failure to maintain required certification may also result in bid protest challenges, and inaccurate representations regarding compliance could expose us to liability, under applicable laws, including the False Claims Act.

We have implemented internal controls and procedures designed to be compliant with the data privacy and cybersecurity laws, rules and regulations to which we are subject, the CMMC and other applicable standards, as well as contractual obligations related to data protection. However, such controls and procedures may not enable us to be fully compliant with such laws, rules and regulations. Moreover, data privacy and cybersecurity laws, regulations, standards and obligations are uncertain and evolving and may be modified, replaced, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations. We cannot yet determine the impact that such modifications or interpretations may have on our business. As such, we cannot assure ongoing compliance with all such laws or regulations and other legal obligations, and our efforts to do so may cause us to incur significant costs or require changes to our business practices, which could materially adversely affect our business, results of operations, prospects and financial condition. The rapid evolution and increased adoption of AI technologies may intensify these risks. Any failure or perceived failure by us to comply with applicable laws or regulations, or other contractual or legal obligations, or to adequately address privacy and security concerns, even if unfounded, may result in governmental enforcement actions, private litigation (including class actions), fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have a material adverse effect on our reputation, inhibit sales and materially adversely affect our business, results of operations, prospects and financial condition.

Our business is subject to economic, political, regulatory and other risks associated with international operations.

Our operations outside of the U.S. are subject to risks beyond those otherwise applicable to our domestic operations. Our net sales to foreign customers represented 36.7% and 33.9% of our revenue for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively. In addition, a number of our suppliers are located in foreign jurisdictions. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including inflationary pressures, economic weakness or political instability in particular non-U.S. economies and markets; the risk of government-financed competition; difficulties in compliance with non-U.S. laws and regulations; changes in non-U.S. regulations and customs, tariffs and trade barriers; changes in non-U.S. currency exchange rates and currency controls; changes in a specific country’s or region’s political or economic environment; trade protection measures, economic sanctions and embargoes, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments; negative consequences from changes in tax laws, including with respect to the repatriation of funds; difficulties associated with staffing and managing international operations; business interruptions resulting from geopolitical actions and conflict, war and terrorism, including hostilities in Iran and related conflicts, the conflict between Russia and Ukraine and resulting sanctions, retaliatory measures, changes in the availability and price of various materials and effects on global financial markets; business interruptions resulting from natural disasters; and the impact of public health epidemics on employees and the global economy. Any of these factors could reduce the demand for our products, reduce our margins and create supply chain issues, such as those relating to the availability and price of raw materials and component parts, merchandise quality, shipping and transport availability, cost and security.

Failure to comply with applicable economic and trade sanctions could materially adversely affect our reputation and results of operations.

Our business must be conducted in compliance with applicable economic and trade sanctions and export control laws and regulations, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the Directorate of Defense Trade Controls and other relevant authorities. Such laws and regulations prohibit or restrict certain operations, investment decisions and sales activities, including dealings with certain countries or territories and with certain governments and designated persons. Such laws and regulations change over time and could be affected by political factors and the then-current political environment. Any violation or alleged violation by us, our employees, contractors or agents or others acting on our behalf or associated with us could expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures.

Risks Related to Our Financial Condition and Accounting Matters

We may require additional capital to support our growth.

We have funded our operations primarily through revenue generated by our products and services. We intend to continue to make investments in our business to respond to business opportunities, including developing new products and services, enhancing our operating infrastructure, expanding our operations and acquiring complementary businesses and products, all of which may require us to secure additional funds. Additional funds may not be available when we need them or on terms that are acceptable to us. Our ability to raise additional funds will depend on financial, economic and market conditions and other factors, over which we may have no or limited control. We may seek additional capital through a variety of means, including through public and private equity offerings and debt financings, credit and loan facilities and collaborations. If we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted and the terms of such equity or convertible debt securities may include liquidation or other preferences that are senior to or otherwise adversely affect your rights as a shareholder. If we raise additional capital through the sale of debt securities or through credit or loan facilities, we may be restricted in our ability to take certain actions, such as incurring additional debt, making capital expenditures, declaring dividends or encumbering our assets to secure future indebtedness, which restrictions could adversely impact our ability to conduct our operations and execute our business plan. If we raise additional capital through collaborations with third parties, we may be required to relinquish valuable rights to our IP and products, or we may be required to grant licenses to our IP and products on unfavorable terms.

Our quarterly operating results may vary widely.

Our quarterly revenue, cash flow and operating results have and may continue to fluctuate significantly in the future due to a number of factors, including the following: fluctuations in revenue derived from customer contracts; contract mix; the size and timing of orders; the mix of products and services that we sell in the period; fluctuations in customer demand for some of our products or services; unanticipated costs incurred in the introduction of new products and services; fluctuations in the adoption of our products and services in new markets; our ability to win additional contracts from existing customers or other contracts from new customers; cancellations, delays or contract amendments by our customers; changes in policy or budgetary measures that adversely affect our U.S. government customers and customers serving the U.S. and foreign governments; the cost of complying with various regulatory requirements applicable to our business and the potential penalties or sanctions that could be imposed for non-compliance; and our ability to obtain the necessary export licenses for sales of our products and services to international customers.

Changes in the volume of products and services provided under existing contracts and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a relatively large amount of our expenses are fixed. We incur significant operating expenses during the start-up and early stages of large contracts and typically do not receive corresponding payments in that same quarter. We may also incur significant or unanticipated expenses when contracts expire or are terminated or are not renewed.

We face downward pricing pressure.

There is substantial and continuing pressure from our customers to reduce the prices they pay to suppliers such as us. We attempt to manage such downward pricing pressure, while trying to preserve our business relationships with our customers, by seeking to reduce our production and procurement costs through various measures, including implementing cost-effective process improvements and partnering with our own suppliers to reduce our cost of raw materials and component parts. Our suppliers have periodically resisted, and in the future may resist, pressure to lower their prices. We may be unable to fully offset price reductions from our customers by reducing our costs.

Our indebtedness and the restrictive covenants under the agreements governing our indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of June 30, 2026, we had $1,733.7 million outstanding principal amount of indebtedness. Such indebtedness could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our indebtedness; limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other general corporate requirements; increasing our borrowing costs; increasing our vulnerability to general economic downturns and adverse competitive and industry conditions; requiring us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate requirements; limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; placing us at a competitive disadvantage compared to competitors that have less debt; and impacting investors’ perception of us.

All of our indebtedness bears variable rates, thereby making us more vulnerable to rising interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same. We hedge a portion of our variable rate indebtedness; however, there can be no assurance that we will be able to continue to do so on commercially reasonable terms, or at all.

The agreements that govern our indebtedness impose significant operating and financial restrictions on us. Negative covenants limit us from, among other things, incurring indebtedness, creating liens on our properties, entering into merger or consolidation transactions, selling assets, disposing of all or substantially all of our assets, paying dividends and distributions and making other restricted payments. As a result of these restrictions, we are limited as to how we conduct our business and may be unable to compete effectively or take advantage of new business opportunities. Our failure to comply with the restrictive covenants as well as other terms of our indebtedness could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and result in the lenders thereunder to terminate their commitments.

Our ability to maintain compliance with the covenants imposed by our indebtedness and to repay the principal of, pay interest on and refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to comply with the covenants imposed by our indebtedness or to generate sufficient cash flow to service or repay our indebtedness, we may be in default and be required to adopt one or more alternatives, such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital that can be highly dilutive. These remedies may not be available to us on commercially reasonable terms, or at all.

Additional tax liabilities and changes in tax laws could adversely impact our results of operations and financial condition.

We are subject to income taxes in the U.S. and subject to tax laws in various foreign jurisdictions. The laws and regulations in these jurisdictions are inherently complex, and we are obliged to make judgments and interpretations about the application of these laws and regulations. Such judgments and interpretations may be incorrect and be subject to challenge by tax authorities. If tax audits result in assessments different from amounts reserved, our income statement could include unfavorable adjustments to our tax liabilities. In addition, we could be adversely affected by changes to tax laws and regulations in the jurisdictions in which we operate.

We may incur expenditures prior to the final receipt of a contract.

We provide various specialized products, services and sometimes procure equipment and materials on behalf of our customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers’ delivery requirements and schedules, we may elect to initiate procurement and production in advance of receiving a contract award or final authorization from the government or a prime contractor. These actions that we may take to procure materials and/or commence production in advance of a contract award or final authorization require use of our working capital resources which impact our near-term operating cash flows. If our government or prime contractor customers’ requirements should change or if the government or the prime contractor should direct the anticipated procurement to another contractor, or if the anticipated contract award or final authorization does not materialize, or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, materially adversely affecting our business, results of operations, prospects and financial condition.

Changes in our accounting estimates could materially adversely affect our financial results.

Contract accounting requires judgments related to assessing risks, including risks associated with estimating contract transaction prices and costs, assumptions for schedule and technical issues, customer-directed delays and reductions in scheduled deliveries and unfavorable resolutions of claims and contractual matters. Due to the size and nature of many of our contracts, the estimation of total costs at completion is complicated and subject to many variables. For example, we must make assumptions regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials; and consider incentives or penalties related to performance on contracts and include them in the variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates could materially adversely affect our results of operations and financial condition.

Our financial results of operations could be adversely affected by impairment of our goodwill or other intangible assets.

Goodwill and other intangible assets that have indefinite useful lives must be evaluated at least annually for impairment. The specific guidance for testing goodwill and other non-amortized intangible assets for impairment requires management to make certain estimates and assumptions. Changes in our estimates and assumptions, including as a result of factors beyond our control, could adversely impact the fair value of reporting units and result in impairments of goodwill and other intangible assets.

If at any time we determine an impairment has occurred, we are required to reflect the reduction in value as an expense within operating income, resulting in a reduction of earnings and a corresponding reduction in our net asset value in the period such impairment is identified. Such a non-cash charge could have a material adverse effect on our results of operations.

We could be required to make future contributions to our defined benefit pension and post-retirement benefit plans and our costs may substantially increase in connection with such plans as a result of adverse changes in interest rates and the capital markets, changes in actuarial assumptions and legislative or other regulatory actions.

Our estimates of liabilities and expenses for pensions and other post-retirement benefits incorporate significant assumptions including the rate used to discount the future estimated liability, the long-term rate of return on plan assets and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age and mortality). A dramatic decrease in the fair value of our plan assets resulting from movements in the financial markets or a decrease in discount rates may cause the status of our plans to go from an overfunded status to an underfunded status and result in cash funding requirements to meet any minimum required funding levels. Our results of operations, liquidity or shareholders’ equity in a particular period could be affected by a decline in the rate of return on plan assets, the rate used to discount the future estimated liability or changes in employee workforce assumptions.

We previously identified a material weakness in our internal control over financial reporting. If we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements may be adversely affected.

As a public company, we are required to comply with such requirements and to furnish a report by management on the effectiveness of internal control over financial reporting.

We previously identified a material weakness in our internal control over financial reporting related to the design and operating effectiveness of our internal controls over the accounting for certain complex transactions which could impact our ability to accurately account for and report certain transactions. The Public Company Accounting Oversight Board (“PCAOB”) defines a material weakness as a “deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.” Following the identification of the material weakness, we implemented a series of remediation measures designed to address the identified material weakness. These measures included the following:

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expanding our resources and personnel with the appropriate level of expertise within our technical accounting functions, including the hiring of an experienced Chief Accounting Officer with significant experience in complex transactions and public company reporting;
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implementing standardized controls for the identification of complex transactions;
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engaging external advisors with expertise and experience in the review of complex transactions and who are specialists in technical accounting matters, who advised management on accounting and reporting for transactions impacting the six months ended June 30, 2026; and
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redesigning existing controls and implementing new controls to standardize accounting and reporting processes, including enhanced documentation and management review and approval requirements that clarify judgment criteria and accounting relevant to complex transactions.

Based on these remediation measures, we have concluded that the identified material weakness has been remediated. However, we cannot assure you that the measures we have implemented will be sufficient to avoid future material weaknesses.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is not required to perform an assessment of, and our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our second Annual Report on Form 10-K to be filed with the SEC. When our independent registered public accounting firm formally attests to the effectiveness of our internal control over financial reporting, it may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent and detect error and/or fraud in a timely manner. Our ability to maintain effective disclosure controls and internal control over financial reporting may be further impacted by our decentralized model. If we are unable to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, our independent registered public accounting firm may not issue an unqualified opinion, we may be unable to produce timely and accurate financial statements, investors could lose confidence in our reported financial and other information and we may be subject to sanctions or investigations by the SEC or other regulatory authorities, any of which could have a material adverse effect on the trading price and liquidity of our Class A common stock.

Risks Related to Government Regulation and Legal Matters

We are subject to extensive governmental regulation.

We are subject to numerous state, federal and international laws and directives and regulations in the U.S. and abroad that involve matters central to our business, including data privacy and security, employment and labor relations, immigration, taxation, import-export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We are also subject to certain domestic and international anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), other domestic U.S. bribery laws, the UK Bribery Act and similar laws and regulations in other jurisdictions. These laws and regulations generally prohibit the company and its employees and intermediaries from directly or indirectly authorizing, promising, offering or providing payments or benefits to government officials and other recipients in order to obtain or retain business improperly or secure an improper business advantage. We contract with governments and government agencies, and our business in various countries may involve interactions with government officials responsible for enforcing regulations or the authorization of permits, licenses or other approvals necessary for our business activities. We also may engage third parties or participate in joint ventures that can expose us to liability for the illegal activities of our partners or agents, even if we do not explicitly authorize such activities. Violations of applicable anti-corruption laws could subject us to significant civil or criminal penalties, including fines, disgorgement of profits, injunctions and debarment from government contracts, adverse media coverage and investigations, any of which could have a material adverse effect on our reputation, business and results of operations. Our exposure for violating these laws will increase as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Also, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC promulgated disclosure requirements regarding the use of certain minerals (tantalum, tin, gold and tungsten), known as conflict minerals, which are mined from the Democratic Republic of the Congo or another covered country under such act. There are costs associated with complying with the disclosure requirements, such as costs related to determining the source of certain minerals used in our products, as well as costs of possible changes to products, processes or sources of supply as a consequence of such verification activities. Given the complexity of our supply chain, we may not be able to ascertain the origin of these minerals used in our products in a timely manner, which could cause some of our customers to disqualify us as a supplier to the extent we are unable to certify our products are conflict mineral free. Additionally, the rule could affect sourcing at competitive prices and availability in sufficient quantities of such minerals used in our manufacturing processes for certain products.

Our business may be adversely affected if we were to lose our government or industry approvals, if more stringent government regulations were enacted or if industry oversight were to increase.

The aerospace industry is highly regulated in the U.S. and in other countries. In order to sell our products, we and the products we manufacture must be certified by the U.S. Federal Aviation Administration ("FAA"), the DoW and similar agencies in foreign countries and by individual manufacturers. If any existing material authorizations or approvals were revoked or suspended, our business and reputation would be adversely affected. In addition, if new and more stringent government regulations are adopted or if industry oversight increases, we might incur significant expenses to comply with any new regulations or heightened industry oversight.

We are at times required to obtain approval to export our products from U.S. government agencies and similar agencies elsewhere in the world. U.S. laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations ("ITAR"), the Export Administration Regulations (“EAR”) and the sanctions administered by the OFAC. EAR restricts the export of commercial and dual-use products and technical data to certain countries, while ITAR restricts the export of defense products, technical data and defense services. Approval and license requirements change over time and could be affected by political factors and the then-current political environment. Failure to obtain required approval or licenses to export, or a determination by the U.S. government or similar agencies that we failed to receive required approvals or licenses to export, our products would eliminate or restrict our ability to sell our products and result in significant penalties, damages and fines and exclusion from future government contracts.

Contracting in the defense industry is subject to significant regulation.

Like all government contractors, including when we serve as a subcontractor to customers contracting with the U.S. government, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our and our customers’ government contracts could harm our reputation and result in our suspension or debarment from future contracts.

Product liability lawsuits and product recalls could cause us to incur substantial liabilities and to limit the commercial potential of our products.

We face an inherent risk of product liability and product recalls. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease sales of our affected products. Even a successful defense would require significant financial and management resources. In addition, any product liability claims, regardless of outcome or basis, could damage our reputation for quality products, adversely affecting our ability to retain and attract customers. We currently carry product liability insurance in an amount that we believe is appropriate for our business. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We also may not be able to maintain insurance coverage in the future at an acceptable cost, or at all. Any liability not covered by insurance or for which third-party indemnification is not available could result in significant liability to us.

To the extent that a product fails to conform to its specifications or comply with the applicable laws or regulations, we may voluntarily or be required to conduct a product recall. Recalls are costly and take time and effort to administer and damage our reputation. Moreover, if any of our customers recall a product due to an issue with a product or component that we supplied, they may claim that we are responsible for such issue and may seek to recover the costs related to such recall or be entitled to certain contractual remedies from us. Recalls may further result in decreased demand for our or our customers’ products, could cause our customers to return products to us for which we may be required to provide refunds or replacement products or could result in product shortages. Recalls may also require regulatory reporting and result in findings of noncompliance and regulatory enforcement actions.

Litigation and other proceedings may adversely affect our business.

From time to time, we are and may become involved in legal and regulatory proceedings relating to contract claims, product liability claims, occupational health and safety matters, employee compensation and other employment-related matters and other proceedings. See “Business — Legal Proceedings”, “Note 12. Commitments and Contingencies” to the unaudited Arxis Condensed Consolidated Financial Statements and “Note 14. Commitments and Contingencies” to the Arxis Combined Financial Statements included elsewhere in this prospectus for more information regarding material litigation to which we are a party. Such claims may be in the form of individual or class actions and may be brought by affected persons or governmental authorities. Legal and regulatory proceedings are inherently unpredictable. The outcome of such proceedings, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future. Regardless of merit or outcome, these proceedings could result in substantial cost, require us to devote substantial resources to defend ourselves, create adverse publicity and damage our reputation, undermine our customers’ confidence and reduce the demand for our products and services.

Our employees or others acting on our behalf may engage in misconduct or other improper activities, which could cause us to lose contracts or cause us to incur costs.

We are exposed to the risk that employee fraud or other misconduct from our employees or others acting on our behalf could occur. Misconduct could include fraud or other improper activities such as falsifying time or other records, and violations of laws and the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory investigations or sanctions against us, corruption or disruption of our systems or those of our customers, impairment of our ability to provide services to our customers, loss of current and future contracts, indemnity obligations, serious harm to our reputation and other potential liabilities. Although we have implemented policies, procedures, training and other compliance controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. This risk of improper conduct may increase as we continue to expand and do business with new partners. Misconduct or other improper activities by our employees or others could damage our reputation and subject us to administrative, civil or criminal investigations and enforcement actions, fines and penalties, restitution or other damages including civil False Claims Act allegations (which can include civil penalties and treble damages), loss of security clearance, loss of current and future customer contracts, loss of privileges and other sanctions, including suspension or debarment from contracting with federal, state or local government agencies, any of which would materially adversely affect our reputation, business, results of operations, prospects and financial condition.

We could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations.

Our operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the remediation of contamination and the health and safety of our employees. Environmental laws and regulations may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, and compliance with these existing and evolving environmental laws and regulations requires and is expected to continue to require significant operating and capital costs. We may be subject to substantial administrative, civil or criminal fines, penalties or other sanctions (including suspension and debarment) for violations. In addition, as we enter into strategic acquisitions and investments, we may be subject to additional environmental risk, obligations and liabilities which may or may not be known to us at the time of such strategic acquisitions or investments. For example, we assumed certain liabilities related to environmental investigations and potential obligations to perform remediations. We have accrued amounts on our balance sheet related to these environmental investigations and remediations as described in further detail in “Note 12. Commitments and Contingencies” to the unaudited Arxis Condensed Consolidated Financial Statements and “Note 14. Commitments and Contingencies” to the Arxis Combined Financial Statements included in this prospectus. However, there can be no assurances that these accruals will be sufficient or that these matters will not have an adverse effect on our reputation, business, results of operations, prospects and financial condition.

Governmental authorities in the U.S. and abroad are increasingly focused on potential contamination resulting from the use of certain chemicals, most notably per- and polyfluoroalkyl substances (“PFAS”). As is common in our industry, certain of our products use PFAS. As a result, we may incur costs related to materials management and historic usage and disposal of PFAS-containing materials, transitioning away from the usage of PFAS-containing products, reporting the historical usage of PFAS and remediating any environmental impacts.

Estimates of our environmental liabilities are subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, including changes in law and regulation, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as any investigations and remediations proceed, it is likely that adjustments in our accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on our results of operations or cash flows in a given period.

We may also become a party to legal proceedings and disputes involving government and private parties (including individual and class actions) relating to alleged impacts from pollutants released into the environment, including bodily injury and property damage. These matters could result in material compensatory or other damages, remediation costs, penalties, non-monetary relief and adverse allowability or insurance coverage determinations. The impact of these factors is difficult to predict, but one or more of them could harm our reputation and business and have a material adverse effect on our results of operations, prospects and financial condition.

Regulations designed to address climate change may result in additional compliance costs.

Our operations and products and those of our customers are currently subject to rules limiting emissions and to other climate-related regulations in certain jurisdictions where we operate. The increased prevalence of global climate change concerns may result in new regulations that may negatively impact us, our suppliers and customers. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us, our suppliers and our customers, resulting in increases in the costs of raw materials and component parts and reduced demand for our products and services.

Risks Related to Intellectual Property

We may be unable to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights on which our business depends.

Our business depends in part on our ability to seek, obtain, maintain, protect and enforce our IP and other proprietary rights, including with respect to our proprietary design, manufacturing processes, databases, confidential information and know-how. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, patent, trade secret and unfair competition laws in the U.S. and similar laws in other countries, as well as confidentiality and license agreements with our employees, contractors, consultants and third parties with whom we have relationships to establish, maintain and protect our IP rights. We may, over time, strategically increase our IP investment through additional trademark, patent and other IP filings, which could be expensive and time-consuming and are not guaranteed to result in the issuance of registrations. In addition to registering material and eligible IP, we rely to a degree on contractual restrictions to prevent others from exploiting our IP rights. IP laws vary by jurisdiction and we may be unable to maintain, protect or enforce our proprietary rights adequately in all cases, or do so without undue cost.

Our efforts to establish, maintain, protect and enforce our IP rights may not be sufficient or effective. Our IP rights, including rights in our proprietary design and manufacturing processes and trade secrets, could be lost through misappropriation or breach of our confidentiality and license agreements. Moreover, any of our IP rights may be circumvented, infringed, diluted, disclosed, misappropriated, challenged or otherwise violated, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our IP rights will be sufficient to protect against others offering products or technologies that are substantially similar to ours and that compete with our business.

Further, IP protection may not be available to us in every country in which our products are available, and the laws of certain countries do not protect proprietary rights to the same degree as the laws of the U.S. Therefore, in certain jurisdictions, we may be unable to protect our IP adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position.

Our reliance on proprietary information, such as trade secrets, know-how and confidential information, depends in part on agreements we have in place with employees, independent contractors and other third parties that allocate ownership of IP and place restrictions on the use and disclosure of this IP and confidential information, such as confidentiality and invention assignment agreements. We require third parties who may have access to our proprietary information, such as trade secrets, know-how and confidential information, to enter into non-disclosure agreements or to be bound by professional, fiduciary or other contractual obligations requiring the applicable third party to protect our trade secrets, know-how and confidential information. These agreements may be insufficient or may be breached, especially after our employees or third parties end their employment or engagement with us, in either case potentially resulting in the unauthorized use or disclosure of our proprietary information, such as trade secrets, know-how and confidential information, including to our competitors, which could cause us to lose any competitive advantage resulting from this IP, and we cannot be certain that we will have adequate remedies for any breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our proprietary information, such as trade secrets, know-how and confidential information, or otherwise developed IP for us. Individuals and entities not subject to invention assignment agreements may make adverse ownership claims to our current and future IP, and, to the extent that our employees, independent contractors or other third parties with whom we do business use IP owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Failure to obtain, maintain or protect proprietary information, such as trade secrets, know-how and other confidential information, could adversely impact our business. Additionally, employees, independent contractors and other third parties may make adverse ownership claims to our current and future IP, and, to the extent that our employees, independent contractors or other third parties with whom we do business use IP owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, competitors or other third parties may independently discover our trade secrets, copy or reverse engineer our products or portions thereof or develop similar technology.

We may be subject to claims for alleged infringement, misappropriation or other violation of others’ intellectual property and proprietary rights, and we may incur significant costs in our efforts to successfully avoid, manage, defend and litigate intellectual property matters.

We also may be subject to claims of infringement, misappropriation or other violation of IP and proprietary rights from third parties. IP litigation and disputes are often complex and uncertain. This risk has been amplified by the increase in “non-practicing entities” or patent holding companies that seek to monetize patents they have purchased or otherwise obtained and whose sole or primary business is to assert such claims. Our IP portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement, misappropriation or other violation. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us, payment of damages, including treble damages if we were found to be willfully infringing on ongoing royalty payments and significant settlement payments, including to satisfy indemnification obligations. Such claims may require us to temporarily or permanently cease engaging in certain activities or offering certain products or services in some or all jurisdictions, develop or substitute non-infringing technologies, redesign affected products, which may not be commercially feasible and may require us to incur substantial cost, or enter into costly settlement, royalty or licensing agreements, which may not be available on commercially reasonable or favorable terms, or at all.

We may engage in legal action to enforce, defend or protect our IP rights. Our efforts to enforce our IP rights in this manner may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our IP rights. Generally, IP litigation is expensive, time-consuming and unpredictable. Our involvement in IP litigation could divert the attention of our management and technical personnel, expose us to significant liability and have a material, adverse effect on our business.

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary software from operating properly. For example, errors or other design defects within the software on which we rely may result in failure to comply with applicable laws and regulations, a negative experience for customers, delayed introductions of new features or enhancements or failure to protect data or our IP. If our proprietary applications do not function reliably or fail to achieve customer expectations in terms of performance, we may lose or fail to grow in customer usage and customers could assert liability claims against us. This could damage our reputation and impair our ability to attract or maintain relationships with our customers and third parties.

Our proprietary software contains, or may in the future contain, open source software, which may pose particular risks to our proprietary software and services in a manner that could have a material and adverse effect on our business, financial condition and results of operations.

We use open source software in connection with our proprietary software and anticipate using open source software in the future. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our platform. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, any open source software or derivative works that we have developed using such software, which could include proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering our products or services unless and until we can re-engineer such source code in a manner that avoids infringement. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protection regarding infringement claims or the quality of the code. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop technology that is similar to or better than ours. Any of the foregoing could adversely affect our business, financial condition and results of operations.

We currently license and may in the future license third-party intellectual property.

We currently license and may in the future license certain IP rights from third parties. While we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained and maintained on commercially reasonable terms, there can be no assurance that our existing or future third-party licenses will be available to us on commercially reasonable terms, if at all. Our ability to comply with such license terms may be affected by factors that we can only partially influence or control. If any of our third-party licensors are acquired by our competitors, the applicable licensed IP may no longer be available to us or available only on less favorable terms, which could adversely impact our business, results of operations and financial condition. Further, if we fail to comply with any of our obligations under such agreements, we may be required to pay damages, and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services or inhibit our ability to commercialize future systems. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed IP rights against infringing third parties, if the licensed IP rights are found to be infringing third-party rights, or if we are unable to enter into necessary licenses on acceptable terms. In addition, the agreements under which we license IP from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant IP, or increase what we believe to be our financial or other obligations under the relevant agreement. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing our products and services. Our inability to maintain or obtain any third-party license required to sell or develop our products and services, or the need to engage in litigation regarding our third-party licenses, could have a material adverse effect on our business, operating results and financial condition.

Risks Related to the Reorganization

We may not realize the anticipated benefits from the Reorganization.

The benefits that we expect to achieve as a result of the Reorganization will depend, in part, on our ability to realize anticipated cost savings and synergies. As a combined company, we believe that we will be able to, among other things, save on our costs as a result of greater purchasing power and economies of scale, streamline administrative and general corporate functions and implement and maintain a capital structure designed to meet our specific needs and industry dynamics. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include the creation of a new organizational structure, changes in processes and information systems, dis-synergies from the Reorganization and changes to our operating model. Even if we are able to execute this transition successfully, this may not result in the full realization of the benefits that we currently expect, either within the expected time frame, or at all. In addition, the costs to achieve the anticipated benefits may be higher than we currently anticipate.

We have incurred, and expect to continue to incur, significant transaction costs in connection with the Reorganization.

In connection with the Reorganization, we have incurred and expect to continue to incur significant costs and expenses, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs and other related expenses. We are not able to quantify the exact amount of these expenses or the period in which they will be incurred. Some of the factors affecting the costs associated with the Reorganization include the timing of the completion of the Reorganization, the structure and execution of the Reorganization and the resources required to transition and integrate the Arxis Businesses into a single combined organization. There may also be additional unanticipated significant costs in connection with the Reorganization that we do not currently anticipate. These costs and expenses could reduce the benefits we expect to achieve from the Reorganization.

Risks Related to Our Class A Common Stock

We incur significant costs and devote substantial management time as a result of operating as a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, and must comply with the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as SEC rules and regulations and stock exchange listing standards, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. If we are unable to satisfy our obligations as a public company, our Class A common stock could be delisted and we could be subject to fines, sanctions, regulatory action and lawsuits.

Operating as a public company also makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, on our board committees or as executive officers.

Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

We have four authorized series of common stock: Class A common stock, which is entitled to one vote per share on all matters on which our stockholders generally are entitled to vote; Class B common stock, which is entitled to twenty votes per share on all matters on which our stockholders generally are entitled to vote; Class C common stock, which is not entitled to vote on any matter on which our stockholders generally are entitled to vote, in each case, except as otherwise provided in our amended and restated certificate of incorporation (our “Certificate of Incorporation”) or as required by applicable law; and convertible common stock which is entitled to vote as described in “Description of Capital Stock — Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.” Holders of our common stock vote together as a single class on all matters on which our stockholders generally are entitled to vote, except as otherwise provided in our Certificate of Incorporation or as required by applicable law. Our Sponsor beneficially owns common stock with 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). We have also entered into a stockholders agreement with our Sponsor, pursuant to which our Sponsor has certain director nomination rights, information rights and consent rights with respect to certain of our actions, including mergers and other extraordinary transactions, as long as our Sponsor and its permitted transferees beneficially own common stock representing at least 10% of the total voting power of our outstanding common stock. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” As a result, our Sponsor is able to control certain matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. Our Sponsor may also have interests that differ from yours and may vote or exercise its rights under the stockholders agreement in a way with which you disagree and which may be adverse to your interests. The concentration of voting power and the rights granted under the stockholders agreement may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our Company and might ultimately affect the market price of our Class A common stock.

We will be required to pay Arcline Arxis Advisory I, L.P. and any other persons that become parties to the Convertible-Related Tax Receivable Agreement for certain tax benefits we may receive.

Arxis has entered into a Convertible-Related Tax Receivable Agreement with Arcline Arxis Advisory I, L.P. whereby we will pay to Arcline Arxis Advisory I, L.P. 85% of the cash tax savings we realize with respect to the compensation deduction resulting from the transfer of the convertible common stock in respect of the services to be provided under the amended and restated advisory and consulting services agreement. Actual tax benefits realized by Arxis may differ from tax benefits calculated under the Convertible-Related Tax Receivable Agreement as a result of the use of certain assumptions in the Convertible-Related Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The compensation deduction is expected to be recognized in the year the convertible common stock is issued. Payment under the Convertible-Related Tax Receivable Agreement is due 125 days following the filing of our U.S. federal income tax return that reflects the applicable cash tax savings, subject to Arcline Arxis Advisory I, L.P.’s continued provision of services under the amended and restated advisory and consulting services agreement at the time of payment. We will have no further obligation to make payments in respect of tax benefits under the Convertible-Related Tax Receivable Agreement upon the earliest of (i) all payments required under the Convertible-Related Tax Receivable Agreement having been made, (ii) the election of an early termination by the independent members of our board and our making of the corresponding early termination payment and (iii) the termination of the amended and restated advisory and consulting services agreement.

The payments we will be required to make under the Convertible-Related Tax Receivable Agreement will principally depend on the value of convertible common stock and the prevailing federal tax rates applicable to us over the life of the Convertible-Related Tax Receivable Agreement (as well as the assumed combined state and local tax rate). Estimating the amount and timing of our realization of tax benefits subject to the Convertible-Related Tax Receivable Agreement is by its nature imprecise. For purposes of the Convertible-Related Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and certain simplifying assumptions with respect to state and local income taxes) to the amount we would have been required to pay had we not been able to utilize any of the deduction subject to the Convertible-Related Tax Receivable Agreement.

Payments under the Convertible-Related Tax Receivable Agreement may reduce cash that would otherwise be available for other uses and for the benefit of all stockholders, including for the payment of operating expenses, debt obligations, and taxes. However, because the payments under the Convertible-Related Tax Receivable Agreement are not expected to be substantial, we do not anticipate that such payments will materially affect our liquidity or our ability to meet these obligations.

Additionally, our obligations under the Convertible-Related Tax Receivable Agreement may create potential conflicts of interest between the interests of Arcline Arxis Advisory I, L.P. and those of our other shareholders. Such conflicts could arise in connection with decisions regarding tax planning, business investments, or the allocation of future cash flows, as Arcline Arxis Advisory I, L.P. may benefit from decisions that maximize the tax benefits subject to the Convertible-Related Tax Receivable Agreement, which could differ from decisions that maximize value for all stockholders.

Payments under the Convertible-Related Tax Receivable Agreement will be based on certain tax reporting positions regarding a compensation deduction in respect of the convertible common stock, and the Internal Revenue Service or another tax authority may challenge the positions upon which payment under the Convertible-Related Tax Receivable Agreement are based, as well as other related tax positions we take, and a court could sustain such challenge. Arcline Arxis Advisory I, L.P. will not reimburse us for any payments previously made if such positions are successfully challenged. As a result, in such circumstances, we could make payments to Arcline Arxis Advisory I, L.P. under the Convertible-Related Tax Receivable Agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could adversely affect our liquidity.

The Convertible-Related Tax Receivable Agreement provides that (1) in the event that we breach any of our material obligations under the Convertible-Related Tax Receivable Agreement or (2) if, with the written approval of a majority of our independent directors, we elect an early termination of the Convertible-Related Tax Receivable Agreement, our obligations under the Convertible-Related Tax Receivable Agreement would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deduction subject to the Convertible-Related Tax Receivable Agreement. Because most of the deduction subject to the Convertible-Related Tax Receivable Agreement is expected to be utilized in the year of our IPO or the following year, we do not expect a breach or early termination election to meaningfully affect our obligations under the Convertible-Related Tax Receivable Agreement. However, it is possible that a payment under the Convertible-Related Tax Receivable Agreement in one of these situations could be made in advance of, and may be in excess of, the cash savings to which such a payment relates.

Our obligations under the Convertible-Related Tax Receivable Agreement also apply with respect to any person that becomes a party to the Convertible-Related Tax Receivable Agreement in the future.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Convertible-Related Tax Receivable Agreement depends on the ability of our subsidiaries to make distributions to us. There can be no assurance that we will be able to meet our obligations under the Convertible-Related Tax Receivable Agreement. To the extent that we are unable to make payments under the Convertible-Related Tax Receivable Agreement for any reason, such payments will accrue interest until paid and nonpayment may constitute a breach of a material obligation under the Convertible-Related Tax Receivable Agreement and therefore accelerate payments due under the Convertible-Related Tax Receivable Agreement, thereby requiring us to make such payments earlier than anticipated.

Our convertible common stock is convertible into Class B common stock (or, if no shares of Class B common stock are outstanding at the time of such voluntary conversion, shares of Class A common stock), and prior to conversion participates on an as-converted basis, which will have the effect of diluting the economic and voting interests of holders of our Class A common stock and may adversely affect the market price of our Class A common stock.

Our convertible common stock will be convertible into a number of shares of our Class B common stock (or Class A common stock if no Class B common stock is outstanding at the time of such conversion) on the terms and conditions described under “Description of Capital Stock — Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.” in our Certificate of Incorporation. In addition, prior to satisfaction of the conditions to conversion of the convertible common stock, each holder of convertible common stock is entitled to vote, to consent, to receive dividends, if any, to receive notices as stockholders with respect to any meeting of stockholders and to exercise any rights whatsoever as our stockholders in an amount equal to the number of Class B shares that represent 1.25% of the Company’s fully diluted capital stock. After satisfaction of the Conversion Conditions, if ever, each holder of convertible common stock is entitled, on an as-converted basis, to vote, to consent, to receive dividends, if any, to receive notices as stockholders with respect to any meeting of stockholders and to exercise any rights whatsoever as our stockholders until they become holders of the shares of our common stock issued upon conversion of the convertible common stock.

The conversion of the share of convertible common stock into shares of Class B common stock (or, if no shares of Class B common stock are outstanding at the time of such voluntary conversion, shares of Class A common stock) would dilute the economic ownership interests of existing stockholders, including holders of our Class A common stock.

Furthermore, because shares of Class B common stock will carry greater voting power than shares of our Class A common stock and shares of our convertible common stock are entitled to vote as described above, the voting power of the current holder of the share of convertible common stock, Arcline Arxis Advisory I, L.P., the Sponsor, will be disproportionately increased, further increasing the ability of the Sponsor to significantly influence or control the outcome of matters submitted to a vote of stockholders. This concentration of voting power could limit the ability of holders of Class A common stock to influence corporate matters and may have the effect of discouraging certain transactions, including changes of control, that holders of Class A common stock might otherwise view as beneficial. Furthermore, the existence of the share of convertible common stock, the issuance of shares of Class B common stock upon conversion, or the perception that such conversion may occur, could adversely affect the market price of our Class A common stock and increase volatility in the trading price of our securities.

In addition, as noted above, the share of convertible common stock may in the future be convertible into Class A common stock if no shares of Class B common stock are outstanding at the time of such voluntary conversion. Any sales in the public market of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock. In addition, the anticipated conversion of the convertible common stock into shares of our Class A common stock could adversely affect the market price of our Class A common stock and increase volatility in the trading price of our securities.

We are a “controlled company” within the meaning of Nasdaq corporate governance standards and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” under Nasdaq corporate governance standards. Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We have availed ourselves of certain of these exemptions available to controlled companies, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors and (iii) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors. Consequently, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all Nasdaq corporate governance requirements. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Our Amended and Restated Certificate of Incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our Certificate of Incorporation provides for the allocation of certain corporate opportunities between us and our Sponsor and its affiliates. Under these provisions, our Sponsor and its affiliates will not have any duty to refrain from directly or indirectly engaging in the same or similar business activities or lines of business in which we or any of our affiliates engages or proposes to engage or otherwise competing with us or any of our affiliates. For instance, a non-employee director may pursue certain acquisition or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our financial performance, financial position and results of operations if attractive corporate opportunities are allocated by our Sponsor to itself or its affiliates or subsidiaries instead of to us. See “Description of Capital Stock — Corporate Opportunities.”

The multi-series structure of our common stock may depress the trading price and liquidity of our Class A common stock.

The multi-series structure of our common stock may result in a lower or more volatile market price of our Class A common stock or other adverse consequences. For example, certain index providers restrict inclusion of companies with multi-series structures in certain of their indexes. In addition, certain proxy advisory firms oppose the use of multi-series structures. As a result, the multi-series structure of our common stock may prevent the inclusion of our Class A common stock in certain indices and may cause proxy advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, which could result in a less active trading market for our Class A common stock and adversely affect the value of our Class A common stock. In addition, the difference in the voting rights of the series of our common stock could harm the value of our Class A common stock to the extent that any investor or potential future purchaser of our Class A common stock ascribes value to the superior voting power of our Class B common stock.

The market price of our Class A common stock may fluctuate significantly.

The trading price of our Class A common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

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market conditions in the broader stock market in general, or in our industry in particular;
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actual or anticipated fluctuations in our quarterly financial and operating results;
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introduction of new products and services by us or our competitors;
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issuance of new or changed securities analysts’ reports or recommendations;
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sales of large blocks of our stock;
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additions or departures of key personnel;
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regulatory developments;
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litigation and governmental investigations;
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economic and political conditions or events; and
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the other factors described in this “Risk Factors” section.

These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

If securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding our stock, our stock price and trading volume could decline.

The trading market for our Class A common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Class A common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.

Sales of a substantial number of shares of Class A common stock in the public market, or the perception in the market that the holders of a large number of shares of Class A common stock (or securities convertible into shares of Class A common stock) intend to sell shares, could reduce the market price of our Class A common stock. As of the date of this prospectus, we have, and we will have after this offering, 90,045,099 shares of Class A common stock outstanding, 340,676,783 shares of Class B common stock outstanding, no shares of Class C common stock outstanding and one share of convertible common stock outstanding. Certain of our shares are currently restricted as a result of securities laws or lock-up agreements described in the "Shares Eligible for Future Sale" section of this prospectus but will become eligible to be sold at various times following the completion of this offering. Once such shares are no longer restricted, they may be sold in the market, including by persons who receive such shares upon distribution by entities affiliated with our Sponsor. Moreover, the holders of 340,676,783 shares of Class A common stock (or securities convertible into such shares of Class A common stock) are entitled to registration rights with respect to their shares. Registration of these shares under the Securities Act would enable the holders to sell these shares without restriction under the Securities Act upon the effectiveness of the registration statement. We have also registered all shares of Class A common stock that we may issue under our equity compensation plans. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates. If a substantial number of shares become available for sale or are sold in a short period of time, the market price of our Class A common stock could decline.

Some provisions of Delaware law and our Amended and Restated Certificate of Incorporation and bylaws may deter third parties from acquiring us.

Our Certificate of Incorporation and Amended and Restated Bylaws (our “Bylaws”) provide for, among other things:

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four series of common stock with disparate voting power;
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after our Sponsor and its permitted transferees cease to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, a staggered board;
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restrictions on the ability of our stockholders to fill a vacancy on the board of directors;
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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
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after our Sponsor and its permitted transferees cease to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, a prohibition on stockholder action by written consent, thereby requiring all actions to be taken at a duly called meeting of the stockholders;
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supermajority approval to amend our Bylaws and certain provisions of our Certificate of Incorporation; and
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advance notice requirements for stockholder proposals.

Moreover, because we are incorporated in Delaware, we are governed by Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company and may discourage bids for our Class A common stock at a premium over its market price. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of your choosing and cause us to take other corporate actions than stockholders desire.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the U.S. federal courts are the exclusive forums for substantially all disputes between us and our stockholders.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or as to which Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware and (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware; provided that the foregoing provision does not apply to claims brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the U.S. federal courts are the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to these forum selection provisions.

These forum selection provisions may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

We do not anticipate paying any cash dividends in the foreseeable future.

We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant. As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock.

Any future issuance of our Class C common stock may have the effect of further concentrating voting control in our Class B common stock, may discourage potential acquisitions of our business and could have an adverse effect on the market price of our Class A common stock.

Although we have no current plans to issue any shares of our Class C common stock, we may in the future issue shares of our Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments and equity incentives to our employees, consultants and directors. Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by Nasdaq corporate governance standards. Because our Class C common stock carries no voting rights on matters on which stockholders generally are entitled to vote (except as otherwise provided by our Certificate of Incorporation or otherwise required by applicable law), if we issue shares of our Class C common stock in the future, the holders of our Class B common stock may be able to hold significant voting control over most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued our Class A common stock rather than our Class C common stock in such transactions. In addition, our Class C common stock will automatically convert into Class A common stock on a one-for-one basis upon the earliest to occur of (i) the date on which no shares of Class B common stock are outstanding and (ii) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B common stock entitled to vote thereon, voting separately as a class. If we issue shares of our Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A and Class B common stock and cause the market price of our Class A common stock to decline.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains statements that are forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, technology and plans and objectives of management for future operations, are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, the following:

•
the concentration of our business on the aerospace and defense industries;
•
the unique business risks of supplying products to companies contracting with the U.S. government;
•
the significant competition that we face;
•
our industry’s rapid change;
•
any decline or lower-than-anticipated growth of the markets into which we sell our products and services;
•
cost overruns;
•
the availability and pricing of certain components and raw materials from suppliers;
•
inflation;
•
our products may not operate as intended;
•
our decentralized organizational structure;
•
our indebtedness and the restrictive covenants under the agreements governing our indebtedness;
•
our ability to comply with the extensive governmental regulation to which we are subject;
•
our ability to maintain our government or industry approvals;
•
product liability lawsuits and product recalls;
•
our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights on which our business depends;
•
our ability to realize the anticipated benefits from the Reorganization;
•
the significant transaction costs that we have incurred and expect to continue to incur in connection with the Reorganization and this offering and as a public company; and
•
other factors disclosed in the “Risk Factors” section of this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Use of Proceeds

We will not receive any proceeds from the sale of Class A common stock by the Holders.

Dividend Policy

We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions (including the Credit Agreement, which restricts our ability to declare and pay dividends), business prospects and other factors our board of directors may deem relevant.

Determination of Offering Price

The Holders will offer Class A common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Class A common stock to be sold by the Holders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Class A common stock will trade at market prices in excess of the offering price as prices for our Class A common stock in any public market will be determined in the marketplace and may be influenced by many factors, including trading depth and liquidity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the historical results of operations and liquidity and capital resources of Arxis and Connector. Arcline Engineered Polymer Topco L.P., Hawkeye TopCo L.P., and Connector are predecessors to Arxis. Prior to the Reorganization, the Arxis Businesses were not consolidated or operated as a combined company. You should read the following discussion and analysis in conjunction with the Arxis Financial Statements and notes thereto included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the “Risk Factors,” and “Cautionary Statement Regarding Forward-Looking Statements” sections. Unless the context otherwise requires, references in this section to “we,” “our,” “us” and the “Company” refer to Arxis, Inc. and its consolidated subsidiaries, inclusive of the Arxis Businesses.

Arxis

Overview

We are a leading designer and manufacturer of proprietary, mission-critical electronic and mechanical components engineered for cutting-edge performance in extreme environments. Leveraging significant IP and world-class engineering capabilities, we design and deliver innovative solutions that address some of our customers’ most complex performance needs.

We operate in two reportable segments: Electronic Components and Mechanical Components. Both segments focus on proprietary, mission-critical, engineered components with outsized value-to-cost ratios, benefit from the same secular growth trends and share a decentralized operating structure unified by our Arxis EDGE business system. The segments are distinct in terms of the product categories they offer: our Electronic Components segment provides specialized, highly engineered electronic components and interconnect solutions, including connectors, cable assemblies, microelectronic packaging, RF and microwave products, power products, sensors, capacitors and resistors. Our Mechanical Components segment provides precision and self-lubricating bearings, seals, springs, gaskets and ducting, and radar absorbing materials.

Our business is highly diversified across end markets, customers and platforms with no material concentration in any category. We serve the broader aerospace and defense industries, and we also have a significant presence across medical technology and industrial technology end markets.

We operate 78 highly specialized manufacturing facilities globally across North America, Europe and Asia, with a focus on domestic manufacturing.

Recent Developments

The following significant events occurred during or subsequent to the six months ended June 30, 2026.

Acquisitions

On August 17, 2026, the Company acquired 100% of the equity interest in Omnetics, a Minnesota corporation. Omnetics is a leading designer and manufacturer of proprietary high-reliability Micro-D-Sub and Nano-D-Sub connectors and interconnect assemblies used in critical defense and space, commercial aerospace and medical applications.

Reorganization and Initial Public Offering

In April 2026, the Company completed its Reorganization and IPO of shares of Class A common stock. The Company’s Class A common stock began trading on the Nasdaq under the ticker symbol “ARXS” on April 16, 2026. Net proceeds from the IPO were $1,220.6 million, after deducting underwriting discounts, commissions and offering costs. A portion of the net proceeds was used to repay $946.0 million of outstanding indebtedness under the Company’s Term Loan Credit Facility, with the remainder to be used for working capital and general corporate purposes.

In connection with the IPO, the Company completed the Reorganization, pursuant to which the Arxis Businesses were reorganized into a corporate structure. Prior to the Reorganization, the Arxis Businesses operated as limited partnerships and limited liability companies. As a result of the Reorganization, the Company is subject to U.S. federal and state corporate income taxes on a consolidated basis. Refer to the Company’s Prospectus filed with the SEC on April 16, 2026 for additional details regarding the Reorganization.

Other Developments

We continue to monitor geopolitical developments in the Middle East and the potential effects on global markets and our business. Our direct exposure to the region is limited, and we have no material operations or assets in the Middle East. Based on information currently available, we do not expect these developments to have a material impact on our results of operations, cash flows, or financial condition; however, the scope, duration, and broader economic effects remain uncertain.

Key Factors and Trends Impacting Our Performance

The growth and success of our business as well as our financial condition and operating results have been, and are expected to continue to be, influenced by a number of factors, including the following:

Aerospace and Defense Industry Outlook

Our business performance is influenced by overall conditions in the global aerospace and defense industries. Demand for our products and services is driven by the spending patterns of commercial aerospace manufacturers, defense contractors and government agencies. Aircraft production rates, fleet utilization and defense budget levels all influence our business activity. Periods of significant disruption – such as those resulting from global health crises, geopolitical conflicts or terrorist attacks – can lead to program delays, reduced production rates or lower procurement budgets, all of which negatively affect our revenue and margins.

In commercial aerospace, our business is influenced by global economic conditions, airline profitability, passenger traffic levels and aircraft production rates. Our business is also influenced by impacts to the broader commercial aerospace industry, including changes in OEM build schedules or other supply chain constraints that may lead to reduced orders, deferred deliveries and customer pricing pressure.

In defense, spending priorities, funding cycles and modernization initiatives affect order timing and volume across platforms. Demand is influenced by platform mix, procurement budgets and production schedules under government contracts. Broader factors such as geopolitical developments, inflationary pressures and supply-chain availability can also influence platform execution and cost performance.

Aftermarket activity contributes recurring revenue for our business and is primarily driven by aircraft utilization, modernization, fleet age and scheduled maintenance cycles. Changes in passenger traffic levels, aircraft retirements or airline profitability can impact demand for spare parts or repairs, which in turn affect order timing and margin mix.

Government Defense Budgets and Procurement Policies

A substantial portion of our revenue is derived from sales to suppliers and contractors serving the DoW and foreign governments. Consequently, our performance depends on government budgetary decisions and procurement practices. Reductions in defense spending, political pressure to reduce military spending, delays in contract awards or funding and shifts in spending priorities away from programs we support can impact our results. In addition, the U.S. government’s ability to terminate contracts for convenience or modify pricing terms following audits introduces variability in our financial performance.

Supply Chain Management and Inventory Control

Our ability to meet customer demand depends on efficient supply chain operations and accurate forecasting. Because we generally lack long-term purchase commitments, we anticipate future orders based on customer forecasts and historical trends. Inaccurate demand forecasting can result in excess or insufficient inventory, leading to write-downs or shortages, which may harm financial performance, customer relationships and contract fulfillment. Additionally, supply constraints or disruptions, whether from labor shortages, geopolitical events or limited availability of raw materials, can delay production and increase costs.

Technology Advancements

The industries we serve are influenced by technological changes or advancements and new product introductions, all of which could make our products and services non-competitive or obsolete. A failure to adapt to technological and industry changes or our inability to meet or exceed industry standards and customer specifications on a timely, cost-effective or repeatable basis, could result in a loss of customers and market share.

Strategic Acquisitions

Acquisitions have been part of our growth strategy, and we expect to continue to pursue strategic acquisitions of complementary businesses and products. We may not be able to find suitable acquisition candidates, negotiate and complete such acquisitions on favorable terms or obtain and comply with regulatory approvals needed to complete such acquisitions. An inability to complete acquisitions or successfully integrate acquired businesses could adversely impact our strategic objectives and growth.

Contingencies

We have certain liabilities recorded associated with obligations to perform environmental remediation and we are subject to legal proceedings and claims that arise in the normal course of business. See “Note 12. Commitments and Contingencies” to the unaudited Arxis Condensed Consolidated Financial Statements and “Note 14. Commitments and Contingencies” to the Arxis Combined Financial Statements included elsewhere in this prospectus. The outcomes and expenses associated with these matters are difficult to predict. As a result, our results of operations and financial condition could be adversely affected by unfavorable resolutions of such matters or expenses associated with such matters beyond our current estimates.

Seasonality

We do not believe our revenue is subject to significant seasonal variations.

Factors Affecting Comparability of Results of Operations

Certain factors affecting the comparability of our current and historical results of operations are summarized below.

Acquisitions

We execute and integrate both transformational and tuck-in acquisitions, which are carefully selected to align with our core business model: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. While certain acquisitions, as discussed further in “Note 3. Business Combinations” to the Arxis Financial Statements included elsewhere in this prospectus, may not be individually significant, they may be relevant when comparing our results from period to period. These transactions are outlined below:

On June 1, 2026, the Company acquired 100% equity interest in MagCanica, LLC (“MagCanica”), a designer and manufacturer of non-contact, high-precision torque sensors that are used in high-performance rotating systems. The acquisition complements the Company’s existing military flexible driveshaft capabilities and addresses a growing need for real-time monitoring of mission-critical rotating systems.

On January 5, 2026, the Company acquired 100% of the equity interest of Micro-Tronics, LLC (“Micro-Tronics”), a leading provider of engineered, mission-critical elastomeric and metallic components for commercial aerospace and defense applications. The acquisition expands the Company’s product line into adjacent and overlapping capabilities, including elastomeric diaphragm seals and assemblies to high-precision electrical discharge machined components.

In June 2025, we acquired 100% equity interest in Oldham Seals Group Limited (“Oldham”), a Chichester, England based company that designs and manufactures polymer engineered products for the naval and civilian shipping industry, oil and gas and traction industries.

In January 2025, we acquired 100% equity interest in Spira Manufacturing Corporation (“Spira”) which specializes in custom manufacturing of electromagnetic interference and radio-frequency interference shielding gaskets and products.

On September 30, 2024 (“Acquisition Date”), the equity interests of Arcline Engineered Polymer Topco L.P., Hawkeye TopCo L.P., Connector and Ovation were contributed to a newly-formed limited partnership series-entity (the “Arxis Businesses Transaction”). The Arxis Businesses Transaction brought these entities under common control and resulted in a business combination within the scope of ASC 805.

On August 28, 2024, we acquired 100% equity interest in RMB Products, Inc. (“RMB”) which specializes in custom manufacturing and engineered polymers for the aerospace, chemical processing, semiconductor and biopharmaceutical industries. Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P., which were under common control for all periods presented including prior to September 30, 2024, were determined to be the accounting acquirer group in accordance with ASC 805.

In May 2024, we acquired 100% equity interest in M-Wave Design Corporation (“M-Wave”) which specializes in designing and manufacturing RF and microwave components, including isolators, circulators, adaptors and terminations, for applications in aerospace, defense and cryogenic quantum computing.

Reorganization

Immediately prior to the completion of our IPO, we effectuated the Reorganization. See “Prospectus Summary—Reorganization.” In connection with the completion of our IPO and as a result of the Reorganization, all of Arxis Businesses became subject to U.S. federal and certain state corporate taxes on a consolidated basis whereas previously the businesses were subject to tax as separate corporate entities or on a pass-through basis. Income taxes include income taxes on income earned or losses incurred in foreign jurisdictions on certain operations, and federal and state income taxes on income earned or losses incurred, both current and deferred, on subsidiaries that are taxed as corporations for U.S. tax purposes.

Public Company Costs

As a public company, we anticipate our operating expenses will increase as we establish more comprehensive compliance and governance functions, maintain and assess internal controls over financial reporting in accordance with the Sarbanes-Oxley Act, prepare and distribute periodic reports as required by SEC rules and regulations and obtain and maintain director and officer insurance appropriate for a public company. Such expenses include, but are not limited to, accounting, legal and personnel-related expenses. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Components of Results of Operations

Revenue

We generate revenue primarily from the design, manufacture and sale of highly engineered electronic and mechanical components used in mission-critical, harsh-environment applications, as well as related repair and overhaul services. Our components are integrated into customers’ platforms across defense and space, commercial aerospace, medical technology and industrial technology end markets. Our products are typically custom-engineered and designed into customers’ systems during early development stages, creating long-term embedded positions that produce recurring and predictable revenue streams. These components, which often represent a small fraction of total platform cost but deliver essential functionality, are produced and supplied throughout multi-decade platform lifecycles, including initial production and aftermarket replacement phases. Based on our production cycle, it is generally expected that goods related to the revenue will be manufactured, shipped and billed within twelve months of the customer purchase order.

Management reviews pricing and volume trends internally through periodic operating reviews and internal analysis by customer and business unit. Because period-over-period revenue changes are affected by multiple interrelated factors, including customized and negotiated pricing arrangements, contractual price mechanisms, changes in unit volumes, mix of customers and/or products, and timing of orders and deliveries, management does not maintain a methodology that precisely attributes revenue changes solely to pricing or solely to volume. Accordingly, where reasonably estimable, we disclose pricing and volume impacts on an approximate basis.

Organic Revenue

Organic revenue represents revenue from our existing businesses for comparable periods and excludes revenue from acquisitions. We include revenue from new acquisitions in organic revenue from the 13th month after the acquisition on a comparative basis with the prior period. As a result, revenue originally classified as acquisition revenue in the immediately preceding comparative period is reclassified as organic revenue in all the periods presented from the 13th month after acquisition onwards. Organic revenue therefore reflects the period-over-period change in revenue attributable to underlying performance factors, such as customer demand, pricing, and volume, and excludes the impact of businesses that contributed revenue for only a portion of one of the comparative periods due to acquisition timing.

Acquisition Revenue

Acquisition revenue represents revenue from businesses acquired either during the fiscal year of the acquisition, or revenue from acquisitions that were completed in the prior period for which there is no comparable revenue during the prior period. Revenue originally classified as acquisition revenue is reclassified as organic revenue when the acquired business is included in both the current reporting period and the immediately preceding comparative period, such that directly comparable prior period amounts exist. As the Company’s organic revenue and acquisition revenue classification is applied on a comparison-period basis, acquisition revenue for a respective period may be classified differently depending on the period-over-period comparison being presented.

Cost of Revenue

Cost of revenue primarily consists of expenses directly associated with the design, engineering, manufacture and delivery of our products. These include raw materials and component parts, direct labor, manufacturing overhead such as depreciation of production equipment and facility costs, quality assurance and testing expenses, and logistics and fulfillment costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of costs associated with sales and marketing activities and corporate functions including our finance, legal, human resources, information technology and facilities. These costs include personnel costs, such as salaries, bonuses, benefits and stock-based compensation expense, third-party professional services costs, such as legal, accounting and audit services, corporate facilities, depreciation for property, plant and equipment and other costs necessary to operate our business. Selling, general and administrative expenses also include gains or losses on disposals of assets.

Amortization of Intangibles

Amortization of intangibles consists of amortization expense associated with our intangible assets such as customer lists and relationships, developed technologies, trademarks and patents.

Interest Expense, Net

Interest expense, net consists of interest associated with our contractual and finance lease interest, the amortization of debt discounts and issuance costs, the fair value adjustment of our interest rate hedges and commitment fees associated with our revolving credit agreements.

Other Income, Net

Other income, net consists of gains and losses related to foreign currency transactions, income from transition services agreements and other miscellaneous income and expense items unrelated to our core operations.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists primarily of income taxes in certain federal, state, local and foreign jurisdictions in which we conduct business. Foreign jurisdictions typically have different statutory tax rates from those in the U.S. Our effective tax rates may vary depending on the relative proportion of foreign earnings to domestic earnings, generation of tax credits, changes in the valuation of our deferred tax assets and liabilities and changes in tax laws.

Results of Operations

The following tables set forth a summary of our results of operations for the three and six months ended June 30, 2026 and 2025.

	Historical
	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Operations Data:	2026	2025	2026	2025
(in thousands)
Revenue	$500,728	$400,444	$959,586	$780,523
Cost of revenue	238,127	202,830	462,142	419,998
Gross profit	262,601	197,614	497,444	360,525
Selling, general and administrative expenses	193,633	80,578	281,950	149,204
Amortization of intangible assets	36,284	34,183	72,307	68,263
Operating income	32,684	82,853	143,187	143,058
Interest expense, net	39,427	57,356	83,385	125,616
Other income, net	(5,329)	(3,589)	(7,796)	(4,818)
Net income (loss) before income taxes	(1,414)	29,086	67,598	22,260
Income tax expense	3,495	58,342	19,198	55,840
Net income (loss)	$(4,909)	$(29,256)	$48,400	$(33,580)

Three and Six Months Ended June 30, 2026 as compared to the Three and Six Months Ended June 30, 2025

Revenue

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Organic revenue	$484,374	$400,444	$929,524	$780,523
Acquisition revenue	16,355	—	30,062	—
Total revenue	$500,728	$400,444	$959,586	$780,523

Revenue increased by $100.3 million, or 25.0%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025.

Revenue increased by $179.1 million, or 22.9%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025.

Organic Revenue

For the three months ended June 30, 2026 as compared to the 2025 period, organic revenue increased by $83.9 million, or 21.0%, which was driven by broad-based growth across all of our end markets, led by Industrial Technology, and supported by continued strength in Commercial Aerospace and Defense and Space.

For the three months ended June 30, 2026 as compared to the 2025 period, growth across all of our end markets reflected the combined benefit of higher sales volume and favorable pricing actions. Volume growth reflected increased customer demand across key programs and applications, as well as contributions from new business wins, contributing mid-teens growth led by Industrial Technology and Commercial Aerospace end markets. Pricing contributed a mid-single-digit increase across each of our end markets, reflecting contractual price escalations and price realization actions.

For the six months ended June 30, 2026 as compared to the 2025 period, organic revenue increased by $149.0 million, or 19.1%, including a 1% favorable foreign currency impact. Growth remained broad-based across all of our end markets throughout the first half of 2026.

For the six months ended June 30, 2026 as compared to the 2025 period, growth across all end markets reflected the combined benefit of higher sales volume and favorable pricing actions. Volume growth reflected increased customer demand across key programs and applications, as well as contributions from new business wins, contributing low-teens growth across all our end markets. Pricing contributed a mid-single-digit increase across each of our end markets, reflecting contractual price escalations and price realization actions.

The favorable demand environment remained consistent throughout the first half of 2026, supported by increased U.S. and allied defense spending, higher commercial aerospace production rates and aftermarket activity, and continued investment in automation and electrification across industrial technology applications.

Acquisition Revenue

For the three and six months ended June 30, 2026 acquisition revenue was $16.4 million and $30.1 million, respectively, which represents revenue from businesses acquired after June 30, 2025 that was not included in the comparable organic revenue base for the period, and is attributable to the acquisitions of Oldham, Micro-Tronics, and MagCanica.

Gross Profit

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Gross profit	$262,601	$197,614	$497,444	$360,525
Gross margin	52.4%	49.3%	51.8%	46.2%

For the three months ended June 30, 2026 as compared to the 2025 period, gross profit increased by $65.0 million, or 32.9%, which was primarily due to improved operating leverage on higher volumes, and partially attributable to favorable price realization, reflecting continued operational execution across the business, and incremental gross profit from the acquisitions of Oldham, Micro-Tronics, and MagCanica.

For the six months ended June 30, 2026 as compared to the 2025 period, gross profit increased by $136.9 million, or 38.0%, which was primarily due to improved operating leverage on higher volumes, and partially attributable to favorable price realization, reflecting continued operational execution across the business. The increase was also partially attributable to a $16.8 million favorable change in amortization of inventory step-up from acquisitions, and incremental gross profit from the acquisitions of Oldham, Micro-Tronics, and MagCanica.

For both the three and six months ended June 30, 2026 as compared to the 2025 period, gross margin increased primarily due to operational leverage on increased volumes and partially attributable to favorable price realization. Continued operational execution initiatives also supported margin expansion.

Selling, General and Administrative Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Selling, general and administrative expenses	$193,633	$80,578	$281,950	$149,204
Percentage of revenue	38.7%	20.1%	29.4%	19.1%

Selling, general and administrative expenses increased by $113.1 million, or 140.3%, for the three months ended June 30, 2026 as compared to the 2025 period. Selling, general and administrative expenses increased by $132.7 million, or 89.0%, for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily driven by share-based compensation expense and transaction expenses recognized in connection with our IPO.

Amortization of Intangible Assets

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Amortization of intangible assets	$36,284	$34,183	$72,307	$68,263
Percentage of revenue	7.2%	8.5%	7.5%	8.7%

Amortization of intangible assets increased by $2.1 million, or 6.1%, for the three months ended June 30, 2026 as compared to the 2025 period. Amortization of intangible assets increased by $4.0 million, or 5.9%, for the six months ended June 30, 2026 as compared to the 2025 period. These increases were due to amortization related to acquired intangible assets.

Interest Expense, Net

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Interest expense, net	$39,427	$57,356	$83,385	$125,616
Percentage of revenue	7.9%	14.3%	8.7%	16.1%

Interest expense, net decreased by $17.9 million, or 31.3%, for the three months ended June 30, 2026 as compared to the 2025 period, which was primarily due to the repayment of $946.0 million aggregate principal amount of debt in April 2026 using a portion of the proceeds from the IPO, partially offset by an $11.4 million loss on extinguishment of debt.

Interest expense, net decreased by $42.2 million, or 33.6%, for the six months ended June 30, 2026 as compared to the 2025 period, which was primarily due to the repayment of $946.0 million aggregate principal amount of debt in April 2026 using a portion of the proceeds from the IPO.

Other Income, Net

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Other income, net	$(5,329)	$(3,589)	$(7,796)	$(4,818)
Percentage of revenue	(1.1)%	(0.9)%	(0.8)%	(0.6)%

Other income, net increased by $1.7 million for the three months ended June 30, 2026 as compared to the 2025 period. Other income, net increased by $3.0 million for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily due to interest income.

Income Tax Expense

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Income tax expense	$3,495	$58,342	$19,198	$55,840
Percentage of revenue	0.7%	14.6%	2.0%	7.2%

Income tax expense decreased by $54.8 million for the three months ended June 30, 2026 as compared to the 2025 period. The Company’s effective income tax rate was (247.2)% for the three months ended June 30, 2026, compared to 200.6% for the three months ended June 30, 2025. The change in the effective tax rate was primarily due to IPO-related items, including share-based compensation expense, which resulted in a near break-even pre-tax book loss.

Income tax expense decreased by $36.6 million for the six months ended June 30, 2026 as compared to the 2025 period. The Company’s effective income tax rate was 28.4% for the six months ended June 30, 2026, compared to 250.9% for the six months ended June 30, 2025. The change in the effective tax rate was primarily due to higher pre-tax book income across the Company’s business entities, as well as changes in the jurisdictional mix of earnings and losses in 2026.

Years Ended December 31, 2025, 2024 and 2023

The following tables set forth a summary of our results of operations for the years ended December 31, 2025, 2024 and 2023.

	Historical
	Year Ended December 31,
Combined Statements of Operations Data:	2025	2024	2023
(in thousands)
Revenue	$1,591,020	$742,992	$424,495
Cost of revenue	836,304	411,853	230,478
Gross profit	754,716	331,139	194,017
Selling, general and administrative expenses	339,081	156,143	88,227
Amortization of intangible assets	138,937	72,405	51,469
Operating income	276,698	102,591	54,321
Interest expense, net	220,316	161,052	124,496
Other (income) expense, net	(5,932)	(5,461)	(845)
Net income (loss) before income taxes	62,314	(53,000)	(69,330)
Income tax expense (benefit)	16,325	2,472	(9,412)
Net income (loss)	$45,989	$(55,472)	$(59,918)

Year Ended December 31, 2025 as compared to the Year Ended December 31, 2024

Revenue

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Organic revenue	$808,767	$742,992	$65,775	8.9%
Acquisition revenue	782,253	—	782,253	NM
Total revenue	$1,591,020	$742,992	$848,028	114.1%

NM – Not meaningful

Revenue increased by $848.0 million, or 114.1%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Organic Revenue

Organic revenue increased by $65.8 million, or 8.9%, for the year ended December 31, 2025, as compared to December 31, 2024. The increase was primarily driven by growth for the year ended December 31, 2025 in our Defense and Space and Commercial Aerospace end markets of approximately $45.4 million and $14.4 million, respectively, as compared to the year ended December 31, 2024. Growth in our Defense and Space end market reflected a mid-single-digit percentage increase from pricing, including contractual price escalations and price realization, and a mid-single-digit percentage increase from volume, reflecting higher customer demand in key programs. Growth in our Commercial Aerospace end market was primarily driven by a high-single-digit percentage increase in pricing. Pricing actions were broad-based across the portfolio.

Acquisition Revenue

Acquisition revenue of $782.3 million for the year ended December 31, 2025 represents revenue attributable to businesses acquired after December 31, 2023 that was not included in the comparable organic revenue base for the period, primarily revenue attributable to the businesses acquired in the Arxis Businesses Transaction for the period from January 1, 2025 through September 29, 2025 and, to a lesser extent, revenue attributable to the 2025 Acquisitions. Acquisition revenue attributable to the revenue of acquired companies in connection with the Arxis Businesses Transaction was $724.0 million, or 85.4%, of the increase in total revenue for the year ended December 31, 2025, as compared to the year ended December 31, 2024. No acquisition revenue is presented for the year ended December 31, 2024, as $246.6 million of acquisition revenue was reclassified as organic revenue, given that the period from September 30th through December 31st is included in both comparative periods.

Gross Profit

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Gross profit	$754,716	$331,139	$423,577	127.9%
Gross margin	47.4%	44.6%

Gross profit increased by $423.6 million, or 127.9%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily due to gross profit of $350.6 million related to acquisitions, as well as operating leverage improvement, driven by the successful execution of our operational initiatives, including improved pricing discipline.

Gross margin was 47.4% during the year ended December 31, 2025 compared to 44.6% for the year ended December 31, 2024. The increase was primarily due to a continued focus on value-based pricing and the successful execution of our operational initiatives, including improved pricing discipline. The increase was partially offset by $18.2 million, or 1.1%, related to amortization of inventory step-up resulting from the Arxis Businesses Transaction.

Selling, General and Administrative Expenses

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Selling, general and administrative expenses	$339,081	$156,143	$182,938	117.2%
Percentage of revenue	21.3%	21.0%

Selling, general and administrative expenses increased by $182.9 million, or 117.2%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This increase was primarily due to $142.6 million of incremental costs in connection with the Arxis Businesses Transaction, primarily attributable to $78.7 million of employee compensation wages and benefits and $8.4 million of depreciation expense, in addition to $10.1 million of losses on disposition of assets.

Amortization of Intangible Assets

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Amortization of intangible assets	$138,937	$72,405	$66,532	91.9%
Percentage of revenue	8.7%	9.7%

Amortization of intangible assets increased by $66.5 million, or 91.9%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This increase was primarily due to amortization related to acquired intangibles in connection with the Arxis Businesses Transaction.

Interest Expense, Net

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Interest expense, net	$220,316	$161,052	$59,264	36.8%
Percentage of revenue	13.8%	21.7%

Interest expense, net increased by $59.3 million, or 36.8%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This increase was primarily due to $85.9 million of interest expense associated with debt held by acquired companies in connection with the Arxis Businesses Transaction and $15.8 million of loss on debt extinguishment, partially offset by a $42.4 million decrease due to the debt refinancing.

Other Income, Net

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Other income, net	$(5,932)	$(5,461)	$(471)	8.6%
Percentage of revenue	(0.4%)	(0.7%)

Other income, net increased by $0.5 million, or 8.6%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Income Tax Expense (Benefit)

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Income tax expense	$16,325	$2,472	$13,853	NM
Percentage of revenue	1.0%	0.3%

Income tax expense increased by $13.9 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily due to an increase in pretax book income for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

Year Ended December 31, 2024 as compared to the Year Ended December 31, 2023

Revenue

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Organic revenue	$496,390	$424,495	$71,895	16.9%
Acquisition revenue	246,602	—	246,602	NM
Total revenue	$742,992	$424,495	$318,497	75.0%

Revenue increased by $318.5 million, or 75.0% for the year ended December 31, 2024 as compared to the year ended December 31, 2023.

Organic Revenue

Organic revenue increased by $71.9 million, or 16.9%, for the year ended December 31, 2024, as compared to December 31, 2023. The increase was primarily driven by growth for the year ended December 31, 2024 in our Defense and Space and Commercial Aerospace end markets of $54.5 million and $18.2 million, respectively, as compared to December 31, 2023. Growth in our Defense and Space end market was driven by a low-double-digit percentage increase in volume due to strong demand for defense-related customer platforms, reflecting increased production activity on key programs and a mid-single-digit percentage increase from pricing, including the impact of contractual price escalations and price realization. Growth in our Commercial Aerospace end market was driven by a high-double-digit percentage increase in price and a mid-double-digit percentage increase in production volumes resulting from continued customer demand, including higher build rates and increased customer ordering levels. The increase in our Defense and Space and Commercial Aerospace end markets was partially offset by a $0.8 million decrease in our Industrial Technology end market.

Acquisition Revenue

Acquisition revenue was primarily attributable to the revenue of acquired companies in connection with the Arxis Businesses Transaction, which represented $232.9 million, or 73.1%, of the increase in total revenue for the year ended December 31, 2024 compared to the year ended December 31, 2023.

Gross Profit

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Gross profit	$331,139	$194,017	$137,122	70.7%
Gross margin	44.6%	45.7%

Gross profit increased by $137.1 million, or 70.7%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The increase was primarily due to gross profit of $78.9 million related to acquisitions in 2024, as well as operating leverage improvement, driven by the successful execution of our operational strategy, including enhanced manufacturing efficiencies, favorable product mix and improved pricing discipline related to recently acquired businesses.

Gross margin was 44.6% during the year ended December 31, 2024 compared to 45.7% for the year ended December 31, 2023. The decrease was primarily due to $24.8 million, or 3.3%, related to amortization of inventory step-up resulting from the Arxis Businesses Transaction. The decrease was partially offset by the successful execution of our operational strategy, including enhanced manufacturing efficiencies, favorable product mix and improved pricing discipline related to recently acquired businesses.

Selling, General and Administrative Expenses

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Selling general and administrative expenses	$156,143	$88,227	$67,916	77.0%
Percentage of revenue	21.0%	20.8%

Selling, general and administrative expenses increased by $67.9 million, or 77.0%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to incremental costs in connection with the Arxis Businesses Transaction, related to restructuring costs of $25.3 million, employee compensation and benefits of $19.6 million and professional fees of $3.7 million.

Amortization of Intangible Assets

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Amortization of intangible assets	$72,405	$51,469	$20,936	40.7%
Percentage of revenue	9.7%	12.1%

Amortization of intangible assets increased by $20.9 million, or 40.7%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to amortization related to acquired intangibles in connection with the Arxis Businesses Transaction.

Interest Expense, Net

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Interest expense, net	$161,052	$124,496	$36,556	29.4%
Percentage of revenue	21.7%	29.3%

Interest expense, net increased by $36.6 million, or 29.4%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to incremental interest due to interest expense associated with debt held by acquired companies in connection with the Arxis Businesses Transaction.

Other Income, Net

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Other income, net	$(5,461)	$(845)	$(4,616)	NM
Percentage of revenue	(0.7%)	(0.2%)

Other income, net increased by $4.6 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to activity of acquired companies in connection with the Arxis Businesses Transaction, including $2.8 million of income from transition services agreements and $0.5 million of gains on foreign currency transactions.

Income Tax Expense (Benefit)

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Income tax expense (benefit)	$2,472	$(9,412)	$11,884	NM
Percentage of revenue	0.3%	(2.2%)

Income tax expense increased by $11.9 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The increase was primarily due to the decrease in Net loss before income taxes for the year ended December 31, 2024 as compared to the year ended December 31, 2023, and due to the activity of acquired companies in connection with the Arxis Businesses Transaction.

Segment Results

Three and Six Months Ended June 30, 2026 as compared to the Three and Six Months Ended June 30, 2025

The following table presents revenue by segment, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	2026	2025
Electronic Components
Segment Revenue	$214,847	$178,128	$416,116	$347,957
Segment Adjusted EBITDA	$94,811	$74,602	$180,954	$144,384
Segment Adjusted EBITDA Margin(1)	44.1%	41.9%	43.5%	41.5%
Mechanical Components
Segment Revenue	$285,881	$222,316	$543,470	$432,566
Segment Adjusted EBITDA	$121,352	$79,072	$218,150	$143,415
Segment Adjusted EBITDA Margin(1)	42.4%	35.6%	40.1%	33.2%

(1)
Segment Adjusted EBITDA Margin is calculated as Segment Adjusted EBITDA divided by segment revenue.

Electronic Components

Electronic Components segment revenue increased by $36.7 million, or 20.6%, for the three months ended June 30, 2026 as compared to the 2025 period. Electronic Components segment revenue increased by $68.2 million, or 19.6%, for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily due to higher revenue across our Industrial Technology and Defense and Space end markets driven by strong customer demand.

Electronic Components Segment Adjusted EBITDA increased by $20.2 million for the three months ended June 30, 2026 as compared to the 2025 period. Electronic Components Segment Adjusted EBITDA increased by $36.6 million for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily driven by increased operating leverage resulting from higher sales volumes, together with continued operational efficiencies.

Mechanical Components

Mechanical Components segment revenue increased by $63.6 million or 28.6% for the three months ended June 30, 2026 as compared to the 2025 period. Mechanical Components segment revenue increased by $110.9 million or 25.6% for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily due to higher revenue across all of our end markets driven by strong customer demand, and partially attributable to the acquisitions of Oldham and Micro-Tronics.

Mechanical Components Segment Adjusted EBITDA increased by $42.3 million for the three months ended June 30, 2026 as compared to the 2025 period. Mechanical Components Segment Adjusted EBITDA increased by $74.7 million for the six months ended June 30, 2026 as compared to the 2025 period. These increases were primarily driven by higher sales volumes, which increased operating leverage, together with continued execution of our operational strategy, including operational efficiencies and cost optimization initiatives. These increases were also partially attributable to the acquisitions of Oldham and Micro-Tronics.

For more information regarding our segments please refer to “Note 5. Segment Information” in the unaudited Arxis Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Year Ended December 31, 2025 as compared to the Year Ended December 31, 2024

The following table presents revenue by segment, segment Adjusted EBITDA and segment Adjusted EBITDA Margin for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(in thousands, except for percentages)	2025	2024	$ Change	% Change
Electronic Components
Segment Revenue	$704,997	$360,515	$344,482	95.6%
Segment Adjusted EBITDA	$274,995	$129,044	$145,951	113.1%
Segment Adjusted EBITDA Margin(1)	39.0%	35.8%
Mechanical Components
Segment Revenue	$886,023	$382,477	$503,546	131.7%
Segment Adjusted EBITDA	$296,309	$114,955	$181,354	157.8%
Segment Adjusted EBITDA Margin(1)	33.4%	30.1%

(1)
Segment Adjusted EBITDA Margin is calculated as segment Adjusted EBITDA divided by segment revenue.

Electronic Components

Electronic Components segment revenue increased by $344.5 million, or 95.6%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily due to $308.8 million in connection with the Arxis Businesses Transaction, and higher revenue across our Defense and Space end market driven by strong customer demand.

Electronic Components segment Adjusted EBITDA increased by $146.0 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This increase was primarily due to $124.2 million in connection with the Arxis Businesses Transaction, as well as robust growth in Defense and Space end market and execution of our operational strategy.

Mechanical Components

Mechanical Components segment revenue increased by $503.5 million or 131.7% for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily due to $429.8 million in connection with the Arxis Businesses Transaction, as well as higher revenue across all our end markets attributable to higher customer demand.

Mechanical Components segment Adjusted EBITDA increased by $181.4 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This increase was primarily due to $151.8 million in connection with the Arxis Businesses Transaction, as well as cost savings realized from integration initiatives and favorable pricing.

For more information regarding our segments please refer to “Note 5. Segment Information” to the Arxis Combined Financial Statements included elsewhere in this prospectus.

Year Ended December 31, 2024 as compared to the Year Ended December 31, 2023

The following table presents revenue by segment, segment Adjusted EBITDA and segment Adjusted EBITDA Margin for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(in thousands, except for percentages)	2024	2023	$ Change	% Change
Electronic Components
Segment Revenue	$360,515	$229,842	$130,673	56.9%
Segment Adjusted EBITDA	$129,044	$66,044	$63,000	95.4%
Segment Adjusted EBITDA Margin(1)	35.8%	28.7%
Mechanical Components
Segment Revenue	$382,477	$194,653	$187,824	96.5%
Segment Adjusted EBITDA	$114,955	$59,134	$55,821	94.4%
Segment Adjusted EBITDA Margin(1)	30.1%	30.4%

(1)
Segment Adjusted EBITDA Margin is calculated as segment Adjusted EBITDA divided by segment revenue.

Electronic Components

Electronic Components segment revenue increased by $130.7 million, or 56.9%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The increase was primarily due to $98.5 million attributable to the Arxis Businesses Transaction, and higher revenue across our defense and space end markets driven by strong customer demand.

Electronic Components segment Adjusted EBITDA increased by $63.0 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to $35.1 million attributable to the Arxis Businesses Transaction, as well as robust growth in our defense and space end market and execution of our operational strategy.

Mechanical Components

Mechanical Components segment revenue increased by $187.8 million, or 96.5%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The increase was primarily due to $134.4 million attributable to the Arxis Businesses Transaction. The increase was also attributable to higher revenue across all of our end markets, led by growth in the Defense and Space and Commercial Aerospace end markets, reflecting sustained customer demand and higher production activity.

Mechanical Components segment Adjusted EBITDA increased by $55.8 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was primarily due to $26.0 million attributable to the Arxis Businesses Transaction, as well as robust organic sales growth in our Commercial Aerospace, and Defense and Space end markets, execution of our operational strategy, including the acquisition of RMB.

For more information regarding our segments please refer to “Note 5. Segment Information” to the Arxis Combined Financial Statements included elsewhere in this prospectus.

Non-GAAP Financial Information

We report our financial results in accordance with GAAP, however, management believes that certain financial measures that are not presented in accordance with GAAP provide management and users of our financial information with useful supplemental information that provides a meaningful view of our performance across periods. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide visibility to the underlying operating performance. Management uses Adjusted EBITDA and Adjusted EBITDA Margin to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions. In addition to Adjusted EBITDA and Adjusted EBITDA Margin, we believe Free Cash Flow and Free Cash Flow Conversion provide useful information regarding how Net cash provided by (used in) operating activities compares to the capital expenditures required to maintain and grow our business, and our available liquidity, after funding such capital expenditures, to service our debt, fund strategic initiatives and strengthen our balance sheet, as well as our ability to convert our earnings to cash. Additionally, we believe such metrics are widely used by investors, securities analysts, ratings agencies and other parties in evaluating liquidity and debt-service capabilities.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations are:

•
Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in Adjusted EBITDA and Adjusted EBITDA Margin;
•
Adjusted EBITDA and Adjusted EBITDA Margin exclude the cash expense we have incurred to acquire and integrate businesses into our operations, which is a necessary element of certain of our acquisitions;
•
Adjusted EBITDA and Adjusted EBITDA Margin exclude share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•
Adjusted EBITDA and Adjusted EBITDA Margin exclude the substantial amortization expense associated with our intangible assets, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business;
•
Adjusted EBITDA and Adjusted EBITDA Margin exclude certain non-cash or non-routine items included within other income and expenses that are not reflective of our ongoing operational results;
•
Adjusted EBITDA and Adjusted EBITDA Margin do not include the impact of income taxes, which is a necessary element of our operations; and
•
Free Cash Flow and Free Cash Flow Conversion do not represent our residual cash flow available for discretionary purposes and do not reflect our future contractual commitments.

Management compensates for these limitations by not viewing Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion in isolation and specifically by using other GAAP measures, such as Revenue, Net income (loss) and Net cash provided by (used in) operating activities, to measure our operating performance and liquidity. Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion are not measurements of financial performance or liquidity under GAAP, and they should not be considered as alternatives to Net income (loss) or Net cash flows provided by (used in) operating activities determined in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is defined as net income (loss), adjusted for: (i) interest expense, net; (ii) income tax expense (benefit); (iii) depreciation and amortization; (iv) acquisition and integration costs; (v) restructuring costs; (vi) transaction and other deal related expenses; (vii) share-based compensation expense; (viii) refinancing costs; and (ix) other non-recurring adjustments. Management defines Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue.

The following table sets forth a reconciliation of Net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except for percentages)	2026	2025	2025	2024	2023
Net income (loss)	$48,400	$(33,580)	$45,989	$(55,472)	$(59,918)
Interest expense, net	83,385	125,616	220,316	161,052	124,496
Income tax expense (benefit)	19,198	55,840	16,325	2,472	(9,412)
Depreciation and amortization	103,556	98,093	200,111	96,303	65,324
Acquisition and integration costs(1)	1,437	19,963	23,313	25,788	2,900
Restructuring costs(2)	270	2,475	3,772	14,108	1,402
Transaction and other deal related expenses(3)	9,044	4,955	12,695	3,054	643
Share-based compensation expense(4)	109,591	4,536	27,259	406	—
Refinancing costs(5)	—	—	—	335	190
Other non-recurring adjustments(6)	11,812	9,901	21,524	(4,047)	(447)
Adjusted EBITDA	$386,693	$287,799	$571,304	$243,999	$125,178
Adjusted EBITDA Margin	40.3%	36.9%	35.9%	32.8%	29.5%

(1)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs, rebranding, system implementation costs and employee expenses related to acquisitions. This also includes amortization expenses of inventory step-up recorded in connection with purchase accounting of acquired businesses.
(2)
Represents severance, facility consolidation/closure costs and other charges associated with restructuring programs.
(3)
Represents third-party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.
(4)
Represents the compensation expense under our share-based plans and deferred compensation plans. Includes $7.5 million for employer taxes related to vested RSUs for the six months ended June 30, 2026.
(5)
Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.
(6)
Represents other income and expense adjustments that are non-recurring, non-operational or not reflective of core performance, such as loss on disposal of assets, commercial commitments or legal settlements, income from transition services agreements and non-operational pension impacts. Includes $13.3 million of expense related to the Convertible-Related Tax Receivable Agreement for the six months ended June 30, 2026.

Free Cash Flow and Free Cash Flow Conversion

We measure Free Cash Flow as Net cash provided by (used in) operating activities less Capital expenditures. Free Cash Flow Conversion is calculated as Free Cash Flow divided by Net income (loss). The following table sets forth a reconciliation of Net cash provided by (used in) operating activities, the most comparable GAAP financial measure, to Free Cash Flow for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except for percentages)	2026	2025	2025	2024	2023
Net cash provided by (used in) operating activities	$174,354	$68,605	$251,196	$70,946	$(7,919)
Less:
Capital expenditures	(22,290)	(21,395)	(42,425)	(28,889)	(12,502)
Free Cash Flow	$152,064	$47,210	$208,771	$42,057	$(20,421)
Free Cash Flow Conversion	314.2%	140.6%	454.0%	75.8%	NM

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been cash and cash equivalents, cash flows from our operating activities and borrowings under our credit agreements, including revolving credit facilities. Our principal historical liquidity requirements have been for acquisitions, capital expenditures, servicing indebtedness and working capital needs. As we continue to expand our business, we may require additional working capital in the future for increased costs, and although we believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable future through cash on hand and cash flows from our operating activities, we may choose to use borrowings under our credit facilities to finance our operating and investing activities. Based on our current outlook, we believe that net cash provided by operating activities and available borrowings under our credit agreements will be sufficient to fund our cash requirements for at least the next twelve months. As of June 30, 2026, we had $1,732.9 million of borrowings outstanding under the Term Loan Facility, and a $201.0 million commitment under our delayed draw term loan (“DDTL”), all of which was undrawn as of June 30, 2026. We had no outstanding balance under our senior secured revolving credit facility (the “Revolving Credit Facility”, and together with the Term Loan Credit Facility and DDTL, the “Credit Facilities”) and $3.7 million letters of credit were utilized, resulting in an available borrowing capacity of $396.3 million on the Revolving Credit Facility.

Cash Flows

The following table sets forth the major components of our combined statements of cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2026	2025	2025	2024	2023
Net cash provided by (used in) operating activities	$174,354	$68,605	$251,196	$70,946	$(7,919)
Net cash used in investing activities	(207,960)	(171,847)	(192,824)	(35,276)	(12,187)
Net cash provided by financing activities	279,224	171,281	78,106	62,228	15,580

Operating Activities

Cash provided by operating activities increased by $105.7 million for the six months ended June 30, 2026 as compared to the 2025 period, primarily due to an increase in Net income, adjusted for non-cash items, of $144.2 million, partially offset by an increase in cash outflow from the cash impacts of changes in working capital of $23.8 million. Our overall decrease in working capital performance was primarily attributable to a decrease of $28.4 million in Accounts payable and Accrued expenses and other current liabilities for the timing and amount of vendor payments, an increase of $24.7 million in Accounts receivable primarily due to higher revenue, partially offset by a decrease of $15.1 million in Inventory primarily due to lower purchasing activity and a decrease of $14.2 million in Prepaid expenses and other current assets primarily due to income tax receivables. In addition to the decrease in overall working capital, cash outflow from net contract liabilities increased by $14.2 million, which was primarily due to the timing of progress billings.

Cash provided by operating activities increased by $180.3 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024, primarily due to an increase in Net income of $254.8 million, adjusted for non-cash items, and the cash impacts of changes in working capital of $80.3 million. Our overall decrease in working capital performance was primarily attributable to an increase of $75.4 million in Accounts receivable, Inventory, Prepaid expenses and other current assets balances primarily driven by an increase in tax receivables and support for growing customer demand in 2025, and a decrease of $4.9 million in Accounts payable and Accrued expenses and other current liabilities to accommodate the timing of vendor payments. This decrease in working capital was partially offset by an increase in cash flows of $12.0 million in net contract liabilities.

Cash provided by operating activities increased by $78.9 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily due to a decrease in Net loss of $50.5 million, adjusted for non-cash items, and the cash impacts of changes in working capital of $43.5 million, which was driven largely by improved working capital management resulting from stronger working capital performance in the entities acquired in the Arxis Businesses Transaction, partially offset by changes in contract assets of $14.4 million driven largely by the timing of progress billings. Our improved working capital performance was primarily attributable to cash provided from increases of $29.2 million from Accounts payable and Accrued expenses and other current liabilities, reflecting higher purchasing activity, and an increase in cash flows of $17.4 million generated from Accounts receivable, reflecting improved collection performance, which was partially offset by an increase in cash outflows of $2.7 million in Inventories, to support growing customer demand.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2026 was $208.0 million, and related to $185.8 million cash consideration paid for acquisitions and $22.3 million of capital expenditures.

Net cash used in investing activities for the six months ended June 30, 2025 was $171.8 million, and related to $152.6 million cash consideration paid for acquisitions and $21.4 million of capital expenditures.

Net cash used in investing activities for the year ended December 31, 2025 was $192.8 million, primarily related to $152.6 million cash consideration paid for acquisitions in 2025 as well as $42.4 million of capital expenditures, which was partially offset by $2.2 million in proceeds from sale and disposal of assets and businesses.

Net cash used in investing activities for the year ended December 31, 2024 was $35.3 million, primarily related to $53.5 million cash consideration paid for acquisitions in 2024 as well as $28.9 million of capital expenditures, partially offset by $46.9 million in cash acquired through the Arxis Businesses Transaction.

Net cash used in investing activities for the year ended December 31, 2023 was $12.2 million, primarily related to $12.5 million of capital expenditures.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2026 was $279.2 million, and primarily related to proceeds from the Company’s IPO of $1,227.8 million, $25.0 million of proceeds from the issuance of debt, $11.3 million in contributions, and $5.4 million of proceeds from the settlement of related party notes receivable, partially offset by $952.8 million of debt repayments.

Net cash provided by financing activities for the six months ended June 30, 2025 was $171.3 million, and primarily related to $146.7 million of proceeds from the issuance of debt, net of debt repayments and debt financing fees, and $385.0 million in contributions, partially offset by $351.1 million in distributions and $7.0 million of repayments of related party payables.

Net cash provided by financing activities for the year ended December 31, 2025 was $78.1 million primarily related to $2,808.0 million of proceeds from the issuance of debt, $385.6 million in contributions, and $10.9 million of proceeds from issuance of member units, partially offset by $2,742.7 million of debt repayments and debt financing fees, $363.8 million in distributions, and $6.5 million from the issuances of related party notes receivables.

Net cash provided by financing activities for the year ended December 31, 2024 was $62.2 million primarily related to $185.5 million of proceeds from the issuance of debt, $18.0 million in contributions and $15.0 million in proceeds from issuance of related party payable, partially offset by $136.0 million of debt repayments and debt financing fees, $14.5 million from the issuances of related party notes receivables, and $5.0 million in repayments of related party payable.

Net cash provided by financing activities for the year ended December 31, 2023 was $15.6 million primarily related to $24.0 million of proceeds from the issuance of debt and $19.9 million of proceeds from the issuance of member units, partially offset by $20.9 million of debt repayments and debt financing fees, $6.1 million from the purchase of interest rate caps, and $1.0 million from the issuances of related party notes receivables.

2025 Credit Agreement

On February 26, 2025, wholly-owned subsidiaries of the Arxis Businesses entered into the Credit Agreement with a consortium of banks, led by Citibank, N.A. Borrowings under the Term Loan Credit Facility mature on, and remaining commitments under the DDTL thereunder terminate on, February 26, 2032. In June 2026, the Company amended the 2025 Credit Agreement to reduce the applicable interest rate margin by 25 basis points, reduce the available commitments on the 2025 DDTL from $250.0 million to $201.0 million, and amend the prepayment schedule such that the outstanding principal amounts are due in full at maturity.

We may draw on the DDTL until February 26, 2027. Borrowings under the Revolving Credit Facility mature on, and remaining commitments under the Revolving Credit Facility terminate on, February 26, 2030. The Credit Agreement contains customary conditions on the availability of commitments thereunder, including that our consolidated first-lien net leverage ratio is below specified thresholds. The interest rates on borrowings under the Revolving Credit Facility, DDTL, and Term Loan Credit Facility are calculated in accordance with the Credit Agreement and based on our consolidated first-lien net leverage ratio. We have the right to prepay borrowings at any time, subject to certain prepayment premiums applicable in connection with prepayments resulting from certain repricing events. We are obligated to prepay borrowings under certain circumstances, including using excess cash flows and proceeds from certain asset sales, casualty events and from issuances or incurrences of certain indebtedness. The obligations under the Credit Agreement are guaranteed by the restricted subsidiaries of the borrowers and, pursuant to the related holdings guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, by the holding companies of the borrowers, which holding companies are also our wholly-owned subsidiaries. The obligations under the Credit Agreement are secured by substantially all of our assets, which security interests are granted pursuant to the related security agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Credit Agreement contains customary negative covenants, including limitations on indebtedness, liens, fundamental changes, asset sales, investments, dividends and other restricted payments, affiliate transactions and other matters customarily restricted in such agreements. In addition, the Credit Agreement includes a financial covenant that requires us to maintain a first-lien net leverage ratio of less than 10.15x when the Revolving Credit Facility is more than 40% utilized. The Credit Agreement also contains customary events of default, after which indebtedness under the Credit Facilities may become due and payable immediately and commitments under the Credit Facilities would terminate, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against us and our subsidiaries and change in control.

The foregoing summary and description of certain provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Other Obligations and Commitments

We have future obligations under various contracts, including finance and operating leases.

The following table summarizes our contractual obligations and commitments as of June 30, 2026:

(in thousands)	Total	Current	Non-Current
Debt(1)	$1,718,137	$119	$1,718,018
Estimated interest payments(1)	556,275	98,306	457,968
Operating lease obligations(2)	65,233	11,091	54,142
Total	$2,339,645	$109,516	$2,230,128

(1)
Non-current debt includes $15.5 million of unamortized deferred financing costs. Interest payments on debt obligations are calculated for future periods using interest rates in effect as of June 30, 2026. Certain of these projected interest payments may differ in the future based on changes in reference rate index for variable debt or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding as of June 30, 2026. Refer to “Note 11. Debt” to the Arxis Condensed Consolidated Financial Statements included elsewhere in this prospectus for further discussion regarding our debt instruments outstanding as of June 30, 2026.

(2)
Our operating leases consist of rent commitments under various leases for office space, warehouses, land and buildings. The terms of most of these leases are in the range of three to 10 years. As of June 30, 2026, our right-of-use assets related to operating leases were $65.0 million. The Company's finance leases include machinery, equipment and furniture and fixtures and are not material. Refer to “Note 12. Leases” to the Arxis Combined Financial Statements included elsewhere in this prospectus for further information.

Convertible-Related Tax Receivable Agreement

In connection with the Reorganization and the issuance of convertible common stock, the Company entered into the Convertible-Related Tax Receivable Agreement, pursuant to which the Company is contractually obligated to pay 85% of the cash tax savings, if any, realized from compensation deductions related to the convertible common stock award and the related Section 83(b) election. As of June 30, 2026, the Company accrued $13.3 million related to its obligations under the TRA within Other long-term liabilities. While payments under the Convertible-Related Tax Receivable Agreement may reduce cash that would otherwise be available for other uses and for the benefit of all stockholders, because such payments are not expected to be substantial, we do not anticipate that such payments will materially affect our liquidity or our ability to meet these obligations. See “Certain Relationships and Related-Party Transactions.” See also “Risk Factors— Risks Related to Our Class A Common Stock and This Offering.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material impact on our financial condition or liquidity. See the Arxis Financial Statements, including the notes thereto, included elsewhere in this prospectus.

Critical Accounting Estimates

The preparation of the Arxis Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures of contingent assets and liabilities. Because of the inherent uncertainty in such estimates, actual results may differ from those estimates. Management considers an accounting policy to be critical when it requires difficult, subjective or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain and that could have a material impact on the Arxis Financial Statements.

Areas that management considers to be critical in the preparation of the Arxis Financial Statements are included below. These estimates require the use of assumptions regarding matters that are highly uncertain, and different assumptions could yield materially different results. Management believes the judgments used are reasonable and supportable, and the Arxis Financial Statements reflect management’s best estimates based on currently available information.

The relevance and importance of these policies will vary from period to period given circumstances and the transactions that are subject to their application, which, in a given reporting period, could lower and increase the criticality of the estimation needed to produce the combined financial statements.

Revenue Recognition

The Company recognizes revenue when obligations under the terms of the contract are satisfied and control of goods or services transfers to the customer. For most product sales, this occurs at the point in time when the product ships or is delivered. For certain contracts revenue is recognized over time as performance obligations are satisfied, generally using a cost-to-cost method.

Application of this method requires management to estimate total contract costs and progress toward completion. These estimates involve judgments based on contract duration, availability of materials and labor, and technical risks. Because such estimates are inherently uncertain, changes in assumptions can affect the timing and amount of revenue and profit recognized. When it is determined that estimated total costs will exceed contract revenue, the Company records a provision for the entire expected loss in the period identified.

Business Combinations

The measurement of consideration transferred in a business combination is measured at fair value, which is generally calculated as the sum of acquisition-date fair values of the assets transferred by the Company, the liabilities incurred, and the equity interests issued.

Equity interests issued as consideration in a business combination, other than share-based replacement awards, are measured at fair value at the acquisition date, determined in accordance with ASC 820, Fair Value Measurement (“ASC 820”). When possible, the quoted market price in an active market is utilized to measure the fair value of the equity securities exchanged to effect the business combination. When a quoted market price is not available, other methods are utilized to determine fair value which may include use of both the income approach and market approach to determine such acquisition fair value.

The fair value of the equity consideration exchanged in the Arxis Businesses Transaction was determined using a combination of an income approach and a market approach. Under the income approach, we used a discounted cash flow analysis in which projected cash flows were discounted at a rate reflecting the estimated weighted average cost of capital as of the acquisition date. Under the market approach, we selected guideline public companies and applied selected enterprise value to EBITDA multiples to the applicable projected financial metric. We weighted the results of the income approach and market approach to derive an estimated enterprise value, which was then reduced by assumed borrowings. A 50-basis-point increase in the discount rate, holding all other assumptions constant, would have decreased the estimated fair value by approximately $270 million, while a 50-basis-point decrease in the discount rate would have increased the estimated fair value by approximately $360 million. Similarly, a 0.5x increase or decrease in the selected market multiple, holding all other assumptions constant, would have increased or decreased the estimated fair value by approximately $135 million.

The Company allocates the purchase price of acquired businesses to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess recorded as goodwill. This process requires significant judgment and the use of estimates, particularly with respect to intangible assets such as customer relationships, developed technology and trade names. Key assumptions used in these valuations include projected future cash flows, discount rates, useful lives, and selection of comparable companies. The Company estimates fair values for each acquisition as of the respective acquisition date based on facts and circumstances, estimates and assumptions as of that date; accordingly, differences in acquisition dates may result in updated estimates, assumptions, or changes in market conditions.

To assist with these valuations, the Company engages independent third-party specialists; however, management is ultimately responsible for the estimates and assumptions. Because these valuations depend on forecasts of future operating performance and market conditions that are inherently uncertain, actual results may differ materially from the assumptions used. Changes in assumptions could affect the amounts assigned to acquired assets and liabilities, the level of goodwill recognized and future operating results through amortization expense or potential impairment charges.

The Company applies judgment in determination of the accounting acquirer including evaluating common control groups in a business combination that involves more than two entities. In making these judgments, the Company considers the weighting of indicative factors related to each potential accounting acquirer such as relative size, post combination voting rights, governance, composition of management and terms of exchange. An alternative conclusion regarding an accounting acquirer could result in a materially different accounting outcome.

Convertible-Related Tax Receivable Agreement

The Company accounts for its obligations under the TRA as a contingent liability under ASC 450, which requires management to exercise significant judgment in assessing whether a payment obligation is probable and reasonably estimable, in estimating the amount of any such obligation. These judgments include estimates of the Company's future taxable income, the impact of the compensation deduction on tax attribute utilization, the applicable U.S. federal income tax rate and an assumed weighted-average state and local income tax rate. These estimates are inherently uncertain and depend on factors outside the Company's control, including future operating results and changes in tax law. Because the amount and timing of future payments depend on facts that will not be known until future periods, actual amounts paid under the TRA may differ from amounts currently accrued, and any changes in estimate could have an effect on the Company's results of operations in the period identified. See "Note 14. Equity" to the unaudited Arxis Condensed Consolidated Financial Statements herein for further information.

Impairment of Goodwill and Other Intangible Assets

The Company evaluates goodwill and indefinite-lived intangible assets for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Finite-lived intangible assets, such as customer relationships and developed technology, are amortized over their estimated useful lives and reviewed for impairment whenever indicators of impairment exist.

The impairment test for goodwill involves estimating the fair value of reporting units and comparing that amount to the carrying value, including goodwill. The Company estimates fair value primarily using an income methodology-based discounted cash flow model, which requires significant assumptions regarding forecasted revenue, operating margins, working capital needs, and discount rates. For indefinite-lived intangible assets, such as trade names, fair value is estimated using an income-based model that also requires assumptions about future cash flows and discount rates.

These estimates are inherently subjective and require management to make judgments about future operating performance and market conditions. Changes in assumptions, such as reductions in projected revenue, lower operating margins or increases in discount rates, could result in the recognition of impairment charges. While management believes the assumptions used are reasonable and supportable, actual results could differ from those estimates, which may lead to future impairments that could be material to the Company’s financial statements.

Recently Adopted Accounting Pronouncements

Refer to “Note 2. Summary of Significant Accounting Policies—Recently Adopted Accounting Pronouncements” to the Arxis Combined Financial Statements included elsewhere in this prospectus for additional information.

Internal Control Over Financial Reporting

As a result of becoming a public company, we are required to comply with internal control over financial reporting requirements and to furnish a report by management on the effectiveness of internal control over financial reporting, which is expected to be filed with our Form 10-K for the year ended December 31, 2027. Under the current SEC regulations, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our second Annual Report on Form 10-K to be filed with the SEC.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our primary exposure to interest rate risk results from outstanding borrowings under the Credit Facilities, which have a floating interest rate component. As of June 30, 2026, we had $1,732.9 million of variable-rate debt outstanding under the Credit Facilities. A hypothetical 100 basis point increase or decrease in Term SOFR would increase or decrease our annual interest expense by $17.3 million. See “—Liquidity and Capital Resources” above.

We had $494.7 million in cash and cash equivalents as of June 30, 2026, which is held for working capital and general corporate purposes. We do not have restricted cash. We do not enter into investments for trading or speculative purposes. Our cash holdings in interest-bearing accounts are exposed to market risk due to fluctuations in interest rates, which may affect our interest income.

We have entered into various interest rate agreements as economic hedges to certain of our floating rate debt. As of June 30, 2026, we had interest rate contracts with an aggregate notional amount of $1,783.5 million and aggregate fair value of $2.2 million. These interest rate agreements have expiration dates through December 2028.

We will continue to monitor market risk due to fluctuations in interest rates and potential impacts to the fair value of our holdings and operating cash flows.

Inflation Risk

We have generally experienced increases in our costs of labor, materials and services consistent with overall rates of inflation, but we do not believe that inflation has had a material effect on our business, results of operations or financial condition. We expect the impact of such increases will be mitigated by efforts to lower costs through manufacturing efficiencies, look for alternative sourcing and reevaluate pricing. However, continued cost inflation during 2026 may continue to require similar efforts to mitigate the impact on our results of operations. Our inability or failure to offset cost increases could adversely affect our business, results of operations and financial condition.

Foreign Currency Risk

Our reporting currency is the U.S. dollar. The reporting and functional currency of our wholly owned foreign subsidiaries is a combination of local currency and the U.S. dollar.

Our revenue and operating expenses are generally denominated in the currencies of the countries in which our operations are located, which are primarily in the U.S., the United Kingdom and Germany. Our combined results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. A 1,000 basis point increase or decrease in the British pound or the Euro for the six months ended June 30, 2026 or for the year ended December 31, 2025, would not have resulted in a material impact on our operating results.

CONNECTOR TOPCO, L.P.

Overview

Connector designs, manufactures and sells highly engineered electronic components used in mission-critical, harsh-environment applications. Connector serves diverse end markets including serving the defense and space, commercial aerospace and industrial technology end markets. Connector operates manufacturing sites across North America, Europe and Asia.

Connector is a predecessor of Arxis. From September 30, 2024 onwards, following the Arxis Businesses Transaction, Connector is included in the Arxis Combined Financial Statements.

Factors Affecting Comparability of Results of Operations

In addition to what is discussed above under Arxis, the following impacted the comparability of Connector’s results of operations.

Acquisitions

Connector executes and integrates both tuck-in and transformational acquisitions, which are carefully selected to align with Connector’s core business model: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. While the acquisitions, as discussed further in “Note 3. Business Combinations” to the Connector TopCo, L.P. Consolidated Financial Statements included elsewhere in this prospectus, may not be individually significant, they may be relevant when comparing Connector’s results from period to period. One such acquisition by Connector is outlined below:

On March 7, 2023, Connector entered into a transaction to acquire 100% equity interest in Legacy Technologies, LLC, which designs and manufactures glass to metal hermetic seal connectors and hi-reliability quartz crystal holders (the “LTI Acquisition”).

Results of Operations

The following table sets forth a summary of Connector’s results of operations for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023.

Consolidated Statements of Operations Data:	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
(in thousands)
Revenue	$251,461	$328,769
Cost of revenue	143,814	203,358
Gross profit	107,647	125,411
Selling, general and administrative expenses	35,342	52,574
Amortization of intangible assets	32,699	43,482
Operating income	39,606	29,355
Interest expense, net	63,791	84,605
Other expense, net	464	888
Net loss before income taxes	(24,649)	(56,138)
Income tax benefit	(4,817)	(11,314)
Net loss	$(19,832)	$(44,824)

Period from January 1, 2024 to September 29, 2024 as compared to Year Ended December 31, 2023

Revenue

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Revenue	$251,461	$328,769	$(77,308)	(23.5)%

Revenue decreased by $77.3 million, or 23.5%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. This decrease was primarily due to one less quarter of operations.

Gross Profit

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Gross profit	$107,647	$125,411	$(17,764)	(14.2)%
Gross margin	42.8%	38.1%

Gross profit decreased by $17.8 million, or 14.2%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. The decrease was primarily due to one less quarter of profit, partially offset by pricing initiatives, increased volume and operational improvements.

Gross margin was 42.8% for the period from January 1, 2024 through September 29, 2024 as compared to 38.1% during the year ended December 31, 2023. This increase was primarily due to pricing initiatives and operational improvements, partially offset by $2.8 million amortization of inventory step up in 2023.

Selling, General and Administrative Expenses

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Selling, general and administrative expenses	$35,342	$52,574	$(17,232)	(32.8)%
Percentage of revenue	14.1%	16.0%

Selling, general and administrative expenses decreased by $17.2 million, or 32.8%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. This decrease was primarily due to one less quarter of expenses, as well as cost controls and integration of acquired businesses.

Amortization of Intangible Assets

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Amortization of intangible assets	$32,699	$43,482	$(10,783)	(24.8)%
Percentage of revenue	13.0%	13.2%

Amortization of intangible assets decreased by $10.8 million, or 24.8%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. This decrease was primarily due to one less quarter of intangible asset amortization.

Interest Expense, Net

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Interest expense, net	$63,791	$84,605	$(20,814)	(24.6)%
Percentage of revenue	25.4%	25.7%

Interest expense decreased by $20.8 million, or 24.6%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. This decrease was primarily attributable to one less quarter of interest expense.

Other Expense, Net

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Other expense, net	$464	$888	$(424)	(47.7)%
Percentage of revenue	0.2%	0.3%

Other expense, net decreased by $0.4 million, or 47.7%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. This decrease was primarily attributable to a decrease in the loss from foreign currency transactions.

Income Tax Benefit

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Income tax benefit	$(4,817)	$(11,314)	$6,497	(57.4%)
Percentage of revenue	(1.9%)	(3.4%)

Income tax benefit decreased by $6.5 million, or 57.4%, for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023. The decrease was primarily due to a decrease in pre-tax net loss.

Liquidity and Capital Resources

Cash Flows

The following table sets forth the major components of Connector’s consolidated statements of cash flows for the periods presented:

(in thousands, except for percentages)	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023	$ Change	% Change
Net cash provided by (used in) operating activities	$5,722	$(9,419)	$15,141	NM
Net cash used in investing activities	(3,514)	(18,308)	14,794	(80.8%)
Net cash provided by financing activities	2,602	23,389	(20,787)	(88.9%)

Operating Activities

Cash provided by operating activities increased by $15.1 million for the period from January 1, 2024 through September 29, 2024 as compared to the year ended December 31, 2023, primarily due to a decrease in net loss of $10.3 million, adjusted for non-cash items, and the cash impacts of changes in working capital of $6.0 million primarily driven by timing of customer payments.

Investing Activities

Net cash used in investing activities for the period from January 1, 2024 through September 29, 2024 was $3.5 million, which is due to capital expenditures.

Net cash used in investing activities for the year ended December 31, 2023 was $18.3 million, primarily related to $13.6 million cash consideration paid for the LTI Acquisition and $4.9 million of capital expenditures.

Financing Activities

Net cash provided by financing activities for the period from January 1, 2024 through September 29, 2024 was $2.6 million, primarily related to $19.0 million of proceeds from the issuance of debt, partially offset by $8.9 million of debt repayments and debt financing fees, $7.5 million from issuances of related party notes receivable.

Net cash provided by financing activities for the year ended December 31, 2023 was $23.4 million, primarily related to $27.7 million of proceeds from the issuance of debt and $8.6 million from proceeds from the issuance of member units, partially offset by $9.2 million of debt repayments and $3.7 million from the purchase of interest rate caps.

Business

Overview

We are a leading designer and manufacturer of proprietary, mission-critical electronic and mechanical components engineered for cutting-edge performance in extreme environments. Leveraging significant IP and world-class engineering capabilities, we design and deliver innovative solutions that address some of our customers’ most complex performance needs.

Arxis is the result of a deliberate and disciplined strategy executed by our sponsor, Arcline, and the Arxis management team to create a purpose-built, cohesive business through targeted acquisitions with similar product and end market characteristics. Since 2019, we have acquired and integrated 37 complementary companies, each meticulously selected for its strategic alignment with our business model and IP-led, designed-in component portfolios. We set out to build the leading supplier of high-reliability, highly engineered components providing mission critical functionality to defense and space systems, commercial aerospace platforms, life-saving medical devices and advanced industrial technologies. Our strategy was to create a differentiated platform – one that did not previously exist in the market – by unifying a set of specialized businesses into a single, integrated solutions provider.

At our core, we are a business of engineers. Our custom, IP-rich components are developed through engineer-to-engineer collaboration with our customers, and we believe our products set the industry standard for highly engineered solutions designed to operate dependably in high-cost-of-failure applications. Our product portfolio is built upon a multitude of foundational proprietary technologies from which we have developed thousands of unique products that are designed into leading platforms. Given the extensibility of our foundational proprietary technologies, we are able to serve a diverse mix of blue-chip customers including major aerospace and defense OEMs and Tier 1 and Tier 2 suppliers, and leading OEMs and their suppliers in other high-value sectors. A selection of our product set and the end market applications we serve are highlighted below:

Our recurring revenue profile is underpinned by our “layer cake” business model, where each “layer” of the “cake” represents a unique part, customer and platform combination. The Arxis revenue “layer cake” includes more than 11,000 “layers” that our business units have won over decades. Our engineers and technical salesforce continue to drive volume growth with the addition of new “layers” through the development of custom products for mission-critical applications on new and existing platforms, working alongside our customers sometimes years prior to initial platform launch to solve challenging engineering problems. These products are often designed into platforms that can remain in production for over 20 years. Post-production, these platforms can remain in service for over 40 years in some cases, which creates additional aftermarket revenue opportunities as platforms go through technology modernization cycles and as parts wear out. This combination of build-rate driven growth and aftermarket demand has created a highly recurring and growing revenue base with what we believe is a unique degree of visibility. An illustration of our “layer cake” revenue model is included below, highlighting how “layers” of yearly new business wins compound on top of a stable revenue base from existing platform revenue:

Engineered to underpin our unique business model, our proprietary business system – Arxis EDGE (Empower Data-Driven Growth and Execution) – is the foundation of our sustained significant revenue growth and drives daily execution. Arxis EDGE leverages real-time analytics, insights and communication across the organization to enhance individual decision-making processes, drive team-based selling and accountability, increase cross-selling opportunities across our business units and support our commercial strategy. The Arxis EDGE business system aligns incentives across our engineers, technical salespeople and product managers who regularly form teams to identify, cultivate and book new business, adding new “layers” to our “cake” and fueling profitable growth. Included below is an illustration of how the Arxis EDGE business system uses real-time analytics to accelerate growth:

We operate our business through a decentralized organizational structure that enables significant growth and efficient and agile operations across our scaled organization of approximately 6,800 employees as of September 30, 2026.

We operate in two reportable segments: Electronic Components (approximately 43% and 44% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively) and Mechanical Components (approximately 57% and 56% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively). Both segments focus on proprietary, mission-critical, engineered components with outsized value-to-cost ratios, benefit from the same secular growth trends and share a decentralized operating structure unified by Arxis EDGE. The segments are distinct in terms of the product categories they offer: Our Electronic Components segment provides specialized, highly engineered electronic components and interconnect solutions, including connectors, cable assemblies, microelectronic packaging,

RF and microwave products, power products, sensors, capacitors and resistors. Our Mechanical Components segment provides precision and self-lubricating bearings, seals, springs, gaskets and ducting, and radar absorbing materials.

Our Class B common stock and convertible common stock, which are held solely by investment funds affiliated with our Sponsor, and represent 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). As a result, our Sponsor controls nearly all voting power in the Company and, under Nasdaq corporate governance standards, we are considered a “controlled company.” Consequently, we rely on exemptions from certain corporate governance requirements. See “Management—Controlled Company Status.” In addition, this concentrated voting power may result in decision-making that is not aligned with the interests of public shareholders, and may pose governance risks such as conflicts of interest, limited shareholder influence over key decisions, governance risks, shareholder protection concerns and potential misalignment between our Sponsor’s strategic interests and those of our public stockholders. See “Risk Factors—Risks Related to the Reorganization— Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.”

Our Industries

Our products are used in mission-critical applications across the aerospace and defense, medical technology and specialized industrial industries. With approximately 46% and 47% of our revenue for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively, generated from Defense and Space programs, we expect to benefit from sustained demand driven by heightened national security priorities, evolving geopolitical dynamics and ongoing technology modernization cycles. In addition, approximately 23% of our revenue was derived from Commercial Aerospace markets for both the six months ended June 30, 2026 and for the year ended December 31, 2025, where we believe we are well positioned to benefit from increasing global air traffic and higher aircraft production and delivery rates. The medical technology and specialized industrial sectors we serve are also underpinned by secular growth drivers, including growth in minimally invasive and robotic surgeries, increasing demand for high-performance computing and advanced processing capabilities and greater complexity in industrial automation and robotics.

Our Competitive Strengths

Our leading position as a premier, trusted supplier of highly engineered components is underpinned by our highly differentiated capabilities, business model and portfolio composition. Although we face significant competition in our industries, we believe these strengths create a defensible market position and will enable us to profitably grow and drive our continued success. See “—Competitive Environment.”

Premier Supplier of Proprietary, Highly Engineered Components Enabling Cutting-Edge Performance in Extreme Environments

We are a trusted supplier of custom, proprietary, highly engineered components enabling cutting-edge performance in extreme environments. Our engineering excellence and extensive foundational proprietary technologies serve as the backbone of our competitive advantage. Customers choose Arxis because we provide custom solutions to their most complex design challenges and performance requirements. Our products’ exceptional functional performance enables us to both win new platform positions and protect our leading market position over time.

Our IP, in-house research and development capabilities and engineering expertise represent decades of knowledge and investment that we believe differentiates us from our competitors. Due to the stringent regulatory, certification and technical requirements across our core end markets, the qualification process for new products is rigorous and costly. These steep costs and extensive lead times drive significant barriers to switching suppliers, resulting in strong incumbency positions on existing platforms.

Engineer-Led Commercial Model Driving Deep Customer Intimacy Early in the Design Process

Through our engineer-to-engineer commercial model, our teams become directly embedded with our customers in the initial stages of product development, allowing us to develop future revenue streams and build our “layer cake.” Our close engagement establishes us on each platform, deepens customer intimacy, enables sole provider status and provides an opportunity to expand content as customer requirements evolve. We remain in constant dialogue with new and existing customers to support new business opportunities. By leveraging Arxis EDGE, we are able to unlock new wins methodically through proactive team-based selling, focusing on the highest-value opportunities and motivating cross-selling across business units, customers and platforms.

Designed-in Positions Provide Multi-Decade Visibility and Stability

We are typically the sole provider of our products, which are designed-in for the life of the platforms they serve, creating long-term embedded positions across defense, commercial aerospace, medical technology and specialized industrial markets. The high cost of switching suppliers, combined with the IP-rich nature of our designs and their proven reliability, makes replacement often highly impractical for customers once our components are qualified and integrated.

This designed-in status provides exceptional revenue visibility and stability, with the majority of our installed base tied to platforms that have operational lives exceeding 40 years. These platforms are supported by well-defined refresh and technological upgrade cycles, ensuring that we remain a trusted supplier throughout a platform’s lifecycle. We provide support across the full platform lifecycle – enhancing performance, extending platform life and enabling adoption of next-generation technologies – which positions us for long-term growth and resilience in evolving markets.

Highly Diversified Customer and Platform Base in High-Barrier-to-Entry Markets

We operate in high-barrier-to-entry markets where performance, reliability and trust are paramount. We have strategically built a diversified business designed to ensure there is no single point of failure and to enhance resilience across market cycles. Our diverse exposure across customers, platforms and products also broadens our opportunity set and creates actionable cross-selling opportunities across our portfolio.

Arxis EDGE, Our Proprietary Data-Driven Business System, Empowers Performance and Accelerates Growth

Our operations are built around a philosophy that encourages local autonomy across our business units and empowers our managers to act independently and with an entrepreneurial spirit. Our decentralized organization is unified through a proprietary business system called Arxis EDGE. This system empowers our proactive, team-based sales approach to drive new and attractive business onto our platform. Arxis EDGE aligns engineers, technical sales teams and product managers to function as a cohesive unit, proactively seeking out and cultivating new opportunities. The system aligns incentives across roles, ensuring that every team member is motivated to secure new business, fueling profitable growth for Arxis. We have a track record of successful cross-selling across business units, customers and platforms with significant runway ahead given the strength of Arxis EDGE and the unique diversity of our portfolio.

Robust Financial Profile, Including Resilient Revenue Growth, Compelling Margins and Strong Free Cash Flow Generation

We have consistently delivered strong revenue growth, attractive Adjusted EBITDA margins and robust cash flow. A significant portion of our revenue is anchored to long-duration platforms, many of which will be in production for over 20 years and in service for decades longer, providing exceptional revenue visibility and stability. Our organic growth algorithm – which is foundational to our commercial approach and financial profile – focuses on volume increases, strategically expanding price and efficiently managing costs. We maintain a culture of operational excellence across our organization through implementation of lean processes to ensure we are continually improving.

Proven, Disciplined and Scalable M&A Strategy

We have a long-standing track record of executing and integrating both tuck-in and transformational acquisitions, with 37 acquisitions completed since 2019. Our disciplined M&A approach is rooted in a value creation playbook that emphasizes commercial synergies, cultural alignment and strategic fit with the goal of driving significant revenue and EBITDA growth in the acquired companies. Our repeatable integration playbook preserves the unique strengths of each acquired business while unifying performance standards. Each acquisition is also integrated into our Arxis EDGE business system, which drives attractive cross-selling opportunities and contributes to our sustained growth and long-term value creation.

Each acquisition is carefully selected to align with our core business model: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. Our decentralized structure allows us to integrate new businesses without disrupting local autonomy, preserving the entrepreneurial spirit that drives performance across our organization. We maintain a high bar for strategic fit and near-term accretion, striving for every transaction to contribute meaningfully to our long-term growth and margin profile.

Experienced Management Team with Track Record of Value Creation

Our executive team brings decades of experience across the aerospace, defense, medical technology and specialized industrial sectors. We have a proven track record of driving growth, operational excellence and strategic transformation. Our culture emphasizes accountability, collaboration and empowerment, and aligns incentives towards value creation from the CEO through to our business units. Arxis’ leadership team cultivates a culture of performance and strategic foresight that we believe positions the Company for continued success.

Ongoing Relationship with and Support from Arcline

Our ownership structure includes investment funds affiliated with Arcline as the sole beneficial owner of our Class B common stock. As our original founder, we expect Arcline and its principals and affiliates will remain our close partners and will continue to be long-term investors well beyond the completion of this offering. Since its founding in 2018, Arcline has developed a proven track record of building institutional compounders through deep partnerships with management teams and a focus on sustainable value creation. Our multi-class share structure is designed to help preserve Arxis’ strategic autonomy, long-term focus and ability to execute on our mission while simultaneously benefitting from Arcline’s capabilities.

We view Arcline’s continued partnership as a key strength that complements Arxis’ established growth strategy. In addition to providing strategic support, Arcline contributes valuable insight to our M&A approach through its experience in sourcing, diligence and transaction execution. This partnership enhances our repeatable M&A playbook and supports our ability to sustain compounding growth. With Arcline’s support and deep industry expertise, we believe we are uniquely positioned to deliver enduring value for all shareholders, while remaining agile, resilient and focused on our long-term mission.

Our Growth Strategies

Drive Significant Growth Through Our “Layer Cake” Business Model

Our proprietary, mission-critical and highly engineered components are designed into a diverse set of blue-chip, multi-decade platforms, including every major commercial and military aircraft in operation today. This diverse platform exposure provides a stable, recurring revenue base with significant visibility from decades-long platform build rates and aftermarket upgrades and replacement cycles. Our significant volume growth is driven by our “layer cake” business model whereby new platform wins create new “layers” and generate sustainable growth as platform production growth rates ramp up to highly recurring build rates, undergo technology upgrade cycles and generate aftermarket replacement demand. Our engineers and technical salesforce are constantly developing new “layers” by working with customers to solve some of their most challenging engineering problems and capturing positions on new platforms with decades-long lifecycles.

Strategic pricing represents an additional lever we employ to support our growth objectives. We compete based on exceptional functional performance, which we aim to deliver across end markets and platforms at an outsized value-to-cost ratio. This role as a critical and value-added partner allows us to exercise commercial discipline when not only pursuing new business but also when delivering on long-term revenue streams. Our adaptable commercial approach allows us to adjust pricing as platform needs evolve, aligning with our customers’ priorities while supporting stable and sustainable growth. Our proprietary Arxis EDGE business system uses real-time analytics across thousands of business units and brands and empowers us with the information we need to make real-time, informed commercial decisions.

Capitalize on Differentiated Engineering Capabilities to Capture Content on Next-Gen Platforms

We believe our hard-earned reputation for delivering best-in-class, highly engineered solutions to our customers is a key differentiator in our ability to continue to win content on new, high-growth platforms. As aerospace, defense and advanced industrial systems continue to evolve, platforms are becoming increasingly sophisticated and performance-driven, requiring specialized components capable of operating reliably in demanding environments. As one example, the modern battlefield is becoming heavily infused with autonomous systems, AI-powered platforms, cutting-edge sensors and robust communications – each demanding highly specialized components capable of operating reliably under extreme conditions.

We believe Arxis is uniquely positioned to support these evolving requirements through our platform-agnostic solutions, which provide critical functionality across a wide spectrum of high-end applications. Our specialized capabilities enable us to capture both electronic and mechanical product content on next-generation systems, delivering reliable, high-performance solutions that meet the demands of increasingly integrated and mission-critical environments.

Deploy a Systematic Approach to New Wins and Cross-Selling Through Arxis EDGE

We believe our decentralized business unit structure enables our scaled organization to act with a high degree of efficiency and agility as business unit leaders are empowered to independently make decisions to respond to customer needs. This structure prioritizes local autonomy at the business unit level while our proprietary Arxis EDGE business system aligns interests and incentivizes collaboration across the entire organization. Arxis EDGE leverages real-time data and analytics to drive new business and accelerate growth. Our unique team-based sales approach systematically incentivizes our technical commercial organization from across business units to prioritize the highest value opportunities, ensuring resources are concentrated where value creation is greatest. Our engineers and technical salespeople, are eligible to receive incentive compensation based on new business wins. This model drives significant growth through disciplined cross-selling across segments, business units, platforms and customers. The embedded positions we have on our customers’ critical platforms create a strong foundation for content expansion, enabling us to “land and expand” with specific customers and platforms.

Leverage Operational Excellence to Drive Margin Expansion and Cash Flow Improvements

We focus on operational excellence, implementing lean initiatives that enhance efficiency, expand margins and strengthen cash flows. We are highly focused on driving consistency of execution across our global operations, ensuring best practices are embedded across the entire Arxis platform. As we scale, we apply proven practices across both legacy operations and new acquisitions to accelerate profitability. Our culture of continuous improvement and data-driven decision-making provides a durable foundation for sustained margin expansion. Cost management is one of the three core levers that drives our growth algorithm. Our dedication to operational rigor provides significant runway for additional Adjusted EBITDA margin and cash flow improvement.

Continue to Pursue Our Disciplined Approach to Accretive M&A

Executing M&A is in our DNA and is a core tenet of our long-term growth strategy. We maintain a robust pipeline of more than 1,500 M&A opportunities focused on businesses with product offerings and business models consistent with our core playbook: IP-led companies with defensible, designed-in component portfolios serving enduring platforms. Our end markets are highly fragmented with many attractive opportunities for continued acquisitions. We follow a well-defined, proven integration playbook that is light touch and has historically resulted in strong, quantifiable value creation.

Our Segments

We operate in two reportable segments: Electronic Components and Mechanical Components. Both segments focus on proprietary, mission-critical, engineered components with outsized value-to-cost ratios, benefit from the same secular growth trends and share a decentralized operating structure unified by Arxis EDGE. Both segments serve customers and are designed into platforms across all our primary industries. The segments are distinct in terms of the product categories they offer.

Electronic Components Segment

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This segment is comprised of 29 business units and primarily provides specialized, highly engineered electronic components and interconnect solutions, including connectors, cable assemblies, microelectronic packaging, RF and microwave products, power products, sensors, capacitors and resistors.
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This segment represented approximately 44% of our revenue for the six months ended June 30, 2026 and the year ended December 31, 2025.

Mechanical Components Segment

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This segment is comprised of 19 business units and primarily provides components that facilitate or control movement, including precision and self-lubricating bearings, seals, springs, gaskets and ducting, and radar absorbing materials.
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This segment represented approximately 56% of our revenue for the six months ended June 30, 2026 and the year ended December 31, 2025.

Sales and Marketing

Our commercial model is built on deep technical engagement with customers throughout the qualification and design process. We employ an engineer-to-engineer selling approach that is integrated in customer product development, allowing us to solve complex performance, reliability and manufacturing challenges early in the design cycle. This collaboration fosters deep customer intimacy and positions Arxis as a trusted partner on long-duration, high-value platforms. We go to market through 52 distinct, customer-facing brands with a reputation for high performance, quality and on-time delivery, drawing from a comprehensive library of proprietary technology families to co-develop designed-in, often sole-sourced components. Because our products deliver an outsized value-to-cost ratio and require rigorous certification and requalification, the time and resource investment to switch creates high barriers to entry and protects our embedded positions across multi-decade platform lifecycles, including ongoing build-rate production and aftermarket demand as platforms modernize and parts wear over time.

To translate this technical engagement into scalable growth and accountability across our portfolio, commercial execution is enabled by our Arxis EDGE business system, which empowers engineers, technical sales teams and product managers to function as a cohesive unit that drives systematic new business generation. Arxis EDGE is our proprietary business system that uses real-time analytics visibility to align incentives across roles and drive accountability through ad hoc pursuit teams that link opportunities across business units and brands. Our engineers and technical salespeople, are eligible to receive incentive compensation based on new business wins. This structure supports disciplined cross-selling and content expansion and directly underpins our “layer cake” revenue model, where each win adds a new recurring revenue “layer” tied to a unique part number, customer, and platform. Arxis EDGE has a proven track record of fueling growth, strengthening cross-selling opportunities, and deepening customer connectivity.

Competitive Environment

As a supplier of highly engineered aerospace, defense and industrial components, we differentiate primarily on engineering expertise, proprietary technology and the ability to deliver highly reliable solutions. Products serving our end markets require deep technical expertise and must meet stringent qualification standards. As a result, competition tends to be limited to a small group of highly experienced manufacturers.

Our products play a critical role on platforms with decades of production visibility, delivering consistent performance and reliability across the full platform lifecycle. Once we establish a position on a multi-decade platform, stringent qualification requirements and proprietary IP create high switching costs that protect the position for the full life of the platform. Deep integration and customer trust further reinforce this moat, and recurring aftermarket demand sustains our role and profitability.

The supplier landscape for our products is highly fragmented, with few scaled competitors. Given the market fragmentation, our competitive set varies across individual products and applications, ranging from divisions of large public corporations to small, privately held companies with singular capabilities that lack infrastructure and capacity to scale. We have few direct competitors that provide the breadth of products, solutions and expertise that we are able to offer our customers.

Our comprehensive IP and product portfolio enables us to address a uniquely wide range of technical requirements and support customers in solving some of their most complex engineering challenges. While we face competition across individual product categories, we believe that our leading comprehensive portfolio of IP-backed components is difficult to replicate. We believe Arxis’ scale, combined with our proven track record of innovation and operational excellence, positions us as a preferred partner in end markets where reliability, performance, and full lifecycle support are critical.

Government Regulation

The aerospace and defense industries are highly regulated, and the products and aftermarket services we provide must meet rigorous technical, quality and performance standards. Our operations are subject to oversight by governmental and intergovernmental authorities worldwide, including the FAA, the European Union Aviation Safety Agency (“EASA”) and the UK Civil Aviation Authority (“CAA”), among others.

In addition to governmental regulations, we must also meet the quality and performance standards established by our customers, including OEMs, airlines and maintenance providers. These customers are themselves subject to oversight by the FAA and other aviation authorities and require that all components and services they procure comply with applicable safety and airworthiness regulations.

Because we supply defense-related products both directly to the U.S. government and through prime contractors, our business is subject to numerous laws and regulations governing contract pricing and related practices. Participation in the defense contracting process also subjects us to detailed requirements concerning bidding, billing, cost accounting and compliance with various statutes. Contracts subject to the Truth in Negotiations Act (“TINA”) accounted for less than 6% of our revenue for the year ended December 31, 2025.

We are also subject in certain instances to various U.S. and international trade control and export regulations, including the Arms Export Control Act, the ITAR, the EAR and economic sanctions administered by OFAC. Our non-U.S. operations are also subject to the laws and regulations of foreign jurisdictions, which may include regulations that are more stringent than those imposed by the U.S. government on our U.S. operations.

Certain of our products may be subject to regulation by the FDA or comparable regulatory authorities in other jurisdictions. These agencies require that medical and related components meet specific safety, performance and quality standards prior to commercial distribution. Satisfaction of FDA requirements may take a substantial amount of time and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Compliance may involve product registration, facility certification and adherence to current good manufacturing practices and ongoing quality system requirements.

In addition, our operations must comply with applicable data privacy and protection laws, rules, regulations and standards such as the GDPR, CCPA and CMMC, among other similar frameworks in jurisdictions where we operate.

Certain of these regulations carry substantial penalty provisions, including suspension or debarment from government subcontracting for a period of time if we are found to be in violation. We carefully monitor all of our contracts and contractual efforts to minimize the possibility of any violation of these regulations. There has been no material adverse effect to our consolidated financial statements nor competitive positions as a result of these government regulations. However, our operations may in the future be subject to new and more stringent regulatory requirements, so in that regard, we closely monitor industry trade groups to attempt to understand how possible future regulations might impact us. In addition, we are subject to various rules and regulations related to government contracts that could lead to renegotiation or termination. See “Risk Factors—Risks Related to Our Industry and Business—We are subject to certain unique business risks as a result of supplying products to companies contracting with the U.S. government.”

Proprietary Technologies

The development and protection of proprietary technologies, including patents, trademarks, trade secrets, know-how and other confidential information, are core to our business and underpin our ability to maintain differentiated performance and long-term competitive advantage. Our product portfolio is built upon a multitude of foundational proprietary technologies from which we have developed thousands of unique products. Foundational proprietary technologies consist of IP in the form of patents, trademarks and trade secrets, know-how and confidential information, as well as other exclusive manufacturing processes and proprietary process knowledge and technology, both internally developed and acquired. We develop and acquire new proprietary technologies on an ongoing basis, some of which may expire in the future. We believe that the loss or expiration of any single IP right would not have a material effect on our results of operations or financial condition.

As of September 30, 2026, we own approximately 230 issued patents, which will expire between March 2027 and December 2042, and have approximately 150 registered trademarks.

Manufacturing and Facilities

Our manufacturing operations are built around specialized process knowledge and precision engineering capabilities developed over decades of producing mission-critical components. Our manufacturing footprint is designed to support a comprehensive mix of complex, engineered components at scale with consistent quality, reliability and delivery. Our facilities employ advanced machining, assembly and testing processes that enable us to reliably deliver products with tight tolerances and consistent performance. We emphasize accuracy, repeatability and quality in every step of production, which is reflected in the durability and performance of our products. Our operations are designed to be efficient and capital-disciplined, leveraging a lean, entrepreneurial approach that drives continuous improvement and cost productivity.

Our manufacturing footprint spans a global network of facilities, each focused on distinct product families and process expertise. This distributed structure enhances resilience and ensures that no single site represents a material dependency for our overall production capacity. We operate 78 manufacturing facilities across North America, Europe and Asia. Our footprint is primarily leased, with 47 leased facilities in the U.S. and 10 leased facilities internationally, providing flexibility and scalability. We own 14 facilities in the U.S. and seven facilities internationally.

Raw Materials

We source a diverse range of raw materials and manufactured components from a broad network of qualified suppliers. We believe our supply chain is well-established and that most key materials and components are readily available from multiple sources at competitive prices. Our long-standing supplier relationships and disciplined procurement practices help ensure continuity of supply and cost efficiency. While temporary disruptions in raw material availability or pricing can occur, we do not believe the loss of any single supplier would have a material long-term effect on our operations. We actively manage inventory levels to maintain operational flexibility while minimizing excess working capital, and we continually monitor input markets to mitigate inflationary and availability pressures. In the limited cases where specific materials or components require specialized certifications – such as those subject to aerospace and defense qualification standards – we work closely with our suppliers and customers to ensure compliance and continuity.

Human Capital Resources

As of September 30, 2026, we employed approximately 6,800 people. Of our total workforce, approximately 73% are based in the U.S., 19% in Europe and 8% in other regions. Approximately 11% of our employees are covered by collective bargaining agreements or works council arrangements, primarily in Germany, Czech Republic and Canada, and we have not experienced any material labor disruptions. The remainder of our workforce is not unionized.

We believe our ability to attract, develop, and retain highly skilled employees – particularly engineers, technicians, and operations professionals – is a key driver of our success. We place significant emphasis on talent development and have strong incentive structures in place that align individual performance with our long-term objectives. Our employee relations are strong across our global operations, reflecting a culture of engagement, accountability, and shared commitment to safety and performance. We believe our workforce is well positioned to support continued growth across our platform.

Seasonality

We do not believe that our revenue is subject to significant seasonal variation.

Legal Proceedings

From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. The results of litigation and claims cannot be predicted with certainty. See “Risk Factors—Risks Related to Government Regulation and Legal Matters—Litigation and other proceedings may adversely affect our business.” See “Note 12. Commitments and Contingencies” to the unaudited Arxis Condensed Consolidated Financial Statements and “Note 14. Commitments and Contingencies” to the Arxis Combined Financial Statements included elsewhere in this prospectus for a summary of legal proceedings to which we are a party.

Management

Biographical Information of Our Executive Officers and Directors

The following table provides information regarding persons who serve as our executive officers and directors as of the date of this prospectus:

Name	Age(1)	Position(s)
Kevin Perhamus	54	President, Chief Executive Officer and Director
Azad Badakhsh	46	Chief Financial Officer and Treasurer
Jennifer Allen	54	Chief Legal Officer and Secretary
Jason Roth	56	President Electronic Components
Ross Sealfon	49	President Mechanical Components
Rajeev Amara	50	Chairman and Director
Shyam Ravindran	42	Director
Patrick Allen	62	Director
Stephen Oetgen	56	Director

(1) Ages are provided as of October 13, 2026.

Kevin Perhamus has served as our President and Chief Executive Officer since Arxis, Inc.’s formation, having served as CEO of Arxis predecessors Quantic from 2020 to 2022 and Qnnect since 2022. From 2010 to 2020, he served as the CEO of Winchester Interconnect. Before that, he spent a combined 17 years in roles at Teradyne and Amphenol (which acquired Teradyne’s Connection Systems Division). He holds a Bachelor of Science in Chemical Engineering from the University of New Hampshire and a Master of Business Administration from the Questrom School of Business of Boston University. We believe that Mr. Perhamus’ leadership of our business as well as our predecessors Quantic and Qnnect, significant executive, technical, operational and other experience in our industry and knowledge of our business and industry make him a valuable member of our board of directors.

Azad Badakhsh has served as our Chief Financial Officer and Treasurer since March 2025. From 2016 to March 2025, he was a Managing Director at Moelis & Company and, from 2010 to 2016, he was a Vice President and Senior Vice President at Moelis & Company. Before that, he held multiple positions at UBS Investment Bank. He holds a Bachelor of Science in Economics with concentrations in finance and accounting from the Wharton School at the University of Pennsylvania.

Jennifer Allen has served as Chief Legal Officer and Secretary of Arxis since 2025. Prior to joining Arxis, from September 2018 until November 2025, Ms. Allen was Chief Administrative Officer, Senior Vice President, General Counsel, and Secretary of Triumph Group, Inc., an international aerospace manufacturing company headquartered in Radnor, Pennsylvania. From November 2016 to September 2018, Ms. Allen served as Senior Vice President, General Counsel and Secretary of CIRCOR International, Inc., an international manufacturing company headquartered in Burlington, Massachusetts. From April 2010 to November 2016, she was Vice President & Associate General Counsel, Corporate and M&A, at BAE Systems, Inc., the U.S. subsidiary of BAE Systems plc, a large international aerospace and defense company. Ms. Allen holds a Juris Doctor from the University of Pennsylvania Carey Law School and holds a Bachelor of Arts in English and Political Science from the University of Delaware.

Jason Roth has served as the President of the Electronics Components Segment of Arxis since 2025. Prior to the formation of Arxis, Mr. Roth held roles as the President/GM of Pacific Aerospace and Electronics and PacAero Block Leader within Qnnect, an Arxis predecessor company from July 2023 to April of 2025. Prior to joining Arxis and Qnnect, Mr. Roth was employed with Transdigm in multiple roles. From 2012 to 2017 he held positions as Director of Sales and Engineering at Skurka Aerospace. From 2017 to 2021 he served as President of Marathon Norco Aerospace. From 2021 to 2023 he was President of Power Device Components. Earlier in his career, Mr. Roth held various engineering and leadership roles in product development working for Boeing Satellite Systems, Kimball Microelectronics and Stellar Microelectronics. Mr. Roth has a Bachelor of Arts in

Physics from UC Santa Cruz, an MSEE from California State University Northridge and a Masters of Business Administration and Masters of Science in Finance from Indiana University Kelley School of Business.

Ross Sealfon has served as President of the Mechanical Components Segment of Arxis, Inc. since its formation in 2025. Prior to the formation of Arxis, Mr. Sealfon served as President and Chief Executive Officer of Quantic, an Arxis predecessor company, from 2022 to 2024. Mr. Sealfon previously served as President of Winchester Interconnect, a provider of interconnect solutions, from 2020 to 2022. He held roles of increasing responsibility at Winchester Interconnect from 2013 to 2020, including Vice President and General Manager, Vice President of Sales, and Director of Corporate Development. Earlier in his career, Mr. Sealfon held various corporate finance roles. Mr. Sealfon holds a Bachelor of Arts in Psychology from Middlebury College and a Master of Business Administration from the Boston College Carroll School of Management.

Rajeev Amara has served as a member of the board of directors of each of the Arxis Businesses since they were under Arcline ownership and our board of directors since Arxis, Inc.’s formation. Since 2018, he has served as the Chief Executive Officer of our Sponsor. Before that, he was a managing director at Golden Gate Capital for more than a decade. He holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania. We believe that Mr. Amara’s service on the board of directors of the Arxis Businesses, leadership of our Sponsor, including in connection with its acquisitions of the Arxis Businesses, and knowledge of our business and industry make him a valuable member of our board of directors.

Shyam Ravindran has served as a member of the board of directors of each of the Arxis Businesses since they were under Arcline ownership and our board of directors since Arxis, Inc.’s formation. Since 2018, he has served as the President of our Sponsor. Before that, he was a principal at Golden Gate Capital, where he worked for more than a decade. He holds a Bachelor of Science in Management Science and Engineering from Stanford University. We believe that Mr. Ravindran’s service on the board of directors of the Arxis Businesses, leadership of our Sponsor, including in connection with its acquisitions of the Arxis Businesses, and knowledge of our business and industry make him a valuable member of our board of directors.

Patrick Allen has served as a member of our board of directors since March 2026. He served as the Chief Financial Officer for Collins Aerospace, a division of Raytheon Technologies, from 2018-2020. He had previously served as the Chief Financial Officer for Rockwell Collins from 2005 through 2018, having taken on roles of increasing responsibility at Rockwell Collins since he joined the company in 1998. Mr. Allen has served as a director of Alliant Energy Corporation since 2011 (and chair since May 2025) and Tennant Company since February 2026. He previously served as director of Triumph Group, Inc. from 2023 until 2025. He received his B.S. in Finance from The Pennsylvania State University. Mr. Allen’s long track record of leading finance and treasury functions in the aerospace industry greatly benefits Arxis, along with his extensive experience in capital markets, accounting, and SEC financial reporting. In addition, he adds strong knowledge of Arxis’ customers and suppliers to the board.

Stephen Oetgen has served as a member of our board of directors since March 2026. Most recently, he served as Managing Director of Smoky Mountain Advisory Co., a firm he founded focused on specialty consulting and accounting services. He previously served as Managing Director, General Counsel, and Chief Financial Officer at Golden Gate Private Equity, Inc. from 2013 to 2023, and prior to that was a senior partner at Kirkland & Ellis LLP from 1993 to 2013, where he served on the firm’s Finance Committee and was a founding partner of its San Francisco office. Mr. Oetgen received a B.S. in Accountancy from the University of Illinois at Urbana-Champaign and obtained his CPA in May 1991. He earned a J.D. from Georgetown University Law Center and is admitted to the Illinois and California State Bars. He has served as a Continuing Lecturer at the University of California, Berkeley School of Law since 2008 and as a Lecturer in Law at Stanford University Law School. We believe Mr. Oetgen’s experience and expertise contribute meaningfully to Arxis’ board and its oversight of legal, accounting, and acquisition activities.

Relationships and Arrangements

There are no familial relationships between any of our executive officers and directors. Each of our directors was appointed by our Sponsor. We entered into a stockholders agreement with our Sponsor, pursuant to which our Sponsor has certain director nomination rights. See “Certain Relationships and Related-Party Transactions—Stockholders Agreement.” Each of Rajeev Amara, Shyam Ravindran and Patrick Allen will initially be deemed to be Sponsor Designees (as defined below).

Director Independence

Our board of directors has determined that each of Patrick Allen and Stephen Oetgen are an independent director under Nasdaq corporate governance standards. As a controlled company, we have availed ourselves of the exemption from the requirement that a majority of the board of directors consist of independent directors.

Board Composition

Our board of directors consists of five members. The total number of directors constituting our board of directors will not be less than three nor more than nine, with the exact number of directors to be determined from time to time exclusively by our board of directors. Our directors are subject to annual elections. However, after our Sponsor and its permitted transferees cease to beneficially own common stock representing a majority of the total voting power of our outstanding common stock, our directors will be divided into three classes, serving staggered three-year terms. See “Description of Capital Stock—Board Composition; Election and Removal of Directors.” In addition, we entered into a stockholders’ agreement with our Sponsor, pursuant to which our Sponsor has certain director nomination rights as long as our Sponsor and its permitted transferees beneficially own common stock representing at least 10% of the total voting power of our outstanding common stock. See “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

The members of our audit committee are Patrick Allen (chair), Rajeev Amara, and Stephen Oetgen. Our Board has determined that Mr. Allen and Mr. Oetgen are each an independent director under Nasdaq corporate governance standards and Rule 10A-3 of the Exchange Act and each member of our audit committee is financially literate. In addition, Patrick Allen is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

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selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
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ensuring the independence of the independent registered public accounting firm;
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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
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considering the adequacy of our internal controls and internal audit function;
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reviewing material related-party transactions or those that require disclosure; and
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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The members of our compensation committee are Rajeev Amara (chair), Shyam Ravindran and Stephen Oetgen. As a controlled company, we have availed ourselves of the exemption from the requirement that we have a compensation committee that is composed entirely of independent directors. Our compensation committee is responsible for, among other things:

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reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
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reviewing and recommending to our board of directors the compensation of our directors;
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administering our stock and equity incentive plans;
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reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
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reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Shyam Ravindran (chair), Rajeev Amara and Stephen Oetgen. As a controlled company, we have availed ourselves of the exemption from the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors. Our nominating and corporate governance committee is responsible for, among other things:

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identifying and recommending candidates for membership on our board of directors;
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reviewing and recommending our corporate governance guidelines and policies;
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reviewing proposed waivers of the code of conduct for directors and executive officers;
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overseeing the process of evaluating the performance of our board of directors;
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overseeing our corporate governance practices, including our corporate governance framework and code of business conduct and ethics; and
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assisting our board of directors on corporate governance matters.

Controlled Company Status

Our Class B common stock and convertible common stock are held solely by investment funds affiliated with our Sponsor and represent 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). As a result, our Sponsor controls nearly all voting power in the Company. Under Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We have availed ourselves of certain of these exemptions available to controlled companies, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors and (iii) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in Nasdaq corporate governance standards.

This concentrated voting power may result in decision-making that is not aligned with the interests of public shareholders, and may pose governance risks such as conflicts of interest, limited shareholder influence over key decisions, governance risks, shareholder protection concerns and potential misalignment between our Sponsor’s strategic interests and those of our public stockholders. See “Risk Factors—Risks Related to the Reorganization— Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.”

Code of Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in our SEC filings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Executive and Director Compensation

As described elsewhere in this prospectus, Arxis is a consolidated entity made up of the Arxis Businesses. Information regarding the historical compensation paid prior to the Reorganization with respect to the Arxis Businesses to those persons who became our executive officers (including our named executive officers) and non-employee directors upon completion of our initial public offering is not indicative of the compensation that has been and will be provided to those individuals following our initial public offering, and, as a result, we have not included information regarding the compensation paid and other benefits provided to such individuals for fiscal year 2025 or any previous fiscal year. The sections that follow describe the compensation and benefits programs that are provided to our named executive officers and non-employee directors for their service to Arxis following the completion of our initial public offering.

Named Executive Officers

The following individuals are the executive officers of Arxis and are therefore expected to be our named executive officers for fiscal year 2026 (collectively, the “named executive officers”). To the extent any other individuals become executive officers of Arxis, we will analyze and determine whether such individuals will comprise our named executive officers for fiscal year 2026.

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Kevin Perhamus, President and Chief Executive Officer
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Azad Badakhsh, Chief Financial Officer and Treasurer
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Jennifer Allen, Chief Legal Officer
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Jason Roth, President Electronic Components
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Ross Sealfon, President Mechanical Components

Any compensation decisions for our named executive officers prior to the Reorganization were made by the Arxis Businesses, as applicable. Executive compensation decisions following the completion of our initial public offering are and will continue to be made by our compensation committee under the compensation and benefit plans, programs and policies that have been and will be adopted by Arxis.

Agreements with Named Executive Officers

Executive Employment Agreements

In connection with our initial public offering, we entered into employment agreements (the “Employment Agreements”) with each of our executive officers, including our named executive officers, the terms of which are described below. The Employment Agreements superseded the terms of any prior offer letters with such individuals.

The Employment Agreements provide for at-will employment, and compensation and benefits consisting of (i) an annual base salary, (ii) eligibility to receive an annual bonus with a target annual bonus opportunity equal to a percentage of base salary (the “Target Bonus”), the actual amount of which will be determined based on achievement of individual and/or corporate performance criteria established by our board of directors or compensation committee, (iii) eligibility to receive incentive awards under our Omnibus Incentive Plan (as defined below) and (iv) eligibility to participate in employee benefit plans consistent with other senior executives. The base salaries and Target Bonuses of our named executive officers as set forth in their Employment Agreements are as follows:

Name	Base Salary ($)	Target Bonus Opportunity (%)
Kevin Perhamus	1,000,000	100%
Azad Badakhsh	450,000	60%
Jennifer Allen	450,000	50%
Jason Roth	450,000	75%
Ross Sealfon	515,000	100%

Under the terms of the Employment Agreements, each executive officer will be eligible for severance payments and benefits in the event of certain qualifying terminations of employment. In addition, the executives will be subject to restrictive covenants regarding confidentiality, non-solicitation of customers and employees, non-competition and non-disparagement.

The severance payments and benefits under the Employment Agreements consist of (i) 12 months (or 18 months in the case of Mr. Sealfon) of base salary continuation, (ii) accrued but unpaid annual bonus for the fiscal year prior to the year in which such termination occurs, (iii) a prorated portion of the annual bonus based on achievement of actual performance for the year of termination and (iv) reimbursement of COBRA premiums for 12 months (or 18 months in the case of Mr. Sealfon).

With respect to the restrictive covenants described above, the executive officers are subject to a 24-month (or 12 months in the case of Mr. Perhamus) post-termination non-solicitation and non-competition restrictive covenant and perpetual confidentiality and non-disparagement obligations.

Executive Annual Incentive Program

In connection with our initial public offering, we adopted an annual cash-based incentive bonus program which governs the grant of annual cash bonuses to our named executive officers following the completion of our initial public offering.

Arxis Equity Incentive Arrangements

In connection with our initial public offering, we adopted the Omnibus Incentive Plan and the ESPP (each as defined below) in order to attract, motivate and retain talent, descriptions of which are provided below.

IPO Restricted Stock Grants

In connection with the Reorganization, each of our named executive officers received a grant of restricted stock with respect to shares of our Class A common stock, which were issued in replacement of incentive unit awards they previously held in one or more of the Arxis Businesses. These incentive units were granted in the applicable Arxis Business’ management aggregator which corresponded to incentive units in the applicable Arxis Business, and were intended to be treated as “profits interests” for U.S. federal income tax purposes.

The incentive unit awards were subject generally to both a service-based vesting condition and a performance-based vesting condition, with 50% (or 75% in the case of Mr. Perhamus) of the applicable award service vesting in equal annual installments over five years from the applicable grant date (subject to continued employment through each vesting date), and 50% (or 25% in the case of Mr. Perhamus) of the award vesting upon the occurrence of an approved sale event (subject to continued employment through such date), based on the achievement of the investment funds affiliated with Arcline capital contributions over the applicable award participation threshold.

In connection with the Reorganization, each service-vested incentive unit award that was outstanding at such time was converted into a fully-vested restricted stock award with respect to shares of our Class A common stock, and each unvested incentive unit award that was outstanding at such time (including the portion of such award subject to the performance-based vesting condition) was converted into a restricted stock award with respect to shares of our Class A common stock that remains subject only to the service-based vesting condition as follows: (i) any portion of the related incentive unit award that remained subject to the service-based vesting condition continues to vest over the original vesting schedule that applied to the award and (ii) the portion of the related incentive unit award that remained subject to the performance-based vesting condition service vests over three years beginning on the later of (x) the one-year anniversary of the closing of our initial public offering (or April 17, 2026) and (y) the three-year anniversary of the applicable vesting commencement date set forth in the individual’s award agreement. All performance-based vesting conditions applicable to the incentive unit awards prior to the Reorganization were eliminated once we became a public company, and any shares of our Class A common stock held by our employees as a result of such conversion are subject to applicable lock-up restrictions.

The following table sets forth the number of vested and unvested restricted stock awards received by each of our named executive officers at the time of the Reorganization:

Name	Vested Restricted Stock	Unvested Restricted Stock
Kevin Perhamus	1,939,464	1,357,902
Azad Badakhsh	36,784	331,081
Jennifer Allen	—	53,694
Jason Roth	68,196	204,591
Ross Sealfon	315,237	775,067

2026 Omnibus Incentive Plan

In connection with our initial public offering, our board of directors and stockholders approved the adoption of the Arxis, Inc. 2026 Omnibus Incentive Plan, or the Omnibus Incentive Plan, for the purpose of granting long-term equity incentive awards, including stock options (including options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”) and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock, unrestricted stock, restricted stock units (“RSUs”), performance awards, other cash-based awards and other share-based awards (collectively, the “Awards”), to our employees, consultants and non-employee directors, which became effective in connection with the Reorganization. The following summary describes the material terms of the Omnibus Incentive Plan. This summary is not a complete description of all provisions of the Omnibus Incentive Plan and is qualified in its entirety by reference to the Omnibus Incentive Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Plan Administration. The Omnibus Incentive Plan is administered by the compensation committee of the board of directors, which has the discretion and authority to take any actions necessary or desirable for the administration of the Omnibus Incentive Plan, including, but not limited to, (i) interpreting the Omnibus Incentive Plan, (ii) determining the number of shares covered by Awards and the type of Awards to be granted to each participant, (iii) determining the terms and conditions and any amendments to any Award, and (iv) determining the method of settlement or exercise of any Awards. To the extent permitted by applicable law, the compensation committee may delegate some or all of its authority under the Omnibus Incentive Plan, including the authority to grant Awards, provided that any such delegation will not apply to any Award for a person then covered by Section 16 of the Exchange Act.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our Class A common stock authorized for issuance under the Omnibus Incentive Plan may not exceed 58,998,448 shares of our Class A common stock. The number of shares reserved for issuance under the Omnibus Incentive Plan will be increased on the first day of each fiscal year of our Company following the effective date of this offering by a number equal to the lesser of (i) 5% of the outstanding number of shares of all classes of our common stock (on a fully diluted basis) on the last day of the immediately preceding fiscal year and

(ii) such number of shares determined by the compensation committee in its discretion. The maximum number of shares that may be issued upon the exercise of ISOs under the Omnibus Incentive Plan is 58,998,448 shares, subject to adjustment.

In general, to the extent that any Awards are forfeited, canceled, expire or otherwise lapses or are settled, in whole or in part, without the delivery of shares, those shares will again become available for grant under the Omnibus Incentive Plan. In addition, shares withheld in respect of taxes relating to any Award and shares tendered or withheld to pay the exercise price of stock options will again become available for issuance under the Omnibus Incentive Plan.

Director Compensation Limit. No non-employee director who participates in the Omnibus Incentive Plan will receive compensation for services on the board of directors for any calendar year (including the year in which they are first elected or appointed to the board of directors) in excess of $750,000 in the aggregate, including cash payments and Awards (which will be calculated based on the grant date fair value for financial reporting purposes).

Changes in Capitalization. If the compensation committee determines that, as a result of a corporate transaction or event affecting the shares, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Incentive Plan, the compensation committee will equitably adjust any or all of (i) the number and type of shares (or other securities) which thereafter may be made the subject of Awards under the Omnibus Incentive Plan (including the share limit and the ISO limit) and (ii) the terms of any outstanding Award, including the exercise price, the number or type of shares or other securities of the Company or other property subject to outstanding Awards and/or other terms and conditions of outstanding Awards, including the performance criteria of any performance awards.

Effect of Termination of Service or a Change in Control. The compensation committee may provide, by rule or regulation or in any applicable Award agreement, or may determine in any individual case, an Award may be exercised, settled, vested, paid or forfeited in the event of a participant’s termination of service prior to the vesting, exercise or settlement of such Award.

Upon a change in control (as defined in the Omnibus Incentive Plan), the compensation committee may take any one or more of the following actions with respect to any outstanding Award (which need not be uniform across Awards or participants): (i) continuation or assumption of Awards by the successor or surviving entity or its parent, (ii) substitution or replacement of Awards by the successor or surviving entity or its parent with cash, securities, rights or other property with substantially the same terms and value as such Awards, (iii) acceleration of the vesting of Awards and the lapse of any restrictions thereon and, in the case of stock options or SARs, acceleration of the right to exercise such Award during a specified period, in each case either (A) immediately prior to or as of the date of the change in control, (B) upon a participant’s involuntary termination of service on or within a specified period prior to or following the change in control or (C) upon the failure of the successor or surviving entity to continue or assume such Award on no less favorable terms and conditions, (iv) in the case of a performance Award, the determination of the level of attainment of the applicable performance condition(s), and (v) cancellation of such Award in consideration of a payment in cash, securities or other property or, in certain circumstances, for no consideration.

Amendment. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Omnibus Incentive Plan, our board of directors may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or stock market or exchange rules or (ii) subject to certain exceptions, the consent of the affected participant of the Omnibus Incentive Plan, if such action would materially adversely affect the rights of such participant under any outstanding Award.

Clawback. Under the Omnibus Incentive Plan, Awards (including any amounts or benefits arising from such Awards) will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the compensation committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and will, to the extent required, cancel or require reimbursement of any Awards or any shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of shares underlying such Awards including any policies necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.

Term. No Award may be granted under the Omnibus Incentive Plan after the earliest of (i) the ten-year anniversary of its effective date (which effective date was April 16, 2026), (ii) the date the maximum number of shares available for issuance under the Omnibus Incentive Plan have been issued or (iii) the date the board of directors terminates the Omnibus Incentive Plan. Previously granted Awards are permitted to extend beyond the termination date of the Omnibus Incentive Plan.

Employee Stock Purchase Plan

In connection with our initial public offering, our board of directors and stockholders approved the adoption of the Arxis, Inc. Employee Stock Purchase Plan (the “ESPP”). The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. While the ESPP became effective in connection with our initial public offering, the Company has not yet determined whether to, and when to, initiate an offering period under the ESPP.

The ESPP will provide our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our Class A common stock. The ESPP has two components – one which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and one which is not intended to so qualify.

Administration. The ESPP will be administered by our compensation committee, which will have the authority to take any actions necessary or desirable for the administration of the ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, or special rules applicable to participants employed by particular participating subsidiaries or in particular locations. The compensation committee may change the minimum and maximum amounts of compensation (as defined in the ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form, the effective date of a participant’s withdrawal from the ESPP due to a termination or transfer of employment or change in employment status and the extent and manner in which we withhold amounts from a participant’s compensation in order to satisfy applicable tax withholding obligations.

Shares Reserved. Subject to adjustment as described below, the total number of shares of our Class A common stock authorized for issuance under the ESPP may not exceed 3,694,208 shares. The number of shares reserved for issuance under the ESPP will be increased on the first day of each fiscal year of our Company following the effective date of this offering by a number equal to the lesser of (i) 1.00% of the outstanding number of shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) the number of shares of Class A common stock determined by the compensation committee in its discretion; provided that the maximum number of shares of our Class A common stock that may be issued under the ESPP in any event is 100,000,000 shares, subject to adjustment.

Eligibility. Unless otherwise determined by the compensation committee and subject to certain exceptions permitted under IRS rules, any employee of the Company or a participating subsidiary are expected to be eligible to participate in an offering period. An eligible employee will not be granted an option if, as a result of such grant, the employee would (i) own 5% or more of the total combined voting power or value of all classes of our and our subsidiaries’ stock, or (ii) be permitted to purchase our and our subsidiaries’ stock, based on market value of the stock on the date of grant, at a rate that exceeds $25,000 for any calendar year in which such option is outstanding.

Offering Periods and Purchase Dates. Unless otherwise determined by the compensation committee, each offering period under the ESPP is expected to have a duration of six months.

Participation. Participation in the ESPP is voluntary. Unless determined otherwise by the compensation committee, eligible employees may elect to participate in the ESPP by completing an enrollment form prior to the beginning of an offering period, in accordance with the enrollment procedures established by the compensation committee.

Grant and Exercise of Options. Each participant will be granted, on the first trading day of an offering period (the “grant date”) an option to purchase, on each purchase date during the offering period, a number of shares of our Class A common stock determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price. Unless determined otherwise by the compensation committee, the purchase price for the option will be 85% of the fair market value of a share of our Class A common stock on the purchase date. The maximum number of shares of our Class A common stock that may be purchased by a participant during a single offering period may not exceed 5,000 shares, subject to adjustment.

Withdrawal. Participants may withdraw from an offering by submitting a revised enrollment form indicating his or her election to withdraw before the purchase date on the terms established by the compensation committee. The accumulated payroll deductions held on behalf of the participant in his or her notional account will be paid to the participant as soon as administratively feasible following such withdrawal, and the participant’s option to purchase shares of Class A common stock in respect of the applicable offering period will be automatically terminated.

Termination of Employment; Change in Employment Status; Transfer of Employment. On a termination of a participant’s employment for any reason, or a change in the participant’s employment status following which the participant is no longer an eligible employee, unless otherwise determined by our compensation committee, the participant will be deemed to have withdrawn from the ESPP effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the participant’s notional account will be returned to the participant, and the participant’s option will be automatically terminated.

Changes in Capitalization. In the event of any corporate transaction or other event affecting our Class A common stock, then in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, the compensation committee will make equitable adjustments to the number and class of shares that may be issued under the ESPP, the purchase price per share of our Class A common stock, the number of shares of our Class A common stock covered by each outstanding option and applicable numerical plan limits.

Amendment and Termination. The compensation committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. The compensation committee may elect, upon termination of the ESPP, to terminate any outstanding offering period either immediately or once shares have been purchased on the next purchase date or permit the offering period to expire in accordance with its terms.

Term. The ESPP became effective on April 16, 2026 and, unless terminated earlier by the compensation committee (as described above), has a term of ten years.

Retirement and Health and Welfare Benefits

Our employees, including our named executive officers, are eligible to participate in customary health and welfare plans and retirement plans.

Clawback Policy

In connection with our initial public offering, we adopted an incentive compensation recovery policy, or a clawback policy, which is compliant with the applicable stock exchange listing rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Non-Employee Director Compensation

Mr. Amara and Mr. Ravindran, each of whom served as a member of the board of directors of each of the Arxis Businesses, and Mr. Allen and Mr. Oetgen, each serve as a member of the board of directors of Arxis. Mr. Amara and Mr. Ravindran did not receive any historical compensation in connection with their service as members of the board of directors of each of the Arxis Businesses, and any historical compensation which may have been paid to Mr. Amara and Mr. Ravindran prior to the Reorganization would not be indicative of any compensation that is provided to Mr. Amara and Mr. Ravindran for their service on the board of directors of Arxis.

Mr. Allen, who did receive historical compensation for his service in preparation for the initial public offering, entered into a letter agreement providing for the following compensation for service as a member of the board of directors of Arxis, effective as of March 20, 2026: (i) $25,000 for services as chair of our audit committee and (ii) an annual equity grant having a grant date value of $150,000.

Mr. Oetgen, who was appointed to serve as a member of the board of directors of Arxis effective as of March 20, 2026, also entered into a letter agreement providing for compensation for service as member of the board of directors of Arxis comprised of an annual equity grant having a grant date value of $150,000.

In connection with our initial public offering, we adopted non-employee director compensation arrangements that govern the annual compensation to be paid to our non-employee directors as public company board members, other than to Mr. Amara and Mr. Ravindran who will not receive compensation for service as a member of our board of directors. Our non-employee director compensation program generally provides our non-employee directors with an annual cash retainer for service on the board of directors in the amount of $100,000. Pursuant to his letter agreement, the chair of the audit committee will receive an additional cash retainer of $25,000. Pursuant to the terms of our non-employee director compensation program, in connection with our initial public offering, Mr. Allen and Mr. Oetgen each received an initial incentive award of restricted stock units under our Omnibus Incentive Plan having an aggregate grant date value of $150,000 in respect of their service on our board of directors for 2026, which vests on the one-year anniversary of the grant date. Any director compensation payable to a non-employee director who is first appointed or elected to the board of directors after the beginning of a year may be prorated for the director’s partial year of service. Directors who are also full-time officers or employees of Arxis will receive no additional compensation for serving as directors.

Certain Relationships and Related-Party Transactions

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

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the amounts involved exceeded or will exceed $120,000; and
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any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock (whom we refer to as our related parties) had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive and Director Compensation.”

Arxis

Each of the Arxis Businesses is a party to advisory and consulting services agreements with Arcline. Under the advisory and consulting services agreements, Arcline provides certain assistance and support services to the Arxis Businesses relating to buy-side and sell-side transactions contemplated by the Arxis Businesses in exchange for specified management fees that are calculated as a percentage of our EBITDA (the “Management Fee”), transaction fees in connection with an initial public offering or sale of all or substantially all of our assets (the “Transaction Fees”) as well as expense reimbursement. Additionally, Arcline provides certain operations and value creation consulting services, including research, strategy, technology, operations and talent related services, for the Arxis Businesses in exchange for expense reimbursement on an ongoing basis. The advisory and consulting services agreements terminate upon mutual agreement of the parties or in Arcline’s sole discretion. In connection with the IPO, the Company entered into an amended and restated advisory and consulting services agreement which serves as the successor agreement to the advisory and consulting services agreements among Arcline and the Arxis Businesses and has substantially the same terms as the advisory and consulting services agreements among Arcline and the Arxis Businesses other than as described below. The amended and restated advisory and consulting services agreement does not provide for the Management Fee or the Transaction Fees, but provides for the reimbursement by the Company to Arcline, for any period, of all fees, guaranteed payments or other cash compensation and related expenses incurred or advanced by or on behalf of Arcline or any affiliates or associated persons thereof, including, but not limited to, (i) travel expenses and other expenses, (ii) legal counsel, accountants, consultants, administrative, or support personnel or other third-party service providers (whether or not affiliated or associated with Arcline), (iii) the fees and expenses of custodians, outside counsel, consultants, accountants, auditors, investment banks, financial advisors, insurance (D&O, EPL, E&O, etc.) and other similar outside advisors, (iv) costs of regulatory and state filing fees, (v) fees and expenses of the Arcline value creation group, (vi) fees and expenses incurred in connection with any offering of securities of the Company, (vii) the costs, fees and expenses of acquiring, holding or selling all or any part of the investment or any assets, and (viii) an allocable portion of the cash compensation, including guaranteed cash payments, cash fees, other cash incentive-based compensation and/or other cash amounts, including deferred cash compensation (including the employer portion of any payroll or related taxes payable in respect of such amounts and cash charges in respect of employee health and welfare benefits provided to the recipients thereof) payable in respect of any time allocated by employees of Arcline and its affiliates (including by way of reimbursable advance), in connection with the services rendered to the Company during such period. The share of convertible common stock described under “Description of Capital Stock—Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.” was issued pursuant to the amended and restated advisory and consulting services agreement. If Arcline ceases performing the services provided for under the amended and restated advisory and consulting services agreement, for any reason, prior to, the fifth anniversary of the completion of our IPO (April 17, 2031), the share of convertible common stock will automatically be forfeited. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the form of amended and restated advisory and consulting services agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

For the six months ended June 30, 2026 and 2025, we incurred $1.7 million and $1.8 million, respectively, and paid $1.4 million and $2.0 million, respectively, for advisory and consulting services. For the years ended December 31, 2025, 2024 and 2023, we incurred $3.2 million, $2.2 million and $1.8 million, respectively, and paid $3.5 million, $0.9 million and $1.5 million, respectively, for advisory and consulting services. As of December 31, 2025, unpaid fees related to these agreements was $0.6 million.

Convertible-Related Tax Receivable Agreement

Arxis entered into a Convertible-Related Tax Receivable Agreement with Arcline Arxis Advisory I, L.P., whereby Arxis will pay to Arcline Arxis Advisory I, L.P. 85% of the cash tax savings realized by Arxis with respect to the compensation deduction resulting from the transfer of the convertible common stock in respect of the services to be provided under the amended and restated advisory and consulting services agreement. Actual tax benefits realized by Arxis may differ from tax benefits calculated under the Convertible-Related Tax Receivable Agreement as a result of the use of certain assumptions in the Convertible-Related Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The compensation deduction is expected to be recognized in the year the convertible common stock is issued. Payment under the Convertible-Related Tax Receivable Agreement is due 125 days following the filing of our U.S. federal income tax return that reflects the applicable cash tax savings, subject to Arcline Arxis Advisory I, L.P.’s continued provision of services under the amended and restated advisory and consulting services agreement at the time of payment. We will have no further obligation to make payments in respect of tax benefits under the Convertible-Related Tax Receivable Agreement upon the earliest of (i) all payments required under the Convertible-Related Tax Receivable Agreement having been made, (ii) the election of an early termination by the independent members of our board and our making of the corresponding early termination payment and (iii) Arcline Arxis Advisory I, L.P.’s discontinuance of the provision of services under the amended and restated advisory and consulting services agreement.

Our obligations under the Convertible-Related Tax Receivable Agreement may create potential conflicts of interest between the interests of Arcline Arxis Advisory I, L.P. and those of our other shareholders. Such conflicts could arise in connection with decisions regarding tax planning, business investments, or the allocation of future cash flows, as Arcline Arxis Advisory I, L.P. may benefit from decisions that maximize the tax benefits subject to the Convertible-Related Tax Receivable Agreement, which could differ from decisions that maximize value for all stockholders.

Payments under the Convertible-Related Tax Receivable Agreement will be based on certain tax reporting positions regarding a compensation deduction in respect of the convertible common stock, and the Internal Revenue Service or another tax authority may challenge the positions upon which payment under the Convertible-Related Tax Receivable Agreement are based, as well as other related tax positions we take, and a court could sustain such challenge. Arcline Arxis Advisory I, L.P. will not reimburse us for any payments previously made if such positions are successfully challenged. As a result, in such circumstances, we could make payments to Arcline Arxis Advisory I, L.P. under the Convertible-Related Tax Receivable Agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could adversely affect our liquidity.

The Convertible-Related Tax Receivable Agreement will provide that (1) in the event that we breach any of our material obligations under the Convertible-Related Tax Receivable Agreement or (2) if, with the written approval of a majority of our independent directors, we elect an early termination of the Convertible-Related Tax Receivable Agreement, our obligations under the Convertible-Related Tax Receivable Agreement would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deduction subject to the Convertible-Related Tax Receivable Agreement. Because most of the deduction subject to the Convertible-Related Tax Receivable Agreement is expected to be utilized in the year of our IPO or the following year, we do not expect a breach or early termination election to meaningfully affect our obligations under the Convertible-Related Tax Receivable Agreement. However, it is possible that a payment under the Convertible-Related Tax Receivable Agreement in one of these situations could be made in advance of, and may be in excess of, the cash savings to which such a payment relates.

Payables and Loans due to Related Parties

As of June 30, 2026 and December 31, 2025, we had a $5.5 million note payable due to an affiliate of Arcline.

As part of the Arxis Businesses Transaction, we assumed outstanding notes payable due to an affiliate of Arcline of $5.5 million, which is unsecured and due in April 2030. The notes are interest-bearing at SOFR plus 3.50% and mature in six years on April 19, 2030 with outstanding principal and interest due at that time.

As part of the Arxis Businesses Transaction, we also assumed an outstanding payable due to an affiliate of Arcline of $8.0 million. During the year ended December 31, 2024, we entered into additional payables with the affiliate of $15.0 million and repaid $5.0 million. There were no outstanding payables as of December 31, 2025.

In March 2021, we entered into a note payable with an affiliate of Arcline in the amount of $5.0 million. This note matured and all principal and interest were paid in full in August 2023.

Receivables due from Related Parties

As part of the Arxis Businesses Transaction, we acquired certain notes receivable from an affiliate of Arcline of $5.0 million.

We have entered into notes receivable with certain executives of the Company. In April 2023, we entered into a note receivable for $1.0 million. In October 2024, we entered into additional notes totaling $14.5 million. As part of the Arxis Businesses Transaction, we acquired additional notes receivable totaling $7.5 million. The notes are interest-bearing at the long-term applicable federal rate as of the date of issuance. The notes mature in ten years from the date of issuance, or earlier under certain triggering events, with outstanding principal and interest due at that time. The notes are secured by the executive compensation awards of the respective executive. The notional of the outstanding notes as of December 31, 2025 was $28.5 million. As of March 20, 2026, notes receivable of $20.5 million with certain executives of the Company were repaid in full.

Leases

We lease certain manufacturing facilities and transportation equipment under operating leases with affiliates of Arcline. Total related party lease payments were approximately $2.6 million, $1.4 million and $0.9 million for the years ended December 31, 2025, 2024 and 2023, respectively. Total related party lease payments were not material for the three and six months ended June 30, 2026 and 2025.

Transition Services Agreements

As of June 30, 2026 and December 31, 2025, we had $3.7 million and $4.6 million, respectively, of receivables due from affiliates of Arcline recorded within Prepaid expenses and other current assets for services provided under transition service agreements (“TSAs”). These amounts relate to technology, finance, human resources and payroll support and are expected to be billed and collected within twelve months. During the six months ended June 30, 2026 and 2025 and the year ended December 31, 2025, income related to these TSAs was not material.

Our Sponsor

Our Class B common stock and convertible common stock are held solely by investment funds affiliated with our Sponsor and represent 98.7% of the total voting power of our outstanding common stock (excluding the voting power of the convertible common stock). As a result, our Sponsor controls nearly all voting power in the Company and, under Nasdaq corporate governance standards, we are considered a “controlled company.” Consequently, we rely on exemptions from certain corporate governance requirements. See “Management—Controlled Company Status.” In addition, this concentrated voting power may result in decision-making that is not aligned with the interests of public shareholders, and may pose governance risks such as conflicts of interest, limited shareholder influence over key decisions, governance risks, shareholder protection concerns and potential misalignment between our Sponsor’s strategic interests and those of our public stockholders. See “Risk Factors—Risks Related to the Reorganization—Our Sponsor has substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.”

Connector

Advisory and Consulting Agreements

As described above, each of the Arxis Businesses is a party to an advisory services agreement and a consulting services agreement with Arcline. For the period from January 1, 2024 through September 29, 2024, Connector incurred $0.5 million and paid $0.9 million for advisory and consulting services and expense reimbursements. For the year ended December 31, 2023, Connector incurred $0.6 million and paid $0.2 million for advisory and consulting services and expense reimbursements.

Leases

Connector leases certain facilities and transportation equipment from related parties. Total related-party lease payments totaled approximately $1.5 million and $1.6 million for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Receivables due from Related Parties

During the period from January 1, 2024 through September 29, 2024, Connector entered into notes receivable with certain executives of Connector totaling $7.5 million. The notes are interest-bearing at the long-term applicable federal rate as of the date of issuance. The notes mature in ten years with outstanding principal and interest due at that time. The notes are secured by the related parties’ MIUs. These notes were assumed by Arxis as part of the Arxis Businesses Transaction.

Reorganization

Immediately prior to the completion of our IPO, we effectuated the Reorganization. See “Prospectus Summary—Reorganization.”

Stockholders Agreement

We entered into a stockholders agreement with our Sponsor, pursuant to which our Sponsor will have certain director nomination rights, consent rights and information rights. The following description is a summary of the material terms of the stockholders agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the stockholders agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Director Designation Rights. Our Sponsor will have the right, but not the obligation, to designate for election as directors a number of designees (each, a “Sponsor Designee” and collectively, the “Sponsor Designees”) equal to: (i) so long as our Sponsor (including its permitted transferees) beneficially owns capital stock representing at least 50% of the total voting power of our outstanding capital stock entitled to vote generally in the election of directors, 50% of the total number of directors comprising our board of directors, (ii) so long as our Sponsor (including its permitted transferees) beneficially owns capital stock representing at least 40% but less than 50% of the total voting power of our outstanding capital stock entitled to vote generally in the election of directors, 40% of the total number of directors comprising our board of directors, (iii) so long as our Sponsor (including its permitted transferees) beneficially owns capital stock representing at least 30% but less than 40% of the total voting power of our outstanding capital stock entitled to vote generally in the election of directors, 30% of the total number of directors comprising our board of directors, (iv) so long as our Sponsor (including its permitted transferees) beneficially owns capital stock representing at least 20% but less than 30% of the total voting power of our outstanding capital stock entitled to vote generally in the election of directors, 20% of the total number of directors comprising our board of directors and (v) so long as our Sponsor (including its permitted transferees) beneficially owns capital stock representing at least 10% but less than 20% of the total voting power of our outstanding capital stock entitled to vote generally in the election of directors, 10% of the total number of directors comprising our board of directors, in each case, with any fractional amounts rounded up to the nearest whole number. From and after the time at which our board of directors becomes classified into three classes, the Sponsor Designees will be apportioned among such classes so as to maintain the number of Sponsor Designees in each class as nearly equal as possible. In the event that a vacancy is created at any time by the death, resignation, retirement, disqualification, removal from office or otherwise of a Sponsor Designee, our Sponsor will have the right, but not the obligation, to designate a new Sponsor Designee to fill such vacancy. We will, to the fullest extent permitted by law (including with respect to fiduciary duties), use our reasonable best efforts to cause the election of each Sponsor Designee to our board of directors as soon as practicable. Our Sponsor (including its permitted transferees) will agree to vote in favor of and to consent to each Sponsor Designee at any meeting of stockholders (or consent in lieu of meeting) in connection with the election of directors, not to seek the removal from office of any Sponsor Designee unless requested by our Sponsor and to vote in favor of and to consent to the removal from office of each Sponsor Designee requested by our Sponsor. If the number of Sponsor Designees serving as directors exceeds the number of Sponsor Designees that our Sponsor has the right to designate and if requested by our board of directors, our Sponsor will cause such excess Sponsor Designee(s) to offer to resign from our board of directors and will take all action necessary to remove such excess Sponsor Designee(s).

Consent Rights. Our Sponsor will have consent rights over specified actions, which we will not take without our Sponsor’s prior written consent, which may be withheld for any reason or no reason, including (i) undertaking a transaction or series of related transactions that, if consummated, would result in a change of control or entering into any definitive agreement or series of related agreements that govern such a transaction or series of related transactions, (ii) liquidating, dissolving or winding-up our company, (iii) subject to certain exceptions, authorizing the issuance of or issuing any shares of capital stock or any securities convertible into or exercisable or exchangeable for any shares of capital stock, (iv) declaring or paying any dividends or other distributions on shares of capital stock, (v) subject to certain exceptions, redeeming, repurchasing or otherwise acquiring shares of capital stock, (vi) approving or modifying our annual operating budget and incurring expenditures that would exceed a specified percentage of such budget, (vii) acquiring or disposing of any asset or business with a value of more than a specified threshold in any single transaction or series of related transactions during any twelve month period, (viii) subject to certain exceptions, incurring indebtedness for borrowed money exceeding a specified threshold in any single transaction or series of related transactions during any twelve month period, (ix) subject to certain exceptions, entering into related-party transactions, (x) effectuating any material change in the nature of the business or operations of our company and our subsidiaries, taken as a whole, (xi) subject to certain exceptions, adopting equity-based compensation plans, (xii) entering into employment, consulting or similar agreements with our executive officers or modifying such agreements, (xiii) paying executive compensation exceeding a specified threshold, (xiv) hiring or terminating the employment of our chief executive officer, chief financial officer and segment presidents, (xv) amending our certificate of incorporation and bylaws, (xvi) increasing the size of our board of directors other than to elect a Sponsor Designee, (xvii) adopting any stockholder rights plan or similar takeover defense measure, (xviii) changing our independent registered public accounting firm and, subject to certain exceptions, changing our counsel or engaging additional counsel, (xix) changing our fiscal year and (xx) voluntarily delisting our Class A common stock from Nasdaq.

Information Rights. Our Sponsor will have certain information rights, including access to (i) monthly financial information within a specified period after the end of each month, (ii) quarterly financial statements within a specified period after the end of each quarter, (iii) annual budgets and financial projections that are provided to our board of directors, (iv) earnings and financial guidance materials prior to public use, (v) our books, records, properties, personnel and advisors as our Sponsor may reasonably request and (vi) any other information and data that our Sponsor may reasonably request.

Amendment and Termination. The stockholders agreement may be amended by mutual agreement between us and our Sponsor. The stockholders agreement will terminate upon the earliest to occur of (i) the mutual agreement between us and our Sponsor, (ii) our Sponsor (and its permitted transferees) ceasing to beneficially own capital stock representing at least 10% of the total voting power of our outstanding capital stock and (iii) with respect to each Sponsor Investor (as defined therein), such Sponsor Investor ceasing to beneficially own any of our capital stock.

Registration Rights Agreement

We entered into a registration rights agreement with entities affiliated with our Sponsor. The following description is a summary of the material terms of the registration rights agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the registration rights agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Demand and Piggyback Registration. Subject to certain exceptions, such holders may request that we effect (i) non-shelf registered offerings with respect to all or any portion of their shares subject to registration rights, although we are not obligated to effect more than two such offerings within any 12-month period, (ii) a shelf registration with respect to all or any portion of their shares subject to registration rights, and (iii) takedowns of all or any portion of their shares subject to registration rights and registered on one or more shelf registration statements, although we are not obligated to effect more than six such takedowns within any 12-month period. In addition, such holders have piggyback registration rights with respect to any non-shelf registered offerings of registrable securities and any shelf takedown of registrable securities that includes any lockup arrangement, allowing each party thereto to include its shares in such offerings.

Expenses and Indemnification. We will pay all registration expenses (including certain expenses of counsel for selling holders) in connection with effecting any registration and takedown pursuant to the registration rights agreement. The registration rights agreement contains customary indemnification and contribution provisions, including with respect to liabilities under the Securities Act.

Term. Any securities covered by the registration rights agreement will no longer be entitled to registration rights if such securities have been disposed of pursuant to an effective registration statement or Rule 144, can be immediately sold under Rule 144 without any volume or manner of sale restrictions thereunder or cease to be outstanding.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to such indemnification agreements or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Policy Concerning Related-Party Transactions

Our board of directors has adopted a written policy for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements, or relationships) or any proposed transaction, arrangement or relationship, in which we are or will be a participant and in which a related party has or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related-party transaction, such related party must report the proposed related-party transaction to our audit committee. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee will be required to consider relevant facts and circumstances. The audit committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the audit committee is not a disinterested person with respect to the related-party transaction under review, that member will be excluded from the review and approval or rejection of such related-party transaction. If we become aware of an existing related-party transaction which has not been approved under the policy, the matter will be referred to the audit committee. The audit committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related-party transaction, the chair of the audit committee may approve such transaction in accordance with the related-party transaction policy. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2026 by:

•
each person, or group of affiliated persons, known by us to own beneficially 5% or more of any class of our capital stock;
•
each of our executive officers and directors and persons nominated to serve in such positions;
•
all executive officers and directors and persons nominated to serve in such positions as a group; and
•
all Holders, constituting all of the entities and individuals shown as having shares listed in the column “Shares Being Offered.”

Up to 13,351,964 shares of Class A common stock are being offered by this prospectus, all of which are being offered for resale for the account of the Holders. Unless otherwise noted below, the shares being offered were issued to the Holders pursuant to an Agreement and Plan of Merger dated May 29, 2026 by and among us, Omnetics and Gary Jacobs, solely in his Capacity as shareholder representative, in connection with our acquisition of Omnetics. Subject to the lock-up agreements entered into as described below, the Holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.

Certain Holders have entered into a lock-up agreement with the Company, and as of the date of this prospectus, 4,422,677 shares are available for sale hereunder, with the remainder of the shares of Class A common stock to become available for sale by May 15, 2028. Pursuant to the Lock-Up Agreement, subject to certain exceptions, certain Holders in this offering are subject to certain lock-up restrictions that will be released in three equal tranches with the last release on May 15, 2028. 8,929,287 shares of Class A common stock are subject to lock-up restrictions as of the time of this offering.

In accordance with the rules of the SEC, based on written representations from the Holders with respect to the beneficial ownership of our Class A common stock held, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of options or the vesting of RSUs, within 60 days of September 30, 2026. To our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of September 30, 2026 or subject to RSUs that vest within 60 days of September 30, 2026 are considered outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Because the Holders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the Holders, or the amount or percentage of shares of our common stock that will be held by the Holders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the Holders will sell all their shares of Class A common stock covered by this prospectus. In addition, the Holders named in the table below may transfer any of their shares of Class A common stock to their assignees and/or successors in interest, who may subsequently offer and sell such shares pursuant to this prospectus. For purposes of this prospectus, “Holders” shall include any such assignees and/or successors in interest.

Unless otherwise indicated below, the business address for each beneficial owner is c/o Arxis, Inc., 1332 Blue Hills Avenue, Bloomfield, CT 06002.

	Common Stock Before this Offering					Shares Being Offered	% Voting Power Before this Offering(2)	Common Stock After this Offering					% Voting Power After this Offering(2)
	Class A	Class B		Convertible				Class A	Class B		Convertible
Name	Number(1)%	Number	%	Number	%			Number(1)%	Number	%	Number	%
Principal Stockholders:

	Common Stock Before this Offering						Shares Being Offered	% Voting Power Before this Offering(2)	Common Stock After this Offering						% Voting Power After this Offering(2)
	Class A		Class B		Convertible				Class A		Class B		Convertible
Name	Number(1)%		Number	%	Number	%			Number(1)%		Number	%	Number	%
Arcline Investment Management(3)	—	—	340,676,783	100.0%	1	100.0%	—	98.7%	—	—	340,676,783	100.0%	1	100.0%	98.7%
Directors and Executive Officers:
Kevin Perhamus	3,573,133	4.0%	—	—	—	—	—	*	3,573,133	4.0%	—	—	—	—	*
Azad Badakhsh	403,865	*	—	—	—	—	—	*	403,865	*	—	—	—	—	*
Jennifer Allen	53,694	*	—	—	—	—	—	*	53,694	*	—	—	—	—	*
Rajeev Amara	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shyam Ravindran	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jason Roth	395,514	*	—	—	—	—	—	*	395,514	*	—	—	—	—	*
Ross Sealfon	1,102,804	1.2%	—	—	—	—	—	*	1,102,804	1.2%	—	—	—	—	*
Patrick Allen	10,000	*	—	—	—	—	—	*	10,000	*	—	—	—	—	*
Stephen Oetgen	25,000	*	—	—	—	—	—	*	25,000	*	—	—	—	—	*
All directors and executive officers as a group (nine persons)	5,564,010	6.2%	—	—	—	—	—	*	5,564,010	6.2%	—	—	—	—	*
Holders:
Gerald W. Simonson Revocable Trust Agreement Dated May 12, 2016, as amended(4)	6,627,543	7.4%	—	—	—	—	6,627,543	*	—	—	—	—	—	—	—
Gulf Shore Club LLC	1,845,083	2.0%	—	—	—	—	1,845,083	*	—	—	—	—	—	—	—
White Willow Bay LLC	1,845,083	2.0%	—	—	—	—	1,845,083	*	—	—	—	—	—	—	—
The Gary E. Jacobs Revocable Trust Dated July 18, 2024	1,241,922	1.4%	—	—	—	—	1,241,922	*	—	—	—	—	—	—	—
Jonathan C. Hoistad	346,081	*	—	—	—	—	346,081	*	—	—	—	—	—	—	—
Sandeep Yelamanchi	215,761	*	—	—	—	—	215,761	*	—	—	—	—	—	—	—
Karen M.L. Simonson	186,633	*	—	—	—	—	186,633	*	—	—	—	—	—	—	—
Robert M. Seydow	129,456	*	—	—	—	—	129,456	*	—	—	—	—	—	—	—
Bruce B. Olson	107,880	*	—	—	—	—	107,880	*	—	—	—	—	—	—	—
Holly Olson	107,880	*	—	—	—	—	107,880	*	—	—	—	—	—	—	—
Carol J. Wegner	86,304	*	—	—	—	—	86,304	*	—	—	—	—	—	—	—
Mona L. Dzwonkowski	84,146	*	—	—	—	—	84,146	*	—	—	—	—	—	—	—
Darren D. Bentley & Torrie R. Bentley	69,043	*	—	—	—	—	69,043	*	—	—	—	—	—	—	—
Bruce Thompson	56,097	*	—	—	—	—	56,097	*	—	—	—	—	—	—	—
Kathleen M. Fowke	53,746	*	—	—	—	—	53,746	*	—	—	—	—	—	—	—
Andrew Strange	51,782	*	—	—	—	—	51,782	*	—	—	—	—	—	—	—
Michael L. Olson	45,309	*	—	—	—	—	45,309	*	—	—	—	—	—	—	—
Rebecca S. Lunde Olson	45,309	*	—	—	—	—	45,309	*	—	—	—	—	—	—	—
Darren D. Bentley	34,521	*	—	—	—	—	34,521	*	—	—	—	—	—	—	—
Nancy J. Hassler	28,048	*	—	—	—	—	28,048	*	—	—	—	—	—	—	—
Robert J. Monson	25,891	*	—	—	—	—	25,891	*	—	—	—	—	—	—	—
The Philip Edward Simonson Living Trust dated April 28, 2024, and any amendments thereto	20,497	*	—	—	—	—	20,497	*	—	—	—	—	—	—	—
Trent J. Graham	16,182	*	—	—	—	—	16,182	*	—	—	—	—	—	—	—
Traci M. McAlister	16,182	*	—	—	—	—	16,182	*	—	—	—	—	—	—	—
Joseph R. Held	12,945	*	—	—	—	—	12,945	*	—	—	—	—	—	—	—
Samantha J. Bender	11,651	*	—	—	—	—	11,651	*	—	—	—	—	—	—	—
Kaitlin J. Bender	7,551	*	—	—	—	—	7,551	*	—	—	—	—	—	—	—
Hye Rin S. Thompson	6,472	*	—	—	—	—	6,472	*	—	—	—	—	—	—	—
Meeja S. Thompson	6,472	*	—	—	—	—	6,472	*	—	—	—	—	—	—	—
Por Eu Vang	6,472	*	—	—	—	—	6,472	*	—	—	—	—	—	—	—
Mai Kao Vang	4,315	*	—	—	—	—	4,315	*	—	—	—	—	—	—	—
Debra B. Imes	3,236	*	—	—	—	—	3,236	*	—	—	—	—	—	—	—
Ruth E. Lunde	2,157	*	—	—	—	—	2,157	*	—	—	—	—	—	—	—
Kao Vang	2,157	*	—	—	—	—	2,157	*	—	—	—	—	—	—	—
Mai Xiong Vang	2,157	*	—	—	—	—	2,157	*	—	—	—	—	—	—	—

* Less than 1%.

(1)
For each individual, and as applicable, includes all unvested RSAs.
(2)
The percentage of total voting power excludes the voting power of the convertible common stock.

(3)
Represents (i) 71,544,608 shares of Class B common stock held by Engineered Components Borrower Series LP - Engineered Polymer Series, (ii) 36,689,297 shares of Class B common stock held by Engineered Components Borrower Series LP - Hawkeye Series, (iii) 122,746,592 shares of Class B common stock held by Engineered Components Borrower Series LP - Ovation Series, (iv) 91,338,254 shares of Class B common stock held by Engineered Components Borrower Series LP - Connector Series, (v) 18,358,032 shares held by Arcline Double Eagle Master Fund-A LP and (vi) one share of convertible common stock held by Arcline Arxis Advisory I, L.P. Engineered Components GP, LLC is the general partner for Engineered Components Borrower Series LP - Engineered Polymer Series, Engineered Components Borrower Series LP - Hawkeye Series, Engineered Components Borrower Series LP - Ovation Series an Engineered Components Borrower Series LP - Connector Series, and may be deemed to beneficially own the securities held by such funds. Arcline Capital Partners III GP LP is the general partner for Arcline Double Eagle Master Fund-A LP and may be deemed to beneficially own the securities held by Arcline Double Eagle Master Fund-A LP. Arcline Holdings, LLC is the general partner for Arcline Capital Partners III GP LP and Arcline Arxis Advisory I, L.P. and may be deemed to beneficially own the securities attributable to both entities. Arcline Holdings, LLC and Engineered Components GP, LLC are each controlled affiliates of Arcline Investment Management. Rajeev Amara and Shyam Ravindran are the Chief Executive Officer and President, respectively, of Arcline Investment Management and as such share voting and dispositive power over the shares held by such funds. Rajeev Amara and Shyam Ravindran each disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The address for the foregoing entities is 3803 Bedford Avenue, Suite 106, Nashville, TN 37215.
(4)
The business address for Gerald W. Simonson is 5813 Jeff Place, Edina, Minnesota 55436.

Description of Capital Stock

The following descriptions are summaries of the material terms of our Certificate of Incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and the General Corporation Law of the State of Delaware.

General

As of September 30, 2026, our authorized capital stock consists of (i) 7,500,000,001 shares of common stock, which is divided into four series, consisting of 3,500,000,000 shares of Class A common stock, par value $0.01 per share, 3,500,000,000 shares of Class B common stock, par value $0.01 per share; 500,000,000 shares of Class C common stock, par value $0.01 per share; and one share of convertible common stock, par value $0.01 per share, and (ii) 500,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Except as otherwise expressly provided by our certificate of incorporation or required by applicable law, shares of Class A common stock, Class B common stock and Class C common stock have the same rights, powers and privileges and rank equally, share ratably and are identical in all respects as to all matters.

Voting Rights. Except as otherwise expressly provided by our certificate of incorporation or required by applicable law, holders of our common stock vote together as a single class on all matters on which stockholders generally are entitled to vote. To the fullest extent permitted by law, except as otherwise expressly provided by our certificate of incorporation or otherwise required by applicable law, (i) each holder of Class A common stock, as such, is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, (ii) each holder of Class B common stock, as such, is entitled to twenty votes for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote and (iii) each holder of Class C common stock, as such, is not entitled to vote on and does not have any voting power with respect to shares of Class C common stock held of record by such holder on any matter on which stockholders generally are entitled to vote.

Dividend Rights. Whenever a dividend is paid to the holders of Class A common stock, Class B common stock or Class C common stock then outstanding, we will also pay to the holders of each other series of common stock then outstanding an equal dividend per share on an equal priority, pari passu basis, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C common stock entitled to vote thereon, each voting separately as a class; provided, however, that (x) if the dividend is paid in the form of shares of Class A common stock, Class B common stock or Class C common stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class A common stock, Class B common stock or Class C common stock), then the holders of Class A common stock will receive shares of Class A common stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class A common stock), holders of Class B common stock will receive shares of Class B common stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class B common stock), and holders of Class C common stock will receive shares of Class C common stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class C common stock) with each share of common stock receiving an identical number of shares of common stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of common stock), (y) if the dividend is paid in our securities other than those in clause (x), then the holders of Class A common stock, Class B common stock or Class C common stock will receive identical securities on an equal per share basis and (z) if the dividend is paid in securities other than our securities, then the holders of Class A common stock, Class B common stock and Class C common stock will either receive identical securities on an equal per share basis or receive different classes or series of securities on an equal per share basis, provided that such different classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B common stock receiving the class or series of securities having higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class A common stock, holders of Class A common stock receiving securities of a class or series having lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class B common stock and holders of Class C common stock receiving securities of a class or series having no voting rights.

Rights Upon Liquidation. In the event of liquidation, dissolution, or winding-up, after payment or provision for payment of the debts and liabilities and subject to the payment in full of the preferential or other amounts to which any series of preferred stock are entitled, shares of Class A common stock, Class B common stock and Class C common stock will be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all the assets of whatever kind available for distribution to holders of shares of any class of capital stock, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C common stock entitled to vote thereon, each voting separately as a class.

Mergers and Consolidations. In connection with any merger or consolidation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, shares of Class A common stock, Class B common stock and Class C common stock will be treated equally, identically and ratably, on a per share basis, including with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to holders of common stock, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A common stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C common stock entitled to vote thereon, each voting separately as a class; provided, however, the holders of Class A common stock, Class B common stock and Class C common stock will be deemed to have been treated equally, identically and ratably, on a per share basis if such holders receive different classes or series of securities on an equal per share basis, provided that such different classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B common stock receiving the class or series of securities having higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class A common stock, holders of Class A common stock receiving securities of a class or series having lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class B common stock, and holders of Class C common stock receiving securities of a class or series having no voting rights. In determining whether shares of Class A common stock, Class B common stock or Class C common stock are treated equally, identically and ratably, on a per share basis, the following will not be considered: (i) any consideration to be paid to or received by a holder of common stock pursuant to any indemnification, bona fide employment, consulting, severance or similar services arrangement and (ii) any consideration to be paid to or received by a holder of common stock pursuant to any negotiated agreement between such holder (or any affiliate thereof) with any counterparty (or affiliate thereof) to such merger, consolidation, or other transaction wherein such holder (or affiliate thereof) is contributing, selling, transferring or otherwise disposing of shares of our capital stock to such counterparty (or affiliate thereof), or such shares are being converted or exchanged, as part of a “rollover” or similar transaction in connection with such merger, consolidation or other transaction.

Reclassification, Split, Subdivision or Combination. If we reclassify, split, subdivide or combine the outstanding shares of Class A common stock, Class B common stock or Class C common stock, the outstanding shares of each other series of common stock will concurrently therewith be proportionately reclassified, split, subdivided or combined in a manner that maintains the same proportionate equity ownership among the holders of the outstanding shares of Class A common stock, the holders of the outstanding shares of Class B common stock and the holders of the outstanding shares of Class C common stock on the record date for such reclassification, split, subdivision, or combination, as the case may be.

Conversion, Exchange and Transferability. Shares of Class A common stock are not convertible into any other class of shares.

Each share of Class B common stock may at any time, at the option of the holder, be converted into one share of Class A common stock. In addition, each share of Class B common stock will automatically be converted into one share of Class A common stock upon the earliest to occur of (i) a transfer other than to a “permitted transferee” described in our Certificate of Incorporation of such share of Class B common stock, (ii) such Class B common stock being held by a person other than a “permitted transferee” described in our Certificate of Incorporation, (iii) the approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, voting separately as a class, and the satisfaction or occurrence of any condition or event on which such conversion is contingent, as specified in such approval and (iv) 5:00 p.m., New York time, on the first business day after the date on which both (a) outstanding shares of Class B common stock constitute less than 10% of the aggregate number of outstanding shares of common stock and (b) the Sponsor (and its permitted transferees) cease to beneficially own a number of shares of Class B common stock that is greater than or equal to 35% of the number of shares of Class B common stock issued or to be issued to the Sponsor or transferred or to be transferred to the Sponsor in respect of the shares of Class B common stock held by the Funds immediately after the closing of our IPO. “Sponsor” means Arcline Investment Management, L.P. and its founding partners. “Funds” means investment funds managed by the Sponsor. “Permitted transferees” means (i) any Fund, (ii) any affiliate of our Sponsor, other than the Funds, and (iii) any entity controlled by any of the foregoing. Once converted into Class A common stock, the Class B common stock may not be reissued.

Each share of Class C common stock will automatically be converted into one share of Class A common stock upon the earliest of (i) the date on which no shares of Class B common stock are outstanding and (ii) the approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B common stock entitled to vote thereon, voting separately as a class, and the satisfaction or occurrence of any condition or event on which such conversion is contingent, as specified in such approval. At present, we have no plans to issue any Class C common stock.

Other Rights. The holders of our common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Further Issuances. Except as described in “‑Dividend Rights,” “‑Mergers and Consolidations” and “‑Reclassification, Split, Subdivision or Combination,” we will not issue any additional shares of Class B common stock. We will not issue any additional shares of Class C common stock after the date on which no shares of Class B common stock are outstanding.

Convertible Common Stock Issued to Arcline Arxis Advisory I, L.P.

In connection with the Reorganization, in consideration for its commitment to long-term partnership and for services that it has provided and will provide to the Company, including assistance and support services relating to buy-side and sell-side transactions contemplated by the Company, as well as research, strategy, technology, operations and talent related services, we awarded to Arcline Arxis Advisory I, L.P. one share of convertible common stock. Subject to the conditions discussed below, the share of convertible common stock is convertible into a number of shares of our Class B common stock (or Class A common stock if no shares of Class B common stock are outstanding at the time of such conversion) representing the product of (i) 1.25% of the Company’s fully diluted capital stock (including Class A or Class B common stock issuable upon such conversion) outstanding at the time of conversion multiplied by (ii) (A) two times (B) the value of one minus the quotient obtained by dividing (x) the initial public offering price per share (the “IPO Price”) in our initial public offering ("IPO") by (y) the stock price per Class A common stock at the time of conversion, as determined by the arithmetic average of the daily volume-weighted average price of shares of the Class A common stock on Nasdaq (or such other principal stock exchange on which such shares are traded at the time of conversion) over the 30 trading day period immediately preceding the conversion date, subject to adjustment to reflect stock splits, stock dividends, reorganizations, reclassifications, consolidations, mergers or sales or similar events. The convertible common stock also provides for, upon the occurrence of certain change of control events affecting the Company, an automatic conversion into Class B common stock (or Class A common stock if no shares of Class B common stock are outstanding at the time of such conversion), provided that the change of control event occurs after the third anniversary of the completion of our IPO and the consideration payable in the change of control event is at least two-times the IPO Price (the “Conversion Conditions”). The convertible common stock will be convertible from the fifth anniversary of the completion of our IPO (April 17, 2031) until the tenth anniversary of the completion of our IPO (April 17, 2036); provided that prior to conversion, the price of our Class A common stock must equal at least two-times the IPO Price. The value of the Class A common stock for purposes of determining whether the Conversion Conditions have been met will be determined based on the volume-weighted average prices of shares of the Class A common stock on Nasdaq (or such other principal stock exchange on which such shares are traded at the time of conversion) during any 20 of the 30 consecutive trading day period ending on and including the trading day immediately prior to the conversion date. Any and all convertible common stock will be forfeited if the trading price of Class A common stock has been less than one and a half times the IPO price for at least 75% of the trading days during the twelve-month period ending immediately prior to the 11-year anniversary of our IPO (April 17, 2037).

For example, if on the fifth anniversary of the completion of the IPO (April 17, 2031), based on an IPO price of $28.00 per share of Class A common stock, the volume-weighted average price of shares of the Class A common stock on Nasdaq (or such other principal stock exchange on which such shares are traded at the time of conversion) during any 20 of the 30 consecutive trading day period ending on and including the trading day immediately prior to the conversion date is equal to $56.00 per share, and the arithmetic average of the daily volume weighted average price of Class A common stock on Nasdaq (or such other principal stock exchange on which such shares are traded at the time of conversion) over the 30-day trading period immediately preceding the conversion date is equal to $56.00 per share, the share of convertible common stock would be convertible into 5,250,614 shares of Class B common stock based on the number of shares of fully diluted capital stock expected to be outstanding upon completion of our IPO, which is equivalent to 1.25% of our fully diluted capital stock (including Class B common stock issuable upon such conversion) as of the date hereof.

In the event of any distributions to holders of Class A common stock or Class B common stock in connection with the liquidation of the Company, following distributions to the Class A common stock or Class B common stock in an amount equal to three times the IPO Price on a per share basis, the convertible common stock shall be entitled to distributions on an as-converted basis, regardless of whether any other conditions to conversion have been satisfied.

After the 12-year anniversary of the IPO (April 17, 2038), the Company may, at the election of the disinterested directors at that time, redeem any unconverted convertible common stock for an amount of Class A common stock equal to the excess of three times the IPO Price, on an as-converted basis, regardless of whether any other conditions to conversion have been satisfied.

Prior to satisfaction of the Conversion Conditions, each holder of convertible common stock, as such, is entitled to vote, to consent, to receive dividends, if any, to receive notices as stockholders with respect to any meeting of stockholders and to exercise any rights whatsoever as our stockholders in an amount equal to the number of Class B shares that represent 1.25% of the Company’s fully diluted capital stock. After satisfaction of the Conversion Conditions, if ever, each holder of convertible common stock, as such, is entitled, on an as-converted basis, to vote, to consent, to receive dividends, if any, to receive notices as stockholders with respect to any meeting of stockholders and to exercise any rights whatsoever as our stockholders until they become holders of the shares of our common stock issued upon conversion of the convertible common stock.

The founders of the Sponsor are subject to a lock-up of five years following the completion of the IPO with respect to the shares of Arxis beneficially owned by them as of the date of the amended and restated advisory and consulting services agreement and held, directly or indirectly, by the Sponsor or any of its affiliates as of such date, in each case as reflected in the books and records of the Sponsor and its affiliates as of such date, it being understood and agreed that the founders of the Sponsor disclaim ownership of any shares of common stock of Arxis held by the Sponsor or any of its affiliates except to the extent, if any, of their respective pecuniary interest therein. The convertible common stock will otherwise be restricted in transfer to affiliates of Arcline Arxis Advisory I, L.P. and permitted transferees, as well as in connection with distributions, by operation of law, in connection with conversions, exchanges or reclassifications, and in connection with certain change-of-control transactions.

The share of convertible common stock was issued pursuant to the amended and restated advisory and consulting services agreement described under “Certain Relationships and Related-Party Transactions—Arxis.” If Arcline ceases performing the services provided for under the amended and restated advisory and consulting services agreement, for any reason, prior to the fifth anniversary of the completion of the IPO (April 17, 2031), the share of convertible common stock will automatically be forfeited.

Preferred Stock

Our board of directors has the authority, without further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences and rights thereof, the qualifications, limitations or restrictions thereof and the number of shares constituting each such series and to increase or decrease the number of shares of any such series, to the extent permitted by the General Corporation Law of the State of Delaware.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Board Composition; Election and Removal of Directors

Our board of directors will consist of between three and nine directors, with the exact number of directors to be determined from time to time exclusively by our board of directors. Subject to the stockholders agreement, any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office or by the sole remaining director.

Prior to the Triggering Event, our board of directors will consist of a single class, serving a one-year term. No director may be removed from office except with the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Following the Triggering Event, our directors will be divided into three classes, serving staggered three-year terms. Our board of directors is authorized to assign directors in office immediately prior to the Triggering Event to such classes at the time such classification becomes effective. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors. No director may be removed from office except for cause with the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our Certificate of Incorporation defines “Triggering Event” as the date (if any) on which our Sponsor, the Funds and their respective permitted transferees cease to beneficially own shares of capital stock representing a majority of the total voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors. The Triggering Event may never occur and, if it does occur, there can be no assurance regarding the timing of the Triggering Event.

Stockholder Meetings

Special meetings of our stockholders may be called only by our board of directors, the chairperson of our board of directors, our Chief Executive Officer and the holders of a majority of the then-outstanding shares of Class B common stock. No other person has the power to call a special meeting.

Stockholder Action by Written Consent

Prior to the Triggering Event, any action required or permitted to be taken at any stockholders meeting may be taken by written consent without a meeting. Following the Triggering Event, any action required or permitted to be taken at any stockholders meeting may not be taken by written consent without a meeting.

Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer. Currently, the Delaware General Corporation Law requires that liability be imposed for the following:

•
a director’s or officer’s breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•
a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•
a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•
a director or officer for any transaction from which the director or officer derived an improper personal benefit; and
•
an officer in any action by or in the right of us.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, we will indemnify each of our directors and officers against all judgments, fines and settlement amounts arising out of any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer or, while a director or officer, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law, our Certificate of Incorporation or our amended and restated bylaws or as to which Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware; provided that the foregoing provision does not apply to claims brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the U.S. federal courts are the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to these forum selection provisions.

These forum selection provisions may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Corporate Opportunities

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of our Sponsor, any investment fund managed by our Sponsor, any non-employee director or any of their respective affiliates, other than us and any of our subsidiaries (collectively, the “Identified Persons”) shall (i) have any duty to refrain from directly or indirectly engaging in the same or similar business activities or lines of business in which we or any of our subsidiaries engages or proposes to engage or otherwise competing with us or any of our subsidiaries or (ii) be liable to us or our stockholders or subsidiaries for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and us and our subsidiaries; provided that we do not renounce our interest in any corporate opportunity to any non-employee director if such opportunity is expressly offered to such person solely in his or her capacity as our director. Subject to the proviso in the foregoing sentence, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and us or our subsidiaries, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to us or our subsidiaries and shall not be liable to us or our stockholders or subsidiaries for breach of any fiduciary duty as our stockholder, director or officer solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us or our subsidiaries.

Amendment of Certificate of Incorporation

The provisions of our Certificate of Incorporation described under “‑Common Stock,” “‑Amendment of Bylaws,” “‑Board Composition; Election and Removal of Directors,” “‑Stockholder Meetings” and “‑Stockholder Action by Written Consent,” “‑Forum Selection,” “‑Corporate Opportunities,” and “‑Limitation of Liability of Directors and Officers” may be amended only by the affirmative vote of holders of at least 75% of the total voting power of outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will generally be required to amend other provisions of our certificate of incorporation.

Amendment of Bylaws

Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with the affirmative vote of a majority of directors in any manner not inconsistent with Delaware General Corporation Law or our Certificate of Incorporation or by the affirmative vote of holders of at least 75% of the total voting power of outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. In order to submit a nomination for our board of directors, a stockholder must submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions

Some provisions of our Certificate of Incorporation and our amended and restated bylaws could make the following more difficult:

•
acquisition of control of us by means of a proxy contest or otherwise, or
•
removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Listing

Our Class A common stock is listed on Nasdaq under the symbol “ARXS.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare, Inc.

Material U.S. Federal Tax Considerations For Non-U.S. Holders

The following are the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of our common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Class A common stock that is (or is treated as):

•
a nonresident alien individual;
•
a foreign corporation; or
•
a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the U.S. for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the U.S. for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A common stock.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend upon the status of the partner or beneficial owner, the activities of the entity, and certain determinations made at the partner or beneficial owner level. If you are a partnership, partner, or a beneficial owner in a partnership or other pass-through entity, you should consult your own tax adviser regarding the particular U.S. federal income and estate tax consequences applicable to you of the ownership and disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”) administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our Class A common stock. In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Class A common stock (but not below zero) and then will be treated as gain from the sale of our Class A common stock, as described below under “—Gain on Disposition of Class A Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under “—FATCA Withholding Tax”), you will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the U.S.), you will generally be taxed on the dividends in the same manner as if you were a U.S. person as defined under the Code. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Class A Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “‑FATCA Withholding Tax,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States); or
•
we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Class A common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Class A common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Distributions paid to you and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You will not be subject to backup withholding on dividends received if you certify under penalty of perjury that you are a non-U.S. person, such as by furnishing a valid applicable IRS Form W-8, or you otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or other disposition of our Class A common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Tax

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), payments of dividends on and the gross proceeds of dispositions of our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Under proposed regulations promulgated by the U.S. Treasury Department in 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “‑Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax adviser regarding the possible implications of this withholding tax on your investment in our Class A common stock.

Shares Eligible for Future Sale

Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of Class A common stock will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 90,045,099 shares of Class A common stock outstanding, 340,676,783 shares of Class B common stock outstanding, no shares of Class C common stock outstanding and one share of convertible common stock outstanding. All shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 of the Securities Act. After the expiration of the contractual lock-up period described below, to the extent applicable, these shares may be sold in the public market only if registered or pursuant to an exemption under Rule 144 or 701, each of which is summarized below. Certain Holders in this offering are subject to certain lock-up restrictions that will be released in three equal tranches with the last release on May 15, 2028, as described under "—Lock-Up Agreements" below. Our other shares of Class A common stock may be sold in the market, including by persons affiliated with our Sponsor, subject to volume limitations applicable to affiliates.

Lock-Up Agreements

In connection with the Purchase Agreement by and among Arxis, Orion Merger Sub, Inc., a Minnesota corporation, Omnetics Connector Corporation, a Minnesota corporation (“Omnetics”), and Gary Jacobs, an individual resident of the State of Minnesota, solely in his capacity as a representative of the shareholders of Omnetics, certain Holders have entered into a lock-up agreement with the Company (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, subject to certain exceptions, certain Holders in this offering are subject to certain lock-up restrictions that will be released in three equal tranches with the last release on May 15, 2028. 8,929,287 shares of Class A common stock are subject to lock-up restrictions as of the time of this offering. Our other shares of Class A common stock may be sold in the market, including by persons affiliated with our Sponsor, subject to volume limitations applicable to affiliates.

Rule 144

In general, a person who has beneficially owned shares of common stock that are restricted securities for at least six months would be entitled to sell such shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale, but this clause (ii) will not apply to the sale if such person has beneficially owned such shares for at least one year. Persons who have beneficially owned shares of common stock that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares of common stock that does not exceed the greater of either of the following:

•
1% of the number of shares of Class A common stock then outstanding; or
•
the average weekly trading volume of shares of Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with the minimum holding period requirement.

Equity Incentive Plan

We have filed a registration statement on Form S-8 under the Securities Act to register all shares of Class A common stock reserved for issuance under our stock-based compensation plans. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions and any applicable holding periods, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Registration Rights

As of the date of this prospectus, the holders of 340,676,783 shares of Class A common stock (or securities convertible into such shares of Class A common stock) are entitled to various rights with respect to the registration of their shares under the Securities Act pursuant to the registration rights agreement described under "Certain Relationships and Related-Party Transactions—Registration Rights Agreement". Registration of these shares under the Securities Act would enable the holders to sell these shares without restriction under the Securities Act upon the effectiveness of the registration statement.

In addition, 13,351,964 shares of our Class A common stock are being registered under the Securities Act by the registration statement of which this prospectus forms part pursuant to certain registration rights granted to the Holders in connection with the Omnetics Merger. See “Prospectus Summary—The Omnetics Merger.”

PLAN OF DISTRIBUTION

The Holders may, from time to time, sell any or all of the shares of Class A common stock beneficially owned by them and offered hereby.

The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The Holders may use any one or more of the following methods when selling or otherwise disposing of the shares of Class A common stock:

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•
a block trade in which the broker-dealer so engaged will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its account;
•
privately negotiated transactions;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC, and the delivery of shares of Class A common stock to close out short positions;
•
by pledge to secure debts and other obligations;
•
through delayed delivery arrangements;
•
a combination of any of these methods of sale; and
•
any other method permitted pursuant to applicable law.

The Holders may also sell shares under Rule 144 under the Securities Act, if available, or pursuant to any other available exemption from the registration requirements of the Securities Act, rather than under this prospectus.

Each Holder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if such Holder deems the purchase price to be unsatisfactory at any particular time.

The Holders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Holders have informed us that, except as set forth below, none of them has any agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. If any Holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act of 1933.

There can be no assurance that any Holder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP.

Experts

The combined financial statements of Arxis as of December 31, 2024 and 2025, and for each of the years in the two-year period ended December 31, 2025, have been included in the registration statement in reliance upon the report of KPMG LLP ("KPMG"), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements and the related combined financial statements schedule of Arxis for the year ended December 31, 2023 and the consolidated financial statements of Connector for the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023 have been audited by RSM US LLP (“RSM”), an independent registered public accounting firm, as stated in their reports thereon and included in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

Change in Independent Registered Public Accounting Firm

On June 20, 2025, RSM was dismissed as the continuing independent accountant of SI Holdings, Inc. and Subsidiaries, Quantic Electronics, LLC and Qnnect, LLC (collectively the Companies). We previously engaged RSM to audit each of the consolidated financial statements of the Companies in accordance with generally accepted auditing standards in the United States of America (“GAAS”) as of and for the years ended December 31, 2024 and December 31, 2023. The dismissal was approved by the boards of directors of each of the Companies. RSM was subsequently engaged to audit the combined financial statements of Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P. for the year ended December 31, 2023 and the consolidated financial statements of Connector TopCo, L.P. for the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023 in accordance with the auditing standards of the PCAOB and GAAS. The reports of RSM for the aforementioned audits did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and any subsequent interim period preceding RSM’s dismissal, there were (i) no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused RSM to make reference to the subject matter of the disagreement in connection with its report and (ii) no “reportable events” (within the meaning of Item 304(a)(1)(v) of Regulation S-K). We have provided RSM with a copy of the foregoing disclosures and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us as set forth above and, if not, stating the respects in which it does not agree. A copy of RSM’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On June 20, 2025, KPMG was engaged as the independent registered public accounting firm to perform combined audits of the Arxis Businesses as of and for each of the annual periods ended December 31, 2024 and 2025. During our two most recent fiscal years and any subsequent interim period preceding KPMG’s engagement, neither we, nor anyone acting on our behalf, consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (within the meaning of Item 304(a)(1)(v)).

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov.

We maintain a corporate website at www.arxis.com. The reference to our website is an inactive textual reference only and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

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Arxis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$494,693	$250,303
Accounts receivable, net	273,366	216,936
Contract assets	81,441	67,780
Inventories	337,700	315,604
Prepaid expenses and other current assets	48,123	57,058
Total current assets	1,235,323	907,681
Property, plant and equipment, net	405,485	397,929
Intangible assets, net	2,448,201	2,429,879
Goodwill	2,799,108	2,745,351
Operating lease right-of-use assets, net	64,951	64,651
Other assets	53,584	50,943
Total assets	$7,006,652	$6,596,434

Liabilities and stockholders' and members' equity
Current liabilities:
Accounts payable	$67,094	$56,467
Contract liabilities, current	23,176	30,027
Operating lease liabilities, current	11,091	10,584
Debt, current	119	26,853
Accrued expenses and other current liabilities	135,502	163,230
Total current liabilities	236,982	287,161
Debt, noncurrent	1,718,018	2,606,459
Contract liabilities, noncurrent	1,270	1,414
Operating lease liabilities, noncurrent	54,142	53,798
Deferred tax liabilities	383,137	384,420
Other long-term liabilities	145,545	139,124
Total liabilities	2,539,094	3,472,376

Class A Common Stock, $0.01 par value, 3,500,000,000 shares authorized; 77,712,735 issued; 76,797,587 outstanding as of June 30, 2026	777	—
Class B Common Stock, $0.01 par value, 3,500,000,000 shares authorized; 340,676,783 issued and outstanding as of June 30, 2026	3,407	—
Class C Common Stock, $0.01 par value, 500,000,000 shares authorized; no shares issued or outstanding as of June 30, 2026	—	—
Convertible Common Stock, $0.01 par value, 1 share authorized; 1 share issued and outstanding as of June 30, 2026	—	—
Preferred stock, $0.01 par value, 500,000,000 shares authorized; no shares issued or outstanding as of June 30, 2026	—	—
Additional paid-in capital	4,512,250	—
Accumulated deficit	(16,112)	—
Accumulated other comprehensive income	1,875	—
Treasury stock, at cost, 915,148 shares	(34,639)	—
Members’ equity	—	3,124,058
Total stockholders’ and members' equity	4,467,558	3,124,058
Total liabilities and stockholders' and members' equity	$7,006,652	$6,596,434

See accompanying notes to the condensed consolidated financial statements.

Arxis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026		2025
Revenue	$500,728		$400,444	$959,586		$780,523
Cost of revenue	238,127		202,830	462,142		419,998
Gross profit	262,601		197,614	497,444		360,525
Selling, general and administrative expenses	193,633		80,578	281,950		149,204
Amortization of intangible assets	36,284		34,183	72,307		68,263
Operating income	32,684		82,853	143,187		143,058
Interest expense, net	39,427		57,356	83,385		125,616
Other income, net	(5,329)		(3,589)	(7,796)		(4,818)
Net income (loss) before income taxes	(1,414)		29,086	67,598		22,260
Income tax expense	3,495		58,342	19,198		55,840
Net income (loss)	$(4,909)		$(29,256)	$48,400		$(33,580)

Net loss per common share, basic and diluted	$(0.01)		N/A	$(0.01)	(1)	N/A
Weighted-average common shares outstanding, basic and diluted	401,813,695	(2)	N/A	401,813,695	(2)	N/A

(1)
Only represents net loss per common share, basic and diluted for the three months ended June 30, 2026, which represents the period during which the Company had common stock outstanding. See "Note 1. Organization and Nature of Operations" and "Note 16. Net Income (Loss) Per Share" for additional details.
(2)
Weighted-average common shares outstanding is calculated based on the shares issued in connection with the Reorganization reflected as outstanding starting on April 1, 2026 and the shares issued in the IPO starting on April 16, 2026.

See accompanying notes to the condensed consolidated financial statements.

Arxis, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(4,909)	$(29,256)	$48,400	$(33,580)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(3,760)	31,131	(18,798)	49,118
Actuarial gain (loss) related to defined benefit pension plans	(16)	—	(11)	—
Other comprehensive income (loss)	(3,776)	31,131	(18,809)	49,118
Total comprehensive income (loss), net of tax	$(8,685)	$1,875	$29,591	$15,538

See accompanying notes to the condensed consolidated financial statements.

Arxis, Inc.

Condensed Consolidated Statements of Stockholders' and Members' Equity

(Unaudited, in thousands except share amounts)

	Members’	Common Stock			Treasury	Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
	Equity	Shares		Amount	Stock	Capital	Deficit	Income	Equity
Balance as of December 31, 2025	$3,124,058	—		$—	$—	$—	$—	$—	$3,124,058
Net income	53,309	—		—	—	—	—	—	53,309
Other comprehensive loss	(15,033)	—		—	—	—	—	—	(15,033)
Issuance of members’ units	2,500	—		—	—	—	—	—	2,500
Settlement of notes receivable(1)	4,361	—		—	—	—	—	—	4,361
Contributions	11,344	—		—	—	—	—	—	11,344
Distributions	(307)	—		—	—	—	—	—	(307)
Share-based compensation	3,042	—		—	—	—	—	—	3,042
Balance as of March 31, 2026	3,183,274	—		—	—	—	—	—	3,183,274
Effect of the Reorganization(2)	(3,183,274)	371,806,575		3,718	—	3,257,762	(11,203)	5,651	72,654
Common stock withheld related to net share settlement of equity awards	—	—		—	(34,639)	—	—	—	(34,639)
Issuance of common stock sold in initial public offering, net of offering costs	—	46,575,000		466	—	1,227,287	—	—	1,227,753
Net loss	—	—		—	—	—	(4,909)	—	(4,909)
Other comprehensive loss	—	—		—	—	—	—	(3,776)	(3,776)
Issuance of common stock under share-based arrangements	—	7,944		—	—	—	—	—	—
Settlement of notes receivable(1)	—	—		—	—	1,065	—	—	1,065
Share-based compensation	—	—		—	—	26,136	—	—	26,136
Balance as of June 30, 2026	$—	418,389,519	(3)	$4,184	$(34,639)	$4,512,250	$(16,112)	$1,875	$4,467,558

(1)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.
(2)
Includes share-based compensation related to the modified equity awards as a result of the Reorganization. See "Note 15. Share-Based Arrangements" for further details.
(3)
Includes 7,861,565 restricted shares of common stock held by employees that remain subject to forfeiture based on time-based vesting conditions. See "Note 14. Equity" and "Note 15. Share-Based Arrangements" for further details.

Arxis, Inc.

Condensed Consolidated Statements of Stockholders' and Members' Equity

(Unaudited, in thousands)

Members’ Equity
Balance as of December 31, 2024	$2,977,127
Net loss	(4,324)
Other comprehensive income	17,987
Issuance of notes receivable(1)	(3,000)
Contributions	385,000
Distributions	(350,257)
Share-based compensation	2,330
Balance as of March 31, 2025	3,024,863
Net loss	(29,256)
Other comprehensive income	31,131
Distributions	(862)
Share-based compensation	2,206
Balance as of June 30, 2025	$3,028,082

(1)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the condensed consolidated financial statements.

Arxis, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flow from operating activities:
Net income (loss)	$48,400	$(33,580)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	103,556	98,093
Amortization of deferred financing cost and accretion of paid-in-kind interest	2,576	3,190
Amortization of inventory fair value adjustment	1,437	18,177
Loss (gain) on sale and disposal of assets	(101)	9,958
Share-based compensation expense	102,064	4,536
Interest rate hedges change in fair value	(4,637)	5,770
Deferred income taxes	(1,004)	(2,143)
Loss on extinguishment of debt	11,447	15,535
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(52,034)	(27,301)
Inventories	(17,859)	(32,954)
Prepaid expenses and other current assets	9,096	(5,112)
Accounts payable	11,119	(4,393)
Accrued expenses and other current liabilities	(26,143)	17,732
Contract assets and liabilities	(20,688)	(6,504)
All other assets and liabilities	7,502	7,466
Other operating activities, net	(377)	135
Net cash provided by (used in) operating activities	174,354	68,605
Cash flow from investing activities:
Capital expenditures	(22,290)	(21,395)
Proceeds from sale and disposal of assets, net of cash sold	147	2,187
Acquisition of businesses, net of cash acquired	(185,817)	(152,639)
Net cash provided by (used in) investing activities	(207,960)	(171,847)
Cash flow from financing activities:
Net proceeds from issuance of common stock	1,227,753	—
Payments for taxes related to net share settlement of equity awards	(34,639)	—
Proceeds from issuance of debt	25,000	2,784,000
Repayments of debt	(952,809)	(2,598,348)
Payments of debt financing fees	—	(38,907)
Issuance of related party notes receivable	—	(3,000)
Settlement of related party notes receivable(1)	5,426	1,500
Repayments of related party payables	—	(7,000)
Distributions	(332)	(351,119)
Contributions	11,344	385,000
Other financing activities, net	(2,519)	(845)
Net cash provided by (used in) financing activities	279,224	171,281
Effect of exchange rate changes on cash and cash equivalents	(1,228)	(8,338)
Net increase (decrease) in cash and cash equivalents	244,390	59,701
Cash and cash equivalents, beginning of the period	250,303	110,838
Cash and cash equivalents, end of the period	$494,693	$170,539
Supplemental schedule of non-cash investing and financing activities:
Settlement of related party notes receivable in exchange for membership units(1)	$18,748	$—
Rollover equity issued in connection with acquisition	2,500	—
Operating lease assets obtained in exchange for operating lease liabilities	6,070	14,839

(1)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the condensed consolidated financial statements.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Note 1. Organization and Nature of Operations

Organization and Description of Business

Arxis, Inc. was incorporated as a Delaware corporation on October 3, 2025, for the purpose of effecting the reorganization transaction on April 16, 2026 as described below (the “Reorganization”). Prior to the Reorganization, Arxis, Inc. did not conduct any activities other than those incidental to its formation and the planning and execution of the Reorganization. See “Note 14. Equity” for further information on the Company’s outstanding capital stock following the Reorganization.

On April 16, 2026, the Company completed the Reorganization, pursuant to which wholly owned merger subsidiaries of Arxis, Inc. merged with and into Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. and certain of their respective wholly-owned subsidiaries (collectively, the “Arxis Businesses”), with the Arxis Businesses surviving and becoming wholly owned by Arxis, Inc. The Reorganization was accounted for as a transaction between entities under common control. Prior to April 16, 2026, the Arxis Businesses operated under common control.

Unless otherwise indicated or the context otherwise requires, references in these financial statements to “Arxis,” or the “Company,” refer to (i) Arxis, Inc. and its subsidiaries after the Reorganization on April 16, 2026, and (ii) the Arxis Businesses for periods prior to the Reorganization.

Arxis designs, manufactures, and sells highly engineered electronic and mechanical components primarily used in mission-critical applications. The Company serves diverse end markets including defense and space, commercial aerospace, and industrial technology, and operates highly specialized manufacturing facilities globally, with a focus on domestic manufacturing.

Initial Public Offering

In April 2026, the Company consummated its initial public offering (“IPO”), in which the Company issued and sold 46,575,000 shares of Class A common stock, $0.01 par value per share, at a public offering price of $28.00 per share. The Company received net proceeds from the IPO of $1,220,603 after deducting $61,945 of underwriting discounts and commissions and $21,552 of offering expenses. Prior to the IPO, the Company capitalized $14,402 of the offering expenses, which consisted of accounting, legal and other fees directly related to the IPO. In connection with the IPO, the deferred offering costs were reclassified to stockholders’ equity.

The Company used a portion of the net proceeds to prepay borrowings under the 2025 Term Loan, with the remainder to be used for working capital and other general corporate purposes. See “Note 11. Debt” for further information on the prepayment.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited combined financial statements and the related notes thereto included in the Company's prospectus filed with the SEC on April 16, 2026 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Company's IPO (the "Prospectus"). See "Note 1. Organization and Nature of Operations" for further details regarding the IPO. The December 31, 2025 balance sheet was derived from the Company's audited combined financial statements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

only of normal recurring adjustments, that are necessary for a fair presentation of the Company's condensed consolidated financial position, results of operations, and cash flows for the interim periods presented. Certain columns and rows may not add due to the use of rounded numbers. Quarterly results are not necessarily indicative of the results to be expected for the entire fiscal year.

Following the Reorganization, the financial statements are presented on a condensed consolidated basis and all intercompany accounts and transactions have been eliminated in consolidation. For the periods prior to the Reorganization, the financial statements are presented on a condensed combined basis and combine: (i) the consolidated financial statements of Arcline Engineered Polymer Topco, L.P., (ii) the consolidated financial statements of Hawkeye TopCo, L.P., (iii) the consolidated financial statements of Connector TopCo, L.P., and (iv) the financial statements of Ovation TopCo, L.P., which include only the operations and entities contributed to Arxis, Inc. and therefore do not represent the full consolidated results of Ovation TopCo, L.P. For each of the aforementioned consolidated financial statements, all significant intercompany accounts and transactions have been eliminated in consolidation.

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies from those described in the combined financial statements and related notes included in our March 31, 2026 Quarterly Report on Form 10-Q, except as described below.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), including certain receivables due from related parties, where recourse exists to the equity interests of the executive.

Share-Based Compensation Arrangements

The Company grants restricted shares ("RSAs") and restricted stock units ("RSUs") as part of its stock-based compensation arrangements. RSAs represent issued common shares that are subject to forfeiture until vesting conditions are satisfied. RSUs represent the right to receive common shares upon satisfaction of vesting conditions. RSAs and RSUs may include service conditions, performance conditions, or market conditions.

The Company issued one share of convertible common stock to Arcline Arxis Advisory I, L.P. (“Arcline”) pursuant to the amended and restated advisory and consulting services agreement (the “Advisory and Consulting Agreement”), in exchange for advisory and consulting services. The award includes market conditions based on the price of the Company’s Class A common stock and a service condition tied to Arcline’s continued performance under the Advisory and Consulting Agreement. The award settles only in shares of the Company’s common stock or is forfeited for no consideration. See “Note 14. Equity” for the award’s conversion, redemption and forfeiture terms.

The RSAs, RSUs, and convertible common stock described above are equity-classified awards. The convertible common stock is further presented within permanent equity because none of its features require or permit cash settlement.

Share-Based Compensation Accounting

Equity-classified awards are measured at grant date fair value and are not subsequently remeasured. Compensation cost for equity-classified time-based awards is recognized over the requisite service period. Compensation cost for equity-classified performance-based awards is recognized when the applicable performance condition is considered probable of achievement. Compensation cost for equity-classified awards with market conditions is recognized on a straight-line basis over the requisite service period regardless of whether the market condition is achieved, provided the requisite service is rendered.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Liability-classified awards are initially measured at fair value on the grant date and subsequently remeasured at fair value at each reporting date until settlement. Compensation cost for liability-classified performance-based awards is recognized when the applicable performance condition is considered probable of achievement, for awards that are probable to vest. When the performance condition is event-based, the Company generally does not determine the performance condition is probable until such event occurs. Once vested, changes in fair value are recognized immediately in compensation expense until settlement.

The fair value of each award is estimated on the date of grant using an Option Pricing Methodology (“OPM”), under a risk-neutral framework. For awards containing market conditions, the OPM incorporates the relevant market condition, including any minimum stock price thresholds or multiples required for conversion, vesting, or redemption. Liability-classified awards are remeasured at fair value at each reporting date using the same valuation methodology. A number of assumptions are used to determine the fair value of awards granted, including expected term, dividend yield, volatility, and the risk-free interest rate. The Company classifies share-based compensation within Selling, general and administrative expenses. Award forfeitures are accounted for as incurred. Forfeitures occurring after an award's requisite service period are treated as post-vesting events and do not result in reversal of previously recognized compensation cost.

See “Note 15. Share-Based Arrangements” for further information, including the grant-date fair value, valuation assumptions and compensation expense recognized for the RSAs, RSUs, and convertible common stock, and “Note 16. Net Income (Loss) Per Share” for the convertible common stock’s treatment as a participating security.

Convertible-Related Tax Receivable Agreement

In connection with the convertible common stock, the Company entered into a Convertible-Related Tax Receivable Agreement ("TRA") pursuant to which it is contractually obligated to pay counterparties a specified percentage (85%) of the cash tax savings, if any, that the Company realizes from compensation deductions with respect to the convertible common stock award and related election under Section 83(b) of the Internal Revenue Code. The Company's obligations under its TRA represent contingent liabilities that are recognized in accordance with ASC 450, Contingencies ("ASC 450"), when payment is considered probable and the amount is reasonably estimable. Net cash tax savings are calculated by comparing the Company's actual income tax liability (determined using the actual applicable U.S. federal income tax rate and an assumed weighted-average state and local income tax rate) to the amount the Company would have been required to pay had it not been able to utilize any of the compensation deduction subject to the TRA. The TRA liability is recorded within Other long-term liabilities on the Condensed Consolidated Balance Sheets, with a corresponding charge to Selling, general and administrative expenses within the Condensed Consolidated Statements of Operations, at the point such recognition criteria are met. Because the timing and amount of future payments under the TRA depend on the Company's future taxable income, applicable tax rates, and the portion of tax benefits actually realized, actual amounts paid may differ materially from amounts accrued, and changes in estimates are recognized in the period identified within the Condensed Consolidated Statements of Operations. See “Note 14. Equity” for further information.

Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to the common shareholders by the weighted-average basic common shares outstanding. The Company utilizes the two-class method required for participating securities to compute net income (loss) per common share. Under the two-class method, net income for each period is allocated between the Company's common stockholders and the holders of the participating securities based on their respective rights to participate in dividends and undistributed earnings, assuming all such earnings for the period had been distributed.

The Company considers its convertible common stock to be a participating security. Prior to satisfaction of the applicable conversion conditions, the holder of the convertible common stock is entitled to receive dividends, if any, on an as-converted basis, but is not contractually required to participate in the Company's losses. See "Note 14. Equity" for further discussion of the terms of the convertible common stock.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

The rights, including the liquidation and dividend rights, of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting. For the periods presented, the Company did not have any outstanding shares of Class C common stock. See "Note 16. Net Income (Loss) Per Share" for further details.

Recent Accounting Pronouncements Yet to be Adopted

In December 2025, the FASB issued ASU 2025-11, "Interim Reporting (Topic 270): Narrow-Scope Improvements." The amendments in this ASU clarify interim disclosure requirements and their applicability. This ASU results in a comprehensive list of interim disclosures that are required by GAAP. The ASU is effective for fiscal years beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement (Topic 220): Disaggregation of Income Statement Expenses,” which requires additional disclosures of certain amounts included in the expense captions presented on a company’s income statement as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

Note 3. Business Combinations

MagCanica

On June 1, 2026, the Company acquired a 100% equity interest in MagCanica, LLC (“MagCanica”), a designer and manufacturer of non-contact, high-precision torque sensors that operate under extreme conditions. The acquisition complements the Company's existing military flexible driveshaft capabilities and addresses a growing need across aerospace and defense for real-time monitoring of mission-critical rotating systems. The total consideration of $117,739 is preliminary and subject to the resolution of customary closing adjustments which have not yet been finalized. The acquisition was funded by cash on hand.

The preliminary purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date consisted of total assets acquired of $120,055, including $70,300 of intangible assets, $43,231 of goodwill, and $6,524 of all other current and non-current assets, with $2,316 of assumed total liabilities. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and MagCanica. Substantially all of the goodwill is expected to be deductible for tax purposes, subject to finalization of the purchase price allocation.

Micro-Tronics

On January 5, 2026, the Company acquired a 100% equity interest in Micro-Tronics, LLC (“Micro-Tronics”), a leading provider of engineered, mission-critical elastomeric and metallic components for commercial aerospace and defense applications. The acquisition expands the Company's product line into adjacent and overlapping capabilities, ranging from elastomeric diaphragm seals and assemblies to high-precision electrical discharge machined components. The total consideration was $71,609 and the acquisition was funded by $25,000 of proceeds from a draw on the 2025 DDTL (as defined below in "Note 11. Debt") and cash on hand.

The purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date consisted of total assets acquired of $75,259, including $26,400 of intangible assets, $18,223 of goodwill, $16,130 of property, plant, and equipment, and $14,506 of all other current and non-current assets, with $3,650 of assumed total liabilities. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Micro-Tronics. Substantially all of the goodwill is expected to be deductible for tax purposes, subject to finalization of the purchase price allocation.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Oldham Seals Group Limited

On June 27, 2025, the Company acquired a 100% equity interest in Oldham Seals Group Limited (“Oldham”), a Chichester, England based company that designs and manufactures highly engineered elastomeric and polymer products for the naval and civilian shipping, oil and gas, and traction industries. The total consideration consisted of $115,099 of cash and $331 of deferred consideration. The acquisition was funded by $92,000 of borrowings under the Company’s existing debt instruments and cash on hand.

The purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date consisted of total assets acquired of $135,222, including $58,586 of goodwill, $54,532 of intangible assets, $10,690 of cash and cash equivalents, $4,842 of property, plant and equipment, and $6,572 of all other current and non-current assets, with $19,792 of assumed total liabilities, which includes $14,924 of deferred tax liabilities. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Oldham. Goodwill is not deductible for tax purposes.

Spira Manufacturing Corporation

On January 8, 2025, the Company acquired a 100% equity interest in Spira Manufacturing Corporation (“Spira”), which specializes in custom manufacturing of electromagnetic interference and radio-frequency interference shielding gaskets and products. The total consideration consisted of $49,916 of cash and $551 of deferred consideration. The acquisition was funded by $42,000 of borrowings under the Company’s existing debt instruments and cash on hand. As of June 30, 2026, all deferred consideration was paid.

The purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date consisted of total assets acquired of $60,757, including $27,933 of goodwill, $21,700 of intangible assets, $2,635 of property, plant, and equipment, and $8,489 of all other current and non-current assets, with $10,290 of assumed total liabilities, which includes $5,658 of deferred tax liabilities. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Spira. Goodwill is not deductible for tax purposes.

Pro forma revenue and net income have not been presented for MagCanica, Micro-Tronics, Oldham, and Spira because the financial results are, individually and in the aggregate, not material to the condensed consolidated financial statements in any period presented.

Note 4. Revenue

The Company disaggregates revenue based on the method of measuring satisfaction of the performance obligation either at a point in time or over time. Additionally, the Company disaggregates revenue based on the end market where products and services are transferred to the customer. The Company’s principal operating segments and related revenue are discussed in “Note 5. Segment Information.”

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Disaggregation of Revenue

Disaggregated revenue satisﬁed at a point in time and over time was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Electronic Components
Satisﬁed at a point in time	$154,933	$129,343	$297,304	$250,697
Satisﬁed over time	59,914	48,785	118,812	97,260
Mechanical Components
Satisﬁed at a point in time	240,360	185,762	458,821	362,707
Satisﬁed over time	45,521	36,554	84,649	69,859
Total revenue	$500,728	$400,444	$959,586	$780,523

Disaggregated revenue by end market was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Electronic Components
Defense and space	$138,257	$123,863	$266,468	$234,026
Commercial aerospace	3,764	2,761	8,033	6,070
Industrial technology	72,826	51,504	141,615	107,861
Mechanical Components
Defense and space	96,924	69,022	176,009	124,577
Commercial aerospace	106,912	85,251	208,112	171,489
Industrial technology	82,045	68,043	159,349	136,500
Total revenue	$500,728	$400,444	$959,586	$780,523

Contract Balances

Contract assets and contract liabilities were as follows:

	June 30,2026	December 31, 2025
Contract assets, current	$81,441	$67,780
Contract liabilities, current	(23,176)	(30,027)
Contract liabilities, noncurrent	(1,270)	(1,414)
Total contract liabilities	(24,446)	(31,441)
Net contract assets	$56,995	$36,339

Contract assets increased primarily due to new contract awards and timing of work performed resulting in progress toward completion and revenue recognition. This increase was partially offset by progress and contractual billings that reduced previously recognized contract asset balances. Contract liabilities decreased primarily as a result of revenue recognized upon completion of performance obligations, including the achievement of contractual milestones and fulfillment of orders during the period. This decrease was partially offset by advance payments received on new and existing contracts. For the six months ended June 30, 2026 and 2025, revenue recognized from contract liabilities at the beginning of the period was $19,643 and $15,082, respectively.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Note 5. Segment Information

The Company has two reportable segments, Electronic Components and Mechanical Components. The Company’s segment reporting structure is consistent with how the Chief Operating Decision Maker ("CODM") reviews the business, makes investment and resource-allocation decisions, and assesses operating performance.

The Company’s CODM is its Chief Executive Officer. The CODM evaluates the performance of the segments and allocates resources to them based on segment adjusted earnings before interest, taxes, depreciation and amortization adjusted for other non-cash or non-recurring items (“Segment Adjusted EBITDA”) that management believes are not reflective of the Company’s ongoing core operations.

Information on the Company’s two reportable segments, Electronic Components and Mechanical Components, was as follows:

	Three Months Ended June 30, 2026
	Electronic Components	Mechanical Components	Total
Revenue	$214,847	$285,881	$500,728
Segment cost of revenue(1)	98,753	126,591	225,344
Segment selling, general and administrative expenses(2)	23,127	38,293	61,420
Other segment items(3)	(1,844)	(355)	(2,199)
Segment Adjusted EBITDA	$94,811	$121,352	$216,163

	Three Months Ended June 30, 2025
	Electronic Components	Mechanical Components	Total
Revenue	$178,128	$222,316	$400,444
Segment cost of revenue(1)	81,458	110,060	191,518
Segment selling, general and administrative expenses(2)	23,218	35,622	58,840
Other segment items(3)	(1,150)	(2,438)	(3,588)
Segment Adjusted EBITDA	$74,602	$79,072	$153,674

	Six Months Ended June 30, 2026
	Electronic Components	Mechanical Components	Total
Revenue	$416,116	$543,470	$959,586
Segment cost of revenue(1)	190,710	246,250	436,960
Segment selling, general and administrative expenses(2)	48,169	80,396	128,565
Other segment items(3)	(3,717)	(1,326)	(5,043)
Segment Adjusted EBITDA	$180,954	$218,150	$399,104

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

	Six Months Ended June 30, 2025
	Electronic Components	Mechanical Components	Total
Revenue	$347,957	$432,566	$780,523
Segment cost of revenue(1)	160,516	218,760	379,276
Segment selling, general and administrative expenses(2)	44,297	73,969	118,266
Other segment items(3)	(1,240)	(3,578)	(4,818)
Segment Adjusted EBITDA	$144,384	$143,415	$287,799

(1)
Represents cost of revenue adjusted to exclude depreciation and amortization.
(2)
Represents selling, general and administrative expenses adjusted to exclude depreciation, transaction and other deal related expenses, acquisition and integration costs, restructuring related costs and non-cash share-based compensation expense.
(3)
Represents miscellaneous income and expense such as foreign currency gains and losses and other income.

The following table provides a reconciliation of Segment Adjusted EBITDA to Net income (loss) before income taxes for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Segment Adjusted EBITDA	$216,163	$153,674	$399,104	$287,799
Less:
Corporate costs	4,665	—	12,411	—
Interest expense, net	39,427	57,356	83,385	125,616
Depreciation and amortization	52,028	49,099	103,556	98,093
Acquisition and integration costs	715	1,214	1,437	19,963
Restructuring costs	—	738	270	2,475
Transaction and other deal related expenses	1,819	4,074	9,044	4,955
Share-based compensation expense(1)	107,111	2,206	109,591	4,536
Other non-recurring adjustments(2)	11,812	9,901	11,812	9,901
Net income (loss) before income taxes	$(1,414)	$29,086	$67,598	$22,260

(1)
Includes $7.5 million for employer taxes related to vested restricted stock units for the three and six months ended June 30, 2026.
(2)
Includes $13.3 million of expense related to the Convertible-Related Tax Receivable Agreement for the three and six months ended June 30, 2026.

Total assets by reportable segment were as follows:

	June 30, 2026	December 31, 2025
Electronic Components	$3,237,022	$3,059,230
Mechanical Components	3,615,489	3,537,204
Other	154,141	—
Total assets	$7,006,652	$6,596,434

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Capital expenditures by reportable segment were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Electronic Components	$4,745	$2,297	$8,695	$4,391
Mechanical Components	5,842	10,303	13,595	17,004
Total capital expenditures	$10,587	$12,600	$22,290	$21,395

Note 6. Accounts Receivable

Accounts receivable, net consisted of the following:

	June 30, 2026	December 31, 2025
Trade receivables	$276,413	$219,870
Less: allowance for credit losses	(3,047)	(2,934)
Accounts receivable, net	$273,366	$216,936

Note 7. Inventories

Inventories consisted of the following:

	June 30, 2026	December 31, 2025
Raw material	$137,308	$121,609
Work-in-progress	138,572	120,333
Finished goods	61,820	73,662
Inventories	$337,700	$315,604

Note 8. Property, Plant and Equipment

Property, plant and equipment, net consisted of the following:

	June 30, 2026	December 31, 2025
Land	$66,719	$63,336
Building	125,811	109,479
Leasehold improvements	38,342	38,658
Machinery, equipment, and furniture and fixtures	303,160	284,833
Construction in progress	19,294	22,321
Property, plant and equipment, gross	553,326	518,627
Less: accumulated depreciation	(147,841)	(120,698)
Property, plant and equipment, net	$405,485	$397,929

Depreciation expense was $15,744 and $14,916 for the three months ended June 30, 2026 and 2025, respectively, and $31,249 and $29,830 for the six months ended June 30, 2026 and 2025, respectively.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Note 9. Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill by reportable segment was as follows:

	Electronic Components	Mechanical Components	Total
Balance as of December 31, 2025	$1,307,611	$1,437,740	$2,745,351
Additions	43,231	18,223	61,454
Foreign currency translation	(895)	(6,802)	(7,697)
Balance as of June 30, 2026	$1,349,947	$1,449,161	$2,799,108

Intangible Assets

Intangible assets consisted of the following:

	June 30, 2026
	Weighted- Average Remaining Useful Lives (in years)	Gross Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Customer lists / relationships	20	$2,173,784	$(323,433)	$1,850,351
Patents and technology	15	413,181	(54,806)	358,375
Trademarks / trade names	13	257,236	(54,561)	202,675
Total amortized intangible assets		2,844,201	(432,800)	2,411,401
Indefinite-lived intangible assets:
Trademarks / trade names		36,800	—	36,800
Total intangible assets		$2,881,001	$(432,800)	$2,448,201

	December 31, 2025
	Gross Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Customer lists / relationships	$2,107,860	$(273,349)	$1,834,511
Patents and technology	395,546	(42,416)	353,130
Trademarks / trade names	250,873	(45,435)	205,438
Total amortized intangible assets	2,754,279	(361,200)	2,393,079
Indefinite-lived intangible assets:
Trademarks / trade names	36,800	—	36,800
Total intangible assets	$2,791,079	$(361,200)	$2,429,879

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

As of June 30, 2026, estimated amortization expense for amortized intangible assets for the next five years and thereafter was as follows:

Years Ending December 31:	Amount
Remaining portion of 2026	$74,301
2027	148,102
2028	148,002
2029	147,891
2030	146,558
Thereafter	1,746,547
Total expected future amortization expense	$2,411,401

Note 10. Balance Sheet Components

Prepaid expenses and other current assets consisted of the following:

	June 30, 2026	December 31, 2025
Prepaid expenses	$26,229	$20,821
Other current assets	21,894	36,237
Prepaid expenses and other current assets	$48,123	$57,058

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2026	December 31, 2025
Accrued compensation and benefits	$77,281	$79,488
Accrued professional fees	11,086	12,285
Accrued tax liabilities	6,323	17,978
Accrued interest	4,096	16,874
Other	36,716	36,605
Accrued expenses and other current liabilities	$135,502	$163,230

Note 11. Debt

Debt consisted of the following:

	Maturities	Effective Interest Rates	June 30, 2026	December 31, 2025
Notes Payable	2031	8.0%	$777	$836
2025 Term Loan	2032	5.9%	1,732,883	2,636,755
2025 DDTL	2032	6.4%	—	23,880
Total debt			1,733,660	2,661,471
Less: Unamortized deferred financing costs			(15,523)	(28,159)
Less: Current maturities			(119)	(26,853)
Total debt, noncurrent			$1,718,018	$2,606,459

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

2025 Credit Agreement

The Company's debt arrangements consist of the senior secured term loans (the "2025 Term Loan"), a senior secured revolving credit facility with a borrowing capacity of $400,000 (the “2025 Revolver”), and a delayed draw term loan with commitments of $201,000 (the “2025 DDTL”). The Company may draw on the 2025 DDTL until February 26, 2027.

In February 2025, the proceeds from the 2025 Term Loan were used to repay all outstanding instruments under the Company’s prior credit facilities. As a result of the extinguishment of such debt, the Company recorded a loss on extinguishment of debt of $15,535, which is included within Interest expense, net for the six months ended June 30, 2025.

In April 2026, the Company used $946,000 of the net IPO proceeds to prepay a portion of the 2025 Term Loan. In June 2026, the Company amended the 2025 Credit Agreement to reduce the applicable interest rate margin by 25 basis points, reduce the available commitments on the 2025 DDTL from $250,000 to $201,000, and amend the prepayment schedule such that the outstanding principal amounts are due in full at maturity. Following the amendment, there were no amounts outstanding under the 2025 DDTL. The fees incurred related to the partial prepayment and subsequent amendment were not material and are included within Interest expense, net for the three and six months ended June 30, 2026. The Company recorded a loss on extinguishment of debt of $11,447, which is included within Interest expense, net for the three and six months ended June 30, 2026.

As of June 30, 2026, there was no outstanding balance on the 2025 Revolver and $3,716 letters of credit were utilized, resulting in an available borrowing capacity of $396,284 on the 2025 Revolver. As of June 30, 2026, the Company had not borrowed against the amended 2025 DDTL. As of December 31, 2025, there was no outstanding balance on the 2025 Revolver and the Company had borrowed $24,000 against the 2025 DDTL.

Commitment Fees

The Company is subject to commitment fees, payable quarterly in arrears, on the unused portion of its revolving credit commitments and the undrawn capacity on its delayed draw term loan. Commitment fees were not material for the three and six months ended June 30, 2026 and 2025, and are included within Interest expense, net in the Condensed Consolidated Statements of Operations.

Interest Rate Hedges

In April 2025, the Company entered into interest rate collar arrangements as an economic hedge to a portion of the Company’s outstanding debt. The collars have a cap rate of 5.0% and floor rates ranging from 1.9% to 2.5%. As of June 30, 2026 and December 31, 2025, the notional amount of the interest rate collars was $1,783,500 and $1,791,000, respectively. The interest rate collars terminate in December 2028.

The fair value as of June 30, 2026 was $2,162, which is included within Other assets. The fair value as of December 31, 2025 was $2,474, which is included within Other long-term liabilities. The change in fair value was $3,912 and $(5,682) for the three months ended June 30, 2026 and 2025, respectively, and $4,637 and $(5,770) for the six months ended June 30, 2026 and 2025, respectively, which is included within Interest expense, net.

Note 12. Commitments and Contingencies

Asset Retirement Obligations

The Company has asset retirement obligations (“AROs”) that are conditional upon certain events.

These AROs generally include the removal and disposition of non-friable asbestos. The facilities that contain non-friable asbestos are generally maintained in place, and under applicable environmental and workplace safety requirements, removal and disposal

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

is generally required only if these materials are disturbed in connection with a major renovation, demolition, or other disposal activity, or if conditions otherwise require abatement under applicable law. The Company has not recorded a liability as of June 30, 2026, because the Company has no current plans for activities that would trigger disturbance and does not currently believe there is a reasonable basis for estimating a date or range of dates for major renovation or demolition of these facilities. In reaching this conclusion, the Company considered the historical performance of each facility and has taken into account factors such as planned maintenance, asset replacements, and upgrades, which, if conducted as in the past, can extend the physical lives of the facilities indefinitely. The Company also considered the possibility of changes in technology and risk of obsolescence in arriving at its conclusion. The Company will continue to evaluate these conditional obligations each reporting period and will record a liability when the fair value becomes reasonably estimable, including when the timing of settlement becomes reasonably estimable.

Additionally, the Company leases various properties under contracts that give the lessor the right to make the determination as to whether the lessee must return the premises to their original condition, except for normal wear and tear. The Company does not normally make substantial modifications to leased property, and many of the Company's leases either require lessor approval of planned improvements or transfer ownership of such improvements to the lessor at the termination of the lease. Historically, the Company has not incurred significant costs to return leased premises to their original condition.

Environmental Costs

The Company has certain liabilities associated with potential obligations to perform environmental remediation. As of June 30, 2026 and December 31, 2025, the accruals related to these obligations were $51,036 and $51,291, respectively, and are included within Accrued expenses and other current liabilities and Other long-term liabilities on the Condensed Consolidated Balance Sheets.

Moosup

The Company has certain obligations related to a former manufacturing facility in Moosup, Connecticut, that was sold to TD Development, LLC ("TD") in 2014. At the time of sale, TD assumed contractual and statutory responsibility for the environmental investigation and remediation work required at this site (subject to a cost-sharing arrangement). In September 2021, TD’s principal filed for personal bankruptcy protection, and during the course of that bankruptcy proceeding, the Company has learned that neither TD nor its principal is expected to have the means to undertake the investigation, remediation and abatement of the site. The Company has filed an objection to the issuance of a discharge in the bankruptcy proceeding.

In 2024, a settlement agreement with TD and related parties was signed, which provided the Company with access to its former facility to update the environmental condition assessment of the property and remaining remediation efforts required, formalize the Company's oversight of the investigation and remediation activities with the Connecticut Department of Energy and Environmental Protection (“CDEEP”) and enable such investigation and remediation to be performed to a commercial/industrial standard rather than the more stringent residential standard. Under this settlement agreement, the Company will undertake the investigation, remediation and abatement of the site, with a modest contribution from TD’s principal. The Company engaged an environmental consultant to gather the appropriate data to calculate a range for the potential environmental obligation. The environmental consultant provided an estimate of the costs that are likely to be incurred in connection with these environmental investigation and remediation activities.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

As of June 30, 2026 and December 31, 2025, $44,867 and $45,015, respectively, were accrued for these environmental investigation and remediation activities in Other long-term liabilities. The aggregate undiscounted amount has been accrued because it represents the Company’s best estimate of the cost, but the timing of payments is not considered to be fixed and reliably determinable. There can be no assurance that this matter would not have an adverse impact on our business, financial condition, results of operations and/or cash flows.

Bloomfield

The Company has the responsibility for environmental investigation and remediation at its Bloomfield campus as may be required under the Connecticut Transfer Act and other environmental laws and it continues the effort to define the scope of the remediation that will be required by the CDEEP. This investigation and remediation process will take many years to complete.

As of June 30, 2026 and December 31, 2025, the Company had $4,950 and $5,003, respectively, accrued for these environmental investigation and remediation activities, a portion of which is included in Accrued expenses and other current liabilities and the remaining balance is included in Other long-term liabilities. Although it is reasonably possible that additional costs will be paid in connection with the resolution of this matter, the Company is unable to estimate the amount of such additional costs, if any, at this time. The following represents estimated future payments for the undiscounted environmental investigation and remediation liability related to the Bloomfield campus as of June 30, 2026:

Year Ending December 31,	Amount
Remaining portion of 2026	$132
2027	195
2028	289
2029	465
2030	76
Thereafter	3,793
Total	$4,950

Other Matters

The Company is subject to commercial matters and legal proceedings and claims that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, the Company does not have any knowledge of any such matters that would have a material adverse effect on the condensed consolidated financial statements, except as disclosed below.

Commercial Commitments

In November 2024, a manufacturing business in Jacksonville, Florida (the “Jacksonville Business”) that is not part of the Arxis Businesses, was divested to a third party. Following the divestiture, the Company remained a guarantor of certain performance obligations arising under a long-term customer contract to which the Jacksonville Business is a party, pursuant to a guarantee agreement between the Company and such customer that predates the divestiture. The term of the contract covered by the guarantee ends in December 2028. There is no limitation to the maximum potential future liabilities under this guarantee; however, the Company has a right to indemnification from the Jacksonville Business against such losses that may arise from any failure of the Jacksonville Business to perform under the contract. Such indemnification right includes a monetary cap of $10,000, subject to customary exceptions. The Company may also have other rights or claims, at law or in equity, in connection with any failure by the Jacksonville Business to perform under the contract.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

The customer has notified the Company of concerns regarding performance of the contract by the Jacksonville Business and alleged that it has incurred damages of $48,345 related to non-performance of the contract to date. The customer has requested that the Company fulfill its obligations under the guarantee. The Company has accrued $9,000 as of June 30, 2026 and December 31, 2025.

As a response, in January 2026, the Company commenced litigation to seek to cause the Jacksonville Business to perform the contract. The Company may incur a loss with respect to this matter pursuant to the guarantee if the customer and the Jacksonville Business do not resolve their dispute regarding the contract or if the Company is unsuccessful in causing the Jacksonville Business to perform the contract. For the three and six months ended June 30, 2026, there were no adjustments made to the condensed consolidated financial statements with respect to this matter.

The Company may incur an additional loss in excess of the amount accrued, but no such loss is estimable at this time due to, among other things, the fact that the dispute raises difficult legal and factual issues and is subject to many uncertainties and complexities. Separately, as discussed above, insofar as any such amounts are asserted against the Company pursuant to the terms of the guarantee, the Company intends to exercise all of its rights and remedies against the Jacksonville Business in respect thereof, including seeking indemnification and pursuing any potential remedies. Any proceeds received will not be recognized until realization and could be in a reporting period subsequent to the period in which any loss in respect of the guarantee is probable and estimable.

K-Max Legal Contingency

The Company has certain liabilities related to a helicopter crash where the helicopter utilized the Company’s K-Max blades. The Company is named in litigation seeking damages for loss of property and business interruption.

The Company has accrued $17,388 representing the Company’s estimate of probable loss associated with the loss of property and business interruption portion of the case, which is included within Other long-term liabilities as of June 30, 2026 and December 31, 2025. The Company, in coordination with insurance, estimates that a portion of the liability on the loss of property and business interruption portion of the case will fall within insurance coverage amounts. Accordingly, the Company recognized a receivable for the amount estimated to be recoverable through insurance related to the business interruption claims of $7,779, which is included within Other assets as of June 30, 2026 and December 31, 2025. As of June 30, 2026, the Company had not recorded any changes in the estimates associated with these claims.

The claims related to loss of property and business interruption proceeded to trial and there was a verdict awarding $22,000 to the plaintiff. Additional pre-judgment and post-judgment interest will apply. The jury found there was no design defect in the K-Max blades. The Company, along with the insurance carriers, has appealed the verdict. The Company estimates that resolution of this matter is not expected to occur within twelve months of June 30, 2026.

Other than the above matters, the Company is not involved in any pending, material legal proceedings other than routine legal proceedings occurring in the ordinary course of business.

Note 13. Income Taxes

The Company’s effective income tax rate reflects changes resulting from the Reorganization and IPO. In connection with the Reorganization, a portion of one of the Arxis Businesses that had previously operated as a partnership for U.S. federal income tax purposes became subject to U.S. federal and state corporate income taxes as part of the Company's consolidated group. Also, as a result of the Reorganization, the Company recognized a discrete tax benefit of $1.4 million (tax-effected) during the three months ended June 30, 2026 related to the establishment of deferred tax assets. The IPO resulted in several impacts to the annual effective tax rate, including a material and adverse impact due to nondeductible share-based compensation expense and a nonmaterial

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

impact under the separate return limitation year (“SRLY”) rules. The IPO did not result in the establishment of any additional valuation allowances or the release of any material valuation allowances.

The Company's effective income tax rate was (247.2%) for the three months ended June 30, 2026, compared to 200.6% for the three months ended June 30, 2025. The Company's effective income tax rate was 28.4% for the six months ended June 30, 2026, compared to 250.9% for the six months ended June 30, 2025.

The change in the effective tax rate for the three months ended June 30, 2026 was primarily due to IPO-related items, including nondeductible share-based compensation, which resulted in a near break-even pre-tax book basis.

The effective tax rates for the three and six months ended June 30, 2026 and 2025 differed from the U.S. federal statutory tax rate of 21% primarily due to IPO-related items, including nondeductible share-based compensation, and the mix of earnings and losses across jurisdictions subject to different tax rates.

Based on its analysis, the Company’s pre-IPO tax attribute carryforwards, including net operating losses, tax credits, and disallowed interest under IRC Section 163(j) are subject to the lesser of the SRLY or Section 382 annual limitation. The Company does not expect these limitations to cause any tax attributes to expire before they are utilized and thus does not expect to establish any additional valuation allowances.

Based on the current earnings, it is reasonably possible that, within the next twelve months, sufficient sources of income may become available to support the release of a portion of the valuation allowance. Any such release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recognized.

The Company recognized certain tax effects associated with the Convertible-Related Tax Receivable Agreement entered into in connection with the Reorganization and IPO. Refer to “Note 14. Equity” for additional information.

Note 14. Equity

Prior to the Reorganization and IPO, the Company’s outstanding equity consisted of Class A-1 Units and Class A-2 Units (collectively, “Class A Units”), Class B Units (incentive units), and Growth Participation Units and Value Creation Bonus Units (equivalent Class B Units) of Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P.

Upon the completion of the Reorganization, as described in “Note 1. Organization and Nature of Operations,” the Company’s outstanding equity units were converted into Class A common stock and Class B common stock. As consideration for the Reorganization, the Company issued (i) 340,676,783 shares of Class B common stock, par value $0.01 (“Class B common stock”), and 23,082,950 shares of Class A common stock, par value $0.01 (“Class A common stock”), to the holders of Class A units and vested equity units of the Arxis Businesses and (ii) 10,547,575 restricted shares of, or restricted units with respect to, Class A common stock to holders of unvested equity units of the Arxis Businesses, which awards are subject to forfeiture conditions. In addition, the Company issued one share of convertible common stock to Arcline.

Class A, Class B, and Class C common stock have the same economic rights, including rights to dividends and distributions upon liquidation. Class B common stock is convertible into Class A common stock on a one-for-one basis at the option of the holder, and will automatically convert on a one-for-one basis upon the earliest to occur of (i) a transfer of such shares other than as permitted under the Company's amended and restated certificate of incorporation, (ii) such shares coming to be held by a person other than a permitted transferee, (iii) the approval of the holders of a majority of the outstanding Class B common stock, voting separately as a class, or (iv) the first business day after which the outstanding Class B common stock represents less than 10% of the total outstanding common stock and the Sponsor (together with its permitted transferees) beneficially owns less than 35% of

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

the Class B common stock originally issued to the Sponsor in connection with the IPO, in each case as further described in the Company's amended and restated certificate of incorporation.

Class A common stockholders are entitled to one vote per share, Class B common stockholders are entitled to 20 votes per share, and Class C common stockholders are entitled to no votes per share.

Convertible Common Stock

In connection with the Reorganization, the Company issued one share of convertible common stock to Arcline pursuant to the Advisory and Consulting Agreement. The convertible common stock is convertible into shares of Class B common stock (or Class A common stock if no Class B common stock is outstanding at the time of such conversion) representing the product of (i) 1.25% of the Company’s fully diluted capital stock outstanding at the time of conversion multiplied by (ii) two times the value of one minus the quotient obtained by dividing the IPO price per share of $28.00 ("IPO Price") by the stock price per share at the time of conversion. The convertible common stock is convertible at the holder’s option from the fifth anniversary of the IPO (April 17, 2031) until the tenth anniversary of the IPO (April 17, 2036), provided that the price of Class A common stock must equal at least two times the IPO Price prior to conversion. If the trading price of Class A common stock has been less than 1.5 times the IPO Price for at least 75% of trading days during the twelve-month period ending immediately prior to the 11-year anniversary of the IPO (April 17, 2037), any outstanding convertible common stock will be automatically forfeited. If the convertible common stock is forfeited for any reason prior to the fifth anniversary of the IPO (April 17, 2031), including because Arcline ceases performing services under the Advisory and Consulting Agreement, no conversion will occur. After the 12-year anniversary of the IPO (April 17, 2038), the Company may, at the election of the disinterested directors at that time, redeem any outstanding convertible common stock for an amount of Class A common stock equal to the excess of three times the IPO Price, on an as-converted basis, regardless of whether any other conditions to conversion have been satisfied.

Prior to satisfaction of the conversion conditions above, the holder is entitled to vote, to consent, to receive dividends, if any, to receive notices as stockholders with respect to any meeting of stockholders and to exercise any rights whatsoever on an as-converted basis. See "Note 15. Share-Based Arrangements" for measurement and recognition under ASC 718.

In connection with the issuance of the convertible common stock, the Company entered into the Convertible-Related Tax Receivable Agreement whereby the Company will pay Arcline 85% of the cash tax savings realized by the Company with respect to the compensation deduction resulting from the transfer of the convertible common stock in respect of the services to be provided under the Advisory and Consulting Agreement and the related election under Section 83(b) of the Internal Revenue Code. As of June 30, 2026, the Company accrued $13,277 related to this arrangement.

Note 15. Share-Based Arrangements

Restricted Shares and Restricted Stock Units

Prior to the Reorganization, Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. established Management Equity Plans (the “ME Plans”), Growth Participation Plans (“GPP”) and the Value Creation Bonus (“VCB”) Plan, under which the Board of Directors of each entity’s plan had the authority to grant Management Incentive Units (“MIUs”), Growth Participation Units (“GPUs”) and VCBs, respectively.

In connection with the Reorganization, outstanding unvested equity awards were converted into RSAs or RSUs with respect to Class A common stock. The RSAs and RSUs are subject to service-based vesting conditions. Any performance-based vesting conditions that previously existed were eliminated upon the Reorganization. The Company accounted for the conversion of the equity awards as a modification under ASC 718 and recognized incremental expense for vested awards of $73,103 for the three and six months ended June 30, 2026 recognized within Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Vesting for the RSAs generally occurs as follows: (i) the portion subject to the original service-based vesting condition will continue to vest over the respective original vesting schedule, and (ii) the portion previously subject to the performance-based vesting condition will vest over three years beginning on the later of the one-year anniversary of the IPO or the three-year anniversary of the applicable vesting commencement date. Vesting for the RSUs, which were previously subject to performance-based vesting conditions, will vest over two years beginning on the one-year anniversary of the IPO.

As of June 30, 2026, the Company had 10,414,021 unvested RSAs and RSUs outstanding. Total unrecognized compensation expense related to the unvested RSAs and RSUs issued was $239,019, which is expected to be recognized over a weighted-average period of 2.5 years.

Convertible Common Stock

The grant-date fair value of the convertible common stock was $129,680, which is recognized as compensation expense on a straight-line basis over the derived service period of five years, based on the timing to achieve the outcome under the optimal scenario determined by the valuation. For the three and six months ended June 30, 2026, the Company recognized $5,403 of share-based compensation expense. As of June 30, 2026, there was $124,277 of total unrecognized compensation expense related to the convertible common stock, which is expected to be recognized over 4.8 years.

2026 Omnibus Plan

In connection with the IPO, the Company’s board of directors and stockholders approved the Arxis, Inc. 2026 Omnibus Incentive Plan (the “2026 Omnibus Plan”) for the purpose of granting long-term equity incentive awards to the Company’s employees, consultants and non-employee directors. The 2026 Omnibus Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. A total of 58,998,448 shares of the Company’s Class A common stock were reserved for issuance under the 2026 Omnibus Plan. Starting in 2027, the number of shares available for issuance under the 2026 Omnibus Plan will be increased automatically on the first day of each fiscal year, by a number of shares of Class A common stock equal to the lesser of (i) 5% of the outstanding number of shares of all classes of common stock (on a fully diluted basis) on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares as may be determined by the compensation committee.

As of June 30, 2026, 58,905,086 shares remained available for future issuance.

Employee Stock Purchase Plan

In connection with the IPO, the Company's board of directors and stockholders approved the Arxis, Inc. Employee Stock Purchase Plan (the "ESPP") for the purpose of providing the Company's employees with an opportunity to acquire an interest in the Company through the purchase of shares of Class A common stock. The ESPP has two components, one which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code and one which is not intended to so qualify.

The ESPP enables eligible employees to purchase shares of Class A common stock through accumulated payroll deductions at a discounted price equal to 85% of the fair market value of a share of Class A common stock on the purchase date. Each offering period is expected to have a duration of six months, and the maximum number of shares that may be purchased by a participant during a single offering period may not exceed 5,000 shares.

A total of 3,694,208 shares of Class A common stock were reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will increase on the first day of each fiscal year following April 17, 2026 by a number equal to the lesser of (i) 1.00% of the outstanding number of shares of all classes of common stock on the last day of the immediately

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

preceding fiscal year and (ii) such number of shares determined by the compensation committee in its discretion, subject to a maximum of 100,000,000 shares. As of June 30, 2026, 3,694,208 shares remained available for future issuance under the ESPP.

As of June 30, 2026, no amounts have been withheld on behalf of employees for a future purchase under the ESPP and no shares of Class A common stock have been purchased under the ESPP as the first offering period had not yet commenced.

Note 16. Net Income (Loss) Per Share

Prior to the Reorganization and IPO, all earnings were attributable to the historical equity holders of the Arxis Businesses. As the Company's historical ownership did not have common stock, and the capital structure before and after the Reorganization and IPO are not comparable, the presentation of net income (loss) per share for the periods prior to the IPO is not meaningful and not presented herein.

See "Note 2. Summary of Significant Accounting Policies" for a description of the Company's net income (loss) per share methodology, including the treatment of the Company's convertible common stock as a participating security. Because Class A common stock, Class B common stock, Class C common stock and convertible common stock all represent common stock outstanding, basic net income (loss) per common share is presented on a combined basis for all classes of common stock. Since the Company is in a net loss for the three months ended June 30, 2026, diluted net income (loss) per common share is also presented on a combined basis for all classes of common stock.

The following table sets forth the computation of basic and diluted net loss per common share for the periods presented (in thousands, except share and per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026		2025
Net income (loss)	$(4,909)		N/A	$48,400		N/A
Net loss attributable to common shareholders	$(4,909)		N/A	$(4,909)	(1)	N/A
Weighted-average common shares outstanding, basic and diluted	401,813,695	(2)	N/A	401,813,695	(2)	N/A
Net loss per common share, basic and diluted	$(0.01)		N/A	$(0.01)	(1)	N/A

(1)
Only represents net loss attributable to common shareholders and net loss per common share, basic and diluted for the three months ended June 30, 2026, which represents the period during which the Company had common stock outstanding. See "Note 1. Organization and Nature of Operations" for additional details.
(2)
Weighted-average common shares outstanding is calculated based on the shares issued in connection with the Reorganization reflected as outstanding starting on April 1, 2026 and the shares issued in the IPO starting on April 16, 2026.

All potentially dilutive securities were excluded from diluted net loss per common share, as their inclusion would have been antidilutive. Accordingly, basic and diluted net loss per common share are the same for the periods presented.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

The following securities were excluded from diluted net loss per common share because their effect would have been anti-dilutive, or because the necessary conditions for conversion or issuance had not been satisfied as of the end of the periods presented:

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Restricted shares	7,979,952	7,979,952
Restricted stock units	2,913,515	2,913,515
Convertible common stock(1)	2,476,225	2,476,225
Total potential dilutive securities not included in net loss per common share	13,369,692	13,369,692

(1)
The convertible common stock is convertible into shares of Class B common stock (or Class A common stock if no Class B common stock is then outstanding) only upon satisfaction of certain market price and service conditions, which had not been satisfied as of June 30, 2026. See "Note 14. Equity" for further discussion.

Note 17. Employee Retirement Plans

Pension Plans

The Company sponsors certain defined benefit pension plans. Certain of these defined benefit pension plans are non-contributory and frozen and therefore no additional service costs are incurred for those plans. Other defined benefit pension plans maintained by the Company’s operating subsidiaries continue to accrue benefits for eligible participants in accordance with the respective plan provisions. Net periodic pension (income) cost was not material for the three and six months ended June 30, 2026 and 2025.

Contributions to the Company’s defined benefit pension plans were not material for the three and six months ended June 30, 2026 and 2025. Contributions to the defined benefit pension plans are not expected to be material in 2026.

Deferred Compensation Plans

The Company maintains a non-qualified deferred compensation plan for certain of its employees. In 2026, the non-qualified deferred compensation plan was frozen to new employee and employer contributions, with existing balances continuing to accrue earnings based on participants' investment elections. Generally, participants have the ability to defer a certain amount of their compensation, as defined in the agreement. The deferred compensation liability will be paid out either upon retirement or as requested based upon certain terms in the agreements and in accordance with Internal Revenue Code Section 409A. The Company holds investments in company-owned life insurance policies which are recorded at cash surrender value (Level 2). The investments are included in Other assets on the Condensed Consolidated Balance Sheets and were $33,661 and $32,728, as of June 30, 2026 and December 31, 2025, respectively. The liabilities under this plan were $2,403 and $2,566, which are included in Accrued expenses and other current liabilities, and $15,081 and $16,490, which are included in Other long-term liabilities on the Condensed Consolidated Balance Sheets, as of June 30, 2026 and December 31, 2025, respectively.

Defined Contribution Plans

The Company sponsors defined contribution plans covering substantially all eligible employees. The plans permit participants to make elective deferrals, with the Company providing matching contributions. Company contributions vary depending on the date of hire, with the majority of employees eligible for employer matching on a portion of their contributions. Employer contributions to the defined contribution plans were $2,418 and $2,409 for the three months ended June 30, 2026 and 2025, respectively and $5,878 and $6,192 for the six months ended June 30, 2026 and 2025, respectively.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Note 18. Related Party Transactions

Advisory and Consulting Agreement

The Company has the Advisory and Consulting Agreement with Arcline. The Company pays advisory fees upon consummation of certain transactions. The Advisory and Consulting Agreement expires upon the mutual agreement of Arcline and the Company. Under the Advisory and Consulting Agreement, the Company has agreed to indemnify Arcline and its affiliates against losses arising from their performance of services thereunder, except for willful misconduct. The Company's maximum exposure under this indemnification is unknown, but the Company believes the risk of loss to be remote, and no liability has been recorded.

For the three months ended June 30, 2026 and 2025, the Company incurred $933 and $625, respectively, and paid $786 and $904, respectively, for these services. For the six months ended June 30, 2026 and 2025, the Company incurred $1,665 and $1,828, respectively, and paid $1,399 and $1,990, respectively, for these services. The costs are included within Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

Payables due to Related Parties

The Company has a note payable due to an affiliate of Arcline of $5,500, which is unsecured and due in April 2030 and is included in Other long-term liabilities for the periods presented. The note is interest-bearing at SOFR plus 3.50% and matures on April 19, 2030 with outstanding principal and interest due at that time.

Receivables due from Related Parties

The Company has entered into notes receivable with certain executives of the Company. The notes are interest-bearing at the long-term applicable federal rate as of the date of issuance. The notes receivable mature in ten years from the date of issuance, or earlier under certain triggering events, with outstanding principal and interest due at that time. The notes are secured with recourse to the equity interests of the respective executive.

The notional amount of the outstanding notes receivable as of June 30, 2026 and December 31, 2025 was $6,000 and $28,500, respectively, and is recorded within Additional paid-in capital as of June 30, 2026. During the six months ended June 30, 2026, notes receivable with an aggregate notional amount of $22,500 were extinguished, of which $5,000 was settled in cash and $17,500 was settled through the surrender, transfer, and cancellation of certain equity interests held by the respective borrower.

Leases

The Company leases certain manufacturing facilities and transportation equipment under operating leases with affiliates of Arcline. Total related party lease payments were not material for the three and six months ended June 30, 2026 and 2025.

Transition Services Agreements

As of June 30, 2026 and December 31, 2025, the Company had $3,717 and $4,622, respectively, of receivables due from affiliates of Arcline recorded within Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets, for services provided under transition service agreements (“TSAs”). These services and incurred amounts relate to technology, finance, human resources, and payroll support and are expected to be billed and collected within twelve months. The TSAs are valid until mutual agreement to terminate. During the three and six months ended June 30, 2026 and 2025, income related to these TSAs was not material.

Notes to Arxis, Inc. Condensed Consolidated Financial Statements
(Unaudited, in thousands, except units and where explicitly stated)

Note 19. Subsequent Events

The Company evaluated events occurring through July 30, 2026, the date these condensed consolidated financial statements were issued.

On May 29, 2026, the Company entered into a definitive agreement to acquire a 100% equity interests in Omnetics Connector Corporation (“Omnetics”), a leading designer and manufacturer of micro-miniature and nano-miniature high-reliability connectors and interconnect systems for aerospace, defense, space, medical and industrial customers. The acquisition will close upon completion of regulatory approvals and other customary closing conditions. The acquisition expands the Company’s connector and interconnect assemblies, strengthening the Company’s ability to support key customers. Total consideration is expected to be approximately $770,000, which is expected to be funded through the issuance of equity.

Report of Independent Registered Public Accounting Firm

To Those Charged with Governance

The Arxis Businesses:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Arxis Businesses (as defined in Note 1 and 2) (the Company) as of December 31, 2025 and 2024, the related combined statements of operations, comprehensive income (loss), members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes and financial statement schedule II (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sufficiency of audit evidence over revenue

As discussed in Notes 2 and 4 to the combined financial statements, the Company recorded revenue of $1,591,020 thousand for the year ended December 31, 2025, related primarily to the design, manufacture, and sale of engineered electronic and mechanical components and subsystems. The Company’s process to account for revenue varies across facilities and product revenue streams.

We identified the evaluation of the sufficiency of audit evidence over revenue as a critical audit matter. Evaluating the sufficiency of audit evidence obtained required subjective auditor judgment because of the dispersion of the Company’s revenue generating activities across many facilities. This included determining the facilities at which to perform procedures and evaluating the nature and extent of evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over revenue, including the determination of the Company’s facilities at which those procedures were performed. For each facility where procedures were performed, we evaluated the Company’s revenue accounting policies. For a selection of transactions, we assessed the recorded revenues by comparing the amounts recognized to underlying documentation, including contracts with customers, shipping documentation, customer acceptance, or other support. We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed, including the appropriateness of the nature and extent of such evidence.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

Chicago, Illinois
March 13, 2026

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P.

Opinion on the Financial Statements

We have audited the accompanying combined statements of operations, comprehensive loss, changes in members’ equity and cash flows for the year ended December 31, 2023, and the related notes to the combined financial statements and schedule (collectively, the financial statements) of Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P. (collectively, the Company). In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor from 2019 to 2025.

Boston, Massachusetts
November 24, 2025

Arxis
Combined Balance Sheets
(in thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$250,303	$110,838
Accounts receivable, net	216,936	198,962
Contract assets	67,780	58,200
Inventories	315,604	301,948
Prepaid expenses and other current assets (a)	57,058	42,112
Total current assets	907,681	712,060
Property, plant and equipment, net	397,929	403,819
Intangible assets, net	2,429,879	2,474,421
Goodwill	2,745,351	2,629,183
Operating lease right-of-use assets, net	64,651	53,656
Other assets	50,943	44,451
Total assets	$6,596,434	$6,317,590
Liabilities and members’ equity
Current liabilities:
Accounts payable	$56,467	$52,564
Contract liabilities, current	30,027	20,716
Operating lease liabilities, current	10,584	9,263
Debt, current (a)	26,853	25,559
Accrued expenses and other current liabilities	163,230	154,919
Total current liabilities	287,161	263,021
Debt, noncurrent (a)	2,606,459	2,514,758
Contract liabilities, noncurrent	1,414	2,204
Operating lease liabilities, noncurrent	53,798	43,588
Deferred tax liabilities	384,420	368,473
Other long-term liabilities	139,124	148,419
Total liabilities	3,472,376	3,340,463
Members’ equity (a)	3,124,058	2,977,127
Total liabilities and members’ equity	$6,596,434	$6,317,590

(a)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the combined financial statements.

Arxis
Combined Statements of Operations
(in thousands)

	Year Ended December 31,
	2025	2024	2023
Revenue	$1,591,020	$742,992	$424,495
Cost of revenue	836,304	411,853	230,478
Gross profit	754,716	331,139	194,017
Selling, general and administrative expenses	339,081	156,143	88,227
Amortization of intangible assets	138,937	72,405	51,469
Operating income	276,698	102,591	54,321
Interest expense, net (a)	220,316	161,052	124,496
Other income, net	(5,932)	(5,461)	(845)
Net income (loss) before income taxes	62,314	(53,000)	(69,330)
Income tax expense (benefit)	16,325	2,472	(9,412)
Net income (loss)	$45,989	$(55,472)	$(59,918)

(a)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the combined financial statements.

Arxis
Combined Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31,
	2025	2024	2023
Net income (loss)	$45,989	$(55,472)	$(59,918)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	47,320	(26,550)	4,687
Actuarial gains (losses) related to defined benefit pension plans	12,113	(10,630)	272
Other comprehensive income (loss)	59,433	(37,180)	4,959
Total comprehensive income (loss), net of tax	$105,422	$(92,652)	$(54,959)

See accompanying notes to the combined financial statements.

Arxis
Combined Statements of Members’ Equity
(in thousands)

Members’ Equity
Balance as of January 1, 2023	$709,035
Net loss	(59,918)
Other comprehensive income	4,959
Issuance of members’ units	19,872
Issuance of notes receivable (a)	(1,000)
Distributions	(50)
Balance as of December 31, 2023	$672,898
Investment due to Arxis Businesses Transaction	2,389,897
Net loss	(55,472)
Other comprehensive loss	(37,180)
Issuance of members’ units	4,000
Issuance of notes receivable (a)	(14,775)
Contributions (a)	18,034
Distributions	(681)
Share-based compensation expense	406
Balance as of December 31, 2024	$2,977,127
Net income	45,989
Other comprehensive income	59,433
Issuance of members’ units	10,851
Repurchase of members’ units	(2,047)
Issuance of notes receivable (a)	(6,500)
Settlement of notes receivable (a)	1,028
Contributions (a)	385,588
Distributions (a)	(363,811)
Share-based compensation expense	16,400
Balance as of December 31, 2025	$3,124,058

(a)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the combined financial statements.

Arxis
Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2025	2024	2023
Cash flow from operating activities:
Net income (loss)	$45,989	$(55,472)	$(59,918)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	200,111	96,303	65,324
Amortization of deferred financing cost and accretion of paid-in-kind interest	6,097	8,780	8,450
Amortization of inventory fair value adjustment	18,177	24,770	—
Loss (gain) on sale and disposal of assets	10,059	(83)	(819)
Share-based compensation expense	27,259	406	—
Interest rate hedges change in fair value	2,583	879	5,442
Deferred income taxes	(19,714)	(24,331)	(17,728)
Loss on extinguishment of debt	15,535	—	—
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(16,327)	16,373	(984)
Inventories	(26,384)	(4,331)	(1,669)
Prepaid expenses and other current assets	(21,293)	(632)	(175)
Accounts payable	4,129	6,306	(3,259)
Accrued expenses and other current liabilities	12,120	14,800	(4,879)
Contract assets and liabilities, net	(1,063)	(13,064)	1,333
All other assets and liabilities	(9,364)	(306)	(223)
Other operating activities, net	3,282	548	1,186
Net cash provided by (used in) operating activities	251,196	70,946	(7,919)
Cash flow from investing activities:
Capital expenditures	(42,425)	(28,889)	(12,502)
Proceeds from sale and disposal of assets	2,240	221	315
Cash acquired in the Arxis Businesses Transaction	—	46,900	—
Acquisition of businesses, net of cash acquired	(152,639)	(53,508)	—
Net cash used in investing activities	(192,824)	(35,276)	(12,187)
Cash flow from financing activities:
Proceeds from issuance of debt (a)	2,808,000	185,500	23,964
Repayments of debt (a)	(2,703,788)	(132,428)	(16,257)
Payments of debt financing fees	(38,907)	(3,537)	(4,664)
Issuance of related party notes receivable (a)	(6,500)	(14,500)	(1,000)
Settlement of related party notes receivable (a)	6,028	—	—
Proceeds from issuance of related party payable (a)	2,000	15,000	—
Repayments of related party payables	(18,000)	(5,000)	—
Issuances of members’ units	10,851	—	19,872
Repurchases of members’ units	(2,047)	—	—
Distributions (a)	(363,811)	—	—
Contributions (a)	385,588	18,034	—
Purchase of interest rate cap	—	—	(6,088)
Other financing activities, net	(1,308)	(841)	(247)
Net cash provided by financing activities	78,106	62,228	15,580
Effect of exchange rate changes on cash and cash equivalents	2,987	1,172	(33)
Net increase (decrease) in cash and cash equivalents	139,465	99,070	(4,559)
Cash and cash equivalents, beginning of the year	110,838	11,768	16,327
Cash and cash equivalents, end of the year	$250,303	$110,838	$11,768
Supplemental disclosures of cash flow information:
Cash paid for taxes, net of refunds	$47,380	$11,703	$6,238
Cash paid for interest	182,732	150,204	111,141
Supplemental schedule of non-cash investing and financing activities:
Rollover equity issued in connection with acquisition	$—	$4,000	$—
Non-cash investment due to Arxis Businesses Transaction	—	2,342,997	—

(a)
Refer to “Note 18. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the combined financial statements.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Note 1. Organization and Nature of Operations

Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. and certain of their respective wholly-owned subsidiaries (collectively, “Arxis”, the “Arxis Businesses” or “Company”) design, manufacture, and sell highly engineered electronic and mechanical components primarily used in mission-critical applications.

Arcline Engineered Polymer Topco, L.P., and its wholly-owned subsidiaries, operate as leading manufacturers of seals, gaskets, and metalized fabrics used primarily in aerospace and defense, medical device, and industrial products. Hawkeye TopCo, L.P., and its wholly-owned subsidiaries, operate as leading manufacturers of electrical components used primarily in aerospace and defense, consumer electronics, and medical device products. Connector TopCo, L.P., and its wholly-owned subsidiaries, operate as leading manufacturers of highly engineered electronic interconnect solutions used primarily in mission-critical applications in aerospace and defense, semiconductor, medical device, and commercial products. Ovation TopCo, L.P. and certain of its wholly-owned subsidiaries, operate as leading manufacturers of mechanical components used primarily in aerospace and defense, medical and specialized industrial products. Collectively, the Company serves diverse end markets including Defense and Space, Commercial Aerospace, and Industrial Technology, and operates highly specialized manufacturing facilities globally, with a focus on domestic manufacturing.

In 2020, Arcline Investment Management, L.P. (“Arcline”) brought Arcline Engineered Polymer Topco, L.P. and Hawkeye TopCo, L.P. under common control of a single Arcline-sponsored investment fund. On September 30, 2024, the Arxis Businesses were contributed to a newly-formed limited partnership series-entity, as the legal acquirer, in a reorganization which brought the Arxis Businesses under common control (the “Arxis Businesses Transaction”). A series-entity is a business structure dividing assets and liabilities amongst the individual Arxis Businesses, under a single master fund. Each of these series are insulated from others until such point that the businesses are formally contributed which has not occurred. The Arxis Businesses Transaction changed investors’ economic interests and ownership structure, which is accounted for as a business combination within the scope of ASC 805, Business Combinations (“ASC 805”). See “Note 3. Business Combinations” for further information on the Arxis Businesses Transaction.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and reflect a combination of the Company’s accounts and operations. The financial statements combine: (i) the consolidated financial statements of Arcline Engineered Polymer Topco, L.P. as of December 31, 2025 and 2024, and for the three years ended December 31, 2025, (ii) the consolidated financial statements of Hawkeye TopCo, L.P. as of December 31, 2025 and 2024, and for the three years ended December 31, 2025, (iii) the consolidated financial statements of Connector TopCo, L.P. as of and for the year ended December 31, 2025, as of December 31, 2024, and for the period from September 30, 2024 through December 31, 2024, and (iv) the financial statements of Ovation TopCo, L.P. as of and for the year ended December 31, 2025, as of December 31, 2024, and for the period from September 30, 2024 through December 31, 2024, which include only the operations and entities anticipated to be contributed to Arxis and therefore do not represent the full consolidated results of Ovation TopCo, L.P. For each of the aforementioned consolidated financial statements, all significant intercompany accounts and transactions have been eliminated in consolidation.

Certain entities that were included within the historical consolidated financial statements of Ovation TopCo, L.P. have been excluded from the combined financial statements presented herein to reflect the scope of the businesses that will comprise Arxis in connection with its planned registration statement. The entities excluded will not form part of the continuing operations of Arxis. Accordingly, the accompanying combined financial statements reflect only the assets, liabilities, results of operations, and cash flows of the Arxis Businesses and are not intended to represent the consolidated financial position or results of Ovation TopCo, L.P. as historically reported.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

As of September 30, 2024, these combined financial statements reflect the effect of the Arxis Businesses Transaction discussed further in “Note 3. Business Combinations.”

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Actual results may differ from these estimates. Significant estimates and assumptions include those related to the carrying amount of property, plant and equipment, goodwill and other intangible assets, fair value of assets acquired, the allowance for credit losses, the valuation of inventories, income taxes, including valuation allowances on deferred tax assets, share-based compensation, assets and obligations related to employee benefits, environmental liabilities and other contingencies, and accounting for over-time contracts with customers.

Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances.

Revenue Recognition

The Company recognizes revenue using the five-step model prescribed in ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company generates revenue primarily from the design, manufacture, and sale of highly engineered electronic and mechanical components used in mission-critical, harsh-environment applications. Based on the Company’s production cycle, it is generally expected that goods related to the revenue will be manufactured, shipped and billed within twelve months of the customer purchase order. Revenue is recognized from the sale of products when obligations under the terms of the contract are satisfied, and control of promised goods has transferred to the customer. Control is transferred when the customer has the ability to direct the use of and obtain benefits from the goods. Revenue is measured at the amount of consideration the Company expects to be paid in exchange for goods.

A majority of the Company’s revenue is recognized at a point in time. The Company typically sells electronic and mechanical components based on a customer purchase order, which generally includes a fixed price per unit. The Company satisfies the performance obligation generally upon shipment of the goods to the customer or delivery, depending on contractual terms, as this is when control transfers to the customer. The Company also provides repair, overhaul, and other service activities which are not material.

If a contract contains multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis. Standalone selling price is determined using observable prices where available or estimated based on market conditions and internally approved pricing guidelines.

For certain contracts, revenue is recognized over time because control transfers continuously to the customer, or the products have no alternative use and contractual termination clauses entitle the Company to payment plus a reasonable profit for performance completed to date.

Progress toward completion is generally measured using the cost-to-cost method, which best depicts the transfer of control to the customer. We estimate the amount of revenue attributable to a contract earned at a given point based on certain costs plus the expected profit. Costs include direct labor, materials, subcontractor costs, and other allocable expenses. Estimates of total contract costs require judgment based on contract duration, availability of materials and labor, and technical risks. The Company performs reviews and reflects adjustments to revenue and margin in the period changes occur. These adjustments, as well as any provisions for anticipated losses, apply only to contracts recognized over time. Provisions for anticipated losses on contracts are recorded when identified. The Company does not currently expect changes in estimates and provisions for anticipated losses to materially affect revenue recognized, as the Company’s over time contracts are generally short in duration and cost-to-complete estimates are subject to a limited period of uncertainty.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Certain contracts include variable amounts such as award fees, incentive fees, penalties, or other adjustments. Variable consideration is included in the estimated transaction price when there is a basis to reasonably estimate the amount, including whether the estimate should be constrained based on determination of whether it is probable a significant reversal of revenue in a future period could occur. These estimates require judgment and consider historical performance, contractual terms, and expected outcomes.

Contract modifications are assessed to determine whether they create new, or change existing, enforceable rights and obligations. Modifications for goods or services that are not distinct are accounted for as part of the existing contract, with cumulative catch-up adjustments to revenue recorded as appropriate. Modifications for distinct goods or services are treated as separate contracts.

In the normal course of business, the Company does not accept product returns unless the items are defective as manufactured. In addition, the Company does not typically provide customers with the right to a refund. The Company establishes provisions for estimated returns due to defective products and warranties as required. Some products are covered by a standard assurance warranty, which promises that delivered products conform to contract specifications. The warranty periods typically extend for a limited duration following transfer of control of the product. The Company does not sell extended warranties and does not provide warranties outside of fixing defects that existed at the time of sale. As such, warranties are accounted for under ASC 460, Guarantees and not as a separate performance obligation.

Customers generally have payment terms between 30 and 60 days from the satisfaction of the performance obligations. The Company’s contracts with customers generally do not include significant financing components or non-cash consideration.

The Company has elected the following practical expedients and policy elections allowable under ASC 606:

•
The Company elected to exclude from its transaction price any amounts collected from customers for all sales taxes.
•
The Company elected to account for shipping and handling activities as fulfillment costs rather than as a separate performance obligation. Shipping and handling costs incurred are included within Cost of revenue in the Combined Statements of Operations. Amounts billed to a customer related to shipping and handling are included within Revenue in the Combined Statements of Operations.
•
The Company elected to not disclose remaining performance obligations with an original expected duration of one year or less.
•
The Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs were $11,299, $7,480, and $4,641 for the years ended December 31, 2025, 2024, and 2023, respectively, and are recorded within Selling, general and administrative expenses in the Combined Statements of Operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash and liquid investments with original maturities of three months or less. The carrying amounts approximate fair value due to the high liquidity and short maturity of these instruments.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Accounts Receivable

The Company’s accounts receivable primarily consist of trade accounts receivable from third party customers. The amounts due are stated net of an allowance for credit losses. The allowance for credit losses is based on historical losses, current economic conditions, geographic considerations, and in some cases, evaluating specific customer accounts for risk of loss. All provisions for allowances for credit losses are included in Selling, general and administrative expenses in the Combined Statements of Operations.

Inventories

Inventory is reported at the lower of cost (using the first-in, first-out and weighted-average methods) or net realizable value. Net realizable value adjustments for slow-moving and obsolete inventories are provided based on current assessments about future product demand and production requirements.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of customer invoicing and payments received. The Company’s contract assets include unbilled amounts, reflecting revenue recognized for performance obligations satisfied in advance of customer billings which arise from sales under contracts accounted for over time when the cost-to-cost method of revenue recognition is applied. As the right to payment is not solely subject to the passage of time, these amounts are classified as contract assets and are generally presented as current, as they are expected to be billed and collected within 12 months. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional. Contract assets do not exceed their net realizable value.

The Company’s contract liabilities consist primarily of advance billings and payments received in excess of revenue recognized. We receive payments from customers based on the terms established in our contracts. Contract liabilities decrease as we recognize revenue from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon when we expect to recognize such revenue.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Depreciation is computed primarily on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are as follows: buildings from 15 to 40 years; leasehold improvements, the shorter of the lease term or the estimated useful life from one to 20 years; and machinery, equipment and furniture and fixtures from one to 15 years. At the time of retirement or disposal, the acquisition cost of the asset and related accumulated depreciation are eliminated, and any gain or loss is credited to or charged against operations. Maintenance and repairs are expensed as incurred; costs of major additions and betterments are capitalized.

Leases

The Company evaluates whether a contract contains a lease at the inception of such contract. Specifically, the Company considers whether it controls the underlying asset and has the right to obtain substantially all the economic benefits or outputs of the asset. At lease commencement, the Company records a lease liability and corresponding right-of-use (“ROU”) asset. Options to extend or terminate the lease are included as part of the ROU asset and lease liability when it is reasonably certain the Company will exercise the option.

Lease liabilities are recognized at commencement based on the present value of the unpaid lease payments over the lease term. The initial measurement of the ROU asset is equal to the total of the initial measurement of the lease liability, incremental costs to

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

obtain the lease and prepaid lease payments, less any lease incentives received. The Company uses the discount rate implicit in a lease contract, if available. As most of the Company’s leases do not provide an implicit rate, the present value of the lease liability is determined using the Company’s incremental borrowing rate at lease commencement based on information available, including relevant industry rates.

Amortization of these ROU assets is included within either Cost of revenue or Selling, general and administrative expenses in the Combined Statements of Operations depending on the nature of the expense. Variable lease payments are recognized as lease expense in the period in which the obligation for those payments is incurred.

The Company elected to combine lease and non-lease components for its real estate leases. Non-lease components are generally services that the lessor performs for the Company associated with the leased asset. For leases with an initial term of twelve months or less, an ROU asset and lease liability are not recognized and lease expense is recognized on a straight-line basis over the lease term. The Company tests ROU assets whenever events or changes in circumstance indicate that the asset may be impaired.

Finite-Lived Intangible Assets

Intangible assets primarily represent acquired intangible assets including customer relationships, developed technology, trademarks, and patents. The Company amortizes finite-lived intangible assets on a straight-line basis over their estimated useful life, ranging from 5 to 30 years. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets. If there is a change to the estimated useful life assumption for any asset, the remaining unamortized balance is amortized prospectively over the revised estimated useful life.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset or asset group to the carrying value of the asset or asset group. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There were no impairments of long-lived assets for the periods presented.

Business Combinations

The Company accounts for business combinations under ASC 805 using the acquisition method of accounting to allocate costs of acquired businesses to the identifiable assets acquired (including intangible assets) and liabilities assumed based on their estimated fair values at the dates of acquisition. The total purchase consideration is generally measured as the fair value of the cash or non-cash assets transferred and equity instruments issued at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration is in excess of the fair value of the identifiable assets acquired net of liabilities assumed. The valuations of the assets acquired and liabilities assumed will impact future operating results. Determining the fair value of assets acquired and liabilities assumed requires judgment and often involves the use of estimates and assumptions which may be significant, including assumptions with respect to future cash inflows and outflows, revenue growth rates and EBITDA margins, discount rates, and market multiples, among other items. We determine the fair values of assets acquired and liabilities assumed generally in consultation with third-party valuation advisors.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Fair value adjustments to the Company’s assets and liabilities are recognized and the results of operations of the acquired business are included in our combined financial statements from the effective date of the merger or acquisition. Costs incurred by the Company that are directly attributable to the acquisition are expensed within Selling, general and administrative expenses in the Combined Statements of Operations.

Goodwill and Other Intangible Assets

The Company does not amortize goodwill or intangible assets that are deemed to have indefinite useful lives. The Company reviews these assets at least annually for impairment, on the first day of the fourth quarter. Additionally, these assets are also reviewed for possible impairment whenever changes in circumstances indicate that the fair value of a reporting unit is more likely than not below its carrying value.

The Company first assesses qualitative factors to determine whether events and circumstances indicate that it is necessary to perform a quantitative impairment test. In the quantitative impairment test, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Fair value of the reporting unit is determined using an income or market approach based on estimates of cash flows for each reporting unit, with those cash flows discounted to present value using rates commensurate with the risks associated with those cash flows. No impairment charge was recorded for the periods presented.

Debt

Debt is classified as current or noncurrent based on the maturity of the Company’s financing arrangements. Long-term debt balances are reported net of debt issuance costs, which represent legal and other direct costs related to the Company’s debt. Debt issuance costs on the Company’s term loans are amortized to interest expense using the effective interest method through maturity date of the instrument. Debt issuance costs associated with the Company’s revolving credit facilities and delayed draw term loans are classified as an asset within Other assets on the Combined Balance Sheets, and are amortized to interest expense ratably over the contractual term of the underlying instrument.

Fair Value Measurements and Financial Instruments

The Company measures certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and a fair value hierarchy based on the observability of inputs. The fair value hierarchy is as follows: Level 1 – Quoted prices for identical assets or liabilities in active markets; Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be derived from or corroborated by observable market data or by correlation or other means; and Level 3 – Significant unobservable inputs that reflect the Company’s best estimate of fair value from the perspective of a market participant.

The Company’s financial instruments that are not remeasured at fair value include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and debt. The carrying values of these financial instruments materially approximate their fair values.

Interest Rate Hedges

The Company uses interest rate hedging instruments (caps or collars) to limit exposure to variability in cash flows on certain floating-rate debt instruments should interest rates rise above a certain level. Interest rate hedges have been designated by the Company as an economic hedge rather than an accounting hedge. Interest rate hedges are recognized at fair value every reporting

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

period and the current portion of the interest rate hedges is included within Prepaid expenses and other current assets or Accrued expenses and other current liabilities and the non-current portion of interest rate hedges is included within Other assets or Other long-term liabilities on the Combined Balance Sheets. The changes in the fair value of the interest rate hedges are reported as a component of Interest expense, net in the Combined Statements of Operations. Fair value of the interest rate hedges is calculated using Level 2 inputs. See “Note 11. Debt” for further information.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The carrying amounts of these items, as well as trade accounts payable, approximate fair value due to the short-term maturity of these instruments.

The Company maintains its cash in bank accounts that, at times, exceeds federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk regarding cash. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers composing the Company’s customer base. As of December 31, 2025 and 2024, no individual customer accounted for more than 10% of accounts receivable. For the years ended December 31, 2025, 2024, and 2023, no individual customer accounted for more than 10% of revenue.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company elected to account for the tax effects of the global intangible low tax income provision as a current period expense. In addition, the Company releases the income tax effects of items recorded in accumulated other comprehensive income (“AOCI”) using the aggregate portfolio approach.

The Company has prepared the combined tax provision within the combined financial statements based on the individual tax attributes of Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. and certain of their respective wholly-owned subsidiaries, the Arxis Businesses, each individually based on their current filing status. For the preparation of the income tax provision for Ovation TopCo, L.P. entities included in the combined financial statements, we used the separate return approach under the asset and liability method.

The Company records a benefit for uncertain tax positions in the financial statements only when it determines it is more likely than not that such a position will be sustained upon examination by taxing authorities based on the technical merits of the position. Unrecognized tax benefits represent the difference between the position taken in the tax return and the benefit reflected in the financial statements.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), including certain receivables due from related parties, where recourse exists to the equity interests of the executive.

Equity-classified awards are measured at grant date fair value and are not subsequently remeasured. Compensation cost for equity-classified awards is recognized over the requisite service period for time-based awards and when the applicable performance condition is considered probable of achievement for performance-based awards.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Liability-classified awards are initially measured at fair value on the grant date and subsequently remeasured at fair value at each reporting date until settlement. Compensation cost for liability-classified performance-based awards is recognized when the applicable performance condition is considered probable of achievement, for awards that are probable to vest. When the performance condition is event based, the Company generally does not determine the performance condition is probable until such event occurs. Once vested, changes in fair value are recognized immediately in compensation expense until settlement.

The fair value of each award is estimated on the date of grant using an Option Pricing Methodology (“OPM”), under a risk neutral framework. Liability-classified awards are remeasured at fair value at each reporting date using the same valuation methodology. A number of assumptions are used to determine the fair value of awards granted. These include expected term, dividend yield, volatility of the awards and the risk-free interest rate. The Company has classified share-based compensation within Selling, general and administrative expenses to correspond with the classification of employees that receive awards. Award forfeitures are accounted for as incurred at the time of the forfeiture.

See “Note 16. Members’ Equity” for further information.

Employee Benefit Plans

The Company accounts for its defined benefit pension plan and supplemental retirement plan by recognizing the overfunded or underfunded status of the plan, calculated as the difference between the plan assets and the projected benefit obligation, as an asset or liability on the balance sheet, with changes in the funded status recognized in comprehensive income (loss) in the year in which they occur. Vested benefit obligations are determined based on the present value of vested benefits to which an employee is currently entitled based on his or her expected date of separation or retirement.

Expenses and liabilities associated with the plan are determined based upon actuarial valuations. Integral to the actuarial valuations are a variety of assumptions including expected return on plan assets and discount rate. The Company regularly reviews these assumptions, which are updated as of the December 31 measurement date. Differences between actual results and assumptions are recognized in other comprehensive income (loss) and subsequently recognized in earnings over the future or remaining service period, as applicable, which impacts pension expense in future periods.

Certain of the Company’s defined benefit plans, including those assumed in the Arxis Businesses Transaction, are non-contributory and frozen, and therefore no additional service costs are incurred for those plans. Other defined benefit plans maintained by the Company’s operating subsidiaries continue to accrue benefits for eligible participants in accordance with the respective plan provisions.

Loss Contingencies

The Company is subject to environmental regulation by federal, state, and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. When the Company becomes aware of environmental risk, it performs a site study to ascertain the potential magnitude of contamination and the estimated cost of investigation and remediation. The Company is also subject to various legal proceedings that arise in the ordinary course of business, including product liability matters and commercial commitments primarily relating to the guarantee of future performance on certain contracts. Environmental costs, product liability matters, and commercial commitments are accrued when it is probable that a liability has been incurred, and the amount can be reasonably estimated. If there is any change in the cost and/or timing of investigation and the remediation, the accrual is adjusted accordingly.

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

See “Note 14. Commitments and Contingencies” for further information.

Foreign Currency Translation

The Company has certain operations outside the United States that prepare financial statements in currencies other than the U.S. dollar. For these operations, results of operations and cash flows are translated using the average exchange rate throughout the period. Assets and liabilities are generally translated using end of period rates. The gains and losses associated with these translation adjustments are included as a component of Members’ equity.

Gains and losses resulting from foreign currency transactions are included within Other income, net in the Combined Statements of Operations.

Recently Adopted Accounting Pronouncements

In March 2024, the FASB issued ASU 2024-01, “Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards”, which clarifies how an entity determines whether a profits interest or similar award is within the scope of ASC 718. It applies to all entities that account for profit interest awards as compensation to employees or non-employees in return for goods or services. The amendments in this update are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Company adopted this standard in 2025 on a prospective basis, and the adoption of this accounting pronouncement did not have a material impact on the combined financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), to enhance the transparency and decision usefulness of income tax disclosures primarily related to the tax rate reconciliation and income taxes paid information. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. The Company adopted this standard in 2025 on a prospective basis, and updated its income tax note. The adoption of this accounting pronouncement did not have a material impact on the combined financial position or results of operations. See “Note 15. Income Taxes” for further information.

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”), an explanation of how the CODM uses the reported measure of segment profit or loss in assessing segment performance and deciding how to allocate resources, and disclosure of significant expenses regularly provided to the CODM that are included within the reported measure of segment profit or loss. The amendments of ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this standard retrospectively to all prior periods presented in the combined financial statements.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”, which clarifies the guidance in ASC 820, “Fair Value Measurement”, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with ASC 820. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company adopted this standard in 2024 on a prospective basis, and the adoption of this accounting pronouncement did not have a material impact on the combined financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. ASU 2021-08 is

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this standard in 2023 on a prospective basis and the adoption of this accounting pronouncement did not have a material effect on the combined financial statements.

Recent Accounting Pronouncements Yet to be Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement (Topic 220): Disaggregation of Income Statement Expenses”, which requires additional disclosures of certain amounts included in the expense captions presented on a company’s income statement as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

Note 3. Business Combinations

Oldham Seals Group Limited

On June 27, 2025, the Company acquired 100% equity interest in Oldham Seals Group Limited (“Oldham”), a Chichester, England based company that designs and manufactures highly engineered elastomeric and polymer products for the naval and civilian shipping industry, oil and gas and traction industries. The total consideration comprised $115,099 of cash and $331 of deferred consideration. The acquisition was funded by proceeds of $92,000 from the Company’s 2025 Revolver (as defined below in “Note 11. Debt”) and cash on hand.

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$10,690
Accounts receivable	1,979
Inventories	2,064
Prepaid expenses and other current assets	524
Property, plant and equipment	4,842
Operating lease right-of-use assets	2,005
Intangible assets	54,532
Goodwill	58,586
Total assets acquired	135,222
Accounts payable	1,651
Operating lease liabilities, current	442
Accrued expenses and other current liabilities	1,308
Operating lease liabilities, noncurrent	1,467
Deferred tax liabilities	14,924
Total liabilities assumed	19,792
Net assets and liabilities	$115,430

The Company recognized goodwill for the excess of the purchase price over the fair value of net assets acquired. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Oldham. Goodwill is not deductible for tax purposes.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Transaction expenses paid by the Company in connection with the above acquisition amounted to $2,146 for the year ended December 31, 2025, and are included within Selling, general and administrative expenses in the Combined Statements of Operations.

Spira Manufacturing Corporation

On January 8, 2025, the Company acquired 100% equity interest in Spira Manufacturing Corporation (“Spira”), which specializes in custom manufacturing of electromagnetic interference and radio-frequency interference shielding gaskets and products. The total consideration comprised $49,916 of cash and $551 of deferred consideration. The acquisition was funded by $42,000 of proceeds from the issuance of debt from the Company’s Credit Facility 1.0 and cash on hand.

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$1,205
Accounts receivable	1,332
Inventories	2,854
Property, plant and equipment	2,635
Operating lease right-of-use assets	3,098
Intangible assets	21,700
Goodwill	27,933
Total assets acquired	60,757
Accounts payable	146
Contract liabilities	1,083
Operating lease liabilities, current	460
Accrued expenses and other current liabilities	305
Operating lease liabilities, noncurrent	2,638
Deferred tax liabilities	5,658
Total liabilities assumed	10,290
Net assets and liabilities	$50,467

The Company recognized goodwill for the excess of the purchase price over the fair value of net assets acquired. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Spira. Goodwill is not deductible for tax purposes.

Transaction expenses paid by the Company in connection with the above acquisition amounted to $1,003 for the year ended December 31, 2025, and are included within Selling, general and administrative expenses in the Combined Statements of Operations.

Pro forma revenue and net income have not been presented for Spira and Oldham because the financial results of Spira and Oldham, individually and in the aggregate, are not material to the combined financial statements in any period presented.

Arxis Businesses Transaction

On September 30, 2024, the equity interests of Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P., were contributed to a newly-formed limited partnership series-entity (the “Arxis

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Businesses Transaction”). The Arxis Businesses Transaction brought these entities under common control and resulted in a business combination within the scope of ASC 805.

Arcline Engineered Polymer Topco, L.P. and Hawkeye TopCo, L.P., which were under common control for all periods presented including prior to September 30, 2024, were determined to be the accounting acquirer group in accordance with ASC 805. The total consideration of $2,389,897 represents the amount equal to the estimated fair value of equity exchanged in the Arxis Businesses Transaction by the limited partner holders of the acquired businesses, Connector TopCo, L.P. and Ovation TopCo, L.P., as of the date of the Arxis Businesses Transaction. The acquisition date fair value of equity exchanged for the acquired businesses was determined in consultation with third-party valuation advisors based on an estimated enterprise value, using a combination of the income and market approaches, reduced by borrowings assumed. The determination of the fair value of equity exchanged required the Company to make significant estimates and assumptions related to future cash flows, discount rates, and selection of comparable companies. The total consideration does not include the amount attributable to the entities that have been excluded from Ovation TopCo, L.P. as described in “Note 2. Summary of Significant Accounting Policies.” The Company acquired cash as part of the Arxis Businesses Transaction, but there was no cash consideration exchanged as part of the Arxis Businesses Transaction.

The combined financial statements include the operations of the acquired businesses from the date of the Arxis Businesses Transaction, which is the acquisition date. The Company accounted for the acquired businesses using the acquisition method of accounting, which requires, among other things, assets acquired and liabilities assumed to be recognized at their estimated fair values as of the acquisition date.

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$46,900
Accounts receivable	139,756
Contract assets	13,837
Inventories	251,426
Prepaid expenses and other current assets	33,734
Property, plant and equipment	334,462
Intangible assets	1,797,352
Goodwill	1,778,438
Operating lease right-of-use assets	24,714
Other assets	39,730
Total assets acquired	4,460,349
Accounts payable	31,380
Contract liabilities, current	4,911
Operating lease liabilities, current	4,420
Debt, current	14,382
Accrued expenses and other current liabilities	97,253
Debt, noncurrent	1,454,776
Contract liabilities, noncurrent	2,435
Operating lease liabilities, noncurrent	19,916
Deferred tax liabilities	306,039
Other long-term liabilities	134,940
Total liabilities assumed	2,070,452

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Estimated Fair Value
Net assets and liabilities	$2,389,897

The Company recognized goodwill for the excess of the purchase price over the fair value of net assets acquired. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company. For tax purposes, the Arxis Businesses Transaction was classified as a stock acquisition, so the Company retained its tax basis in underlying assets, including tax-deductible goodwill. At the time of acquisition, there was $245,975 in carryover tax-deductible goodwill, with no new tax-deductible goodwill created as part of the transaction.

The following table presents the amounts allocated to the intangible assets identified at the acquisition date and the estimated useful lives:

	Weighted-Average Remaining Useful Lives (in years)	Estimated Fair Value
Trademarks	17	$176,500
Customer relationships	24	1,337,200
Patents and technology	17	283,652
Total intangible assets acquired		$1,797,352

The Company assumed certain debt instruments in the Arxis Businesses Transaction which were recorded on the acquisition date at their fair values and determined to equal their notional amounts. Refer to “Note 11. Debt” for further details on the debt assumed and subsequently extinguished in 2025.

Pro forma financial information (unaudited)

The following unaudited pro forma financial information summarizes the Combined Results of Operations of the Company, and both Connector TopCo, L.P. and Ovation TopCo, L.P., as if each had been acquired as of January 1, 2023:

	Year Ended December 31,
	2024	2023
Revenue	$1,389,563	$1,237,918
Net loss	$(196,078)	$(222,281)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of operations to reflect certain business combination effects, including the amortization of the acquired intangibles, depreciation of acquired property, plant and equipment, interest expense, share-based compensation expense, and other purchase accounting impacts as though the Arxis Businesses Transaction occurred as of January 1, 2023. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisition been effective January 1, 2023, nor are they intended to be indicative of results that may occur in the future.

RMB Products, Inc.

On August 28, 2024, the Company acquired 100% equity interest in RMB Products, Inc. (“RMB”) in order to enhance its capabilities in advanced polymer solutions. RMB specializes in custom manufacturing and engineered polymers for the aerospace, chemical processing, semiconductor, and biopharmaceutical industries. The total consideration transferred was

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

$48,618. The acquisition was funded by the proceeds of a $50,000 term loan from the Credit Facility 1.0, net of deferred financing costs of $998.

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$1,416
Accounts receivable	3,292
Inventories	5,725
Prepaid expenses and other current assets	2,632
Property, plant and equipment	5,738
Intangible assets	17,700
Goodwill	28,871
Operating lease right-of-use assets	5,991
Total assets acquired	71,365
Accrued expenses and other current liabilities	11,865
Operating lease liabilities, noncurrent	5,726
Deferred tax liabilities	5,156
Total liabilities assumed	22,747
Net assets and liabilities	$48,618

The Company recognized goodwill for the excess of the purchase price over the fair value of net assets acquired. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and RMB. Goodwill is not deductible for tax purposes.

Transaction expenses paid by the Company in connection with the above acquisition amounted to $1,105 for the year ended December 31, 2024, and are included within Selling, general and administrative expenses in the Combined Statements of Operations.

Pro forma revenue and net income have not been presented because the financial results of RMB are not material to these combined financial statements in any period presented.

M-Wave Design Corporation

On May 9, 2024, the Company acquired 100% equity interest in M-Wave Design Corporation (“M-Wave”) in order to expand its product offering to customers. M-Wave specializes in designing and manufacturing RF and microwave components, including isolators, circulators, adaptors, and terminations, for applications in aerospace, defense, and specialized industrials. The total consideration of $12,358 was comprised of $7,508 of cash, $4,000 of rollover equity and $850 of contingent consideration.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values as of the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$1,202
Accounts receivable	672
Inventories	423
Property, plant and equipment	56
Intangible assets	9,400
Goodwill	1,675
Total assets acquired	13,428
Accounts payable	101
Accrued expenses and other current liabilities	38
Contract liabilities	931
Total liabilities assumed	1,070
Net assets and liabilities	$12,358

The contingent consideration is a cash-based arrangement and requires the Company to pay the former owners a specific amount for each of two measurement periods based on adjusted EBITDA targets. The potential undiscounted amount of future payments that the Company could be required to make under the contingent consideration arrangement is between $0 and $5,000. The fair value of the contingent consideration arrangement of $850 was estimated using internal forecasts to determine the most likely outcome. Contingent consideration outstanding during the periods presented is recorded at fair value based on unobservable inputs and is considered a Level 3 liability.

The Company had contingent consideration related to the M-Wave acquisition of $2,600 and $850 included in Accrued expenses and other current liabilities on the Combined Balance Sheets as of December 31, 2025 and 2024, respectively. The Company recognized goodwill for the excess of the purchase price over the fair value of net assets acquired. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and M-Wave. Goodwill recognized is deductible for tax purposes.

Transaction expenses paid by the Company in connection with the above acquisition amounted to $376 for the year ended December 31, 2024, and are included within Selling, general and administrative expenses in the Combined Statements of Operations.

Pro forma revenue and net income have not been presented because the financial results of M-Wave are not material to the combined financial statements in any period presented.

Note 4. Revenue

The Company disaggregates revenue based on the method of measuring satisfaction of the performance obligation either at a point in time or over time. Additionally, the Company disaggregates revenue based on the end market where products and services are transferred to the customer. The Company’s principal operating segments and related revenue are discussed in “Note 5. Segment Information.”

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Disaggregation of Revenue

Disaggregated revenue satisfied at a point in time and over time was as follows:

	Year Ended December 31,
	2025	2024	2023
Electronic Components
Satisfied at a point in time .	$481,570	$210,512	$113,741
Satisfied over time	223,427	150,003	116,101
Mechanical Components
Satisfied at a point in time .	731,444	314,895	160,589
Satisfied over time	154,579	67,582	34,064
Total revenue	$1,591,020	$742,992	$424,495

Disaggregated revenue by end market was as follows:

	Year Ended December 31,
	2025	2024	2023
Electronic Components
Defense and Space .	$485,661	$267,604	$166,940
Commercial Aerospace	11,867	4,486	3,143
Industrial Technology	207,469	88,425	59,759
Mechanical Components
Defense and Space .	256,566	130,547	79,291
Commercial Aerospace	355,744	135,730	46,563
Industrial Technology	273,713	116,200	68,799
Total revenue	$1,591,020	$742,992	$424,495

Revenue by Geography

Revenue from external customers by geographic area based on location of the customer was as follows:

	Year Ended December 31,
	2025	2024	2023
United States	$1,051,442	$539,618	$316,558
Europe	287,401	103,840	45,759
All other countries	252,177	99,534	62,178
Total revenue	$1,591,020	$742,992	$424,495

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Contract Balances

Contract assets and contract liabilities were as follows:

	Year Ended December 31,
	2025	2024
Contract assets, current	$67,780	$58,200
Contract liabilities, current	(30,027)	(20,716)
Contract liabilities, noncurrent	(1,414)	(2,204)
Total contract liabilities	(31,441)	(22,920)
Net contract assets	$36,339	$35,280

Contract assets increased primarily due to new contract awards and timing of work performed resulting in progress toward completion and revenue recognition. This increase was partially offset by progress billings, performance-based payments, and contractual billings that reduced previously recognized contract asset balances. Contract liabilities increased primarily as a result of advance payments received on new and existing contracts. This increase was partially offset by revenue recognized upon completion of performance obligations, including the achievement of contractual milestones and fulfillment of orders during the period. For the years ended December 31, 2025 and 2024, revenue recognized from contract liabilities at the beginning of the period was $20,677 and $15,571, respectively.

Note 5. Segment Information

The Company has two reportable segments, Electronic Components and Mechanical Components. The Company’s segment reporting structure is consistent with how the CODM reviews the business, makes investing and resource decisions, and assesses operating performance.

The Electronic Components segment provides specialized, highly engineered electronic components and interconnect solutions, including connectors, cable assemblies, microelectronic packaging, radio frequency and microwave products, power products, sensors, capacitors, and resistors.

The Mechanical Components segment designs and manufactures precision and self-lubricating bearings, seals, springs, gaskets and ducting, and shielding textiles.

The Company’s CODM is its Chief Executive Officer. The CODM evaluates the performance of the segments and allocates resources to them based on segment adjusted earnings before interest, taxes, depreciation and amortization adjusted for other non-cash or non-recurring items (“Segment Adjusted EBITDA”) that management believes are not reflective of the Company’s ongoing core operations. The CODM uses Segment Adjusted EBITDA to evaluate operating performance, review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. The Company defines Segment Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain non-core, non-operating, non-recurring, or non-cash items, including transaction and other deal related expenses, acquisition and integration costs, restructuring costs for restructuring programs, refinancing costs, and non-cash share-based compensation expenses. In addition, the CODM receives Cost of revenue, Selling, general and administrative expenses, Capital expenditures, and assets of each segment regularly to monitor cash flow and asset needs of each segment.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Information on the Company’s two reportable segments, Electronic Components and Mechanical Components, was as follows:

	Year Ended December 31, 2025
	Electronic Components	Mechanical Components	Total
Revenue	$704,997	$886,023	$1,591,020
Segment cost of revenue(1)	335,217	437,067	772,284
Segment selling, general and administrative expenses(2)	97,868	155,499	253,367
Other segment items(3)	(3,083)	(2,852)	(5,935)
Segment Adjusted EBITDA	$274,995	$296,309	$571,304

	Year Ended December 31, 2024
	Electronic Components	Mechanical Components	Total
Revenue	$360,515	$382,477	$742,992
Segment cost of revenue(1)	173,413	195,500	368,913
Segment selling, general and administrative expenses(2)	59,058	72,310	131,368
Other segment items(3)	(1,000)	(288)	(1,288)
Segment Adjusted EBITDA	$129,044	$114,955	$243,999

	Year Ended December 31, 2023
	Electronic Components	Mechanical Components	Total
Revenue	$229,842	$194,653	$424,495
Segment cost of revenue(1)	116,112	103,767	219,879
Segment selling, general and administrative expenses(2)	47,897	32,386	80,283
Other segment items(3)	(211)	(634)	(845)
Segment Adjusted EBITDA	$66,044	$59,134	$125,178

(1)
Represents cost of revenue adjusted to exclude depreciation and amortization.
(2)
Represents selling, general and administrative expenses adjusted to exclude depreciation, transaction and other deal related expenses, acquisition and integration costs, restructuring related costs and non-cash share-based compensation expense.
(3)
Represents other income and expense adjustments that are non-recurring, non-operational, or not reflective of core performance, such as loss on disposal of assets, commercial commitments or legal settlements, income from transition services agreements and non-operational pension impacts.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table provides a reconciliation of Segment Adjusted EBITDA to Net income (loss) before income taxes for the periods presented:

	Year Ended December 31,
	2025	2024	2023
Segment Adjusted EBITDA	$571,304	$243,999	$125,178
Interest expense, net	220,316	161,052	124,496
Depreciation and amortization	200,111	96,303	65,324
Acquisition and integration costs	23,313	25,788	2,900
Restructuring costs	3,772	14,108	1,402
Transaction and other deal related expenses	12,695	3,054	643
Share-based compensation expense	27,259	406	—
Refinancing costs	—	335	190
Other non-recurring adjustments	21,524	(4,047)	(447)
Net income (loss) before income taxes	$62,314	$(53,000)	$(69,330)

Total assets by reportable segment were as follows:

	December 31,
	2025	2024
Electronic Components	$3,059,230	$2,995,245
Mechanical Components	3,537,204	3,322,345
Total assets	$6,596,434	$6,317,590

Capital expenditures by reportable segment were as follows:

	Year Ended December 31,
	2025	2024	2023
Electronic Components	$11,247	$12,595	$7,035
Mechanical Components	31,178	16,294	5,467
Total capital expenditures	$42,425	$28,889	$12,502

Geographic Information

Long-lived assets consist of Property, plant and equipment, net and Operating lease right-of-use assets, net. Long-lived assets by geographic area were as follows:

	December 31,
	2025	2024
North America	$384,469	$370,825
Europe	73,343	81,223
All other	4,768	5,427
Total long-lived assets	$462,580	$457,475

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Note 6. Accounts Receivable

Accounts receivable, net consisted of the following:

	December 31,
	2025	2024
Trade receivables	$219,870	$199,869
Less: allowance for credit losses	(2,934)	(907)
Accounts receivable, net	$216,936	$198,962

Note 7. Inventories

Inventories consisted of the following:

	December 31,
	2025	2024
Raw material	$121,609	$97,793
Work-in-progress	120,333	129,762
Finished goods	73,662	74,393
Inventories	$315,604	$301,948

Note 8. Property, Plant and Equipment

Property, plant and equipment, net consisted of the following:

	December 31,
	2025	2024
Land	$63,336	$61,286
Building	109,479	101,612
Leasehold improvements	38,658	32,761
Machinery, equipment and furniture and fixtures	284,833	245,365
Construction in progress	22,321	24,961
Property, plant and equipment, gross	518,627	465,985
Less: accumulated depreciation	(120,698)	(62,166)
Property, plant and equipment, net	$397,929	$403,819

Depreciation expense was $61,174, $23,898, and $13,855 for the years ended December 31, 2025, 2024, and 2023, respectively.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Note 9. Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill by reportable segment were as follows:

	Electronic Components	Mechanical Components	Total
Beginning balance as of January 1, 2024	$444,758	$387,284	$832,042
Additions	863,094	945,890	1,808,984
Foreign currency translation	(1,905)	(9,938)	(11,843)
Ending balance as of December 31, 2024	$1,305,947	$1,323,236	$2,629,183
Additions	—	86,519	86,519
Foreign currency translation	1,664	27,985	29,649
Ending balance as of December 31, 2025	$1,307,611	$1,437,740	$2,745,351

Intangible Assets

Intangible assets consisted of the following:

	December 31, 2025
	Weighted- Average Remaining Useful Lives (in years)	Gross Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Customer lists / relationships	20	$2,107,860	$(273,349)	$1,834,511
Patents and technology	16	395,546	(42,416)	353,130
Trademarks / trade names	14	250,873	(45,435)	205,438
Total amortized intangible assets		2,754,279	(361,200)	2,393,079
Indefinite-lived intangible assets:
Trademarks / trade names		36,800	—	36,800
Total intangible assets		$2,791,079	$(361,200)	$2,429,879

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

	December 31, 2024
	Gross Amount	Accumulated Amortization	Net Book Value
Amortized intangible assets:
Customer lists / relationships	$2,036,285	$(176,093)	$1,860,192
Patents and technology	355,241	(19,559)	335,682
Trademarks / trade names	245,018	(28,271)	216,747
Total amortized intangible assets	2,636,544	(223,923)	2,412,621
Indefinite-lived intangible assets:
Developed technology	25,000	—	25,000
Trademarks / trade names	36,800	—	36,800
Total intangible assets	$2,698,344	$(223,923)	$2,474,421

Amortization expense for amortized intangible assets was $138,937, $72,405, and $51,469 for the years ended December 31, 2025, 2024, and 2023, respectively.

On October 1, 2025, the Company reclassified the indefinite-lived Developed technology asset to Patents and technology as a result of technological advancements and increased product competition that may shorten the expected long-term benefit of the underlying asset. The Company did not record an impairment associated with this determination. The asset is being amortized over twelve years.

As of December 31, 2025, estimated amortization expense for amortized intangible assets for the next five years and thereafter was as follows:

Years Ending December 31:	Amount
2026	$142,040
2027	142,002
2028	141,902
2029	141,789
2030	140,446
Thereafter	1,684,900
Total expected future amortization expense	$2,393,079

Note 10. Balance Sheet Components

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2025	2024
Prepaid expenses	$20,821	$14,079
Other current assets	36,237	28,033
Prepaid expenses and other current assets	$57,058	$42,112

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2025	2024
Accrued compensation and benefits	$79,488	$56,891
Accrued tax liabilities	17,978	15,191
Accrued interest	16,874	11,811
Accrued professional fees	12,285	3,572
Legal reserves	11,246	8,000
Customer deposits	6,559	3,764
Contingent consideration	2,600	850
Warranty and insurance reserves	2,524	3,133
Accrued restructuring charges	2,106	14,809
Loss on contract accrual	930	4,626
Environmental reserves	673	673
Related party payables	—	18,175
Current portion of finance lease obligations	95	1,127
Other	9,872	12,297
Accrued expenses and other current liabilities	$163,230	$154,919

Note 11. Debt

Debt consisted of the following:

	Maturities	Effective Interest Rates	December 31, 2025	December 31, 2024
Term Loan 1.0	2027	10.5%	$—	$475,521
Term Loan 2.0	2026	10.4%	—	373,780
Revolver 2.0	2026	10.4%	—	16,000
Delayed Draw Term Loan 2.0	2026	10.4%	—	172,179
Term Loan 3.0	2029	11.5%	—	629,641
Revolver 3.0	2028	11.5%	—	19,380
Delayed Draw Term Loan 3.0	2029	11.5%	—	6,544
Term Loan 4.0	2031	8.1%	—	812,963
Convertible Promissory Note	2026	10.0%	—	49,623
Notes Payable	2031	8.0%	836	946
2025 Term Loan	2032	6.7%	2,636,755	—
2025 DDTL	2032	6.4%	23,880	—
Total debt			2,661,471	2,556,577
Less: Unamortized deferred financing costs			(28,159)	(16,260)
Less: Current maturities			(26,853)	(25,559)
Total Debt, noncurrent			$2,606,459	$2,514,758

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table of future payments reflects the contractual annual amounts due on all outstanding debt:

Year Ending December 31,	Amount
2026	$26,853
2027	26,869
2028	26,880
2029	26,891
2030	26,904
Thereafter	2,527,074
Total expected future payments	$2,661,471

2025 Credit Agreement

On February 26, 2025, the Company entered into a credit agreement (the “2025 Credit Agreement”) with the Arxis Businesses as co-borrowers. The 2025 Credit Agreement includes a senior secured term loan of $2,650,000 with a maturity date of February 26, 2032 (the “2025 Term Loan”), a senior secured revolving credit facility with a borrowing capacity of $400,000 with a maturity date of February 26, 2030 (the “2025 Revolver”), and a delayed draw term loan with commitments of $250,000 with a maturity date of February 26, 2032 (the “2025 DDTL”). The 2025 Credit Agreement includes a $65,000 letter of credit sublimit and a $100,000 swingline sublimit. The Company capitalized debt issuance costs of $38,907 in connection with the issuance.

The proceeds from the 2025 Term Loan were used to repay all outstanding instruments under the Credit Facility 1.0, Credit Facility 2.0, Credit Facility 3.0, Credit Facility 4.0, and the convertible promissory notes, as further described below (the “2025 Refinancing”).

The instruments under the 2025 Credit Agreement bear interest at SOFR or a base rate, at the Company’s election, plus an applicable margin that varies based on the Company’s consolidated first lien net leverage ratio as follows for the 2025 Term Loan and 2025 DDTL: SOFR plus 2.75% (or Base Rate plus 1.75%) if the ratio is above 4:75:1.00, or SOFR plus 2.50% (or Base Rate plus 1.50%) if the ratio is equal to or below 4.75:1.00; and for the Revolver: SOFR plus 2.00% (or Base rate plus 1.00%) if the ratio is above 5.25:1.00, SOFR plus 1.75% (or Base Rate plus 0.75%) if equal to or below 5.25:1.00 but greater than 4.75:1.00, or SOFR plus 1.50% (or Base rate plus 0.50%) if equal to or below 4.75:1.00. Interest is payable quarterly.

The Company may draw on the 2025 DDTL until February 26, 2027. The Company is subject to a commitment fee on undrawn commitments at a rate of 1.00% per annum until February 26, 2027 (or earlier termination or funding of such commitments).

The 2025 Term Loan requires quarterly principal payments of 1% per annum of the original principal balance, with the remaining balance due at maturity. The initial principal payment was due on September 30, 2025. The 2025 DDTL requires quarterly principal payments of 1% per annum commencing the first quarter post-draw, for each tranche, with the remaining balance due at maturity.

The Company is subject to a commitment fee on the unused portion of the 2025 Revolver at a rate of 0.50% per annum, payable quarterly, which steps down to 0.375% or 0.25% per annum based on the consolidated first lien net leverage ratio.

The 2025 Credit Agreement contains customary affirmative and negative covenants, including a maximum leverage ratio, customary default provisions for the acceleration of maturity upon occurrence of certain events, and provisions for optional and mandatory prepayments of the principal prior to the maturity date.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

As of December 31, 2025, there was no outstanding balance on the 2025 Revolver and $4,966 letters of credits were utilized, resulting in an available borrowing capacity of $395,034 on the 2025 Revolver. As of December 31, 2025, the Company had borrowed $24,000 against the 2025 DDTL.

Credit Facility 1.0

During and prior to the year ended December 31, 2022, Arcline Engineered Polymer Topco, L.P. and its subsidiaries executed, and amended five times, a credit agreement. The credit agreement consists of a term loan of $426,200 term loan (“Term Loan 1.0”) and a revolving line of credit of up to $20,000 (“Revolver 1.0”, and collectively with Term Loan 1.0, the “Credit Facility 1.0”). Credit Facility 1.0 is secured by substantially all assets of Arcline Engineered Polymer Topco, L.P. and its subsidiaries.

In March 2023, amendment 6 to Credit Facility 1.0 converted the existing LIBOR Loans into Secured Overnight Financing Rate (“SOFR”) Loans.

In December 2023, amendment 7 increased Term Loan 1.0 by $17,964. This amendment extended the maturity of the Credit Facility 1.0 to December 31, 2027, increased the quarterly principal payment, and adjusted the leverage ratio covenant. In connection with this amendment, the Company capitalized $4,664 in financing costs and $265 in other third-party fees were expensed in the Combined Statements of Operations.

In August 2024, amendment 8 increased Term Loan 1.0 by $50,000 and the capacity on Revolver 1.0 was increased from $20,000 to $30,000. This amendment increased the quarterly principal payment from $1,110 to $1,235. In connection with this amendment, the Company capitalized $998 in financing costs.

Credit Facility 1.0 bears interest at SOFR rate plus a credit margin of 6.0% if the total leverage ratio is greater than or equal to 5.50:1.00; or 5.8% if the total leverage ratio is less than 5.50:1.00; or at the election of the Company, the applicable ABR rate plus, a margin of 5.0% if the total leverage ratio is greater than or equal to 5.50:1.00 or at 4.8% if less than 5.50:1.00. Term Loan 1.0 requires quarterly principal payments in the amount of $1,235 through maturity, with the remaining balance due at maturity.

As of December 31, 2024, there were no amounts drawn on Revolver 1.0 and the capacity available was $30,000.

Credit Facility 1.0 contains a restrictive covenant for a maximum leverage ratio, provisions for the acceleration of the maturity upon occurrence of certain events, and for optional and mandatory prepayments of the principal prior to the maturity date.

In February of 2025, the Company repaid the full amount outstanding under the Credit Facility 1.0. The Company recorded a loss on extinguishment of $7,884, which is included within Interest expense, net in the Combined Statements of Operations for the year ended December 31, 2025.

Credit Facility 2.0

During and prior to the year ended December 31, 2022, Hawkeye TopCo, L.P. and its subsidiaries executed a credit agreement which was subsequently amended three times. The credit agreement, as amended, matures on November 19, 2026 and consists of a $357,413 term loan (“Term Loan 2.0”), a delayed draw term loan with commitments of $220,000 (“DDTL 2.0”) and a revolving line of credit with a borrowing capacity of $30,000 (“Revolver 2.0” and, collectively with Term Loan 2.0 and DDTL 2.0, the “Credit Facility 2.0”). Credit Facility 2.0 is secured by substantially all assets of Hawkeye TopCo, L.P. and its subsidiaries and contains various financial and non-financial covenants.

In April 2023, amendment 4 to Credit Facility 2.0 converted the existing LIBOR Loans into SOFR Loans.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

In March 2024, amendment 5 increased Term Loan 2.0 to $387,413 and paid down the total outstanding notional balance and related interest on Revolver 2.0. In connection with Credit Facility 2.0 and subsequent amendments, the Company incurred lender and other third-party fees of $2,979, which were expensed in the Combined Statements of Operations.

At each interest rate reset date, the Company can elect either SOFR or ABR plus an applicable margin for each tranche of debt. The interest rate on Credit Facility 2.0 instruments were set at SOFR plus 6.35% starting in the second quarter of 2023. Prior to the second quarter of 2023, the interest rate was set at LIBOR plus 6.25%.

Term Loan 2.0 requires quarterly principal payments of 1% per annum of the original principal balance, with the remaining balance due at maturity.

As of December 31, 2024, the outstanding balance on Revolver 2.0 was $16,000 and the capacity available was $14,000. As of December 31, 2024, the outstanding balance on DDTL 2.0 was $172,179 with an available capacity of $47,821.

In February of 2025, the Company repaid the full amount outstanding under the Credit Facility 2.0. The Company recorded a loss on extinguishment of $5,832, which is included within Interest expense, net in the Combined Statements of Operations for the year ended December 31, 2025.

Credit Facility 3.0

In connection with the Arxis Businesses Transaction, the Company assumed the credit agreement of Connector TopCo, L.P. and its subsidiaries. The credit agreement, as amended, consists of a $606,000 term loan due November 2, 2029 (“Term Loan 3.0”), a delayed draw term loan with a borrowing capacity of $159,000 due November 2, 2029 (“DDTL 3.0”) and a revolving line of credit with a borrowing capacity of $95,000 due November 2, 2028 (“Revolver 3.0”, and collectively with Term Loan 3.0 and DDTL 3.0, the “Credit Facility 3.0”). Credit Facility 3.0 is secured by substantially all the assets of Connector TopCo, L.P. and its subsidiaries and contains various financial and non-financial covenants.

Term Loan 3.0 requires principal payments of 1.0% per annum of the original principal balance, with the remaining due November 2, 2029. The interest rates are 7% plus SOFR for Term Loan 3.0 and DDTL 3.0 and 3.5% plus SOFR for Revolver 3.0.

In October 2024, amendment 2 to Credit Facility 3.0 resulted in a second term loan for $57,000. In connection with the amendment, the Company repaid $22,824 on Term Loan 3.0, $263 on DDTL 3.0 and $30,000 on Revolver 3.0. The Company capitalized deferred financing costs of $2,706 related to the amendment.

As of December 31, 2024, the outstanding balance on Revolver 3.0 was $19,380 within an available capacity of $75,620. As of December 31, 2024, the outstanding balance on the DDTL 3.0 was $6,544 with an available capacity of $152,456.

In February of 2025, the Company repaid the full amount outstanding under the Credit Facility 3.0. The Company recorded a loss on extinguishment of $1,568, which is included within Interest expense, net in the Combined Statements of Operations for the year ended December 31, 2025.

Credit Facility 4.0

In connection with the Arxis Businesses Transaction, the Company assumed the credit agreement of Ovation TopCo, L.P. and its subsidiaries, which consists of a $815,000 senior secured term loan due April 19, 2031 (“Term Loan 4.0”) and a senior secured multicurrency revolving credit facility of up to $150,000 due April 19, 2029 (the “Revolver 4.0”), including a $75,000 letter of credit sublimit and a $30,000 swingline sublimit.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Term Loan 4.0 is subject to quarterly amortization payments equal to 0.25% of the original principal amount, with the remaining principal due at maturity. As of December 31, 2024, no amounts were drawn under and there were $5,400 of letters of credit outstanding, resulting in an available capacity of $144,600 on Revolver 4.0.

The interest rates under the Term Loan 4.0 and Revolver 4.0 are based on either Term SOFR or an alternative base rate, plus an applicable margin that varies based on the Company’s consolidated first lien net leverage ratio. As of December 31, 2024, the applicable margin for Term SOFR loans was 3.5% for Term Loan 4.0 and 3.0% for Revolver 4.0.

Borrowings under Credit Facility 4.0 are guaranteed by certain subsidiaries of Ovation TopCo, L.P., and certain of the Company’s domestic subsidiaries and are secured on a first-priority basis by substantially all assets of the borrowers and guarantors, subject to customary exceptions. Credit Facility 4.0 contains customary affirmative and negative covenants, including limitations on additional indebtedness, liens, restricted payments, and asset sales, as well as financial reporting obligations. Revolver 4.0 is subject to a financial covenant requiring maintenance of a consolidated first lien net leverage ratio of no more than 7.10 to 1.00 when more than 35.0% of Revolver 4.0 is drawn (excluding letters of credit cash collateralized or backstopped). Credit Facility 4.0 also provides for incremental facilities, subject to certain leverage-based and dollar-based caps and contains customary events of default provisions.

On January 1, 2025, the Company received a contribution of $385,000, which was used to repay $385,000 of term loans outstanding under Credit Facility 4.0, see “Note 18. Related Party Transactions” for further details. In February of 2025, the Company repaid the remaining amount of borrowings outstanding under the Credit Facility 4.0. The Company recorded a loss on extinguishment of $251, which is included within Interest expense, net in the Combined Statements of Operations for the year ended December 31, 2025.

Commitment Fees

The Company is subject to commitment fees, payable quarterly in arrears, on the unused portion of its revolving credit commitments and the undrawn capacity on its delayed draw term loan. Commitment fees totaled $3,017, $570, and $331 for the years ended December 31, 2025, 2024, and 2023, respectively, and are included within Interest expense, net in the Combined Statements of Operations.

Convertible Promissory Notes

In June and August 2021, Arcline Engineered Polymer Topco, L.P. and its subsidiaries entered into unsecured loan agreements, in the amount of $30,000 and $5,000, respectively. The interest rate is 10.0% per annum and is accreted at the end of each calendar month by increasing the outstanding principal by an amount equal to such interest then due and payable. Principal and interest shall be paid in full at maturity on July 25, 2026. The total outstanding loan, at any time on or before the maturity date, may be convertible into a variable number of units of Arcline Engineered Polymer Topco, L.P. at a conversion price equal to the fair market value per unit on the date of conversion. The Company evaluated this feature under ASC 815 and determined that it is clearly and closely related and therefore was not accounted for separately. As of December 31, 2024, the amount outstanding was $49,623, which includes accrued interest in the amount of $14,623.

In February of 2025, the Company repaid the full amount outstanding under the loan agreements and extinguished the convertible promissory notes. The Company did not incur fees in connection with the settlement.

See “Note 18. Related Party Transactions” for further details.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Notes Payable

The Company assumed $972 of notes payable in the Arxis Businesses Transaction that mature on September 30, 2031. As of December 31, 2025 and 2024, the amount outstanding was $836 and $946, respectively.

Interest Rate Hedges

The Company enters into various interest rate hedge agreements as economic hedges to certain of the Company’s floating rate debt agreements, described above.

In April 2025, the Company entered into interest rate collar arrangements as an economic hedge to a portion of the Company’s outstanding debt. The collars have a cap rate of 5.0% and floor rates ranging from 1.9% to 2.5%. As of December 31, 2025, the notional amount of the interest rate collars was $1,791,000. The interest rate collars terminate in December 2028.

The fair value of the interest rate collars as of December 31, 2025 was $2,474, which is included within Other long-term liabilities on the Combined Balance Sheets. For the year ended December 31, 2025, the Company recorded a loss of $2,474, due to the change in fair value of the interest rate collars, which is included within Interest expense, net in the Combined Statements of Operations.

In March 2023, the Company entered into an interest rate cap with a cap rate of 5.5%, and a notional amount of $315,000 as of December 31, 2024. The effective date of the cap was June 30, 2023 and had a termination date of June 30, 2025. In March 2023, the Company entered into a second interest rate cap with a cap rate of 5.3% SOFR, and a notional amount of $521,648 as of December 31, 2024. The agreement had a termination date of March 31, 2025. In connection with the Arxis Businesses Transaction, the Company acquired a third interest rate cap, as amended, with a cap rate of 5.0% and a notional amount of $447,683 as of December 31, 2025 and 2024. The agreement had a termination date of February 2, 2026.

The fair value of the interest rate caps as of December 31, 2025 and 2024 was $0 and $109, which is included within Prepaid expenses and other current assets on the Combined Balance Sheets. For the years ended December 31, 2025, 2024, and 2023, the Company recorded a loss of $109, $879, and $5,442, respectively, due to the change in fair value of the interest rate caps, which is included within Interest expense, net in the Combined Statements of Operations.

Note 12. Leases

The Company’s operating leases consist of rent commitments under various leases for office space, warehouses, land and buildings. The terms of most of these leases are in the range of three to ten years. The Company’s finance leases include machinery, equipment and furniture and fixtures. The terms of these leases range from three to five years. Certain of the Company’s leases include one or more options to extend the lease, for periods ranging from one year to twenty years.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Operating and finance lease balances were as follows:

		December 31,
	Classification	2025	2024
Assets
Operating lease assets	Operating lease right-of-use assets, net	$64,651	$53,656
Finance lease assets	Property, plant and equipment, net	267	1,353
Total lease assets		$64,918	$55,009
Liabilities
Current:
Operating lease liabilities	Operating lease liabilities, current	$10,584	$9,263
Finance lease liabilities	Accrued expenses and other current liabilities	95	1,127
Noncurrent:
Operating lease liabilities	Operating lease liabilities, noncurrent	53,798	43,588
Finance lease liabilities	Other long-term liabilities	242	178
Total lease liabilities		$64,719	$54,156

The components of operating and finance lease cost were as follows:

	Year Ended December 31,
	2025	2024	2023
Operating lease cost	$15,957	$9,091	$6,816
Finance lease cost:
Amortization of assets	880	397	178
Interest on lease liabilities	33	28	19
Short term and variable lease cost	1,182	715	204
Sublease revenue	(115)	(131)	—
Total lease expense	$17,937	$10,100	$7,217

The weighted-average remaining lease term and discount rates were as follows:

	December 31,
	2025	2024
Weighted-average remaining lease term (years)
Operating leases	6.2	6.2
Finance leases	4.0	1.5
Weighted-average discount rate
Operating leases	8.9%	8.5%
Finance leases	8.7%	3.9%

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Supplemental cash flow information related to leases consisted of the following:

	Year Ended December 31,
	2025	2024	2023
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$15,545	$9,414	$6,335
Operating cash flows from finance leases	33	40	19
Financing cash flows from finance leases	1,149	847	177
Non-cash lease disclosures:
Operating lease assets obtained in exchange for operating lease liabilities	21,617	9,350	1,517
Finance lease assets obtained in exchange for finance lease liabilities	130	196	132

The estimated minimum future lease payments were as follows:

Year Ending December 31,	Operating Leases	Finance Leases
2026	$15,848	$118
2027	14,583	93
2028	12,914	70
2029	12,104	52
2030	9,794	42
Thereafter	20,294	8
Total undiscounted lease obligation	85,537	383
Less: Imputed interest	(21,155)	(46)
Present value of lease obligations	$64,382	$337

Note 13. Restructuring and Severance Costs

In connection with the Arxis Businesses Transaction, the Company assumed liabilities related to restructuring efforts to increase efficiencies, improve working capital management, and focus on sustainable and consistent revenue and profit generating activities to be completed by the end of 2025. For the years ended December 31, 2025 and 2024, the Company incurred $1,475 and $13,300, respectively, related to this restructuring program.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table summarizes the accrual balances by cost type for these restructuring actions for the period:

Amount
Beginning balance as of January 1, 2024	$—
Assumed liabilities in connection with the Arxis Businesses Transaction	1,900
Provision	13,300
Cash payments	(349)
Other adjustments	(42)
Ending balance as of December 31, 2024(1)	$14,809
Provision	1,475
Cash payments	(15,056)
Other adjustments	878
Ending balance as of December 31, 2025(1)	$2,106

(1)
The total accrual balance of $2,106 and $14,809 is included within Accrued expenses and other current liabilities on the Combined Balance Sheets as of December 31, 2025 and 2024, respectively.

Note 14. Commitments and Contingencies

Asset Retirement Obligations

The Company has asset retirement obligations (“AROs”) that are conditional upon certain events. These AROs generally include the removal and disposition of non-friable asbestos. The facilities that contain non-friable asbestos are generally maintained in place, and under applicable environmental and workplace safety requirements, removal and disposal is generally required only if these materials are disturbed in connection with a major renovation, demolition, or other disposal activity, or if conditions otherwise require abatement under applicable law. The Company has not recorded a liability as of December 31, 2025, because the Company has no current plans for activities that would trigger disturbance and does not currently believe there is a reasonable basis for estimating a date or range of dates for major renovation or demolition of these facilities. In reaching this conclusion, the Company considered the historical performance of each facility and has taken into account factors such as planned maintenance, asset replacements, and upgrades, which, if conducted as in the past, can extend the physical lives of the facilities indefinitely. The Company also considered the possibility of changes in technology and risk of obsolescence in arriving at its conclusion. The Company will continue to evaluate these conditional obligations each reporting period and will record a liability when the fair value becomes reasonably estimable, including when the timing of settlement becomes reasonably estimable.

Additionally, the Company leases various properties under contracts that give the lessor the right to make the determination as to whether the lessee must return the premises to their original condition, except for normal wear and tear. The Company does not normally make substantial modifications to leased property, and many of the Company’s leases either require lessor approval of planned improvements or transfer ownership of such improvements to the lessor at the termination of the lease. Historically the Company has not incurred significant costs to return leased premises to their original condition.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Environmental Costs

In connection with the Arxis Businesses Transaction, the Company assumed certain liabilities associated with potential obligations to perform environmental remediation. The following table displays the activity and balances associated with accruals related to these environmental costs included within Accrued expenses and other current liabilities and Other long-term liabilities on the Combined Balance Sheets:

Amount
Beginning balance as of January 1, 2024	$—
Assumed liabilities in connection with the Arxis Businesses Transaction	51,679
Additions to accrual	73
Payments	—
Ending balance as of December 31, 2024	$51,752
Additions to accrual	—
Payments	(461)
Ending balance as of December 31, 2025	$51,291

Moosup

In connection with the Arxis Businesses Transaction, the Company assumed liabilities of Ovation TopCo, L.P. related to a former manufacturing facility in Moosup, Connecticut, that was sold to TD Development, LLC (“TD”) in 2014. At the time of sale, TD assumed contractual and statutory responsibility for the environmental investigation and remediation work required at this site (subject to a cost-sharing arrangement). In September 2021, TD’s principal filed for personal bankruptcy protection, and during the course of that bankruptcy proceeding, the Company has learned that neither TD nor its principal is expected to have the means to undertake the investigation, remediation and abatement of the site. The Company has filed an objection to the issuance of a discharge in the bankruptcy proceeding.

In 2024, a settlement agreement with TD and related parties was signed, which provided the Company access to its former facility to update the environmental condition assessment of the property and remaining remediation efforts required, formalize the Company’s oversight of the investigation and remediation activities with the Connecticut Department of Energy and Environmental Protection (“CDEEP”) and enable such investigation and remediation to be performed to commercial/industrial standard rather than the more stringent residential standard. Under this settlement agreement, the Company will undertake the investigation, remediation and abatement of the site, with a modest contribution from TD’s principal. The Company engaged an environmental consultant to gather the appropriate data to calculate a range for the potential environmental obligation. The environmental consultant provided an estimate of the costs that are likely to be incurred in connection with these environmental investigation and remediation activities.

As of December 31, 2025 and 2024, $45,015 and $45,272, respectively, is accrued for these environmental investigation and remediation activities in Other long-term liabilities. The aggregate undiscounted amount has been accrued because it represents the Company’s best estimate of the cost, but the timing of payments is not considered to be fixed and reliably determinable. There can be no assurance that this matter would not have an adverse impact on our business, financial condition, results of operations and/or cash flows.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Bloomfield

In connection with the Arxis Businesses Transaction, the Company assumed liabilities of Ovation TopCo, L.P. related to a 2008 purchase of the portion of the Bloomfield campus that had been leased from Naval Air Systems Command. In connection with the purchase, the Company assumed responsibility for environmental investigation and remediation at the facility as may be required under the Connecticut Transfer Act and other environmental laws and it continues the effort to define the scope of the remediation that will be required by the CDEEP. This investigation and remediation process will take many years to complete.

As of December 31, 2025 and 2024, the Company had $5,003 and $5,046, respectively, accrued for these environmental investigation and remediation activities, a portion of which is included in Accrued expenses and other current liabilities and the remaining balance is included in Other long-term liabilities. Although it is reasonably possible that additional costs will be paid in connection with the resolution of this matter, the Company is unable to estimate the amount of such additional costs, if any, at this time. The following represents estimated future payments for the undiscounted environmental investigation and remediation liability related to the Bloomfield campus as of December 31, 2025:

Year Ending December 31,	Amount
2026	$261
2027	190
2028	283
2029	459
2030	70
Thereafter	3,740
Total	$5,003

Other Matters

The Company is subject to commercial matters and legal proceedings and claims that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, the Company does not have any knowledge of any such matters that would have a material adverse effect to the combined financial statements, except as disclosed below.

Commercial Commitments

In November 2024, a manufacturing business in Jacksonville, Florida (the “Jacksonville Business”) that is not part of the Arxis Businesses, as described in “Note 1. Organization and Nature of Operations” and “Note 2. Summary of Significant Accounting Policies”, was divested to a third party. Following the divestiture, the Company remained a guarantor of certain performance obligations arising under a long-term customer contract to which the Jacksonville Business is a party, pursuant to a guarantee agreement between the Company and such customer that predates the divestiture. The term of the contract covered by the guarantee ends in December 2028 and the approximate value of the contract over the remaining term is $30,000. There is no limitation to the maximum potential future liabilities under this guarantee; however, the Company has a right to indemnification from the Jacksonville Business against such losses that may arise from any failure of the Jacksonville Business to perform under the contract. Such indemnification right includes a monetary cap of $10,000, subject to customary exceptions. The Company may also have other rights or claims, at law or in equity, in connection with any failure by the Jacksonville Business to perform under the contract.

The customer has notified the Company of concerns regarding performance of the contract by the Jacksonville Business and alleged that it has incurred damages of approximately $9,000 related to non-performance of the contract to date. The customer has requested that the Company fulfill its obligations under the guarantee.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

As a response, in January 2026, the Company commenced litigation to seek to cause the Jacksonville Business to perform the contract. Should the customer and the Jacksonville Business not resolve their dispute regarding the contract directly or should the Company be unsuccessful in causing the Jacksonville Business to perform the contract, the Company may incur a loss in respect to this matter pursuant to the guarantee. For the year ended December 31, 2025, the Company has recognized $9,000 within Selling, general and administrative expenses in the Combined Statements of Operations with respect to this matter. The Company may incur an additional loss in excess of the amount accrued, but no such loss is estimable at this time due to, among other things, the fact that the dispute raises difficult legal and factual issues and is subject to many uncertainties and complexities. Separately, as discussed above, insofar as any such amounts are asserted against the Company pursuant to the terms of the guarantee, the Company intends to exercise all of its rights and remedies against the Jacksonville Business in respect thereof, including seeking indemnification and pursuing any potential remedies. Any proceeds received will not be recognized until realization and could be in a reporting period subsequent to the period in which any loss in respect of the guarantee is probable and estimable.

K-Max Legal Contingency

In connection with the Arxis Businesses Transaction, the Company assumed liabilities of Ovation TopCo, L.P. related to a helicopter crash where the helicopter utilized the Company’s K-Max blades. The Company is named in litigation seeking damages for loss of life, loss of property and business interruption.

As of September 30, 2024, the Company recorded a $8,000 liability for the loss of life, which was included within Accrued expenses and other current liabilities on the Combined Balance Sheets as of December 31, 2024. The liability for the loss of life was fully covered by insurance. The Company reflected the receivable for insurance proceeds within Prepaid expenses and other current assets on the Combined Balance Sheets as of December 31, 2024. In addition, the Company assumed a $17,388 reserve representing the Company’s estimate of probable loss associated with the loss of property and business interruption portion of the case as of the Arxis Businesses Transaction, which was included within Other long-term liabilities as of December 31, 2025 and 2024. The Company, in coordination with insurance, estimates that a portion of the liability on the loss of property and business interruption portion of the case will fall within insurance coverage amounts. Accordingly, the Company recognized a receivable for the amount estimated to be recoverable through insurance related to the business interruption claims of $7,779, which was included within Other assets as of December 31, 2025 and 2024. As of December 31, 2025, the Company had not recorded any changes in the estimates associated with these claims.

In May 2025, settlement was reached and paid on the loss of life portion of the case. There were no adjustments made to the combined financial statements for this portion of the case as the settlement amount was equal to the previously recorded amounts and fully covered by insurance.

The remaining claims, related to loss of property and business interruption, proceeded to trial and there was a verdict awarding $22,000 to the plaintiff. Additional pre-judgment and post-judgment interest will apply. The jury found there was no design defect in the K-Max blades. The Company, along with the insurance carriers, are preparing to appeal the verdict. The Company estimates that resolution of this matter is not expected to occur within twelve months of December 31, 2025.

Other than the above matters, the Company is not involved in any pending, material legal proceedings other than routine legal proceedings occurring in the ordinary course of business.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Note 15. Income Taxes

The components of net income (loss) before income taxes were as follows:

	Year Ended December 31,
	2025	2024	2023
Domestic operations	$19,134	$(58,287)	$(78,014)
Foreign operations	43,180	5,287	8,684
Net income (loss) before income taxes	$62,314	$(53,000)	$(69,330)

The components of income tax expense (benefit) were as follows:

	Year Ended December 31,
	2025	2024	2023
Current:
Federal	$17,949	$18,210	$5,878
State	3,082	2,605	853
Foreign	15,008	5,971	1,560
Total current	36,039	26,786	8,291
Deferred:
Federal	(8,678)	(18,532)	(12,362)
State	(4,185)	(3,430)	(5,701)
Foreign	(6,851)	(2,352)	360
Total deferred	(19,714)	(24,314)	(17,703)
Income tax expense (benefit)	$16,325	$2,472	$(9,412)

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

As described in “Note 2. Summary of Significant Accounting Policies”, upon adoption of ASU 2023-09, the reconciliation of taxes at the federal statutory rate to the provision for income taxes for the year ended December 31, 2025, was as follows:

	Year Ended December 31, 2025
	Amount	Rate
U.S. Federal Statutory Tax Rate	$13,086	21.0%
State and Local Income Taxes, Net of Federal Income Tax Effect(1)	(1,016)	(1.6%)
Foreign Tax Effects
United Kingdom	946	1.5%
Canada
State and Local Income Taxes	1,243	2.0%
Other	(237)	(0.4%)
Germany
Statutory tax rate differences between Germany and United States	(742)	(1.2%)
State and Local Income Taxes	1,975	3.2%
Rate Change(2)	(4,820)	(7.7%)
Other	493	0.8%
Other Foreign Jurisdictions	51	0.1%
Effect of Cross-Border Tax Laws
U.S. impact of double taxation of foreign branches	(694)	(1.1%)
Other	(278)	(0.4%)
Tax Credits
Research and development tax credits	(1,500)	(2.4%)
Changes in Valuation Allowances	7,782	12.5%
Nontaxable or Nondeductible items
Effect of flow through entity	(2,943)	(4.7%)
Share-based compensation	5,178	8.3%
Other	(66)	(0.1%)
Other Adjustments
Revaluation of tax assets and liabilities	(2,133)	(3.4%)
Effective Tax Rate	16,325	26.2%

(1)
State taxes in California, Massachusetts, Florida, Connecticut, and New Hampshire made up the majority (greater than 50%) of the tax effect in this category.
(2)
State taxes in California, Massachusetts, Florida, Connecticut, and New Hampshire made up the majority (greater than 50%) of the tax effect in this category.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table details how income tax expense (benefit) differs from that computed at the federal statutory corporate tax rate, prior to adoption of ASU 2023-09, for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Income tax at federal statutory rate	$(11,089)	$(14,559)
Increases (decreases) in tax resulting from:
Foreign rate differential	2,069	96
Global intangible low-taxed income (“GILTI”)	1,950	1,685
State, net of federal benefit	(2,703)	(5,026)
Effect of flow-through entity	(238)	2,707
U.S. impact of double taxation on foreign branches	549	—
Foreign tax credit	(2,407)	(854)
Other	50	896
Change in federal valuation allowance	14,291	5,643
Income tax expense (benefit)	$2,472	$(9,412)

The effective tax rate for the years ended December 31, 2024 and 2023, was (4.7%) and 13.6%, respectively.

As described in “Note 2. Summary of Significant Accounting Policies”, upon adoption of ASU 2023-09, cash paid for income taxes, net of refunds, during the year ended December 31, 2025, was as follows:

Year Ended December 31, 2025
Federal	$30,815
States	7,936
United Kingdom	3,881
Canada	3,725
Other Countries	1,023
Total cash paid for income taxes, net of refunds	$47,380

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities were as follows:

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss	$17,450	$15,170
Disallowed interest	116,559	97,593
Operating lease liabilities	14,029	12,263
Capitalized research and experimental cost	4,540	13,019
Deferred employee benefits	20,373	25,578
Inventories	15,154	17,719
Environmental obligation	13,428	13,773
U.S. branch foreign tax credit	6,814	6,441
Other assets	14,430	14,123
Total deferred tax assets	222,777	215,679
Deferred tax liabilities:
Property, plant and equipment, net	(46,521)	(38,735)
Operating lease right-of-use assets, net	(14,483)	(12,572)
Intangible assets	(481,629)	(486,611)
Goodwill	(26,029)	(16,108)
Other liabilities	(2,150)	(1,019)
Total deferred tax liabilities	(570,812)	(555,045)
Valuation allowance	(36,051)	(27,388)
Net deferred tax liability	$(384,086)	$(366,754)

As of December 31, 2025 and 2024, the Company had foreign tax loss carryforwards (tax effected) of $489 and $2,121, federal and state tax loss carryforwards (tax effected) of $16,961 and $13,049 and federal and state credit carryforwards of $7,902 and $5,710, respectively. The federal loss carryforward can be carried forward indefinitely. The state loss and credit carryforwards will expire between 2026 and 2046. As of December 31, 2025 and 2024, the Company had disallowed interest (tax effected) of $116,559 and $97,593, respectively, with no expiration period. Utilization of the Company’s net operating loss, disallowed interest, and tax credit carryforwards may be subject to annual limitations due to the ownership change provisions provided by the Internal Revenue Code and similar state provisions. Such annual limitations could result in the expiration of state net operating loss and tax credit carryforwards before their utilization. The events that may cause ownership changes include, but are not limited to, a cumulative stock ownership change of greater than 50% over a three year period.

In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, reversal of existing temporary differences, and forecasts of future taxable income. A valuation allowance is required to be established unless management determines it is more likely than not that the Company will ultimately utilize the tax benefit associated with a deferred tax asset. As of December 31, 2025 and 2024, the Company had federal and state valuation allowances of $35,783 and $27,243 and foreign valuation allowances of $268 and $145, respectively. There is no change to the Company’s prior year valuation allowance position. In 2025, the Company recognized a net increase of $8,663, primarily due to increases in the deferred tax asset and related valuation allowance associated with disallowed interest and foreign tax credit. In 2024, the Company recognized an increase related to the 2024 activity and valuation allowance added as part of the Arxis Businesses Transaction.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Given current earnings and anticipated reorganization in the future, the Company believes that there is a reasonable possibility that within the next twelve months, sufficient sources of income may become available to allow the Company to reach a conclusion that a portion of the valuation allowance will no longer be needed. Release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded.

Management intends to continue to permanently reinvest any future foreign earnings in its foreign subsidiaries. The Company has not recognized a deferred tax liability for these unremitted earnings and related translation adjustments. Because such earnings have previously been subject to the one time transition tax on foreign earnings required by the 2017 Act or the GILTI tax, the amount of outside basis difference in our foreign subsidiaries is not material.

The Company records a benefit for uncertain tax positions in the combined financial statements only when it determines it is more likely than not that such position will be sustained upon examination by taxing authorities. Unrecognized tax benefits represent the difference between the position taken and the benefit reflected in the combined financial statements.

The change in the liability is explained as follows:

Amount
Beginning balance as of January 1, 2024	$—
Additions for prior year tax positions in connection with the Arxis Businesses Transaction	2,267
Lapse of statute of limitations	(533)
Ending balance as of December 31, 2024(1)	$1,734
Additions	60
Lapse of statute of limitations	(467)
Ending balance as of December 31, 2025(1)	$1,327

(1)
Including interest and penalties of $396 and $533 for the years ended December 31, 2025 and 2024, respectively.

Included in unrecognized tax benefits as of December 31, 2025 and 2024, were items approximating $1,327 and $1,734, respectively, that, if recognized, would favorably affect the Company’s effective tax rate in future periods. The Company files tax returns in numerous U.S. and foreign jurisdictions. The major jurisdictions where the Company is subject to potential examination include the U.S. and the U.S. state jurisdictions. U.S. and major state returns are generally open for examination for the 2021 tax year and onward. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward. Accordingly, tax years 2016 through 2020 for Arcline Engineered Polymer Topco, L.P. remain open for examination with respect to NOL carryforwards used in the 2022 tax return.

During the years ended December 31, 2025, 2024, and 2023, $(73), $115, and $0, respectively, of interest and penalties were recognized as a component of Income tax expense (benefit) in the Combined Statements of Operations. It is the Company’s policy to record interest and penalties on unrecognized tax benefits as income taxes. The Company does not anticipate any significant increases or decreases to unrecognized tax benefits during the next twelve months.

Note 16. Members’ Equity

As of December 31, 2025 and 2024, the Company’s outstanding units consist of Class A-1 Units and Class A-2 Units (collectively, “Class A Units”), Class B Units (incentive units), and Growth Participation Units and Value Creation Bonus Units (equivalent Class B Units) of Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. Class A Units are considered preferred units and have one vote per unit. In the event of distributions,

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

liquidation, dissolution or winding up of the Company, the holders of Class A Units have preference to any distribution over the holders of any other units whereby the Class A Unit holders are entitled to receive an amount equal to their original investments.

As of December 31, 2025 and 2024, there were 270,876,675 and 270,377,934 Class A Units outstanding, respectively.

The Company has authorized 30,082,753 Class B Units for issuance under its share-based arrangements, as defined below. As of December 31, 2025 and 2024, 23,726,763 and 20,836,039 Class B Units, respectively, have been awarded under the Company’s share-based arrangements.

Share-Based Arrangements

Management Equity Plans

Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. established Management Equity Plans (the “ME Plans”) under which the Board of Directors of each entity’s plan had the authority to grant Management Incentive Units (“MIUs”). The ME Plans were established to provide the participants incentive compensation via an equity award of Class B Units. The awards are intended to be “profits interests” under IRS regulations.

Once vested, each MIU provides the holder with a right to share in the distribution preferences of the Company once the Class A Unit holders have received cumulative distributions greater than a predetermined participation threshold. Certain MIUs are subject to time vesting, ratably over a defined term (the “time-based vesting MIUs”). The remaining MIUs vest only upon the occurrence of a liquidity event and the Company’s investors realizing a return based upon a multiple of their original investment (the “performance-based vesting MIUs”). For these MIUs, in order to be eligible for distributions both time and performance vesting conditions must be met.

The MIUs have been accounted for as an equity award under ASC 718. Compensation cost is recognized over the service condition period for the time-vesting tranche or when it is probable that the performance conditions will be met for the performance-vesting tranche.

The following table summarizes the MIU activity:

	Units	Weighted- average grant date fair value
Unvested MIUs outstanding as of December 31, 2024	11,954,575	$2.20
Granted	3,049,909	15.45
Vested	(2,138,122)	4.23
Forfeited	(1,035,494)	2.84
Unvested MIUs outstanding as of December 31, 2025	11,830,868	$5.19

The weighted average grant date fair value of MIUs granted during the years ended December 31, 2024 and 2023, was $2.09 and $2.40, respectively. The total fair value of MIUs vested during the years ended December 31, 2025, 2024, and 2023, was $9,045, $3,030, and $1,137, respectively.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The range of key assumptions used in the determination of the grant date fair value for the MIUs issued were as follows:

Year Ended December 31,
	2025	2024	2023
Expected annual dividend	—	—	—
Expected volatility rate	30.0% - 33.0%	25.8% - 55.0%	26.0% - 50.0%
Risk-free rate of return	3.6% - 4.0%	2.7% - 4.7%	4.1% - 4.9%
Expected term (years)	0.3 - 1.2	2.0 - 5.0	2.0 - 5.0
Discount for lack of marketability	4.0% - 8.0%	27.4% - 31.8%	N/A

The risk-free interest rates used are based upon U.S. treasury rates and yield curves. Expected volatility is based upon historical volatility for publicly traded companies in the same industry sector as the Company. Expected term represents the period of time that MIUs are expected to be outstanding.

On October 1, 2025, the Company modified certain equity interests previously granted to an executive upon their departure from the Company. The modified terms included changes to vesting conditions, as well as the addition of a Company call option to repurchase vested units for a fixed price of $10,000 which triggered the application of modification accounting under ASC 718 and resulted in the recognition of $9,555 of incremental compensation cost. As a result of the modification, the affected awards were reclassified from equity to liability and compensation expense and the related liability was adjusted to reflect the $10,000 fixed liability on the modification date of October 1, 2025.

As of December 31, 2025, there was approximately $20,479 of unrecognized compensation expense related to non-vested time-based vesting MIUs expected to vest, which is expected to be recognized over a weighted-average period of 1.5 years. As of December 31, 2025, there was approximately $35,414 of total unrecognized compensation expense related to non-vested performance-based vesting MIUs.

Growth Participation Plans

Arcline Engineered Polymer Topco, L.P., Hawkeye TopCo, L.P., Connector TopCo, L.P., and Ovation TopCo, L.P. established the Growth Participation Plans (the “GP Plans”) under which the Board of Directors of each had the authority to grant Growth Participation Units (“GPUs”) to employees. The GPUs expire on the earlier of the employee’s termination or the tenth anniversary of the grant date. Ten GPUs are equivalent to one Class B Unit. Each GPU provides the holder with a right to receive cash distributions upon a liquidity event once the Class A Unit holders have received cumulative distributions equal to or greater than two times their original capital contributions. The GPUs have been accounted for as a liability award under ASC 718. Compensation cost is only recognized when it is probable that the vesting conditions will be met. No compensation expense has been recognized for the years ended December 31, 2025, 2024, and 2023.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table summarizes the GPU activity:

	Units	Weighted average grant date fair value
Unvested GPUs outstanding as of December 31, 2024	36,411,500	$0.29
Granted	22,496,050	2.16
Vested	—	—
Forfeited	(4,223,000)	0.31
Unvested GPUs outstanding as of December 31, 2025	54,684,550	$1.05

The weighted average grant date fair value GPUs granted during the years ended December 31, 2024 and 2023, was $0.42 and $0.80, respectively. No GPUs vested during the years ended December 31, 2024 and 2023, respectively.

The range of key assumptions used in the determination of the grant date fair value for the GPUs issued were as follows:

	Year Ended December 31,
	2025	2024	2023
Expected annual dividend	—	—	—
Expected volatility rate	30.0% - 33.0%	25.8% - 55.0%	26.0%
Risk-free rate of return	3.6% - 4.0%	2.7% - 4.3%	4.1%
Expected term (years)	0.3 - 1.2	4.5 - 5.0	5.0
Discount for lack of marketability	4.0% - 8.0%	27.4% - 31.8%	N/A

The risk-free interest rates used are based upon U.S. Treasury rates and yield curves. Expected volatility is based upon historical volatility for publicly traded companies in the same industry sector as the Company. Expected term represents the period of time that GPUs are expected to be outstanding.

The unrecognized compensation expense related to the GPUs as of December 31, 2025 was $194,418.

Value Creation Bonus Plan

Ovation TopCo, L.P. established the Value Creation Bonus (“VCB”) Plan (the “VCB Plan”) under which the Board of Directors had the authority to grant VCB units to employees. The VCB units expire on the earlier of the employee’s termination, sale of Ovation TopCo, L.P. or the tenth anniversary of the grant date. Each VCB unit provides the holder with a right to receive cash payment upon an approved sale of Ovation TopCo, L.P. as if the employee was a Class B Unit holder. The VCB units have been accounted for as a liability award under ASC 718. Compensation cost is only recognized when it is probable that the vesting conditions will be met. No compensation expense has been recognized for the years ended December 31, 2025, 2024, or 2023.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The following table summarizes the VCB unit activity:

	Units	Weighted- average grant date fair value
Unvested VCB units outstanding as of December 31, 2024	274,473	$2.10
Granted	129,832	18.38
Vested	—	—
Forfeited	(52,086)	2.10
Unvested VCB units outstanding as of December 31, 2025	352,219	$8.10

The weighted average grant date fair value of VCB units granted during the year ended December 31, 2024 was $2.10. No VCB units vested during the year ended December 31, 2024. There were no VCB units granted prior to 2024.

For the range of key assumptions used in the determination of the grant date fair value of VCB units issued, refer to the range of key assumptions disclosed above for the MIUs and GPUs.

The unrecognized compensation expense related to the VCB units as of December 31, 2025 was $12,152.

Note 17. Employee Retirement Plans

Ovation Pension Plan

Ovation TopCo, L.P. has a non-contributory qualified defined benefit pension plan (the “Ovation Pension Plan”) that is closed to all new hires and is frozen with respect to future benefit accruals. The measurement date for this plan is December 31.

Ovation TopCo, L.P. also has a Supplemental Employees’ Retirement Plan (“SERP”), which is considered a non-qualified pension plan. The SERP provides certain key executives, whose compensation is in excess of the limitations imposed by federal law on the qualified defined benefit pension plan, with supplemental benefits based upon eligible earnings, years of service and age at retirement. The Board’s Compensation Committee and the Board have not approved any new participants to the SERP since the acquisition date, and do not intend to do so at any time in the future. The measurement date for this plan is December 31. The SERP does not have a material impact on the combined financial statements for the periods presented. The Ovation Pension Plan and the SERP were assumed in the Arxis Businesses Transaction, described in “Note 3. Business Combinations.”

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The changes in the actuarial present value of the projected benefit obligation and fair value of Ovation Pension Plan assets were as follows:

	December 31,
	2025	2024
Projected benefit obligation, beginning balance	$569,070	$607,033
Interest cost	30,255	7,373
Actuarial liability loss (gain)	8,363	(34,887)
Benefit payments	(45,221)	(10,449)
Projected benefit obligation, ending balance	$562,467	$569,070
Fair value of plan assets, beginning balance	520,617	571,163
Actual return on plan assets	54,085	(40,097)
Employer contributions	—	—
Benefit payments	(45,221)	(10,449)
Fair value of plan assets, ending balance	$529,481	$520,617
Underfunded status, ending balance	(32,986)	(48,453)
Accumulated benefit obligation	$562,467	$569,070

The liabilities related to the Ovation Pension Plan were as follows:

	December 31,
	2025	2024
Current liabilities	$—	$—
Noncurrent liabilities	(32,986)	(48,453)
Total	$(32,986)	$(48,453)

The following table presents amounts included within Members’ equity on the Combined Balance Sheets for the Ovation Pension Plan that will be recognized as components of pension cost in future periods:

	December 31,
	2025	2024
Unrecognized (gain) loss	$(1,647)	$10,717

Components of the net periodic pension cost and other comprehensive income (loss) for the Ovation Pension Plan were computed using the projected unit credit actuarial cost method and included the following components:

	Year Ended December 31,
	2025	2024
Interest cost on projected benefit obligation	$30,255	$7,373
Expected return on plan assets	(29,414)	(8,690)
Net pension benefit cost (income)	$841	$(1,317)
Change in net (gain) loss	$(12,364)	$10,717
Total recognized in other comprehensive (income) loss	(12,364)	10,717
Total recognized in net periodic (income) cost and other comprehensive (income) loss	$(11,523)	$9,400

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

There were no contributions made to the Ovation Pension Plan during the years ended December 31, 2025 and 2024 and there are no contributions expected to be made during 2026. The future benefits expected to be paid to the Ovation Pension Plan were as follows:

Year Ending December 31,	Amount
2026	$42,857
2027	43,489
2028	43,786
2029	44,033
2030	43,927
Next five years	212,116
Total expected benefit payments	$430,208

Mortality is a key assumption in developing actuarial estimates and, therefore, could significantly impact the valuation of the obligations under the qualified pension plan and SERP. The mortality data was reviewed and based on the size and demographics of the Ovation Pension Plans’ participant population; it was determined that the Pri-2012 Blue Collar mortality table projected generationally with mortality improvement scale MP-2021 was the most appropriate assumption.

The Financial Times Stock Exchange Above Median Double-A Curve was used to develop the discount rate assumption. The discount rates used in determining benefit obligations of the Ovation Pension Plan were as follows:

	December 31,
	2025	2024
Discount rate	5.4%	5.6%

The actuarial assumptions used in determining the net periodic benefit cost of the Ovation Pension Plan were as follows:

	December 31,
	2025	2024
Discount rate	5.6%	4.9%
Expected return on plan assets	5.9%	6.1%

Other

The Company utilizes a “spot rate approach” in the calculation of pension interest and service cost. The spot rate approach applies separate discount rates for each projected benefit payment in the calculation of pension interest and service cost.

Ovation Pension Plan Assets

The expected return on plan assets rate was determined based upon historical returns adjusted for estimated future market fluctuations.

The Ovation Pension Plan assets are invested in a diversified portfolio consisting of equity and fixed income securities. The investment goals for pension plan assets are to improve and/or maintain the Ovation Pension Plan’s funded status by generating long-term asset returns that exceed the rate of growth of the Ovation Pension Plan’s liabilities. The Ovation Pension Plan invests assets in a manner that seeks to (a) maximize return within reasonable and prudent levels of risk of loss of funded status; and (b) maintain sufficient liquidity to meet benefit payment obligations and other periodic cash flow requirements on a timely basis. As

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

the plan’s funded status changes, the Pension Administrative Committee (the management committee that is responsible for plan administration), will act through an immediate or gradual process, as appropriate, to reallocate assets.

Under the current investment policy, no Investment Manager may invest in investments deemed illiquid by the Investment Manager at the time of purchase, development programs, real estate, mortgages or private equities without prior written authorization from the Pension Administrative Committee. In addition, with the exception of USG securities, managers’ holdings in the securities of any one issuer, at the time of purchase, may not exceed 7.5% of the total market value of that manager’s account.

The pension plan assets are valued at fair value. The following is a description of the valuation methodologies used for the investments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Short-term Investments - This investment category consists of cash and cash equivalents and futures and options contracts. Cash and cash equivalents are comprised of investments with maturities of three months or less when purchased, including certain short-term fixed-income securities, and are classified as Level 1 investments. Futures contracts and options contracts requiring the investment managers to receive from or pay to the broker an amount of cash equal to daily fluctuations are included in short-term investments and are classified as Level 2 investments.

Corporate Stock - This investment category consists primarily of domestic common stock issued by U.S. corporations. Common shares are traded actively on exchanges and price quotes for these shares are readily available. Holdings of corporate stock are classified as Level 1 investments.

Mutual Funds - Mutual funds are traded actively on public exchanges. The share prices for these mutual funds are published at the close of each business day. Holdings of mutual funds are classified as Level 1 investments.

Common Trust Funds - Common trust funds are comprised of shares or units in commingled funds that are not publicly traded. The values of the commingled funds are not publicly quoted and must trade through a broker. For equity and fixed-income commingled funds traded through a broker, the fund administrator values the fund using the net asset value (“NAV”) per fund share, derived from the value of the underlying assets. The underlying assets in these funds (equity securities, fixed income securities and commodity-related securities) are publicly traded on exchanges and price quotes for the assets held by these funds are readily available. Holdings of common trust funds are not subject to leveling. In accordance with Topic 820, Fair Value Measurement, certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension plan assets.

Fixed Income Securities - For fixed income securities, multiple prices and price types are obtained from pricing vendors whenever possible, which enables cross-provider validations. A primary price source is identified based on asset type, class or issue for each security. The fair values of fixed income securities are based on evaluated prices that reflect observable market information, such as actual trade information of similar securities, adjusted for observable differences, and are categorized as Level 2. These securities are primarily investment grade securities.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The fair values of the Ovation Pension Plan assets as of December 31, 2025 were as follows:

	Total carrying value	Quoted price in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable input (Level 3)	Measured at NAV
Short-term investments:
Cash and cash equivalents	$8,132	$8,132	$—	$—	$—
Fixed income securities	337,161	32,084	305,077	—	—
Mutual funds	184,188	157,588	12,963	—	13,637
Total	$529,481	$197,804	$318,040	$—	$13,637

The fair values of the Ovation Pension Plan assets as of December 31, 2024 were as follows:

	Total carrying value	Quoted price in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable input (Level 3)	Measured at NAV
Short-term investments:
Cash and cash equivalents	$10,119	$10,119	$—	$—	$—
Futures contracts - assets	3,157	—	3,157	—	—
Fixed income securities	220,543	—	220,543	—	—
Mutual funds	60,021	60,021	—	—	—
Common trust funds	202,220	—	—	—	202,220
Corporate stock	24,557	24,557	—	—	—
Total	$520,617	$94,697	$223,700	$—	$202,220

Hawkeye Pension Plans

One of the Hawkeye TopCo, L.P.’s subsidiaries provides its employees with two qualified defined benefit plans (the “Hawkeye Pension Plans”) covering substantially all of the subsidiaries’ employees. The benefits are based on monthly amounts accrued upon the employee’s date of termination, the level of pension benefit in effect as such time, and the employee’s credited years of service. The funding policy is to make contributions to the trustee of the Hawkeye Pension Plans for purposes of providing pension under the Hawkeye Pension Plans as required under accepted actuarial principles to maintain the Hawkeye Pension Plans and pension funds in sound condition.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

The changes in the actuarial present value of the projected benefit obligation and fair value of the Hawkeye Pension Plan assets were as follows:

	December 31,
	2025	2024
Change in projected benefit obligations:
Projected benefit obligation at beginning of year	$9,727	$10,677
Service cost	230	213
Interest cost	454	467
Benefit payments	(766)	(779)
Actuarial loss	281	—
Effect of currency translation loss (gain)	512	(851)
Projected benefit obligation at end of year	$10,438	$9,727
Change in plan assets:
Fair value of plan assets at beginning of year	$12,543	$13,505
Actual return on plan assets	506	771
Employer contributions, net of administrative costs	148	135
Benefit payments	(766)	(779)
Effect of currency translation gain (loss)	662	(1,089)
Fair value of plan assets at end of year	13,093	12,543
Funded status at end of year	2,655	2,816
Amount recognized within Other assets on the Combined Balance Sheets	2,655	2,816
Amount recognized within Other comprehensive (loss) income on the Combined Statements of Members’ Equity	$(307)	$281

The Company’s overall investment strategy is to provide participants with the stipulated level of retirement income at a reasonable cost. The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The target allocation is to ensure assets are invested with the intent to protect pension plan assets so that such assets are preserved for the provision of benefits to participants and their beneficiaries, and such long-term growth may maximize the amounts available to provide such benefits without undue risk. The target allocation for plan assets are 50% equity securities, 25% fixed income securities, and 25% real return bonds.

As of December 31, 2025 and 2024, the Hawkeye Pension Plan assets were invested in pooled investment funds valued using net asset value (“NAV”) as a practical expedient for estimating fair value. The NAV is based on the unit value of the underlying security. The fair values of the Hawkeye Pension Plan assets by asset category were as follows:

	December 31,
	2025	2024
Equity funds	$4,227	$3,158
Fixed income funds	8,866	9,385
Total	$13,093	$12,543

Components of the net periodic pension cost and other comprehensive income (loss) for the Hawkeye Pension Plans were as follows:

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

	Year Ended December 31,
	2025	2024	2023
Net periodic pension cost:
Service cost	$230	$213	$211
Interest cost	454	467	506
Expected return on plan assets	(575)	(577)	(566)
Amortization of prior service costs	8	—	9
Amortization of loss	—	—	8
Net periodic pension cost	$117	$103	$168
Other pre-tax changes in plan asset and benefit obligations recognized in other comprehensive income (loss):
Actuarial loss (gain)	$259	$(79)	$(350)
Amortization of prior service cost	(8)	(8)	(9)
Amortization of loss	—	—	(8)
Total loss (gain) recognized in accumulated other comprehensive loss (income)	251	(87)	(367)
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$368	$16	$(199)

The weighted average assumptions used in the accounting for the Hawkeye Pension Plans were as follows:

	December 31,
	2025		2024
	Salaried Plan	Hourly Plan	Salaried Plan	Hourly Plan
Discount rate	4.85%	4.85%	4.65%	4.65%
Expected return on plan assets	5.10%	4.40%	5.05%	4.25%
Average compensation increase	2.50%	N/A	N/A	N/A

The expected return on Hawkeye Pension Plan assets is set to equal the discount rate used to measure the fair value of the plan assets. As of December 31, 2025, no plan assets are expected to be returned to the Company in the next twelve months.

The accumulated benefit obligation totaled $10,438 and $9,727 as of December 31, 2025 and 2024, respectively.

The future benefits expected to be paid to the Hawkeye Pension Plans were as follows:

Year Ending December 31,	Amount
2026	$695
2027	729
2028	777
2029	766
2030	772
Next five years	3,663
Total expected benefit payments	$7,402

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Deferred Compensation Plans

The Company maintains a non-qualified deferred compensation plan for certain of its employees. Generally, participants have the ability to defer a certain amount of their compensation, as defined in the agreement. The deferred compensation liability will be paid out either upon retirement or as requested based upon certain terms in the agreements and in accordance with Internal Revenue Code Section 409A. The Company holds investments in company-owned life insurance policies which are recorded at cash surrender value (Level 2). The investments are included in Other assets on the Combined Balance Sheets and were $32,728 and $31,068, as of December 31, 2025 and 2024, respectively. The liabilities under this plan were $2,566 and $0, which are included in Accrued expenses and other current liabilities, and $16,490 and $19,340, which are included in Other long-term liabilities on the Combined Balance Sheets, as of December 31, 2025 and 2024, respectively.

Defined Contribution Plans

The Company sponsors defined contribution plans covering substantially all eligible employees. The plans permit participants to make elective deferrals, with the Company providing matching contributions. Company contributions vary depending on the date of hire, with the majority of employees eligible for employer matching on a portion of their contributions. Employer contributions to the defined contribution plans were approximately $10,604, $4,549, and $2,262 for the years ended December 31, 2025, 2024, and 2023, respectively.

Note 18. Related Party Transactions

Consulting and Advisory Agreements

The Company has consulting and advisory agreements with Arcline. The Company pays advisory fees upon consummation of certain transactions. The agreements expire upon the mutual agreement of Arcline and the Company. For the years ended December 31, 2025, 2024, and 2023, the Company incurred $3,169, $2,161, and $1,828, respectively, and paid $3,494, $894, and $1,451, respectively, for advisory and consulting services. The costs are included within Selling, general and administrative expenses in the Combined Statements of Operations.

As of December 31, 2025 and 2024, unpaid fees related to these agreements were $580 and $1,087, respectively.

Payables and Loans due to Related Parties

As of December 31, 2024, the Company had $49,623 of loans due to affiliates of Arcline which are recorded within Debt, noncurrent on the Combined Balance Sheets. During the year ended December 31, 2025, the Company entered into loans due to affiliates of Arcline in connection with the Spira acquisition. These loans due to affiliates of Arcline were extinguished in February 2025. Refer to “Note 11. Debt” for further discussion on the loans.

As part of the Arxis Businesses Transaction, the Company assumed an outstanding note payable due to an affiliate of Arcline of $5,500, which is unsecured and due in April 2030. The notes are interest-bearing at SOFR plus 3.50% and mature in six years on April 19, 2030 with outstanding principal and interest due at that time. Refer to “Note 3. Business Combinations” for further discussion on the Arxis Businesses Transaction.

As part of the Arxis Businesses Transaction, the Company assumed an outstanding payable due to an affiliate of Arcline of $8,000. During the year ended December 31, 2024, the Company entered into additional payables with the affiliate of $15,000 and repaid $5,000. As of December 31, 2024, the outstanding payables of $18,000 are recorded in Accrued expenses and other current liabilities. These payables matured and were repaid in full during the year ended December 31, 2025.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

In March 2021, the Company entered into a note payable with an affiliate of Arcline in the amount of $5,000. This note matured and all principal and interest was paid in full in August 2023.

Receivables due from Related Parties

As part of the Arxis Businesses Transaction, the Company acquired certain notes receivable from an affiliate of Arcline of $5,000 which is included within Prepaid expenses and other current assets on the Combined Balance Sheets as of December 31, 2024. There were no outstanding amounts on these notes receivable as of December 31, 2025.

The Company has entered into notes receivable with certain executives of the Company. In April 2023, the Company entered into a note receivable for $1,000. In October 2024, the Company entered into additional notes receivable totaling $14,500. As part of the Arxis Businesses Transaction, the Company acquired additional notes receivable totaling $7,500. During the year ended December 31, 2025, the Company entered into additional notes receivable totaling $6,500. The notes are interest-bearing at the long-term applicable federal rate as of the date of issuance. The notes receivable mature in ten years from the date of issuance, or earlier under certain triggering events, with outstanding principal and interest due at that time. The notes are secured with recourse to the equity interests of the respective executive. The Company recognized $1,278 of compensation expense associated with notes receivable for the year ended December 31, 2025. The notional of the outstanding notes receivable as of December 31, 2025 and 2024 was $28,500 and $23,000, respectively, and is recorded within Members’ equity on the Combined Balance Sheets.

Leases

The Company leases certain manufacturing facilities and transportation equipment under operating leases with affiliates of Arcline. Total related party lease payments were approximately $2,593, $1,358, and $938 for the years ended December 31, 2025, 2024, and 2023, respectively.

Transition Services Agreements

As of December 31, 2025 and 2024, the Company had $4,622 and $2,009, respectively, of receivables due from affiliates of Arcline recorded within Prepaid expenses and other current assets on the Combined Balance Sheets, for services provided under transition service agreements (“TSAs”). These amounts relate to technology, finance, human resources, and payroll support and are expected to be billed and collected within twelve months. The TSAs are valid through May 2026 or upon mutual agreement to terminate. During the years ended December 31, 2025 and 2024 the Company recognized $0 and $2,835, respectively, of income related to these TSAs within Other income, net in the Combined Statements of Operations.

Other Activity

As described in “Note 2. Summary of Significant Accounting Policies”, certain entities within Ovation TopCo, L.P., are excluded from these combined financial statements. The Company reflected the settlement of ongoing activities from and to those excluded entities as a change in Members’ equity on the Combined Balance Sheets.

As described in “Note 11. Debt”, during the year ended December 31, 2025, the Company received a contribution of $385,000 from an affiliate of Arcline, the proceeds were used to repay debt outstanding under Credit Facility 4.0. In addition, the Company distributed $350,000 in cash to affiliates of Arcline during the year ended December 31, 2025. These activities are shown as a change in Members’ equity on the Combined Balance Sheets.

Arxis
Notes to Combined Financial Statements
(in thousands unless otherwise stated)

Note 19. Subsequent Events

The Company evaluated events occurring after the date of the combined financial statements to consider whether the impact of such events needs to be reflected or disclosed in the combined financial statements. Such evaluation was performed through the date the combined financial statements are available for issuance, which was March 13, 2026.

Micro-Tronics

On January 5, 2026, the Company acquired Micro-Tronics, Inc., a manufacturer of precision metal and elastomer-based components. The acquisition expands the Company’s product line into adjacent and overlapping capabilities, including metal and electrical discharge machining and elastomer products, and strengthens the Company’s ability to support key customers. Total consideration transferred was $71,608. The acquisition was funded by $25,000 of proceeds from a draw on the 2025 DDTL and cash on hand. The Company incurred $644 in acquisition costs, which were expensed as incurred.

Schedule II
Arxis
Valuation and Qualifying Accounts
For the Years Ended December 31, 2025, 2024 and 2023

	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period
Valuation allowance for deferred tax assets:
Year ended December 31, 2025	$27,388	$7,074	$1,589	$—	$36,051
Year ended December 31, 2024	5,731	12,698	8,959	—	27,388
Year ended December 31, 2023	88	5,643	—	—	5,731

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Connector TopCo, L.P.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of operations, comprehensive loss, changes in members’ equity, and cash flows for the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, the financial statements) of Connector TopCo, L.P. (the Company). In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Company and its cash flows for the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor from 2022 to 2025.

Boston, MA
November 24, 2025

Connector TopCo, L.P.
Consolidated Statements of Operations
(in thousands)

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Revenue	$251,461	$328,769
Cost of revenue	143,814	203,358
Gross profit	107,647	125,411
Selling, general and administrative expenses	35,342	52,574
Amortization of intangible assets	32,699	43,482
Operating income	39,606	29,355
Interest expense, net	63,791	84,605
Other expense, net	464	888
Net loss before income taxes	(24,649)	(56,138)
Income tax benefit	(4,817)	(11,314)
Net loss	$(19,832)	$(44,824)

See accompanying notes to the consolidated financial statements.

Connector TopCo, L.P.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Net loss	$(19,832)	$(44,824)
Other comprehensive income, net of tax:
Foreign currency translation gain	750	2,238
Other comprehensive income	750	2,238
Total comprehensive loss, net of tax	$(19,082)	$(42,586)

See accompanying notes to the consolidated financial statements.

Connector TopCo, L.P.
Consolidated Statements of Members’ Equity
(in thousands)

Members’ Equity
Balance as of January 1, 2023	$736,548
Net loss	(44,824)
Other comprehensive income	2,238
Issuance of members units	8,655
Share-based compensation expense	3,094
Balance as of December 31, 2023	$705,711
Net loss	(19,832)
Other comprehensive income	750
Notes receivable (a)	(7,636)
Share-based compensation expense	1,752
Balance as of September 29, 2024	$680,745

(a)
Refer to “Note 10. Related Party Transactions” for further information on related party arrangements.

See accompanying notes to the consolidated financial statements.

Connector TopCo, L.P.
Consolidated Statements of Cash Flows
(in thousands)

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Cash flow from operating activities:
Net loss	$(19,832)	$(44,824)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39,718	53,993
Amortization of deferred financing cost and accretion of PIK interest	3,269	4,454
Amortization of inventory fair value adjustment	—	2,761
Asset impairment charges	—	1,150
Share-based compensation expense	1,752	3,094
Interest rate cap changes in fair value	1,182	2,169
Deferred income taxes	(12,567)	(19,590)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(4,226)	(9,545)
Inventories	(1,273)	(4,793)
Prepaid expenses and other current assets	465	1,561
Accounts payable	274	2,719
Accrued expenses and other current liabilities	(2,510)	(3,239)
Contract assets and contract liabilities, net	(477)	(532)
All other assets and liabilities	40	325
Other operating activities, net	(93)	878
Net cash provided by (used in) operating activities	5,722	(9,419)
Cash flow from investing activities:
Capital expenditures	(3,560)	(4,874)
Proceeds from sale and disposal of assets and businesses, net of cash sold	46	170
Acquisition of businesses, net of cash acquired	—	(13,604)
Net cash used in investing activities	(3,514)	(18,308)
Cash flow from financing activities:
Proceeds from issuance of debt	19,000	27,700
Repayments of debt	(8,455)	(9,213)
Payments of debt financing fees	(443)	—
Issuances of related party notes receivables	(7,500)	—
Purchase of interest rate cap	—	(3,690)
Proceeds from issuance of member units	—	8,592
Net cash provided by financing activities	2,602	23,389
Effect of exchange rate changes on cash and cash equivalents	299	632
Net increase (decrease) in cash and cash equivalents	5,109	(3,706)
Cash and cash equivalents, beginning of period	13,654	17,360
Cash and cash equivalents, end of period	$18,763	$13,654
Supplemental disclosures of cash flow information:
Cash paid for taxes	$8,739	$9,542
Cash paid for interest	58,971	65,521
Supplemental schedule of non-cash investing activities:
Equity rollover in connection with acquisition of businesses	$—	$(130)

See accompanying notes to the consolidated financial statements.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Note 1. Organization and Nature of Operations

Connector TopCo, L.P., a limited partnership formed in 2022, and its wholly-owned subsidiaries (collectively, the “Company”) designs, manufactures and sells highly engineered electronic components primarily used in mission-critical applications. The Company serves diverse end markets including Defense and Space, Commercial Aerospace, and Industrial Technology, and operates highly specialized manufacturing facilities globally, with a focus on domestic manufacturing.

On September 30, 2024, the equity interests of Connector TopCo, L.P. and its affiliates Arcline Engineered Polymer Topco L.P., Hawkeye TopCo L.P., and Ovation TopCo, L.P. (together the “Arxis Businesses”), were contributed to a newly-formed limited partnership series-entity, as the legal acquirer, in a reorganization which brought the Arxis Businesses under common control (the “Arxis Businesses Transaction”). A series-entity is a business structure dividing assets and liabilities amongst the individual Arxis Businesses, under a single master fund. Each of these series are insulated from others until such point that the businesses are formally contributed which has not occurred. The Arxis Businesses Transaction changed investors’ economic interests and ownership structure, which is accounted for as a business combination within the scope of ASC 805, Business Combinations (“ASC 805”) as of September 30, 2024.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements cover the period from January 1, 2024 through September 29, 2024 and for the year ended December 31, 2023. The Company is a predecessor, as defined in applicable rules and regulations of the Securities and Exchange Commission, to the Arxis Businesses.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and reflect the Company’s accounts and operations and those of its subsidiaries in which it has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Actual results may differ from these estimates. Significant estimates and assumptions include those related to the carrying amount of property, plant and equipment, goodwill and other intangible assets, fair value of assets acquired, the allowance for credit losses, the valuation of inventories, income taxes including valuation allowances on deferred tax assets and share-based compensation.

Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances.

Revenue Recognition

The Company recognizes revenue using the five-step model prescribed in ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company generates revenue primarily from the design, manufacture, and sale of highly engineered electronic components used in mission-critical, harsh-environment applications, as well as related repair and overhaul services. Revenue is recognized from the sale of products or services when obligations under the terms of the contract are satisfied and control of promised goods or services has transferred to the customer. Control is transferred when the customer has the ability to direct the use of and obtain benefits from the goods or services. Revenue is measured at the amount of consideration the Company expects to be paid in exchange for goods or services.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

A contract exists when the parties have approved the arrangement, rights and payment terms are identified, the contract has commercial substance, and collection of consideration is probable. Performance obligations are identified based on distinct goods or services promised to the customer.

A majority of the Company’s revenue is recognized at a point in time. The Company typically sells electronic components based on a customer purchase order, which generally includes a fixed price per unit. The Company satisfies the performance obligations generally upon shipment of the goods to the customer or delivery, depending on contractual terms, as this is when control transfers to the customer.

If a contract contains multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis. Standalone selling price is determined using observable prices where available or estimated based on market conditions and internally approved pricing guidelines.

For certain contracts, revenue is recognized over time because control transfers continuously to the customer, or the products have no alternative use and contractual termination clauses entitle the Company to payment plus a reasonable profit for performance completed to date. For contracts with contractors of the U.S. Government, lien rights give the customer control over the work-in-progress as costs are incurred.

Based on our production cycle, it is generally expected that goods related to the revenue will be manufactured, shipped and billed within twelve months of the customer purchase order. Progress toward completion is generally measured using the cost-to-cost method, which best depicts the transfer of control to the customer. The Company estimates the amount of revenue attributable to a contract earned at a given point based on certain costs plus the expected profit. Costs include direct labor, materials, subcontractor costs, and other allocable expenses. Estimates of total contract costs require significant judgment due to program complexity, availability of materials and labor, and technical risks. The Company performs reviews and reflects adjustments to revenue and margin in the period changes occur. These adjustments, as well as any provisions for anticipated losses, apply only to contracts recognized over time. Provisions for anticipated losses on contracts are recorded when identified.

Revenue is recognized over time as work is performed, measured by costs incurred relative to total estimated costs, or at a point in time upon completion of service, depending on the nature of the arrangement.

Certain contracts include variable amounts such as award fees, incentive fees, penalties, or other adjustments. Variable consideration is included in the estimated transaction price when there is a basis to reasonably estimate the amount, including whether the estimate should be constrained based on determination of whether it is probable a significant reversal of revenue in a future period could occur. These estimates require judgment and consider historical performance, contractual terms, and expected outcomes.

Contract modifications are assessed to determine whether they create new, or change existing, enforceable rights and obligations. Modifications for goods or services that are not distinct are accounted for as part of the existing contract, with cumulative catch-up adjustments to revenue recorded as appropriate. Modifications for distinct goods or services are treated as separate contracts.

In the normal course of business, the Company does not accept product returns unless the items are defective as manufactured. In addition, the Company does not typically provide customers with the right to a refund. The

Company establishes provisions for estimated returns due to defective products and warranties as required. Some products are covered by a standard assurance warranty, which promises that delivered products conform to contract specifications. The warranty periods typically extend for a limited duration following transfer of control of the product. The Company does not sell extended warranties and does not provide warranties outside of fixing defects that existed at the time of sale. As such, warranties are accounted for under ASC 460, Guarantees and not as a separate performance obligation.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Customers generally have payment terms between 30 and 60 days from the satisfaction of the performance obligations. The Company’s contracts with customers generally do not include significant financing components or non-cash consideration.

The Company has elected the following practical expedients and policy elections allowable under ASC 606:

•
The Company elected to exclude from its transaction price any amounts collected from customers for all sales taxes.
•
The Company elected to account for shipping and handling activities as fulfillment costs rather than as a separate performance obligation. Shipping and handling costs incurred are included within Cost of revenue in the Consolidated Statements of Operations. Amounts billed to a customer related to shipping and handling are included within Revenue in the Consolidated Statements of Operations.
•
The Company elected to not disclose remaining performance obligations with an original expected duration of one year or less.
•
The Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs were $566 and $1,168 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively, and are recorded within Selling, general and administrative expenses in the Consolidated Statements of Operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash and liquid investments with original maturities of three months or less. The carrying amounts approximate fair value due to the high liquidity and short maturity of these instruments.

Accounts Receivable

Accounts receivable primarily consist of trade accounts receivable from third party customers. The amounts due are stated net of an allowance for credit losses. The allowance for credit losses is based on historical losses, current economic conditions, geographic considerations, and in some cases, evaluating specific customer accounts for risk of loss. All provisions for allowances for credit losses are included in Selling, general and administrative expenses in the Consolidated Statements of Opera.

Inventories

Inventory is reported at the lower of cost using the first-in, first-out or net realizable value. Net realizable value adjustments for slow-moving and obsolete inventories are provided based on current assessments about future product demand and production requirements.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Depreciation is computed primarily on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are as follows: buildings of 36 years, leasehold improvements, the shorter of the lease term or the estimated useful life from one to 8 years; and machinery, equipment and furniture and fixtures from one to 14 years. At the time of retirement or disposal, the acquisition cost of the asset and related accumulated depreciation are eliminated and any gain or loss is credited to or charged against operations. Maintenance and repairs are expensed as incurred; costs of major additions and betterments are capitalized. Depreciation expense was $7,019 and $10,511 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Leases

The Company evaluates whether a contract contains a lease at the inception of such contract. Specifically, the Company considers whether it controls the underlying asset and has the right to obtain substantially all the economic benefits or outputs of the asset. At lease commencement, the Company records a lease liability and corresponding right-of-use (“ROU”) asset. Options to extend or terminate the lease are included as part of the ROU asset and lease liability when it is reasonably certain the Company will exercise the option.

Lease liabilities are recognized at commencement based on the present value of the unpaid lease payments over the lease term. The initial measurement of the ROU asset is equal to the total of the initial measurement of the lease liability, incremental costs to obtain the lease and prepaid lease payments, less any lease incentives received. The Company uses the discount rate implicit in a lease contract, if available. As most of the Company’s leases do not provide an implicit rate, the present value of the lease liability is determined using the Company’s incremental borrowing rate at lease commencement based on information available, including relevant industry rates.

Amortization of these ROU assets is included within either Cost of revenue or Selling, general and administrative expenses in the Consolidated Statement of Operations depending on the nature of the expense. Variable lease payments are recognized as lease expense in the period in which the obligation for those payments is incurred.

The Company elected to combine lease and non-lease components for its real estate leases. Non-lease components are generally services that the lessor performs for the Company associated with the leased asset. For leases with an initial term of 12 months or less, an ROU asset and lease liability are not recognized and lease expense is recognized on a straight-line basis over the lease term. The Company tests ROU assets whenever events or changes in circumstance indicate that the asset may be impaired.

Finite-Lived Intangible Assets

Intangible assets primarily represent acquired intangible assets including customer relationships, developed technology, trademarks, and patents. The Company amortizes finite-lived intangible assets on a straight-line basis over their estimated useful life, ranging from five to 26 years. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets. If there is a change to the estimated useful life assumption for any asset, the remaining unamortized balance is amortized prospectively over the revised estimated useful life.

Amortization expense for intangible assets was $32,699 and $43,482 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset or asset group to the carrying value of the asset or asset group. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There were no impairments of long-lived assets during the period from January 1, 2024 through September 29, 2024. During the year ended December 31, 2023, the Company recorded a $1,150 impairment on one of its lease contracts for a building the Company no longer expects to use. The impairment is included within Selling, general and administrative expenses in the Consolidated Statements of Operations.

Business Combinations

The Company accounts for business combinations under ASC 805 using the acquisition method of accounting to allocate costs of acquired businesses to the identifiable assets acquired (including intangible assets) and liabilities assumed based on their estimated fair values at the dates of acquisition. The total purchase consideration is generally measured as the fair value of the cash or non-cash assets transferred and equity instruments issued at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration is in excess of the fair value of the identifiable assets acquired net of liabilities assumed. The valuations of the assets acquired and liabilities assumed will impact future operating results. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of estimates and assumptions which may be significant, including assumptions with respect to future cash inflows and outflows, revenue growth rates and EBITDA margins, discount rates, and market multiples, among other items.

Fair value adjustments to the Company’s assets and liabilities are recognized and the results of operations of the acquired business are included within the consolidated financial statements from the effective date of the merger or acquisition. Costs incurred by the Company that are directly attributable to the acquisition are expensed within Selling, general and administrative expenses in the Consolidated Statements of Operations.

Goodwill and Other Intangible Assets

The Company does not amortize goodwill or intangible assets that are deemed to have indefinite useful lives. The Company reviews these assets at least annually for impairment on the first day of the fourth quarter.

Additionally, goodwill is also reviewed for possible impairment whenever changes in circumstances indicate that the fair value of a reporting unit is more likely than not below its carrying value.

The Company first assesses qualitative factors to determine whether events and circumstances indicate that it is necessary to perform a quantitative goodwill impairment test. In the quantitative goodwill impairment test, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Fair value of the reporting unit is determined using an income or market approach based on estimates of cash flows for each reporting unit, with those cash flows discounted to present value using rates commensurate with the risks associated with those cash flows. No impairment charge was recorded for the period from January 1, 2024 through September 29, 2024 or the year ended December 31, 2023.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Debt

Debt issuance costs represent legal and other direct costs related to the Company’s debt. Debt issuance costs are amortized to Interest expense, net in the Consolidated Statements of Operations using the effective interest method through maturity date of the instrument.

Fair Value Measurements and Financial Instruments

The Company measures certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and a fair value hierarchy based on the observability of inputs. The fair value hierarchy is as follows: Level 1 - Quoted prices for identical assets or liabilities in active markets; Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be derived from or corroborated by observable market data or by correlation or other means; and Level 3 - Significant unobservable inputs that reflect the Company’s best estimate of fair value from the perspective of a market participant.

Interest Rate Caps

The Company uses interest rate caps to limit exposure to variability in cash flows on certain floating-rate debt instruments should interest rates rise above a certain level. Interest rate caps have been designated by the Company as an economic hedge rather than an accounting hedge. Interest rate caps are recognized at fair value every reporting period. The changes in the fair value of the interest rate caps are reported as a component of Interest expense, net in the Consolidated Statements of Operations. Fair value of the interest rate caps is calculated using Level 2 inputs. See “Note 6. Debt” for further information.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The carrying amounts of these items, as well as trade accounts payable, approximate fair value due to the short-term maturity of these instruments.

The Company maintains its cash in bank accounts that, at times, exceeds federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk regarding cash. The Company’s three largest customers accounted for approximately 36% and 35% of revenue for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company elected to account for the tax effects of the global intangible low tax income provision as a current period expense. In addition, the Company releases the income tax effects of items recorded in AOCI using the aggregate portfolio approach.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

The Company records a benefit for uncertain tax positions in the financial statements only when it determines it is more likely than not that such a position will be sustained upon examination by taxing authorities based on the technical merits of the position. Unrecognized tax benefits represent the difference between the position taken in the tax return and the benefit reflected in the financial statements.

Equity-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), including certain receivables due from related parties, where recourse exists to the equity interests of the executive. The Company measures share-based awards at their grant date fair value and recognizes compensation expense over their requisite service period. Award forfeitures are accounted for as incurred at the time of the forfeiture. The fair value of each award is estimated on the date of grant using the Black-Scholes-Merton (“BSM”) option-pricing model. A number of assumptions are used to determine the fair value of awards granted. These include expected term, dividend yield, volatility of the awards and the risk-free interest rate. The Company has classified share-based compensation primarily within Selling, general and administrative expenses to correspond with the classification of employees that receive awards. See “Note 9. Members’ Equity” for further information.

Defined Contribution Plans

The Company sponsors defined contribution plans covering the majority of its employees. Company contributions vary depending on the date of hire, with the majority of employees being eligible for employer matching employee contributions. Employer contributions to the defined contribution plans were approximately $1,597 and $2,019 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Loss Contingencies

The Company is subject to environmental regulation by federal, state, and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. When the Company becomes aware of environmental risk, it performs a site study to ascertain the potential magnitude of contamination and the estimated cost of investigation and remediation. Environmental costs are accrued when it is probable that a liability has been incurred, and the amount can be reasonably estimated. If there is any change in the cost and/or timing of investigation and the remediation, the accrual is adjusted accordingly.

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings. The Company had not recognized any loss contingencies in the consolidated financial statements during the periods presented.

Foreign Currency Translation

The Company has certain operations outside the United States that prepare financial statements in currencies other than the U.S. dollar. For these operations, results of operations and cash flows are translated using the average exchange rate throughout the period. Assets and liabilities are generally translated at end of period rates. The gains and losses associated with these translation adjustments are included in Other comprehensive income within Members’ equity.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Gains and losses resulting from foreign currency transactions are included within Other expense, net in the Consolidated Statements of Operations. The Company recognized $626 and $669 in net foreign currency losses during the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”), an explanation of how the CODM uses the reported measure of segment profit or loss in assessing segment performance and deciding how to allocate resources, and disclosure of significant expenses regularly provided to the CODM that are included within the reported measure of segment profit or loss. The amendments of ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this standard retrospectively to all prior periods presented in the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this standard in 2023 on a prospective basis and the adoption of this accounting pronouncement did not have a material effect on the consolidated financial statements.

Recent Accounting Pronouncements Yet to be Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement (Topic 220): Disaggregation of Income Statement Expenses”, which requires additional disclosures of certain amounts included in the expense captions presented on a company’s income statement as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

In March 2024, the FASB issued ASU 2024-01, “Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards”, which clarifies how an entity determines whether a profits interest or similar award is within the scope of ASC 718, “Stock Compensation”. It applies to all entities that account for profit interest awards as compensation to employees or non-employees in return for goods or services. The amendments in this update are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Management does not believe the adoption of ASU 2024-01 will have a material impact on the accompanying financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, to enhance the transparency and decision usefulness of income tax disclosures primarily related to the tax rate reconciliation and income taxes paid information. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. The amendments should be applied on a prospective basis. Early adoption and retrospective application are permitted. Management does not believe the adoption of ASU 2023-09 will have a material impact on the accompanying financial statements and disclosures.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Note 3. Business Combinations

On March 7, 2023, the Company entered into a transaction to acquire 100% equity interest in Legacy Technologies, LLC (“Legacy”), which designs and manufactures glass to metal hermetic seal connectors and hi-reliability quartz crystal holders (the “LTI Acquisition”). In addition to other factors, the acquisition was completed to expand and complement the markets served by the Company.

The total consideration was funded by debt proceeds of $6,445, rollover equity of $65 and cash of approximately $8,537. There was an additional $570 of transaction and debt issuance costs funded by debt proceeds. The Company accounted for the LTI Acquisition using the acquisition method of accounting, which requires, among other things, assets acquired and liabilities assumed to be recognized at their estimated fair values as of the acquisition date.

The following table summarizes the purchase price allocation to the underlying assets acquired and liabilities assumed based on their fair values at the acquisition date:

Estimated Fair Value
Cash and cash equivalents	$1,378
Accounts receivable	1,157
Inventories	2,523
Prepaid expenses and other current assets	67
Property, plant and equipment	642
Intangible assets	8,800
Goodwill	2,068
Operating lease right-of-use assets	925
Total assets acquired	17,560
Accounts payable	124
Operating lease liabilities, current	151
Accrued expenses and other current liabilities	1,464
Operating lease liabilities, noncurrent	774
Total liabilities assumed	2,513
Net assets and liabilities	$15,047

The excess of the consideration over the fair value of the net assets acquired was allocated to goodwill. Goodwill was primarily attributable to synergies and economies of scale expected from combining the operations of the Company and Legacy. The goodwill recognized was tax deductible.

Transaction expenses paid by the Company in connection with the LTI Acquisition amounted to $466 for the year ended December 31, 2023 and are included within Selling, general and administrative expenses in the Consolidated Statements of Operations.

Note 4. Revenue

The Company disaggregates revenue based on the method of measuring satisfaction of the performance obligation either at a point in time or over time. Additionally, the Company disaggregates revenue based on the end market where products and services are transferred to the customer. The Company’s principal operating segment and related revenue is discussed in “Note 5. Segment Information.”

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Disaggregation of Revenue

Disaggregated revenue satisfied at a point in time and over time was as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Satisfied at a point in time	$227,721	$301,069
Satisfied over time	23,740	27,700
Total revenue	$251,461	$328,769

Disaggregated revenue by end market was as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Defense and Space	$168,959	$216,009
Industrial Technology	79,821	110,264
Commercial Aerospace	2,681	2,496
Total revenue	$251,461	$328,769

Revenue by Geography

Revenue from external customers by geographic area based on the location of the customer was as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
United States	$200,117	$262,822
All other countries	51,344	65,947
Total revenue	$251,461	$328,769

Note 5. Segment Information

The Company has one reportable segment. The Company’s segment reporting structure is consistent with how the CODM reviews the business, makes investing and resource decisions and assesses operating performance.

The Company’s CODM is its Chief Executive Officer. The CODM evaluates segment performance and allocates resources to it based on segment earnings before interest, taxes, depreciation and amortization adjusted for other non-cash or non-recurring items

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

(“Segment Adjusted EBITDA”) that management believes are not reflective of the Company’s ongoing core operations. The CODM uses Segment Adjusted EBITDA to evaluate operating performance, review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. The Company defines Segment Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain non-core, non-operating, non-recurring, or non-cash items, including transaction and other deal related expenses, acquisition and integration costs, restructuring costs for restructuring programs, refinancing costs, and non-cash share-based compensation expenses. In addition, the CODM receives Cost of revenue, Selling, general and administrative expenses, Capital expenditures, and assets of its segment regularly to monitor cash flow and asset needs.

The following table provides a reconciliation of the Company’s Segment Adjusted EBITDA to Net loss before income taxes:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Revenue	$251,461	$328,769
Significant segment expenses:
Segment cost of revenue (1)	138,536	192,417
Segment selling, general and administrative expenses (2)	30,249	39,280
Other segment items (3)	464	888
Segment Adjusted EBITDA	82,212	96,184
Interest expense, net	63,791	84,605
Depreciation and amortization	39,718	53,993
Acquisition and integration costs	556	4,685
Restructuring costs	1,079	3,196
Transaction and other deal related expenses	—	1,430
Share-based compensation expense	1,752	3,094
Refinancing costs	47	63
Other non-recurring adjustments	(82)	1,256
Net loss before income taxes	$(24,649)	$(56,138)

(1)
Represents cost of revenue adjusted to exclude depreciation and amortization.
(2)
Represents selling, general and administrative expenses adjusted to exclude depreciation, transaction and other deal related expenses, acquisition and integration costs, restructuring related costs and non-cash share-based compensation expense.
(3)
Represents other income and expense.

Note 6. Debt

Credit Facility

In November 2022, the Company entered into a credit agreement (“Credit Facility”), which consisted of a $606,000 term loan due November 2, 2029, a delayed draw term loan (“DDTL”) with a borrowing capacity of $159,000 due November 2, 2029 and a revolving line of credit with a borrowing capacity of $60,000 (“Revolver”). The Credit Facility is secured by substantially all the assets of Connector TopCo, L.P. and its subsidiaries and contains various financial and non-financial covenants.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

The term loan requires principal payments of 1.0% per annum of the original principal balance with the remaining balance due November 2, 2029. Interest rates on the Credit Agreement are 7% plus SOFR for the term loan and delayed draw term loan and 3.5% plus SOFR for the revolving line of credit. The effective interest rate was 11.5% for September 29, 2024.

In February 2023, in connection with the LTI Acquisition (see “Note 3. Business Combinations”) the Company drew $7,000 on the DDTL.

In June 2024, the Company entered into an amendment to the Credit Facility whereby the Company increased the revolving line of credit borrowing by $35,000 to $95,000. Commitment fees totaled $1,353 and $1,700 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively, and are included within Interest expense, net in the Consolidated Statements of Operations.

Interest Rate Caps

In January 2023, the Company entered into an interest rate cap agreement as an economic hedge to the Company’s floating rate debt agreement, described above. The interest rate cap has a cap rate of 5.0% and notional amount of $448,819 as of September 29, 2024. In May 2023, the Company amended and restated that agreement. The agreement has a termination date of February 2, 2026. For the period from January 1, 2024 through September 29, 2024, and the year ended December 31, 2023, the Company recorded a loss of $1,182 and $2,169, respectively, due to the change in fair value of the interest rate cap, which is included within Interest expense, net in the Consolidated Statements of Operations.

Note 7. Leases

The Company’s operating leases consist of rent commitments under various leases for office space, warehouses, land and buildings. The terms of most of these leases are in the range of three to eight years. Certain of the Company’s leases include one or more options to extend the lease for periods ranging from one to ten years.

The components of lease cost were as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Operating lease cost	$3,684	$4,889
Variable lease cost	246	764
Total lease expense	$3,930	$5,653

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Supplemental consolidated cash flow information related to leases for the periods presented were as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Cash paid for amounts included in measurement of operating lease liabilities	$3,765	$4,769
ROU assets obtained in exchange for operating lease liabilities	$1,740	$1,364

Note 8. Income Taxes

The components of net loss before income taxes were as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Domestic operations	$(33,781)	$(63,351)
Foreign operations	9,132	7,213
Net loss before income taxes	$(24,649)	$(56,138)

The components of income tax benefit were as follows:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Current:
Federal	$3,857	$3,117
State	1,650	1,743
Foreign	2,329	3,416
Total current	7,836	8,276
Deferred:
Federal	(10,792)	(16,580)
State	(1,732)	(2,644)
Foreign	(129)	(366)
Total deferred	(12,653)	(19,590)
Income tax benefit	$(4,817)	$(11,314)

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

The following table details how income tax expense (benefit) differs from that computed at the federal statutory corporate tax rate:

	Period from January 1, 2024 through September 29, 2024	Year Ended December 31, 2023
Income tax at federal statutory rate	$(5,176)	$(11,789)
Increases (decreases) in tax resulting from:
Foreign rate differential	432	1,570
State, net of federal benefit	(183)	(1,267)
U.S. impact of double taxation on foreign branches	1,918	1,515
Foreign tax credit	(1,937)	(2,438)
Other	129	1,095
Income tax benefit	$(4,817)	$(11,314)

The effective tax rate was 19.5% and 20.2%, for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively. For the period from January 1, 2024 through September 29, 2024, and year ended December 31, 2023, the Company’s effective tax rate differed from the United States federal statutory rate of 21% primarily due to state taxes, foreign tax credits, and U.S. impact of double taxation of foreign branches.

A valuation allowance is required to be established unless it is determined it is more likely than not that the Company will ultimately utilize the tax benefit associated with a deferred tax asset. Valuation allowances increased by $241 and was nil for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively. As of September 29, 2024, the Company had no federal and state valuation allowances and $241 of foreign valuation allowances. As of December 31, 2023, the Company had no federal and state valuation allowances and no foreign valuation allowances.

The Company may be audited by the Internal Revenue Service, various state tax authorities, and other foreign jurisdictions for varying periods, but generally back to and including 2017. Disputes may arise with these tax authorities involving issues of the timing and amount of deductions and allocations of income and expenses among various tax jurisdictions because of differing interpretations of tax laws and regulations. The Company evaluates its exposures associated with the tax filing positions and, while it believes its positions comply with applicable laws, may record liabilities based upon estimates of the ultimate outcome of these matters and the guidance provided in ASC 740. The Company has not recorded any unrecognized tax benefits during the period from January 1, 2024 to September 29, 2024 or the year ended December 31, 2023.

Note 9. Members’ Equity

The Company’s outstanding units consist of Class A-1 Units and Class A-2 Units (collectively, “Class A Units”), Class B Units (incentive units), and Growth Participation Units (equivalent Class B Units). Class A Units are considered preferred units and have one vote per unit. In the event of distributions, liquidation, dissolution or winding up of the Company, the holders of Class A Units have preference to any distribution over the holders of any other units whereby the Class A Unit holders are entitled to receive an amount equal to their original investments.

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

As of September 29, 2024, the Company had 76,013,579 Class A Units issued and outstanding and 6,958,670 Class B Units have been reserved for issuance under the equity-based compensation plans available to certain employees and non-employee service providers.

Management Equity Plan

The Company established the Management Equity Plan (“ME Plan”) under which the Board of Directors has the authority to grant Management Incentive Units (“MIUs”). The ME Plan was established to provide the participants incentive compensation via an equity award of Class B Units. The awards are intended to be “profits interests” under IRS regulations.

Once vested, each MIU provides the holder with a right to share in the distribution preferences of the Company once the Class A Unit holders have received cumulative distributions greater than a predetermined participation threshold. Certain MIUs are subject to time vesting, ratably over a defined term (the “time-based vesting MIUs”). The remaining MIUs vest only upon the occurrence of a liquidity event and the Company’s investors realizing a return based upon a multiple of their original investment (the “performance-based vesting MIUs”). For these MIUs, in order to be eligible for distributions both time and performance vesting conditions must be met.

The MIUs have been accounted for as an equity award under ASC 718. Compensation cost is recognized over the service condition period for the time-vesting tranche or when it is probable that the performance condition will be met for the performance-vesting tranche.

The following table summarizes the MIU activity:

	Units	Weighted- average grant date fair value
Unvested MIUs as of January 1, 2023	1,097,982	$1.56
Granted	4,825,557	2.84
Vested	(721,031)	4.28
Forfeited	(20,000)	3.02
Unvested MIUs as of December 31, 2023	5,182,508	$2.37
Granted	400,000	2.78
Vested	(697,031)	2.67
Forfeited	(22,500)	3.27
Unvested MIUs as of September 29, 2024	4,862,977	$2.35

The Company utilizes BSM option-pricing model to estimate the grant date fair value of the MIUs. Key assumptions in the ME Plan described above used in the determination of the grant date fair value are summarized as follows:

Expected annual dividend	0.0%
Expected volatility rate	34% - 55%
Risk-free rate of return	2.7% - 4.3%
Expected term (years)	4.5 - 5.0
Discount for lack of marketability	27.4% - 31.8%

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

The risk-free interest rates used are based upon the 5-year U.S. treasury rate. Expected volatility is based upon historical volatility for publicly traded companies in the same industry sector as the Company. Expected term represents the period of time that MIUs are expected to be outstanding.

For the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, the Company recognized $1,752 and $3,094, respectively, in stock-based compensation expense related to time-based MIUs. No expense was recognized for performance-based MIUs as the performance condition was not deemed probable for the period from January 1, 2024 through September 29, 2024 or the year ended December 31, 2023.

Growth Participation Plan

During 2023, the Company established the Growth Participation Plan (the “GP Plan”) under which the Board of Directors has the authority to grant Growth Participation Units (“GPUs”) to employees. The GPUs expire on the earlier of the employee’s termination or the tenth anniversary of the grant date. Ten GPUs are equivalent to one Class B Unit. Each GPU provides the holder with a right to receive cash distributions upon a liquidity event once the Class A Unit holders have received cumulative distributions equal to or greater than two times their original capital contributions. The GPUs have been accounted for as an equity award under ASC 718. Compensation cost is only recognized when it is probable that the vesting conditions will be met. Compensation expense has not been recognized for the period from January 1, 2024 through September 29, 2024 or the year ended December 31, 2023.

The following table summarizes the GPU activity:

	Units	Weighted- average grant date fair value
Unvested GPUs as of January 1, 2023	—	$—
Granted	27,155,000	0.28
Vested	—	—
Forfeited	—	—
Unvested GPUs as of December 31, 2023	27,155,000	$0.28
Granted	6,164,000	0.28
Vested	—	—
Forfeited	(3,265,000)	0.28
Unvested GPUs as of September 29, 2024	30,054,000	$0.28

The Company utilizes the BSM option-pricing model to estimate the grant date fair value of the GPUs. Key assumptions in the GP Plan described above used in the determination of the grant date fair value are summarized as follows:

Expected annual dividend	0.0%
Expected volatility rate	34% - 55%
Risk-free rate of return	2.7% - 4.3%
Expected term (years)	4.5 - 5.0
Discount for lack of marketability	27.4% - 31.8%

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

The risk-free interest rates used are based upon the 5-year US Treasury rate. Expected volatility is based upon historical volatility for publicly traded companies in the same industry sector as the Company. Expected term represents the period of time that GPUs are expected to be outstanding.

Note 10. Related Party Transactions

Consulting and Advisory Agreements

The Company has consulting and advisory agreements with Arcline Arxis Advisory I, L.P. (“Arcline”), an affiliate of its majority shareholder. The agreements expire upon the mutual agreement of Arcline and the Company. For the period from January 1, 2024 through September 29, 2024, the Company incurred $529 and paid $901 for advisory and consulting services and expense reimbursements. For the year ended December 31, 2023, the Company incurred $580 and paid $197 for advisory and consulting services and expense reimbursements.

Leases

The Company leases certain facilities and transportation equipment from related parties. Total related party lease payments totaled approximately $1,473 and $1,608 for the period from January 1, 2024 through September 29, 2024 and the year ended December 31, 2023, respectively.

Receivables due from Related Parties

During the period from January 1, 2024 through September 29, 2024, the Company entered into notes receivable with certain executives of the Company totaling $7,500. The notes are interest-bearing at the long-term applicable federal rate as of the date of issuance. The notes mature in ten years from the date of issuance, or earlier under certain triggering events, with outstanding principal and interest due at that time. The notes are secured with recourse to the equity interests of the respective executive. The notes are recorded within Members’ equity.

Note 11. Subsequent Events

The Company evaluated events occurring after the date of the consolidated financial statements to consider whether the impact of such events needs to be reflected or disclosed in the consolidated financial statements. Such evaluation was performed through the date the consolidated financial statements are available for issuance, which was November 24, 2025.

On July 4, 2025, the President signed H.R. 1, the “One Big Beautiful Bill Act,” into law. The legislation includes several changes to federal tax law that generally allow for more favorable deductibility of certain business expenses beginning in 2025, including the restoration of immediate expensing of domestic research and development expenditures, reinstatement of 100% bonus depreciation, and more favorable rules for determining the limitation on business interest expense. These changes were not reflected in the income tax provision for the period ended December 31, 2024, as enactment occurred after the balance sheet date. The Company is in the process of evaluating the impacts, if any, on its financial statements in future periods.

Credit Agreement

On February 26, 2025, the Company entered into a credit agreement (the “2025 Credit Agreement”) refinancing its outstanding Credit Agreement. The Company entered into the 2025 Credit Agreement with co-borrowers of Integrated Polymer Solutions, Inc., Quantic Corporate Holdings, Inc., Qnnect, LLC, and Kaman Corporation which are related parties. The 2025 Credit Agreement includes an aggregate term loan of $2,650,000 with a maturity date of February 26, 2032 and an aggregate revolving credit facility of $400,000 with a maturity date of February 26, 2030. Under the terms of the 2025 Credit Agreement, the

Connector TopCo, L.P.
Notes to Consolidated Statements

(in thousands unless otherwise stated)

Company also has available $250,000 delayed draw commitments for future acquisitions and funding general corporate needs. The Company incurred costs of $10,253 in connection with the debt refinancing. The proceeds from the 2025 Credit Agreement term loan were used to repay all the third-party debt.

The term loan is due and payable in quarterly principal and interest payments and is adjusted based on new advances and the applicable interest rate. The Company’s initial principal payment was due on September 30, 2025. The 2025 Credit Agreement bears interest at SOFR or a base rate, as defined and at the Company’s election, plus an applicable interest rate. Interest is payable quarterly and the first payment was due on May 31, 2025. The 2025 Credit Agreement includes financial covenants effective beginning June 30, 2025.

13,351,964 Shares

Class A Common Stock

Prospectus

October 13, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Estimated expenses, other than underwriting discounts and commissions, of this offering are as follows:

SEC registration fee	$54,132
Transfer agent and registrar fees and expenses	10,000
Printing fees and expenses	65,000
Legal fees and expenses	500,000
Accounting expenses	100,000
Miscellaneous expenses	—
Total	$729,132

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for (i) a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our stockholders, (ii) a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit and (v) an officer in any action by or in the right of the corporation. Our Certificate of Incorporation provides for exculpation of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act:

•
In connection with the Reorganization, we issued (i) 23,082,950 shares of Class A common stock and 340,676,783 shares of Class B common stock to the holders of Class A units and vested MIUs, GPUs and VCBs of the Arxis Businesses, of which 906,201 shares of Class A common stock were withheld by us at the IPO price to satisfy such recipients’ resulting tax remittance obligations that were paid by us, and (ii) 10,547,575 restricted shares of, or restricted stock units with respect to Class A common stock to holders of unvested MIUs, GPUs and VCBs of the Arxis Businesses. In addition, we entered into the amended and restated advisory and consulting services agreement with Arcline Arxis Advisory I, L.P., pursuant to which we issued one share of convertible common stock to Arcline Arxis Advisory I, L.P. The aforementioned issuances of common stock were made pursuant to the exemption from registration provided under Section 4(a)(2) under the Securities Act.
•
In connection with the Purchase Agreement by and among Arxis, Orion Merger Sub, Inc., a Minnesota corporation, Omnetics Connector Corporation, a Minnesota corporation (“Omnetics”), and Gary Jacobs, an individual resident of the State of Minnesota, solely in his capacity as a representative of the shareholders of Omnetics, we have issued 13,351,964 shares of our Class A common stock in consideration for the merger, on August 17, 2026.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

The following documents are filed as part of this registration statement:

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
3.1#	Amended and Restated Certificate of Incorporation of Arxis, Inc.	8-K	3.1	April 17, 2026
3.2#	Amended and Restated Bylaws of Arxis, Inc.	8-K	3.2	April 17, 2026
5.1	Opinion of Davis Polk & Wardwell LLP, as filed herewith
10.1.1#†	Credit Agreement, dated as of February 26, 2025, among Kaman Corporation, Quantic Electronics, LLC, Quantic Corporate Holdings, Inc., Qnnect, LLC, Sanders Industries Holdings, Inc., Ovation Parent, Inc., Hawkeye MidCo, LLC, Connector Intermediate HoldCo, LLC, SI Intermediate Holdings, Inc., the lenders from time to time party thereto, the L/C issuers party thereto and Citibank, N.A., as administrative agent and collateral agent	S-1	10.1	March 24, 2026
10.1.2#	First Amendment to Credit Agreement, dated as of June 16, 2026, among Kaman Corporation, Quantic Electronics, LLC, Quantic Corporate Holdings, Inc., Qnnect, LLC, and Sanders Industries Holdings, Inc., Ovation Parent Inc., Hawkeye MidCo, LLC, Connector Intermediate HoldCo, LLC, and SI Intermediate Holdings, Inc., the lenders from time to time party thereto, the L/C issuers party thereto and Citibank, N.A. as administrative agent, collateral agent and fronting bank	10-Q	2.2	July 30, 2026
10.2#†	Security Agreement, dated as of February 26, 2025, among Kaman Corporation, Quantic Electronics, LLC, Quantic Corporate Holdings, Inc., Qnnect, LLC, Sanders Industries Holdings, Inc., Ovation Parent, Inc., Hawkeye MidCo, LLC, Connector Intermediate HoldCo, LLC, SI Intermediate Holdings, Inc., the other grantors from time to time party thereto and Citibank, N.A., as collateral agent	S-1	10.2	March 24, 2026
10.3#†	Holdings Guaranty, dated as of February 26, 2025, among Ovation Parent, Inc., Hawkeye MidCo, LLC, Connector Intermediate HoldCo, LLC, SI Intermediate Holdings, Inc. and Citibank, N.A., as administrative agent	S-1	10.3	March 24, 2026
10.4#	Stockholders Agreement, dated as of April 16, 2026, by and between Arxis, Inc. and the investors party thereto	8-K	10.2	April 17, 2026
10.5#	Registration Rights Agreement, dated as of April 16, 2026, by and between Arxis, Inc. and the investors party thereto	8-K	10.3	April 17, 2026
10.6#	Amended and Restated Advisory and Consulting Services Agreement, dated as of April 16, 2026, by and between Arxis, Inc. and Arcline Arxis Advisory I, L.P.	8-K	10.4	April 17, 2026
10.7#	Convertible-Related Tax Receivable Agreement, dated as of April 16, 2026, by and between Arxis, Inc. and Arcline Arxis Advisory I, L.P.	8-K	10.5	April 17, 2026
10.8#§	Form of Indemnification Agreement	S-1	10.8	March 24, 2026
10.9#§	Arxis, Inc. 2026 Omnibus Incentive Plan	S-8	99.1	April 16, 2026
10.10#§	Form of Restricted Stock Agreement (MIUs) under the Arxis, Inc. 2026 Omnibus Incentive Plan	S-1/A	10.10	April 8, 2026
10.11#§	Form of Restricted Stock Unit Agreement (VCBs/GPUs) under the Arxis, Inc. 2026 Omnibus Incentive Plan	S-1/A	10.11	April 8, 2026
10.12#§	Executive Employment Agreement dated as of April 6, 2026, by and between Kevin Perhamus and Arxis, Inc.	S-1/A	10.12	April 8, 2026

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.13#§	Executive Employment Agreement dated as of April 6, 2026, by and between Azad Badakhsh and Arxis, Inc.	S-1/A	10.13	April 8, 2026
10.14#§	Executive Employment Agreement dated as of April 6, 2026, by and between Jennifer Allen and Arxis, Inc.	S-1/A	10.14	April 8, 2026
10.15#§	Executive Employment Agreement dated as of April 6, 2026, by and between Jason Roth and Arxis, Inc.	S-1/A	10.15	April 8, 2026
10.16#§	Executive Employment Agreement dated as of April 6, 2026, by and between Ross Sealfon and Arxis, Inc.	S-1/A	10.16	April 8, 2026
10.17#§	Arxis, Inc. 2026 Employee Stock Purchase Plan	S-8	99.2	April 16, 2026
10.18#§	Arxis, Inc. Executive Annual Incentive Plan	S-1/A	10.18	April 10, 2026
10.19#§	Convertible Common Award Agreement, dated as of April 16, 2026, by and between Arxis, Inc. and Arcline Arxis Advisory I, L.P.	8-K	10.6	April 17, 2026
10.20#	Reorganization Agreement, dated as of April 16, 2026, by and among Arxis, Inc. and the parties thereto	8-K	10.1	April 17, 2026
10.21#	Agreement and Plan of Merger, dated May 29, 2026, by and among Arxis, Inc., OrionMerger Sub, Inc., Omnetics Connector Corporation, and Gary Jacobs	8-K	2.1	June 2, 2026
16.1#	Letter Regarding Change in Accountants	S-1	16.1	March 24, 2026
21.1	List of subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of RSM US LLP
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1	Powers of attorney (included on signature page to the registration statement)
107	Filing fee table

# Previously filed.

† Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the SEC upon request.

§ Indicates a management contract or compensatory plan.

Financial Statements Schedules

Schedule II - Valuation and Qualifying Accounts.

Financial statement schedules other than the one listed have been omitted because they are not required or are not applicable, or the information is otherwise set forth in the combined financial statements and related notes thereto.

Item 17. Undertakings

The undersigned hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomfield, Connecticut, on October 13, 2026.

Arxis, Inc.
By:	/s/ Kevin Perhamus
	Name:	Kevin Perhamus
	Title:	President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Kevin Perhamus, Azad Badakhsh and Jennifer Allen, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on October 13, 2026 in the capacities indicated:

/s/ Kevin Perhamus	President, Chief Executive Officer and Director
Kevin Perhamus	(principal executive officer)
/s/ Azad Badakhsh	Chief Financial Officer and Treasurer
Azad Badakhsh	(principal financial officer)
/s/ Ryan Jankowski	Chief Accounting Officer
Ryan Jankowski	(principal accounting officer)
/s/ Rajeev Amara	Chairman and Director
Rajeev Amara
/s/ Shyam Ravindran	Director
Shyam Ravindran
/s/ Patrick Allen	Director
Patrick Allen
/s/ Stephen Oetgen	Director
Stephen Oetgen